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As filed with the Securities and Exchange Commission on August 27, 2015

Registration No. 333-205004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Crestwood Equity Partners LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5960 (Primary standard industrial classification code number)	43-1918951 (I.R.S. Employer Identification Number)

700 Louisiana Street, Suite 2550
Houston, Texas 77002
(832) 519-2200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert T. Halpin
700 Louisiana Street
Suite 2550
Houston, Texas 77002
(832) 519-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
G. Michael O'Leary, Jr. Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, Texas 77002 (713) 220-4200	Gislar R. Donnenberg Paul Hastings LLP 600 Travis Street, 58th Floor Houston, Texas 77002 (713) 860-7300	David F. Taylor Locke Lord LLP 600 Travis Street, Suite 2800 Houston, Texas 77002 (713) 226-1200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective and upon consummation of the merger described in the enclosed proxy statement/prospectus.

           If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Crestwood Equity Partners LP may not distribute or issue the securities being registered pursuant to this registration statement until the registration statement, as filed with the Securities and Exchange Commission (of which this preliminary proxy statement/prospectus is a part), is effective. This preliminary proxy statement/prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED August 27, 2015

Dear Crestwood Midstream Partners LP Unitholders:

          On May 5, 2015, Crestwood Equity Partners LP ("CEQP"), Crestwood Equity GP LLC ("Equity GP"), which is the general partner of CEQP, CEQP ST SUB LLC, which is a wholly-owned subsidiary of CEQP ("MergerCo"), MGP GP, LLC ("MGP GP"), which is a wholly-owned subsidiary of CEQP, Crestwood Midstream Holdings LP ("Midstream Holdings"), Crestwood Midstream Partners LP ("Midstream"), Crestwood Midstream GP LLC ("Midstream GP"), which is the general partner of Midstream, and Crestwood Gas Services GP LLC ("CGS"), which is a wholly-owned subsidiary of Midstream GP, entered into an Agreement and Plan of Merger (the "merger agreement"). Pursuant to the merger agreement, MergerCo, Midstream Holdings and MGP GP will merge with and into Midstream (the "merger"), with Midstream surviving the merger as an indirect wholly-owned subsidiary of CEQP. Immediately following the effective time of the merger (the "effective time"), each issued and outstanding common unit representing a common limited partner interest of Midstream (collectively, the "Midstream common units"), except for any Midstream common units owned by CEQP, CGS or their respective subsidiaries, will be converted into the right to receive 2.75 common units representing limited partner interests in CEQP (the "CEQP common units") and each issued and outstanding unit representing preferred limited partner interests in Midstream (the "Midstream preferred units", and together with the Midstream common units, the "Midstream units"), except for any Midstream preferred units owned by CEQP or its subsidiaries, will be converted into the right to receive 2.75 preferred units representing limited partner interests in CEQP (the "CEQP preferred units"). No fractional CEQP common units or fractional CEQP preferred units will be issued in the merger, and holders of Midstream common units and Midstream preferred units will, instead, receive cash in lieu of fractional units, if any.

          Pursuant to the merger agreement and Midstream's partnership agreement, a majority of the outstanding Midstream common units and Midstream preferred units (voting on an "as if converted" basis) voting together as a single class must vote in favor of the proposal in order for it to be approved. In connection with the merger agreement, CEQP entered into (i) a support agreement by and among CEQP, Midstream and CGS, pursuant to which, CEQP, which directly owns 7,137,841 Midstream common units, and CGS, which directly owns 21,597 Midstream common units, agreed to vote their respective Midstream common units in favor of the adoption of the merger agreement at any meeting of Midstream unitholders and (ii) a support agreement by and among CEQP, Midstream, Crestwood Holdings LLC, a Delaware limited liability company ("Holdings") and Crestwood Gas Services Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdings ("CGS LLC,") pursuant to which, Holdings, which directly owns 2,497,071 Midstream common units, and CGS LLC, which directly owns 18,339,314 Midstream common units, agreed to vote their respective Midstream common units in favor of the adoption of the merger agreement at any meeting of Midstream unitholders. Pursuant to (i) a letter agreement regarding change of control election by and among CEQP, Midstream, CGS and GE Structured Finance, Inc. ("GE"), (ii) a letter agreement regarding change of control election by and among CEQP, Midstream, CGS and GSO COF II Holdings Partners LP ("GSO") and (iii) a letter agreement regarding change of control election by and among CEQP, Midstream, CGS, Magnetar Financial LLC ("Magnetar") and the preferred holders named therein (the "Magnetar preferred holders," and collectively with GE and GSO, the "preferred holders"), subject to the terms and conditions set forth in such letter agreements, each preferred holder expressed an intention to support the merger and agreed to elect to have all of the Midstream preferred units held of record by such preferred holder exchanged for CEQP preferred units upon the consummation of the merger in accordance with the terms of the merger agreement. Midstream has scheduled a special meeting of its unitholders to vote on the merger agreement and the merger on September 30, 2015 at 10:00 a.m., local time, at 700 Louisiana Street, Suite 2550, Houston, Texas 77002. Regardless of the number of units you own or whether you plan to attend the meeting, it is important that your units be represented and voted at the meeting. Voting instructions are set forth inside this proxy statement/prospectus.

          The Conflicts Committee ("Midstream Conflicts Committee") of the Board of Directors of Midstream GP (the "Midstream Board") has determined unanimously that the merger agreement and the transactions contemplated thereby are advisable, fair and reasonable to and in the best interests of Midstream and the Midstream unaffiliated unitholders, and it approved the merger agreement, the execution, delivery and performance by Midstream of the merger agreement and the transactions contemplated thereby, which constituted "Special Approval" under Midstream's partnership agreement. The Midstream Conflicts Committee also recommended that the Midstream Board approve the merger agreement, the execution, delivery and performance by Midstream of the merger agreement and the transactions contemplated thereby. The Midstream Board has determined unanimously that the merger agreement and the transactions contemplated thereby are fair and reasonable to and in the best interests of Midstream and the holders of Midstream units, approved the merger agreement, the execution, delivery and performance by Midstream of the merger agreement and the transactions contemplated thereby, directed that the merger agreement be submitted to the Midstream unitholders for approval at a special meeting of such unitholders for the purpose of approving the merger agreement and the merger and recommended that the holders of Midstream units approve the merger agreement and the merger and approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting.

          This proxy statement/prospectus provides you with detailed information about the proposed merger and related matters. Midstream encourages you to read the entire document carefully. In particular, please read "Risk Factors" beginning on page 30 of this proxy statement/prospectus for a discussion of risks relevant to the merger and CEQP's business following the merger.

          CEQP's common units are listed on the New York Stock Exchange ("NYSE") under the symbol "CEQP," and Midstream's common units are listed on the NYSE under the symbol "CMLP." The last reported sale price of CEQP's common units on the NYSE on August 26, 2015 was $2.67. The last reported sale price of Midstream common units on the NYSE on August 26, 2015 was $7.13.

Robert G. Phillips
 President and Chief Executive Officer
Crestwood Midstream GP, LLC

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or has determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

          All information in this document concerning CEQP has been furnished by CEQP. All information in this document concerning Midstream has been furnished by Midstream. CEQP has represented to Midstream, and Midstream has represented to CEQP, that the information furnished by and concerning it is true and correct in all material respects.

          This proxy statement/prospectus is dated August 28, 2015 and is being first mailed to Midstream unitholders on or about September 1, 2015.

Houston, Texas
August 28, 2015

Notice of Special Meeting of Unitholders

To the Unitholders of Crestwood Midstream Partners LP:

        A special meeting of unitholders of Crestwood Midstream Partners LP ("Midstream") will be held on September 30, 2015, at 10:00 a.m., local time, at 700 Louisiana Street, Suite 2550, Houston, Texas 77002, for the following purposes:

  •
  To consider and vote upon the approval of the Agreement and Plan of Merger dated as of May 5, 2015, by and among Crestwood Equity Partners LP ("CEQP"), Crestwood Equity GP LLC ("Equity GP"), CEQP ST SUB LLC ("MergerCo"), MGP GP, LLC ("MGP GP"), Crestwood Midstream Holdings LP ("Midstream Holdings"), Midstream, Crestwood Midstream GP LLC ("Midstream GP"), and Crestwood Gas Services GP LLC ("CGS"), as it may be amended from time to time (the "merger agreement"), and the merger contemplated by the merger agreement (the "merger"); and

  •
  To consider and vote upon the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting.

  •
  To transact such other business as may properly be presented at the meeting or any adjournments or postponements of the meeting.

        Pursuant to the merger agreement and Midstream's partnership agreement, a majority of the outstanding common units representing limited partner interests in Midstream (the "Midstream common units") and the outstanding preferred units representing preferred limited partner interests in Midstream (the "Midstream preferred units," and together with the Midstream common units, the "Midstream units") (voting on an "as if converted" basis"), voting together as a single class, must vote in favor of the proposal in order for it to be approved. Failures to vote, abstentions and broker non-votes will have the same effect as a vote against the proposal for purposes of the vote by the Midstream unitholders required under the merger agreement and Midstream's partnership agreement.

        In connection with the merger agreement, CEQP entered into (i) a support agreement by and among CEQP, Midstream and CGS, pursuant to which, CEQP, which directly owns 7,137,841 Midstream common units, and CGS, which directly owns 21,597 Midstream common units, agreed to vote their respective Midstream common units in favor of the adoption of the merger agreement at any meeting of Midstream unitholders and (ii) a support agreement by and among CEQP, Midstream, Crestwood Holdings LLC, a Delaware limited liability company ("Holdings") and Crestwood Gas Services Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdings ("CGS LLC,") pursuant to which, Holdings, which directly owns 2,497,071 Midstream common units, and CGS LLC, which directly owns 18,339,314 Midstream common units, agreed to vote their respective Midstream common units in favor of the adoption of the merger agreement at any meeting of Midstream unitholders. Pursuant to (i) a letter agreement regarding change of control election by and among CEQP, Midstream, CGS and GE Structured Finance, Inc. ("GE"), (ii) a letter agreement regarding change of control election by and among CEQP, Midstream, CGS and GSO COF II Holdings Partners LP ("GSO") and (iii) a letter agreement regarding change of control election by and among CEQP, Midstream, CGS, Magnetar Financial LLC ("Magnetar") and the preferred holders named therein (the "Magnetar preferred holders," and collectively with GE and GSO, the "preferred holders"), subject to the terms and conditions set forth in such letter agreements, each preferred holder expressed an intention to support the merger and agreed to elect to have all of the Midstream preferred units held of record by such preferred holder exchanged for CEQP preferred units upon the consummation of the merger in accordance with the terms of the merger agreement.

        The Conflicts Committee ("Midstream Conflicts Committee") of the Board of Directors of Midstream GP (the "Midstream Board") has determined unanimously that the merger agreement and the transactions contemplated thereby are advisable, fair and reasonable to and in the best interests of Midstream and the Midstream unaffiliated unitholders, and it approved the merger agreement, the execution, delivery and performance by Midstream of the merger agreement and the transactions contemplated thereby, which constituted "Special Approval" under Midstream's partnership agreement. The Midstream Conflicts Committee also recommended that the Midstream Board approve the merger agreement, the execution, delivery and performance by Midstream of the merger agreement and the transactions contemplated thereby. The Midstream Board has determined unanimously that the merger agreement and the transactions contemplated thereby are fair and reasonable to and in the best interests of Midstream and the holders of Midstream units, approved the merger agreement, the execution, delivery and performance by Midstream of the merger agreement and the transactions contemplated thereby, directed that the merger agreement be submitted to the Midstream unitholders for approval at a meeting of such unitholders for the purpose of approving the merger agreement and the merger and recommended that the holders of Midstream units approve the merger agreement and the merger and approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting.

        Only unitholders of record at the close of business on August 24, 2015 are entitled to notice of and to vote at the meeting and any adjournments or postponements of the meeting. A list of unitholders entitled to vote at the meeting will be available for inspection at Midstream's offices in Houston, Texas for any purpose relevant to the meeting during normal business hours for a period of 10 days before the meeting and at the meeting.

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE OR SUBMIT YOUR PROXY IN ONE OF THE FOLLOWING WAYS. If you hold your units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your Midstream common units. If you hold your units in your own name, you may vote by:

  •
  using the toll-free telephone number shown on the proxy card;

  •
  using the Internet website shown on the proxy card; or

  •
  marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States.

        By order of the Board of Directors of Crestwood Midstream GP, LLC, as the general partner of Crestwood Midstream Partners LP.

Robert G. Phillips
 President and Chief Executive Officer
Crestwood Midstream GP, LLC

 IMPORTANT NOTE ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, which is referred to as the "SEC" or the "Commission," constitutes a proxy statement of Midstream under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the "Exchange Act," with respect to the solicitation of proxies for the special meeting of Midstream unitholders to, among other things, approve the merger agreement and the merger. This proxy statement/prospectus is also a prospectus of CEQP under Section 5 of the Securities Act of 1933, as amended, which is referred to as the "Securities Act," for CEQP units that will be issued to Midstream unitholders in the merger pursuant to the merger agreement.

        As permitted under the rules of the SEC, this proxy statement/prospectus incorporates by reference important business and financial information about CEQP and Midstream from other documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. Please read "Where You Can Find More Information" beginning on page 148. You can obtain any of the documents incorporated by reference into this document from the SEC's website at http://www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from CEQP or Midstream, as the case may be, at the following addresses and telephone numbers:

Crestwood Equity Partners LP 700 Louisiana Street, Suite 2550 Attention: Investor Relations Houston, Texas 77002 Telephone: (713) 380-3081	Crestwood Midstream Partners LP 700 Louisiana Street, Suite 2550 Attention: Investor Relations Houston, Texas 77002 Telephone: (713) 380-3081

        Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus.

        You may obtain certain of these documents at CEQP's website, www.crestwoodlp.com, by selecting "Investors," and then selecting "Crestwood Equity Partners LP" and then selecting "SEC Filings," and at CMLP's website, www.crestwoodlp.com, by selecting "Investor Relations," and then selecting "Crestwood Midstream Partners LP" and then selecting "SEC Filings." Information contained on Midstream's and CEQP's websites is expressly not incorporated by reference into this proxy statement/prospectus.

        In order to receive timely delivery of requested documents in advance of the Midstream special meeting of unitholders, your request should be received no later than September 22, 2015. If you request any documents, CEQP or Midstream will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

        CEQP and Midstream have not authorized anyone to give any information or make any representation about the merger, CEQP or Midstream that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. All information in this document concerning CEQP has been furnished by CEQP. All information in this document concerning Midstream has been furnished by Midstream. CEQP has represented to Midstream, and Midstream has represented to CEQP, that the information furnished by and concerning it is true and correct in all material respects.

i

ii

DEFINITIONS

        The following terms have the meanings set forth below for purposes of this proxy statement/prospectus, unless the context otherwise indicates:

  •
  "CEQP" means Crestwood Equity Partners LP, a Delaware limited partnership.

  •
  "CEQP Class A Unit" means units representing limited partner interests in CEQP having the rights and obligations specified with respect to Class A Units in the CEQP Partnership Agreement

  •
  "CEQP common units" means common units representing limited partner interests in CEQP having the rights and obligations specified with respect to Common Units in CEQP's partnership agreement.

  •
  "CEQP Conflicts Committee" means the Conflicts Committee of the Equity GP Board.

  •
  "CEQP LTIP" means the Crestwood Equity Partners LP Long Term Incentive Plan (formerly the Inergy Long Term Incentive Plan) as Amended and Restated effective February 11, 2010.

  •
  "CEQP Partnership Agreement Amendment" means the First Amendment to Fifth Amended and Restated Agreement of Limited Partnership of CEQP in the form attached to the merger agreement as Annex A, as adopted by the Equity GP Board pursuant to the terms of the merger agreement.

  •
  "CEQP Phantom Units" means CEQP Phantom Units as defined in and awarded under Section 5 of the CEQP LTIP.

  •
  "CEQP preferred units" means preferred units representing limited partner interests in CEQP having the rights and obligations specified with respect to Preferred Units in CEQP's partnership agreement, including any amendments thereto.

  •
  "CGS" means Crestwood Gas Services GP LLC, a Delaware limited liability company and wholly-owned subsidiary of Midstream GP.

  •
  "CGS LLC" means Crestwood Gas Services Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdings.

  •
  "Common Merger Consideration" means the right of Midstream common unitholders, other than CEQP, CGS or their respective subsidiaries, to exchange each Midstream common unit held by such unitholder into the right to receive 2.75 CEQP common units

  •
  "Crestwood Operations" means Crestwood Operations LLC, a Delaware limited liability company.

  •
  "Equity GP" means Crestwood Equity GP LLC, a Delaware limited liability company and the general partner of CEQP.

  •
  "Equity GP Board" means the board of directors of Equity GP.

  •
  "Holdings" means Crestwood Holdings LLC, a Delaware limited liability company.

  •
  "MergerCo" means CEQP ST SUB LLC, which is a wholly-owned subsidiary of CEQP.

  •
  "MGP GP" means MGP GP, LLC, a Delaware limited liability company and wholly-owned subsidiary of CEQP.

  •
  "Midstream" means Crestwood Midstream Partners LP, a Delaware limited partnership.

  •
  "Midstream Board" means the board of directors of Midstream GP.

  •
  "Midstream common units" means common units representing limited partner interests in Midstream having the rights and obligations specified with respect to Common Units in Midstream's partnership agreement.

  •
  "Midstream Compensation Committee" means the Compensation Committee of the Midstream Board, consisting of David Wood and Warren Gfeller.

  •
  "Midstream Conflicts Committee" means the Conflicts Committee of the Midstream Board.

  •
  "Midstream GP" means Crestwood Midstream GP LLC, a Delaware limited liability company and the general partner of Midstream.

  •
  "Midstream Holdings" means Crestwood Midstream Holdings LP.

  •
  "Midstream LTIP" means the Crestwood Midstream Partners LP Long Term Incentive Plan (formerly the Inergy Midstream, L.P. Long Term Incentive Plan), effective December 21, 2011.

  •
  "Midstream phantom unit" means Midstream Phantom Units as defined in and awarded under Section 5 of the Midstream LTIP.

  •
  "Midstream preferred units" means units representing preferred limited partner interests in Midstream having the rights and obligations specified with respect to Class A Preferred Units in Midstream's partnership agreement.

  •
  "Midstream Restricted Common Unit" means a Restricted Common Unit as defined in, and awarded under Section 6.1 of the Midstream LTIP.

  •
  "Midstream unaffiliated unitholders" means the holders of Midstream common units and Midstream preferred units other than (i) CEQP and affiliates of CEQP and (ii) the officers and directors of Midstream GP that are also officers or directors of Equity GP or affiliates of such officers and directors.

  •
  "Midstream units" means Midstream common units and the Midstream preferred units.

  •
  "Preferred Merger Consideration" means the right of Midstream preferred unitholders, other than CEQP or its subsidiaries, to exchange each Midstream preferred unit held by such unitholder into the right to receive 2.75 CEQP preferred units.

  •
  "Special Approval" under Midstream's partnership agreement means the approval of a majority of the members of the Midstream Conflicts Committee.

 QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

        Important Information and Risks.    The following are brief answers to some questions that you may have regarding the proposed merger and the proposal being considered at the special meeting of Midstream unitholders. You should read and consider carefully the remainder of this proxy statement/prospectus, including the Risk Factors beginning on page 30 and the attached Annexes, because the information in this section does not provide all of the information that might be important to you. Additional important information and descriptions of risk factors are also contained in the documents incorporated by reference in this proxy statement/prospectus. Please read "Where You Can Find More Information" beginning on page 148.

Q:
Why am I receiving these materials?

A:
CEQP and Midstream have agreed to combine by merging MergerCo, MGP GP and Midstream Holdings, with and into Midstream, with Midstream surviving the merger. The merger cannot be completed without the approval of the holders of Midstream common units and Midstream preferred units (voting on an "as if converted" basis) voting together as a single class.

Q:
Who is soliciting my proxy?

A:
Midstream GP, on behalf of the Midstream Conflicts Committee and the Midstream Board, is sending you this proxy statement/prospectus in connection with its solicitation of proxies for use at Midstream's special meeting of unitholders. Certain directors and officers of Midstream GP and certain employees of Crestwood Operations and its affiliates who provide services to Midstream may also solicit proxies on Midstream's behalf by mail, telephone, fax or other electronic means, or in person.

Q:
What is the proposed transaction?

A:
CEQP and Midstream have agreed to combine by merging MergerCo, MGP GP and Midstream Holdings with and into Midstream, under the terms of a merger agreement that is described in this proxy statement/prospectus and attached as Annex A to this proxy statement/prospectus. As a result of the merger, each outstanding Midstream common unit, except for any Midstream common units owned by CEQP, CGS or their respective subsidiaries, will be converted into the right to receive 2.75 CEQP common units, and each outstanding Midstream preferred unit, except for any Midstream preferred units owned by CEQP or its subsidiaries, will be converted into the right to receive 2.75 CEQP preferred units.

  The merger will become effective on the date and at the time that the certificate of merger is filed with the Secretary of State of the State of Delaware, or a later date and time if set forth in the certificate of merger. Throughout this proxy statement/prospectus, this is referred to as the "effective time" of the merger.

Q:
Why are CEQP and Midstream proposing the merger?

A:
CEQP and Midstream believe that the merger will benefit both CEQP and Midstream common unitholders by combining the two entities into a single partnership that is better positioned to compete in the marketplace.

  Please read "The Merger—Recommendation of the Midstream Board and the Midstream Conflicts Committee's Reasons for the Merger" and "The Merger—CEQP's Reasons for the Merger."

Q:
What will happen to Midstream as a result of the merger?

A:
As a result of the merger, MergerCo, MGP GP and Midstream Holdings will merge with and into Midstream, and Midstream will survive as an indirect wholly-owned subsidiary of CEQP.

Q:
What will Midstream common unitholders and Midstream preferred unitholders receive in the merger?

A:
If the merger is completed, holders of Midstream common units (other than CEQP, CGS or their respective subsidiaries) will be entitled to receive 2.75 CEQP common units in exchange for each Midstream common unit owned, and holders of Midstream preferred units (other than CEQP, CGS or their respective subsidiaries) will be entitled to receive 2.75 CEQP preferred units in exchange for each Midstream preferred unit owned. This exchange ratio is fixed and will not be adjusted, regardless of any change in price of either CEQP common units or Midstream common units prior to completion of the merger. If the exchange ratio would result in a Midstream unitholder or Midstream preferred unitholder being entitled to receive a fraction of a new CEQP common unit or new CEQP preferred unit, that unitholder will receive cash from CEQP in lieu of such fractional interest in an amount equal to (A) with respect to a new CEQP common unit, the product of (i) the closing sale price of the CEQP common units on the NYSE as reported by The Wall Street Journal on the trading day immediately preceding the date on which the effective time occurs and (ii) the fraction of a new CEQP common unit that the holder would otherwise be entitled to receive pursuant to the merger agreement, and (B) with respect to a new CEQP preferred unit, the product of (i) the closing sale price of the CEQP common units on the NYSE as reported by The Wall Street Journal on the trading day immediately preceding the date on which the effective time occurs, (ii) the number of CEQP common units into which one new CEQP preferred unit would be convertible if the new CEQP preferred units were convertible as of the effective time at the Conversion Rate (as such term is defined in the CEQP Partnership Agreement Amendment), and (iii) the fraction of a new CEQP preferred unit that such holder would otherwise be entitled to receive pursuant to the merger agreement. For additional information regarding exchange procedures, please read "The Merger Agreement—Exchange of Certificates; Fractional Units."

Q:
Where will my units trade after the merger?

A:
CEQP common units will continue to trade on the NYSE under the symbol "CEQP." Midstream common units will no longer be publicly traded.

Q:
What will CEQP common unitholders receive in the merger?

A:
CEQP common unitholders will simply retain the CEQP common units they currently own. They will not receive any additional CEQP common units in the merger.

Q:
What happens to my future distributions?

A:
Once the merger is completed and Midstream common units are exchanged for CEQP common units and Midstream preferred units are exchanged for CEQP preferred units, when distributions are approved and declared by Equity GP and paid by CEQP, former Midstream common unitholders and Midstream preferred unitholders will receive distributions on the CEQP common units and CEQP preferred units they receive in the merger in accordance with CEQP's partnership agreement, including the CEQP Partnership Agreement Amendment. Because the special meeting is scheduled to take place after the record dates for the distributions on both CEQP and Midstream units for the quarter ended June 30, 2015, which were declared and paid in August 2015, Midstream unitholders and Midstream preferred units will not receive second quarter distributions for CEQP common units and CEQP preferred units received in the merger. For additional information, please read "Market Prices and Distribution Information."

  Current CEQP common unitholders will continue to receive distributions on their common units in accordance with CEQP's partnership agreement and at the discretion of the Equity GP Board. For a description of the distribution provisions of CEQP's partnership agreement, please read "Comparison of the Rights of Midstream and CEQP Common Unitholders."

  The current annualized distribution rate for each Midstream common unit is $1.64 (based on the quarterly distribution rate of $0.41 for each Midstream common unit paid on August 14, 2015 with respect to the second quarter of 2015). Based on the exchange ratio, the annualized distribution rate for each Midstream common unit exchanged for 2.75 CEQP common units would be approximately $1.5125 (based on the quarterly distribution rate of $0.1375 per CEQP common unit paid on August 14, 2015 with respect to the second quarter of 2015). Accordingly, based on current distribution rates and the 2.75 exchange ratio, a Midstream common unitholder would initially receive approximately 7.8% less in quarterly cash distributions on an annualized basis after giving effect to the merger. For additional information, please read "Comparative Per Unit Information" and "Market Prices and Distribution Information."

Q:
If I am a holder of Midstream common units represented by a unit certificate, should I send in my certificates representing Midstream common units now?

A:
No. After the merger is completed, holders of Midstream common units who hold their units in certificated form will receive written instructions for exchanging their certificates representing Midstream common units. Please do not send in your certificates representing Midstream common units with your proxy card. If you own Midstream common units in "street name," the merger consideration should be credited by your broker to your account within a few days following the closing date of the merger.

Q:
What constitutes a quorum?

A:
The presence in person or by proxy at the special meeting of the holders of a majority of Midstream's outstanding common units and Midstream's outstanding preferred units (on an "as if converted" basis), counted together as a single class, on the record date will constitute a quorum and will permit Midstream to conduct the proposed business at the special meeting. Your units will be counted as present at the special meeting if you:

•
are present in person at the meeting; or

•
have submitted a properly executed proxy card or properly submitted your proxy by telephone or Internet.

  Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding units in "street name" indicating that the broker does not have discretionary authority as to certain units to vote on the proposals (a "broker non-vote"), such units will be considered present at the meeting for purposes of determining the presence of a quorum but cannot be included in the vote; therefore, broker non-votes have the same effect as a vote against the merger for purposes of the vote required under the merger agreement and Midstream's partnership agreement.

Q:
What is the vote required of Midstream common unitholders and Midstream preferred unitholders to approve the merger agreement and the merger?

A:
Pursuant to the merger agreement and Midstream's partnership agreement, holders of a majority of the outstanding Midstream common units and Midstream outstanding preferred units (voting on an "as if converted" basis), voting together as a single class, must affirmatively vote in favor of the proposal in order for it to be approved. Failures to vote, abstentions and broker non-votes will have the same effect as a vote against the merger proposal for purposes of the vote required under the merger agreement and Midstream's partnership agreement. Your vote is important.

  In connection with the merger agreement, CEQP entered into (i) a support agreement by and among CEQP, Midstream and CGS, pursuant to which, CEQP, which directly owns 7,137,841 Midstream common units, and CGS, which directly owns 21,597 Midstream common units, agreed to vote their respective Midstream common units in favor of the adoption of the merger agreement at any meeting of Midstream unitholders and (ii) a support agreement by and among CEQP, Midstream, Holdings and CGS LLC, pursuant to which, Holdings, which directly owns 2,497,071 Midstream common units, and CGS LLC, which directly owns 18,339,314 Midstream common units, agreed to vote their respective Midstream common units in favor of the adoption of the merger agreement at any meeting of Midstream unitholders. Pursuant to (i) a letter agreement regarding change of control election, by and among CEQP, Midstream, CGS and GE, a letter agreement regarding change of control election by and among CEQP, Midstream, CGS and GSO and (iii) a letter agreement regarding change of control election by and among CEQP, Midstream, CGS, Magnetar and the Magnetar preferred holders, pursuant to which, subject to the terms and conditions set forth in such letter agreements, each preferred holder expressed an intention to support the merger and agreed to elect to have all of the Midstream preferred units held of record by such preferred holder exchanged for CEQP preferred units upon the consummation of the merger in accordance with the terms of the merger agreement.

Q:
When do you expect the merger to be completed?

A:
A number of conditions must be satisfied before CEQP and Midstream can complete the merger, including approval of the merger agreement and the merger by the holders of Midstream units. Although CEQP and Midstream cannot be sure when all of the conditions to the merger will be satisfied, CEQP and Midstream expect to complete the merger as soon as practicable following the Midstream special meeting (assuming the merger proposal is approved by the holders of Midstream units). For additional information, please read "The Merger Agreement—Conditions to the Merger."

Q:
What is the recommendation of the Midstream Board?

A:
The Midstream Board recommends that you vote FOR the merger proposal.

  On May 5, 2015, the Midstream Conflicts Committee determined unanimously that the merger agreement and the merger are advisable, fair and reasonable to and in the best interests of Midstream and the Midstream unaffiliated unitholders and recommended that the merger, the merger agreement and the transactions contemplated thereby be approved by the Midstream Board.

  The Midstream Board determined that the merger agreement and merger are fair and reasonable to and in the best interests of Midstream and the Midstream unitholders, approved the merger agreement and the merger and recommended that the Midstream unitholders vote in favor of the merger proposal.

Q:
What are the expected U.S. federal income tax consequences to Midstream unitholders as a result of the transactions contemplated by the merger agreement?

A:
It is anticipated that for U.S. federal income tax purposes no gain or loss should be recognized by Midstream unitholders solely as a result of the merger, other than gain resulting from either (i) any decrease in a Midstream unitholder's share of partnership liabilities pursuant to Section 752 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") or (ii) any cash received in lieu of any fractional new CEQP units.

  Please read "Risk Factors—Tax Risks Related to the Merger" and "Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to Midstream and the Midstream Unitholders."

Q:
What are the expected U.S. federal income tax consequences for a Midstream unitholder of the ownership of CEQP common units after the merger is completed?

A:
Each Midstream unitholder who becomes a CEQP unitholder as a result of the merger will, as is the case for existing CEQP common unitholders, be allocated such unitholder's distributive share of CEQP's income, gains, losses, deductions and credits. In addition to U.S. federal income taxes, such a holder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which CEQP conducts business or owns property or in which the unitholder is resident. Please read "U.S. Federal Income Tax Consequences of Ownership of CEQP Common Units."

Q:
Are Midstream unitholders entitled to appraisal rights?

A:
No. Neither Midstream common unitholders nor Midstream preferred unitholders have appraisal rights under applicable law or contractual appraisal rights under Midstream's partnership agreement or the merger agreement.

Q:
How do I vote my common units if I hold my common units in my own name?

A:
After you have read this proxy statement/prospectus carefully, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or the Internet as soon as possible in accordance with the instructions provided under "The Special Unitholder Meeting—Voting Procedures—Voting by Midstream Unitholders" beginning on page 42.

Q:
If my Midstream common units are held in "street name" by my broker or other nominee, will my broker or other nominee vote my common units for me?

A:
No. Your broker cannot vote your Midstream common units held in "street name" for or against the merger proposal unless you tell the broker or other nominee how you wish to vote. To tell your broker or other nominee how to vote, you should follow the directions that your broker or other nominee provides to you. Please note that you may not vote your Midstream common units held in "street name" by returning a proxy card directly to Midstream or by voting in person at the special meeting of Midstream unitholders unless you provide a "legal proxy," which you must obtain from your broker or other nominee. If you do not instruct your broker or other nominee on how to vote your Midstream common units, your broker or other nominee may not vote your Midstream common units, which will have the same effect as a vote against the merger for purposes of the vote required under the merger agreement and Midstream's partnership agreement. You should therefore provide your broker or other nominee with instructions as to how to vote your Midstream common units.

Q:
What if I do not vote?

A:
If you do not vote in person or by proxy or if you abstain from voting, or a broker non-vote is made, it will have the same effect as a vote against the merger proposal for purposes of the vote required under the merger agreement and Midstream's partnership agreement. If you sign and return your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger proposal.

Q:
Who can attend and vote at the special meeting of Midstream unitholders?

A:
All Midstream unitholders of record as of the close of business on August 24, 2015, the record date for the special meeting of Midstream unitholders, are entitled to receive notice of and vote at the special meeting of Midstream unitholders.

Q:
When and where is the special meeting?

A:
The special meeting will be held on September 30, 2015, at 10:00 a.m., local time, at 700 Louisiana Street, Suite 2550, Houston, Texas 77002.

Q:
If I am planning to attend the special meeting in person, should I still vote by proxy?

A:
Yes. Whether or not you plan to attend the special meeting, you should vote by proxy. Your common units will not be voted if you do not vote by proxy and do not vote in person at the special meeting.

Q:
Can I change my vote after I have submitted my proxy?

A:
Yes. If you own your common units in your own name, you may revoke your proxy at any time prior to its exercise by:

•
giving written notice of revocation to the chief executive officer of Midstream GP at or before the special meeting;

•
appearing and voting in person at the special meeting; or

•
properly completing and executing a later dated proxy and delivering it to the chief executive officer of Midstream GP at or before the special meeting.

  Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.

Q:
What should I do if I receive more than one set of voting materials for the special meeting of Midstream unitholders?

A:
You may receive more than one set of voting materials for the special meeting of Midstream unitholders and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold units. If you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q:
Whom do I call if I have further questions about voting, the meeting or the merger?

A:
Midstream unitholders may call Midstream's Investor Relations department at (713) 380-3081. If you would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your units, you should contact American Stock Transfer & Trust Company, LLC, which is assisting Midstream as tabulation agent in connection with the merger, at (800) 937-5449.

 SUMMARY

        This summary highlights some of the information in this proxy statement/prospectus. It may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this document, the documents incorporated by reference, and the Annexes to this document, including the full text of the merger agreement included as Annex A. Please also read "Where You Can Find More Information."

The Merger Parties' Businesses (page 100)

  Crestwood Equity Partners LP

        CEQP, a Delaware limited partnership formed in 2004, is a master limited partnership (an "MLP") that develops, acquires, owns or controls, and operates primarily fee-based assets and operations within the energy midstream sector. Headquartered in Houston, Texas, CEQP provides broad-ranging infrastructure solutions across the value chain to service premier liquids-rich and crude oil shale plays across the United States. Its common units representing limited partner interests are listed on the NYSE under the symbol "CEQP."

        CEQP owns and operates a diversified portfolio of crude oil and natural gas gathering, processing, storage and transportation assets that connect fundamental energy supply with energy demand across North America. CEQP's operating assets consist of a proprietary NGL supply and logistics business. Its other consolidated assets are owned by or through Midstream. CEQP's consolidated operating assets include:

  •
  natural gas facilities with approximately 2.5 billion cubic feet per day ("Bcf/d") of gathering capacity, 481 million cubic feet per day ("MMcf/d") of processing capacity, 1.1 Bcf/d of firm transmission capacity, and 41 billion cubic feet ("Bcf") of certificated working gas storage capacity;

  •
  natural gas liquid ("NGL") facilities with approximately 24,000 barrels per day ("Bbls/d") of fractionation capacity and 2.8 million barrels of storage capacity;

  •
  crude oil facilities with approximately 125,000 Bbls/d of gathering capacity, approximately 1.1 million barrels of storage capacity, 48,000 Bbls/d of transportation capacity and 160,000 Bbls/d of rail loading capacity; and

  •
  a fleet of transportation assets supporting its proprietary NGL supply and logistics business, including 8 truck and rail terminals and approximately 543 truck/trailer units and 1,600 rail units that can transport more than 294,000 Bbls/d of NGLs.

        CEQP's principal executive offices are located at 700 Louisiana Street, Suite 2550, Houston, Texas 77002, and its telephone number is (832) 519-2200.

  Crestwood Midstream Partners LP

        Midstream, a Delaware limited partnership formed in 2004, is a growth-oriented MLP that develops, acquires, owns and operates primarily fee-based assets and operations within the energy midstream sector. Headquartered in Houston, Texas, it provides broad-ranging infrastructure solutions across the value chain to service premier liquids-rich and crude oil shale plays across the United States. Midstream's common units representing limited partner interests are listed on the NYSE under the symbol "CMLP."

        Midstream owns and operates a diversified portfolio of crude oil and natural gas gathering, processing, storage and transportation assets that connect fundamental energy supply with energy demand across North America. Midstream's consolidated operating assets primarily include:

  •
  natural gas facilities with approximately 2.5 Bcf/d of gathering capacity, 481 MMcf/d of processing capacity, 1.1 Bcf/d of firm transmission capacity, and 41 Bcf of certificated working gas storage capacity;

  •
  NGL facilities with approximately 1.7 million barrels of storage capacity; and

  •
  crude oil facilities with approximately 125,000 Bbls/d of gathering capacity, approximately 1.1 million barrels of storage capacity, 48,000 Bbls/d of transportation capacity and 160,000 Bbls/d of rail loading capacity.

        Midstream's principal executive offices are located at 700 Louisiana Street, Suite 2550, Houston, Texas 77002, and its telephone number is (832) 519-2200.

Relationship of CEQP and Midstream (page 102)

        CEQP and Midstream are currently under common control. Midstream is currently owned 100% by its limited partners and its non-economic general partner, Midstream GP. Midstream was formed by CEQP in September 2004 for the purpose of holding certain of CEQP's midstream investments. Midstream GP and 100% of Midstream's IDRs are currently owned by Midstream Holdings, a wholly-owned subsidiary of CEQP. CEQP and CGS own collectively 7,159,438 of Midstream's outstanding common units.

        As of August 27, 2015, Midstream's subsidiary, US Salt, had 96 employees, all of which are members of the United Steel Workers Union. Midstream does not otherwise have any employees. Midstream shares common management, general and administrative and overhead costs with CEQP. Midstream has an omnibus agreement with CEQP that requires it to reimburse CEQP for all shared costs incurred on its behalf, except for certain unit based compensation costs which are treated as capital transactions.

        All of the executive officers and certain directors of Equity GP are executive officers and directors of Midstream GP. For information about the common executive officers and directors of Equity GP and Midstream GP, and the resulting interests of Midstream GP directors and officers in the merger, please read "Certain Relationships; Interests of Certain Persons in the Merger."

Structure of the Merger and Related Transactions (page 73)

        Pursuant to the merger agreement, at the effective time of the merger, MergerCo, MGP GP and Midstream Holdings will merge with and into Midstream, with Midstream surviving the merger as an indirect wholly-owned subsidiary of CEQP. Immediately following the effective time of the merger, CEQP will contribute 100% of the equity interests of Crestwood Operations to Midstream in exchange for additional limited partner interests in Midstream, such that following the merger and the related transactions provided for in the merger agreement, Midstream GP will be a direct, wholly-owned subsidiary of CEQP and will continue to be the sole general partner of Midstream, and CEQP and CGS will own a 99.9% limited partner interest and a 0.1% limited partner interest, respectively, in Midstream. At the effective time, each outstanding common unit of Midstream held by Midstream unitholders, except for CEQP for any Midstream common units owned by CEQP, CGS or their respective affiliates will be converted into the right to receive 2.75 CEQP common units, and each outstanding preferred unit of Midstream held by Midstream unitholders, except for any Midstream preferred units owned by CEQP or its subsidiaries, will be converted into the right to receive 2.75 CEQP preferred units. This merger consideration represents a 17% premium to the closing price of Midstream common units based on the closing prices of Midstream common units and CEQP common units on May 5, 2015, the last trading day before CEQP announced its initial proposal to acquire all of the Midstream common units owned by the public and the parties entered into the merger agreement.

        In lieu of any fractional new CEQP common unit or new CEQP preferred unit, each holder of Midstream units who would otherwise be entitled to a fraction of a new CEQP common unit or new CEQP preferred unit will be paid in cash (without interest rounded up to the nearest whole cent) an amount equal to, (A) with respect to a new CEQP common unit, the product of (i) the closing sale price of the CEQP common units on the NYSE as reported by The Wall Street Journal on the trading day immediately preceding the date on which the effective time occurs and (ii) the fraction of a new CEQP common unit that the holder would otherwise be entitled to receive pursuant to the merger agreement, and (B) with respect to a new CEQP preferred unit, the product of (i) the closing sale price of the CEQP common units on the NYSE as reported by The Wall Street Journal on the trading day immediately preceding the date on which the effective time occurs, (ii) the number of CEQP common units into which one new CEQP preferred unit would be convertible if the new CEQP preferred units were convertible as of the effective time at the Conversion Rate (as such term is defined in the CEQP Partnership Agreement Amendment), and (iii) the fraction of a new CEQP preferred unit that such holder would otherwise be entitled to receive pursuant to the merger agreement. Any fractional CEQP common unit or CEQP preferred unit interest will not entitle its owner to vote or to have any rights as a CEQP unitholder with regard to such interest.

        Once the merger is completed and the Midstream common units held by Midstream common unitholders (other than CEQP, CGS or their respective subsidiaries) are exchanged for CEQP common units and the Midstream preferred units held by Midstream preferred unitholders (other than CEQP or its subsidiaries) are exchanged for CEQP preferred units (and cash in lieu of fractional units, if applicable), when distributions are declared by the general partner of CEQP and paid by CEQP, former Midstream unitholders will receive distributions on their CEQP common units and CEQP preferred units in accordance with CEQP's partnership agreement, including the CEQP Partnership Agreement Amendment thereto. For a description of the distribution provisions of CEQP's partnership agreement, please read "Comparison of the Rights of CEQP and Midstream Unitholders."

        As of May 5, 2015 there were 181,204,695 CEQP common units and 187,423,322 Midstream common units outstanding. Based on the 187,423,322 Midstream common units outstanding at such date that are owned by Midstream unitholders and eligible for exchange into CEQP common units pursuant to the merger agreement, CEQP expects to issue approximately 498.1 million CEQP common units in connection with the merger.

        Based on the $6.82 closing price of CEQP common units on May 5, 2015 (the last full trading day before CEQP and Midstream entered into and announced the merger agreement), the exchange ratio of 2.75 CEQP common units for each outstanding Midstream common unit, and the approximate 153.5 million Midstream common units owned by Midstream unaffiliated unitholders, the value of the merger consideration to be received by such holders was approximately $2.9 billion, or $18.76 for each Midstream common unit.

Support Agreements and Letter Agreements Regarding Change of Control Election (page 71)

        Pursuant to the merger agreement and Midstream's partnership agreement, a majority of the outstanding Midstream common units and Midstream preferred units (voting on an "as if converted" basis), voting together as a single class, must vote in favor of the proposal in order for it to be approved. In connection with the merger agreement, CEQP entered into (i) a support agreement by and among CEQP, Midstream and CGS, pursuant to which CEQP, which directly owns 7,137,841 Midstream common units, and CGS, which directly owns 21,597 Midstream common units, agreed to vote their respective Midstream common units in favor of the adoption of the merger agreement at any meeting of Midstream unitholders and (ii) a support agreement by and among CEQP, Midstream, Holdings and CGS LLC, pursuant to which Holdings, which directly owns 2,497,071 Midstream common units, and CGS LLC, which directly owns 18,339,314 Midstream common units, agreed to vote their respective Midstream common units in favor of the adoption of the merger agreement at any meeting of Midstream unitholders. As a result, holders of a total of 27,995,823 Midstream common units, which represents 13.5% of the total outstanding Midstream common units and Midstream preferred units (on an "as if converted" basis), have agreed to vote in favor of the proposal. Pursuant to (i) a letter agreement regarding change of control election by and among CEQP, Midstream, CGS and GE, (ii) a letter agreement regarding change of control election by and among CEQP, Midstream, CGS and GSO and (iii) a letter agreement regarding change of control election by and among CEQP, Midstream, CGS, Magnetar and the Magnetar preferred holders, subject to the terms and conditions set forth in such letter agreements, each preferred holder stated that it expressed an intention to support the merger and agreed to elect to have all of the Midstream preferred units held of record by such preferred holder exchanged for CEQP preferred units upon the consummation of the merger in accordance with the terms of the merger agreement. These three preferred holders that have expressed an intention to support the merger pursuant to the letter agreements hold a total of 21,580,244 Midstream preferred units.

Directors and Executive Officers of CEQP Following the Merger (page 106)

        The directors and executive officers of CEQP prior to the merger will continue as directors and executive officers of CEQP after the merger.

Market Prices of CEQP Common Units and Midstream Common Units Prior to Announcing the Proposed Merger (page 29)

        CEQP's common units are traded on the NYSE under the ticker symbol "CEQP." Midstream's common units are traded on the NYSE under the ticker symbol "CMLP." The following table shows the closing prices of CEQP common units and Midstream common units on May 5, 2015.

Date/Period	CEQP Common Units	Midstream Common Units
May 5, 2015	$6.82	$16.00

The Special Unitholder Meeting (page 41)

        Where and when:    The Midstream special unitholder meeting will take place at 700 Louisiana Street, Suite 2550, Houston, Texas 77002 on September 30, 2015 at 10:00 a.m., local time.

        What you are being asked to vote on:    At the Midstream meeting, Midstream unitholders will vote on the approval of the merger agreement and the merger the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting. Midstream unitholders also may be asked to consider other matters as may properly come before the meeting. At this time, Midstream knows of no other matters that will be presented for the consideration of its unitholders at the meeting.

        Who may vote:    You may vote at the Midstream meeting if you owned Midstream common units or Midstream preferred units at the close of business on the record date, August 24, 2015. On that date, there were 188,306,968 Midstream common units outstanding. You may cast one vote for each outstanding Midstream common unit or Midstream preferred unit, as applicable, that you owned on the record date.

        What vote is needed:    Under the merger agreement and Midstream's partnership agreement, holders of a majority of the outstanding Midstream common units and Midstream preferred units (voting on an "as if converted" basis), voting together as a single class must affirmatively vote in favor of the proposal in order for it to be approved. CEQP, CGS, Holdings and CGS LLC have agreed to vote any Midstream common units owned by them or their subsidiaries in favor of adoption of the merger agreement and the merger at any meeting of Midstream unitholders. Each of CEQP, CGS, Holdings and CGS LLC currently directly owns 7,137,841, 21,597, 2,497,071 and 18,339,314 Midstream common units, respectively (representing approximately 14.9% of the outstanding Midstream common units). Pursuant to (i) a letter agreement regarding change of control election by and among CEQP, Midstream, CGS and GE, (ii) a letter agreement regarding change of control election by and among CEQP, Midstream, CGS and GSO and (iii) a letter agreement regarding change of control election by and among CEQP, Midstream, CGS and the preferred holders, subject to the terms and conditions set forth in such letter agreements, each preferred holder expressed an intention to support the merger and agreed to elect to have all of the Midstream preferred units held of record by such preferred holder exchanged for CEQP preferred units upon the consummation of the merger in accordance with the terms of the merger agreement.

        Under Midstream's partnership agreement, to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting, holders of a majority of the outstanding Midstream common units present and entitled to vote at the meeting must affirmatively vote in favor of the proposal in order for it to be approved.

Recommendation to Midstream Unitholders (page 54)

        The members of the Midstream Conflicts Committee considered the benefits of the merger and the related transactions as well as the associated risks and determined unanimously that the merger agreement and the merger are advisable, fair and reasonable to, and in the best interests of, Midstream and the Midstream unaffiliated unitholders. The Midstream Conflicts Committee also recommended that the merger agreement and the merger be approved by the Midstream Board. The Midstream Board has also approved the merger agreement and the merger and recommends that the Midstream unitholders vote to approve the merger agreement and the merger.

        Midstream unitholders are urged to review carefully the background and reasons for the merger described under "The Merger" and the risks associated with the merger described under "Risk Factors."

Midstream's Reasons for the Merger (page 54)

        The Midstream Conflicts Committee considered many factors in making its determination and recommendation that the merger agreement and the merger are fair and reasonable to and in the best interests of Midstream and the Midstream unaffiliated unitholders and has approved the merger agreement and recommended that the Midstream Board approve the merger agreement, the execution, delivery and performance by Midstream of the merger agreement and the transactions contemplated thereby. Based upon, among other things, the recommendation of Midstream Conflicts Committee, the Midstream Board has determined unanimously that the merger agreement and the transactions contemplated thereby are fair and reasonable to and in the best interests of Midstream and the holders of Midstream units, approved the merger agreement, the execution, delivery and performance by Midstream of the merger agreement and the transactions contemplated thereby, directed that the merger agreement be submitted to the Midstream unitholders for approval at a special meeting of such unitholders for the purpose of approving the merger agreement and the merger and recommends that the holders of Midstream units vote "FOR" the merger agreement and the merger.

        In the course of reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the Midstream Conflicts Committee considered a number of factors in its deliberations. For a more complete discussion of these factors, see "The Merger—Recommendation of the Midstream Board and the Midstream Conflicts Committee's Reasons for the Merger."

        Overall, the Midstream Conflicts Committee believed that the advantages of the merger outweighed the negative factors.

Opinion of the Midstream Conflicts Committee's Financial Advisor (page 56)

        At the request of the Midstream Conflicts Committee at a meeting of the Midstream Conflicts Committee held on May 5, 2015, Tudor, Pickering, Holt & Co. Advisors, LLC ("TPH") rendered its oral opinion to the Midstream Conflicts Committee that, as of May 5, 2015, based upon and subject to the assumptions, qualifications, limitations and other matters considered by TPH in connection with the preparation of its opinion, the Common Merger Consideration to be received by the Unaffiliated Common Unitholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to the Unaffiliated Common Unitholders. TPH subsequently confirmed its oral opinion in writing dated May 5, 2015 to the Midstream Conflicts Committee. In the sections of this proxy statement/prospectus regarding TPH's opinion and related analyses, references to the "Unaffiliated Common Unitholders" means the holders of Midstream common units other than (i) CEQP and its affiliates and (ii) the officers and directors of Midstream GP that are also officers or directors of Equity GP or affiliates of such officers and directors, and references to the "Transaction" means the merger and the related transactions contemplated by the merger agreement.

        TPH's opinion was directed to the Midstream Conflicts Committee (in its capacity as such), and only addressed the fairness from a financial point of view, as of the date of the opinion, to the Unaffiliated Common Unitholders of the Common Merger Consideration to be received by the Unaffiliated Common Unitholders in the merger pursuant to the merger agreement. TPH's opinion did not address any other term or aspect of the merger agreement or the Transaction. The full text of the TPH written opinion, dated May 5, 2015, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by TPH in rendering its opinion, is attached as Annex B to this proxy statement/prospectus. The summary of TPH's opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. However, neither TPH's written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and they do not constitute, a recommendation as to how the Midstream Conflicts Committee or the board of directors of Midstream GP, Midstream GP, any holder of securities in Midstream or any other person should act or vote with respect to any matter relating to the merger, the Transaction or any other matter.

Certain Relationships; Interests of Certain Persons in the Merger (page 102)

        CEQP and its general partner are effectively controlled by First Reserve, through its subsidiary Holdings. Given that CEQP effectively owns and control's Midstream's general partner, First Reserve effectively controls Midstream as well as CEQP.

        In considering the recommendation of the Midstream Board with respect to the merger, Midstream unitholders should be aware that certain of the executive officers and directors of Midstream GP have interests in the transaction that differ from, or are in addition to, the interests of Midstream unitholders generally, including:

  •
  All of the directors and executive officers of Midstream GP will receive continued indemnification for their actions as directors and executive officers.

  •
  Certain directors of Midstream GP, none of whom is a member of the Midstream Conflicts Committee, own CEQP common units.

  •
  Some of Midstream GP's directors, none of whom is a member of the Midstream Conflicts Committee, also serve as executive officers of Equity GP, have certain duties to the limited partners of CEQP and are compensated, in part, based on the performance of CEQP.

        Each of the executive officers and directors of Equity GP is currently expected to remain an executive officer and director of Equity GP following the merger. The persons who will be elected as additional executive officers or directors of Equity GP following the merger have not yet been determined.

        Robert G. Phillips, Alvin Bledsoe, Michael G. France, Warren H. Gfeller, John J. Sherman and David M. Wood, who are directors of Midstream GP, also serve as directors of Equity GP.

The Merger Agreement (page 73)

        The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this document. You are encouraged to read the merger agreement because it is the legal document that governs the merger.

Material U.S. Federal Income Tax Consequences of the Merger (page 128)

        Tax matters associated with the merger are complicated. The U.S. federal income tax consequences of the merger to a Midstream unitholder will depend on such unitholder's specific tax situation. The tax discussions in this proxy statement/prospectus focus on the U.S. federal income tax consequences generally applicable to individuals who are residents or citizens of the United States that hold Midstream units as capital assets, and these discussions have only limited application to other unitholders, including those subject to special tax treatment. Midstream unitholders are urged to consult their tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger that will be applicable to them.

        Midstream expects to receive an opinion from Vinson & Elkins LLP to the effect that no gain or loss should be recognized by Midstream unitholders to the extent new CEQP units are received as a result of the merger, other than gain resulting from either (i) any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code, or (ii) any cash received in lieu of any fractional new CEQP units. CEQP also expects to receive an opinion from Vinson & Elkins LLP to the effect that no gain or loss should be recognized by CEQP unitholders as a result of the merger (other than gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code). Opinions of counsel, however, are subject to certain limitations and are not binding on the Internal Revenue Service, "IRS" and no assurance can be given that the IRS would not successfully assert a contrary position regarding the merger and the opinions of counsel.

        Please read "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 128 for a more complete discussion of the U.S. federal income tax consequences of the merger.

Other Information Related to the Merger

  No Dissenters' or Appraisal Rights (page 70)

        Neither Midstream common unitholders nor Midstream preferred unitholders have dissenters' or appraisal rights under applicable Delaware law or contractual appraisal rights under Midstream's partnership agreement or the merger agreement.

  Antitrust and Regulatory Matters (page 70)

        The merger is subject to both state and federal antitrust laws. Under the rules applicable to partnerships, no filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). However, CEQP or Midstream may receive inquiries or requests for information concerning the proposed merger and related transactions from the Federal Trade Commission ("FTC"), the Antitrust Division of the Department of Justice ("DOJ"), or individual states, and the FTC or DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest.

  Listing of Common Units to be Issued in the Merger (page 70)

        CEQP expects to obtain approval to list on the NYSE the CEQP common units to be issued pursuant to the merger agreement, which approval is a condition to the merger.

  Accounting Treatment of the Merger (page 70)

        The proposed merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidations—Overall—Changes in Parent's Ownership Interest in a Subsidiary. Because CEQP controls Midstream both before and after the merger and related transactions, the changes in CEQP's ownership interest in Midstream will be accounted for as an equity transaction and no gain or loss will be recognized in CEQP's consolidated statements of operations resulting from the merger. The proposed merger represents CEQP's acquisition of the noncontrolling interests in Midstream.

  Comparison of the Rights of CEQP and Midstream Unitholders (page 107)

        Midstream common unitholders will own CEQP common units following the completion of the merger, and their rights associated with CEQP common units will be governed by, in addition to Delaware law, CEQP's partnership agreement, which differs in a number of respects from Midstream's partnership agreement.

        As a condition to closing of transactions contemplated under the merger agreement, the parties have agreed to execute and deliver (i) the CEQP Partnership Agreement Amendment to CEQP's partnership agreement to create the CEQP preferred units, (ii) a Registration Rights Agreement intended to give the holders of CEQP preferred units substantially the same rights as they currently have with respect to their Midstream preferred units under a corresponding agreement with Midstream; and (iii) a Board Representation and Standstill Agreement intended to give the holders of CEQP preferred units substantially the same rights as they currently have with respect to their Midstream preferred units under a corresponding agreement with Midstream. After giving effect to these transactions, the CEQP preferred units will constitute Substantially Equivalent Units (as defined in Midstream's partnership agreement). Please read "Comparison of the Rights of CEQP And Midstream Unitholders" for a more complete discussion of the rights of Midstream and CEQP unitholders.

  Pending Litigation (page 70)

        On May 20, 2015, Lawrence G. Farber, a purported unitholder of Midstream, filed a complaint in the Southern District of the United States, Houston Division, as a putative class action on behalf of the Midstream unitholders, captioned Lawrence G. Farber, individually and on behalf of all others similarly situated v. Crestwood Midstream Partners LP, Crestwood Midstream GP, LLC, Robert G. Phillips, Alvin Bledsoe, Michael G. France, Philip D. Gettig, Warren H. Gfeller, David Lumpkins, John J. Sherman, David Wood, Crestwood Equity Partners LP, Crestwood Equity GP LLC, CEQP ST Sub LLC, MGP GP, LLC, Crestwood Midstream Holdings LP, and Crestwood Gas Services GP, LLC, Civil Action No. 4:15-cv-1367. This complaint alleges, among other things, that Midstream GP breached its fiduciary duties, certain individual defendants have breached their fiduciary duties of loyalty and due care, and that other defendants have aided and abetted such breaches. On July 6, 2015, the plaintiff in such lawsuit filed an amended complaint, which further alleges that the named defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder by disseminating a false and materially misleading proxy statement in connection with the merger. The plaintiff seeks to enjoin the merger unless and until such alleged breaches have been cured.

        On July 21, 2015, Isaac Aron, another purported unitholder of Midstream, filed a complaint in the Southern District of the United States, Houston Division, as a putative class action on behalf of the Midstream unitholders, captioned Isaac Aron, individually and on behalf of all others similarly situated

v. Robert G. Phillips, Alvin Bledsoe, Michael G. France, Philip D. Gettig, Warren H. Gfeller, David Lumpkins, John J. Sherman, David Wood, Crestwood Midstream Partners LP, Crestwood Midstream Holdings LP, Crestwood Midstream GP LLC, Crestwood Gas Services GP, LLC, Crestwood Equity Partners LP, Crestwood Equity GP LLC, CEQP ST SUB LLC and MGP GP, LLC, Civil Action No. 4:15-cv-2101. The complaint alleges, among other things, that Midstream GP and certain individual defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder by disseminating a false and materially misleading proxy statement in connection with the merger. The plaintiff seeks to enjoin the merger unless and until certain information is disclosed to Midstream unitholders.

        On August 10, 2015, the Kenneth C. Halter Trust, another purported unitholder of Midstream, by and through its trustee, filed a complaint in the Delaware Court of Chancery seeking to inspect and make copies and extracts of certain books and records of Midstream for the purpose of investigating possible mismanagement and alleged breaches of Midstream's partnership agreement by the Midstream Board in connection with merger.

        While CEQP and Midstream cannot predict the outcome of these lawsuits or any other lawsuits that might be filed subsequent to the date of the filing of this proxy statement/prospectus, nor can CEQP and Midstream predict the amount of time and expense that will be required to resolve these lawsuits or any other lawsuits, CEQP, Midstream and the other defendants named in this lawsuit intend to defend vigorously against this and any other actions.

Summary of Risk Factors (page 30)

        You should consider carefully all of the risk factors together with all of the other information included in this proxy statement/prospectus before deciding how to vote. The risks related to the merger and the related transactions, CEQP's business, CEQP common units and risks resulting from CEQP's organizational structure are described under the caption "Risk Factors" beginning on page 30 of this proxy statement/prospectus. Some of these risks include, but are not limited to, those described below:

  •
  Midstream's partnership agreement limits the fiduciary duties of Midstream GP to common unitholders and restricts the remedies available to common unitholders for actions taken by Midstream GP that might otherwise constitute breaches of fiduciary duty.

  •
  The directors and executive officers of Midstream GP may have interests relating to the merger that differ in certain respects from the interests of the Midstream unaffiliated unitholders.

  •
  The exchange ratio is fixed and the market value of the merger consideration to Midstream unaffiliated unitholders on the closing date will be equal to 2.75 times the price of CEQP common units at the closing of the merger, which market value will decrease if the market value of CEQP's common units decreases.

  •
  The pro forma financial statements are presented for illustrative purposes only and may not be an indication of CEQP's financial condition or results of operations following the merger.

  •
  The transactions contemplated by the merger agreement may not be consummated even if Midstream unitholders approve the merger agreement and the merger.

  •
  While the merger agreement is in effect, both Midstream and CEQP may lose opportunities to enter into different business combination transactions with other parties on more favorable terms, and may be limited in their ability to pursue other attractive business opportunities.

  •
  No ruling has been obtained with respect to the U.S. federal income tax consequences of the merger.

  •
  The intended U.S. federal income tax consequences of the merger are dependent upon CEQP being treated as a partnership for U.S. federal income tax purposes.

  •
  Midstream unitholders could recognize taxable income or gain for U.S. federal income tax purposes as a result of the merger.

Organizational Chart

Before the Merger

        The following diagram depicts a simplified organizational structure of CEQP and Midstream as of August 1, 2015 before the consummation of the merger and the other transactions contemplated by the merger agreement.

Crestwood Holdings LLC
2,497,071 Common Units
100%
99% Limited Partner Interest
100% General Partner Interest
Crestwood Holdings LP
1% Limited Partner Interest
Crestwood Gas Services Holdings LLC
18,339,314 Common Units
IPCH Acq. Crestwood Partners
Public
100%
Crestwood Equity GP LLC
49,421,509 Common Units
4,387,889 Subordinated Units
133,406,956 Common Units
4,867,252 Class A Units
Non-Economic General Partner Interest
Crestwood Equity Partners LP
NYSE: CEQP
100%
100%
100%
Operating Subsidiaries
MGP GP, LLC
CEQP Finance Corp.
100% Limited Partner Interest
Non-Economic General Partner Interest
7,137,841 Common Units
Crestwood Midstream Holdings LP
100% IDR's
100%
Crestwood Midstream GP LLC
Class A Preferred Holders
Public
100%
Non-Economic General Partner Interest
18,756,098 Preferred Units
Crestwood Gas Services GP LLC
21,597 Common Units
Crestwood Midstream Partners LP
NYSE: CMLP
160,291,224 Common Units
100%
100%
Operating Subsidiaries
Crestwood Midstream Finance Corp.

After the Merger

        The following diagram depicts a simplified organizational structure of CEQP and Midstream immediately after giving effect to the merger and the other transactions contemplated by the merger agreement.

(1)
Includes 2,390,439 Midstream preferred units that will be issued prior to closing.

 SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION OF
CEQP AND MIDSTREAM

Selected Historical Consolidated Financial Data of CEQP

        The following selected historical consolidated financial data as of and for each of the years ended December 31, 2014, 2013, 2012 and 2011 are derived from CEQP's historical audited consolidated financial statements. CEQP derived the income statement and cash flow data for the year ended December 31, 2010 from CEQP's historical audited consolidated financial statements and the balance sheet data from its accounting records. The selected historical consolidated financial data as of and for each of the six months ended June 30, 2015 and 2014 are derived from CEQP's historical unaudited consolidated financial statements. The selected historical consolidated information for the two periods in 2010 (January 1, 2010 through September 30, 2010, the "Predecessor Period" and October 1, 2010 through December 31, 2010, the "Successor Period") relate to the periods before and after Holdings' acquisition of Quicksilver Resources, Inc.'s ownership interest in CGS. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto set forth in CEQP's Annual Report on Form 10-K for the year ended December 31, 2014 and CEQP's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."

	Successor							Predecessor
							Period from October 1, 2010 to December 31, 2010	Period from January 1, 2010 to September 30, 2010
	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011

	(Unaudited)
		(in millions, expect per unit data)
Income and Cash Flow Data:
Revenues	$1,373.0	$1,897.9	$3,931.3	$1,426.7	$239.5	$205.8	$31.3	$82.3
Operating income (loss)	(200.4)	75.1	117.9	28.2	61.4	71.0	5.8	37.5
Earnings (loss) from unconsolidated affiliates	8.4	(1.6)	(0.7)	(0.1)	—	—	—	—
Income (loss) before income taxes	(277.8)	9.4	(9.3)	(49.6)	25.6	43.4	1.1	28.7
Net income (loss)	(277.9)	8.4	(10.4)	(50.6)	24.4	42.1	1.8	28.6
Net (income) loss attributable to non-controlling partners	246.2	6.8	66.8	57.3	(9.5)	(34.4)	(1.1)	(26.8)
Net income (loss) attributable to CEQP	(31.7)	15.2	56.4	6.7	14.9	7.7	0.7	1.8
Basic and diluted net income (loss) per limited partner unit	$(0.17)	$0.08	$0.30	$0.06	$0.38	$0.19	$0.02	$0.04
Weighted-average limited partners' units outstanding (in thousands)
Basic	182,820	182,001	182,009	109,145	35,103	35,103	35,103	35,103
Diluted	187,208	186,389	186,397	113,533	39,491	39,491	39,491	39,491
Distributions declared per limited partner unit(a)	$0.1375	$0.1375	$0.55	$0.6925	$1.33	$2.82	$0.705	$2.105
Balance Sheet Data:
Property, plant and equipment, net	$3,853.0		$3,893.8	$3,905.3	$1,102.4	$916.8	$710.4
Total assets	7,979.7		8,461.4	8,523.2	2,301.6	1,739.2	1,303.1
Long-term debt, including current portion	2,519.4		2,396.5	2,266.0	685.2	512.5	283.5
Other long-term liabilities(b)	46.9		47.2	140.4	17.2	15.5	9.9

	Successor							Predecessor
							Period from October 1, 2010 to December 31, 2010	Period from January 1, 2010 to September 30, 2010
	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011

	(Unaudited)
		(in millions, expect per unit data)
Other Financial Data:
EBITDA (unaudited)(c)	$(42.7)	$211.2	$403.1	$196.2	$134.6	$124.9	$16.0	$54.2
Adjusted EBITDA (unaudited)(c)	275.0	234.3	495.9	297.7	134.4	110.9	19.5	58.9
Net cash provided by operating activities	211.1	127.2	283.0	188.3	102.1	86.3	3.1	44.9
Net cash used in investing activities	(108.4)	(256.1)	(483.0)	(1,042.9)	(616.6)	(456.5)	(16.6)	(132.7)
Net cash provided by (used in) financing activities	(110.2)	141.9	203.6	859.7	513.8	371.0	13.4	87.2
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA:
Net income (loss)	$(277.9)	$8.4	$(10.4)	$(50.6)	$24.4	$42.1	$1.8	$28.6
Depreciation, amortization and accretion	149.0	137.5	285.3	167.9	73.2	53.9	10.2	16.7
Interest and debt expense, net	69.0	64.3	126.6	73.6	35.0	27.6	4.7	8.8
Loss on modification/extinguishment of debt	17.1	—	0.5	4.3	0.8	—	—	—
Provision (benefit) for income taxes	0.1	1.0	1.1	1.0	1.2	1.3	(0.7)	0.1

EBITDA(c)	$(42.7)	$211.2	$403.1	$196.2	$134.6	$124.9	$16.0	$54.2

Unit-based compensation charges	11.7	11.6	21.3	17.4	1.9	0.9	3.5	2.0
(Gain) loss on long-lived assets, net	1.6	(1.7)	1.9	(5.3)	—	(1.1)	—	—
Goodwill impairment	281.0	—	48.8	4.1	—	—	—	—
(Gain) loss on contingent consideration	—	8.6	8.6	31.4	(6.8)	(17.2)	—	—
(Earnings) loss from unconsolidated affiliates, net	(8.4)	1.6	0.7	0.1	—	—	—	—
Adjusted EBITDA from unconsolidated affiliates, net	12.2	2.1	6.9	2.5	—	—	—	—
Change in fair value of commodity inventory-related derivative contracts	2.6	(7.8)	(10.3)	10.7	—	—	—	—
Significant transaction and environmental-related costs and other items	17.0	8.7	14.9	40.6	4.7	3.4	—	2.7

Adjusted EBITDA(c)	$275.0	$234.3	$495.9	$297.7	$134.4	$110.9	$19.5	$58.9

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Adjusted EBITDA:
Net cash provided by operating activities	$211.1	$127.2	$283.0	$188.3	$102.1	$86.3	$3.1	$44.9
Net changes in operating assets and liabilities	(28.0)	37.4	73.8	(19.6)	(4.1)	(4.2)	13.1	5.8
Amortization of debt-related deferred costs, discounts and premiums	(4.4)	(3.9)	(8.5)	(9.2)	(5.5)	(3.5)	(0.7)	(0.6)
Interest and debt expense, net	69.0	64.3	127.1	77.9	35.8	27.6	4.7	8.8

	Successor							Predecessor
							Period from October 1, 2010 to December 31, 2010	Period from January 1, 2010 to September 30, 2010
	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011

	(Unaudited)
		(in millions, expect per unit data)
Market adjustment on interest rate swaps	0.5	1.2	2.7	1.7	—	—	—	—
Unit-based compensation charges	(11.7)	(11.6)	(21.3)	(17.4)	(1.9)	(0.9)	(3.5)	(2.0)
Gain (loss) on long-lived assets, net	(1.6)	1.7	(1.9)	5.3	—	1.1	—	—
Goodwill impairment	(281.0)	—	(48.8)	(4.1)	—	—	—	—
Gain (loss) on contingent consideration	—	(8.6)	(8.6)	(31.4)	6.8	17.2	—	—
Earnings (loss) from unconsolidated affiliates, net, adjusted for cash distributions	2.1	(1.6)	(0.7)	(0.1)	—	—	—	—
Deferred income taxes	1.6	4.1	5.2	2.8	—	—	0.9	(0.1)
Provision (benefit) for income taxes	0.1	1.0	1.1	1.0	1.2	1.3	(0.7)	0.1
Other non-cash income (expense)	(0.4)	—	—	1.0	0.2	—	(0.9)	(2.7)

EBITDA(c)	$(42.7)	$211.2	$403.1	$196.2	$134.6	$124.9	$16.0	$54.2
Unit-based compensation charges	11.7	11.6	21.3	17.4	1.9	0.9	3.5	2.0
(Gain) loss on long-lived assets, net	1.6	(1.7)	1.9	(5.3)	—	(1.1)	—	—
Goodwill impairment	281.0	—	48.8	4.1	—	—	—	—
(Gain) loss on contingent consideration	—	8.6	8.6	31.4	(6.8)	(17.2)	—	—
(Earnings) loss from unconsolidated affiliates, net	(8.4)	1.6	0.7	0.1	—	—	—	—
Adjusted EBITDA from unconsolidated affiliates, net	12.2	2.1	6.9	2.5	—	—	—	—
Change in fair value of commodity inventory-related derivative contracts	2.6	(7.8)	(10.3)	10.7	—	—	—	—
Significant transaction and environmental-related costs and other items	17.0	8.7	14.9	40.6	4.7	3.4	—	2.7

Adjusted EBITDA(c)	$275.0	$234.3	$495.9	$297.7	$134.4	$110.9	$19.5	$58.9

Other Data:
Ratio of earnings to fixed charges(d)	—	1.0	—	—	1.7	2.4	3.2

(a)
Quarterly distributions are paid in the quarter following the quarterly period for which the distributions are declared.

(b)
Other long-term liabilities primarily include our capital leases, asset retirement obligations and the fair value of unfavorable contracts recorded in purchase accounting.

(c)
EBITDA is defined as income before income taxes, plus debt-related costs (net interest and debt expense and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest and the impact of certain significant items, such as unit-based compensation charges, gains and impairments of long-lived assets and goodwill, gains and losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, change in fair value of certain inventory-related commodity derivative contracts, certain costs related to our 2015 cost savings initiatives, and other transactions identified in a specific reporting period. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

(d)
For the purposes of computing the ratio of earnings to fixed charges, "earnings" consists of pretax income before adjustment for non-controlling interest and income from equity investees plus fixed charges (excluding capitalized interest) and amortized capitalized interest. "Fixed charges" represents interest incurred (whether expensed or capitalized), amortization of debt costs and that portion of rental expense on operating leases deemed to be the equivalent of interest. For the six months ended June 30, 2015, earnings were inadequate to cover fixed charges by $292.6 million. For the years ended December 31, 2014 and 2013, earnings were inadequate to cover fixed charges by $33.6 million and $57.8 million, respectively.

Selected Historical Consolidated Financial Data of Midstream

        The following selected historical consolidated financial data as of and for each of the years ended December 31, 2014, 2013, 2012, 2011 and 2010 are derived from Midstream's historical audited consolidated financial statements. The selected historical consolidated financial data as of and for the six months ended June 30, 2015 and 2014 are derived from Midstream's historical unaudited consolidated financial statements. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto set forth in Midstream's Annual Report on Form 10-K for the year ended December 31, 2014 and Midstream's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Unaudited)
	(in millions, expect per unit data)
Income and Cash Flow Data:
Revenues	$933.5	$1,212.7	$2,565.5	$658.6	$239.5	$205.8	$113.6
Operating income	51.1	76.7	90.9	57.1	75.9	73.9	47.9
Earnings (loss) from unconsolidated affiliates	8.4	(1.6)	(0.7)	(0.1)	—	—	—
Income (loss) before income taxes	(20.1)	18.0	(21.2)	(14.4)	40.1	46.3	34.3
Net income (loss)	(20.5)	17.2	(21.9)	(15.1)	38.9	45.0	34.9
Net income attributable to non-controlling partners	(11.3)	(6.8)	(16.8)	(4.9)	—	—	—
Net income (loss) attributable to Midstream	(31.8)	10.4	(38.7)	(20.0)	38.9	45.0	34.9
Basic and diluted net income (loss) per limited partner unit	$(0.34)	$(0.03)	$(0.46)	$(0.82)	$0.26	$0.58	$0.50
Weighted-average limited partners' units outstanding (in thousands)
Basic	188,291	187,920	187,942	99,183	64,656	64,656	64,656
Diluted	188,291	187,920	187,942	99,183	64,656	64,656	64,656
Distributions declared per limited partner unit(a)	$0.41	$0.41	$1.64	$1.61	$1.525	$0.04	$—
Balance Sheet Data:
Property, plant and equipment, net	$3,487.1		$3,518.1	$3,350.1	$939.9	$746.0	$531.4
Total assets	6,501.2		6,596.5	6,401.8	1,610.6	1,026.9	570.6
Long-term debt, including current portion	2,165.5		2,013.5	1,870.8	685.2	512.5	283.5
Other long-term liabilities(b)	30.9		31.2	26.3	17.2	15.5	9.9
Other Financial Data:
EBITDA (unaudited)(c)	$180.0	$180.8	$311.9	$178.7	$127.8	$107.7	$70.2
Adjusted EBITDA (unaudited)(c)	250.1	208.6	442.5	261.9	134.4	110.9	78.4
Net cash provided by operating activities	147.9	111.1	322.9	186.5	102.1	86.3	48.0
Net cash used in investing activities	(102.8)	(248.5)	(570.9)	(1,036.5)	(616.6)	(456.5)	(149.3)
Net cash provided by (used in) financing activities	(49.5)	152.0	249.9	852.6	513.8	371.0	100.6
Reconciliation of Net Income to EBITDA and Adjusted EBITDA:
Net income (loss)	$(20.5)	$17.2	$(21.9)	$(15.1)	$38.9	$45.0	$34.9
Depreciation, amortization and accretion	120.5	105.7	221.7	121.7	51.9	33.8	22.4
Interest and debt expense, net	62.5	57.1	111.4	67.1	35.0	27.6	13.5
Loss on modification/extinguishment of debt	17.1	—	—	4.3	0.8	—	—
Provision (benefit) for income taxes	0.4	0.8	0.7	0.7	1.2	1.3	(0.6)

EBITDA(c)	$180.0	$180.8	$311.9	$178.7	$127.8	$107.7	$70.2

Unit-based compensation charges	10.5	9.8	18.1	15.8	1.9	0.9	5.5
(Gain) loss on long-lived assets, net	1.4	(1.6)	33.6	(5.4)	—	(1.1)	—
Goodwill impairment	40.2	—	48.8	4.1	—	—	—
Loss on contingent consideration	—	8.6	8.6	31.4	—	—	—
(Earnings) loss from unconsolidated affiliates, net	(8.4)	1.6	0.7	0.1	—	—	—
Adjusted EBITDA from unconsolidated affiliates, net	12.2	2.1	6.9	2.5	—	—	—
Significant transaction and environmental-related costs and other items	14.2	7.3	13.9	34.7	4.7	3.4	2.7

Adjusted EBITDA(c)	$250.1	$208.6	$442.5	$261.9	$134.4	$110.9	$78.4

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Unaudited)
	(in millions, expect per unit data)

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Adjusted EBITDA:
Net cash provided by operating activities	$147.9	$111.1	$322.9	$186.5	$102.1	$86.3	$48.0
Net changes in operating assets and liabilities	23.6	34.3	(5.4)	(24.7)	(4.1)	(4.2)	18.9
Amortization of debt-related deferred costs, discounts and premiums	(3.9)	(3.6)	(7.3)	(9.1)	(5.5)	(3.5)	(1.3)
Interest and debt expense, net	62.5	57.1	111.4	71.4	35.8	27.6	13.5
Unit-based compensation charges	(10.5)	(9.8)	(18.1)	(15.8)	(1.9)	(0.9)	(5.5)
Gain (loss) on long-lived assets, net	(1.4)	1.6	(33.6)	5.4	—	1.1	—
Goodwill impairment	(40.2)	—	(48.8)	(4.1)	—	—	—
Loss on contingent consideration	—	(8.6)	(8.6)	(31.4)	—	—	—
(Earnings) loss from unconsolidated affiliates, net, adjusted for cash distributions	2.1	(1.6)	(0.7)	(0.1)	—	—	—
Deferred income taxes	(0.3)	(0.5)	(0.6)	—	—	—	0.8
Provision (benefit) for income taxes	0.4	0.8	0.7	0.7	1.2	1.3	(0.6)
Other non-cash income (expense)	(0.2)	—	—	(0.1)	0.2	—	(3.6)

EBITDA(c)	$180.0	$180.8	$311.9	$178.7	$127.8	$107.7	$70.2
Unit-based compensation charges	10.5	9.8	18.1	15.8	1.9	0.9	5.5
(Gain) loss on long-lived assets, net	1.4	(1.6)	33.6	(5.4)	—	(1.1)	—
Goodwill impairment	40.2	—	48.8	4.1	—	—	—
Loss on contingent consideration	—	8.6	8.6	31.4	—	—	—
(Earnings) loss from unconsolidated affiliates, net	(8.4)	1.6	0.7	0.1	—	—	—
Adjusted EBITDA from unconsolidated affiliates, net	12.2	2.1	6.9	2.5	—	—	—
Significant transaction and environmental-related costs and other items	14.2	7.3	13.9	34.7	4.7	3.4	2.7

Adjusted EBITDA(c)	$250.1	$208.6	$442.5	$261.9	$134.4	$110.9	$78.4

Other Data:
Ratio of earnings to fixed charges(d)	—	1.2	—	—	2.0	2.5	3.5

(a)
Quarterly distributions are paid in the quarter following the quarterly period for which the distributions are declared.

(b)
Other long-term liabilities primarily include our capital leases and asset retirement obligations.

(c)
EBITDA is defined as income before income taxes, plus debt-related costs (net interest and debt expense and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest and the impact of certain significant items, such as unit-based compensation charges, gains and impairments of long-lived assets and goodwill, gains and losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, certain costs related to our 2015 cost savings initiatives, and other transactions identified in a specific reporting period. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

(d)
For the purposes of computing the ratio of earnings to fixed charges, "earnings" consists of pretax income before adjustment for non-controlling interest and income from equity investees plus fixed charges (excluding capitalized interest) and amortized capitalized interest. "Fixed charges" represents interest incurred (whether expensed or capitalized), amortization of debt costs and that portion of rental expense on operating leases deemed to be the equivalent of interest. For the six months ended June 30, 2015, earnings were inadequate to cover fixed charges by $34.9 million. For the years ended December 31, 2014 and 2013, earnings were inadequate to cover fixed charges by $45.3 million and $22.6 million, respectively.

Selected Unaudited Pro Forma Condensed Combined Financial Information

        The following table sets forth selected unaudited pro forma condensed combined financial information for CEQP after giving effect to the merger. The selected unaudited pro forma condensed combined financial information is derived from the unaudited pro forma condensed combined financial statements included in this proxy statement. For a complete discussion of the pro forma adjustments underlying the amounts in the table below, please read the section titled "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page F-1.

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
	(in millions, except per unit amounts)
Unaudited Pro Forma Condensed Combined Statements of Income Information:
Revenues	$1,373.0	$3,931.3
Operating income (loss)	(200.4)	117.9
Earnings (loss) from equity investments	8.4	(0.7)
Net loss	(277.9)	(10.4)
Net loss attributable to CEQP	(289.2)	(27.2)
Basic and diluted loss per limited partner unit	$(0.45)	$(0.06)
Weighted-average limited partners' units outstanding
Basic	681.0	680.1
Diluted	685.4	684.5

As of June 30, 2015
(in millions)
Unaudited Pro Forma Condensed Combined Balance Sheet Information:
Total assets	$7,957.7
Total debt(a)	2,519.4
Total liabilities	2,869.5
CEQP's partners' capital	4,909.0
Noncontrolling interests	179.2
Total partners' capital	5,088.2

(a)
Includes current portion of $12.3 million.

Unaudited Comparative Per Unit Information

        The following table sets forth: (a) certain historical per unit information of CEQP; (b) certain historical per unit information of Midstream; and (c) unaudited pro forma combined and equivalent pro forma combined per unit information after giving effect to the merger.

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Historical—CEQP
Net income (loss) per limited partner unit—basic and diluted	$(0.17)	$0.30
Distributions per unit declared for the period	$0.1375	$0.55
Book value per unit(a)	$3.70	$4.16
Historical—Midstream
Net loss per limited partner unit—basic and diluted	$(0.34)	$(0.46)
Distributions per unit declared for the period	$0.41	$1.64
Book value per unit(a)	$18.42	$19.56
Pro forma combined—CEQP
Net loss per limited partner unit—basic and diluted(b)	$(0.45)	$(0.06)
Distributions per unit declared for the period(c)	$0.29	$0.58
Book value per unit(d)	$6.48	n/a
Equivalent pro forma combined—Midstream(e)
Net loss per limited partner unit—basic and diluted	$(1.24)	$(0.17)
Distributions per unit declared for the period	$0.80	$1.60
Book value per unit	$17.82	n/a

(a)
The historical book value per unit was calculated as follows (in millions, except per unit amounts):

	Six Months Ended June 30, 2015
	CEQP	Midstream
Partners' capital before preferred and noncontrolling interests	$692.6	$3,468.5
Divided by: Number of limited partners' units outstanding as of end of period	187.3	188.3

Book value per unit	$3.70	$18.42

	Year Ended December 31, 2014
	CEQP	Midstream
Partners' capital before preferred and noncontrolling interests	$776.2	$3,678.0
Divided by: Number of limited partners' units outstanding as of end of period	186.4	188.0

Book value per unit	$4.16	$19.56

(b)
Amounts are from the unaudited pro forma condensed combined financial statements included under "Unaudited Pro Forma Condensed Combined Pro Forma Financial Statements."

(c)
The pro forma combined—CEQP distributions declared amounts were calculated as follows (in millions, except per unit amounts):

	Six Months Ended June 30, 2015
	CEQP	Midstream	Total
Declared distributions to limited partner units, excluding Midstream units held by CEQP (historical)	$51.5	$148.6	$200.1
Divided by: Pro forma combined number of units outstanding as of date of record			685.4

Dividends per unit declared for the period (pro forma)			$0.29

	Year Ended December 31, 2014
	CEQP	Midstream	Total
Declared distributions to limited partner units, excluding Midstream units held by CEQP (historical)	$102.7	$296.7	$399.4
Divided by: Pro forma combined number of units outstanding as of date of record			684.5

Dividends per unit declared for the period (pro forma)			$0.58

(d)
The pro forma combined—CEQP, book value per unit was calculated as follows (in millions, except per unit amounts):

As of June 30, 2015
Partners' capital before preferred and non-controlling interests	$4,444.6
Divided by: number of limited partners' units outstanding	685.4

Book value per unit	$6.48

(e)
Equivalent pro forma amounts are calculated by multiplying pro forma combined CEQP amounts by the exchange ratio of 2.75 units of CEQP limited partner units for each Midstream unit.

 MARKET PRICES AND DISTRIBUTION INFORMATION

        CEQP common units are traded on the NYSE under the ticker symbol "CEQP," and the Midstream common units are traded on the NYSE under the ticker symbol "CMLP." The following table sets forth, for the periods indicated, the range of high and low sales prices per unit for CEQP common units and Midstream common units, on the NYSE composite tape, as well as information concerning quarterly cash distributions declared and paid with respect to each period. All references to sales prices and distributions per unit in the following table are as reported in published financial sources.

	CEQP Common Units				Midstream Common Units
	Sales Prices				Sales Prices
			Distribution Rate(1)				Distribution Rate(1)
	High	Low			High	Low
2013
First Quarter	$20.91	$18.42	$0.290		$25.00	$22.27	$0.395
Second Quarter	$25.34	$13.55	$0.130		$26.01	$21.03	$0.400
Third Quarter	$16.89	$12.59	$0.135		$25.60	$21.41	$0.405
Fourth Quarter	$15.30	$11.83	$0.1375		$24.94	$20.40	$0.410
2014
First Quarter	$14.51	$12.41	$0.1375		$24.88	$21.62	$0.410
Second Quarter	$15.04	$12.85	$0.1375		$24.20	$21.25	$0.410
Third Quarter	$15.40	$10.55	$0.1375		$24.25	$20.23	$0.410
Fourth Quarter	$10.73	$5.84	$0.1375		$22.78	$13.73	$0.410
2015
First Quarter	$8.46	$5.80	$0.1375		$16.77	$13.03	$0.410
Second Quarter	$7.01	$4.01	$0.1375		$16.44	$14.43	$0.410
Third Quarter (through August 26, 2015)	$4.30	$2.55	n/a	(2)	$12.11	$6.98	n/a	(2)

(1)
Represents cash distribution declared with respect to the quarter presented and paid in the following quarter. The partnership agreements of both CEQP and Midstream require them to distribute all of their "available cash," as defined in their respective partnership agreements, within 45 days after the end of each quarter. The payment of future quarterly cash distributions by CEQP and/or Midstream, therefore, will depend on their respective "available cash" amounts at the end of each quarter.

(2)
Neither the cash distribution of CEQP nor the cash distribution of Midstream with respect to the third quarter of 2015 has been declared or paid by CEQP or Midstream, respectively, as of the date of this proxy statement/prospectus.

        The last reported sale price of Midstream common units on the NYSE on May 5, 2015, the last trading day before CEQP and Midstream entered into and announced the merger agreement, was $16.00 per unit. Likewise, the last reported sale price of CEQP common units was $6.82 per unit on May 5, 2015.

        The last reported sale price of Midstream common units on the NYSE on August 26, 2015, the last trading day before the filing of the registration statement of which this proxy statement/prospectus is a part, was $7.13 per unit. Likewise, the last reported sale price of CEQP common units was $2.67 per unit on August 26, 2015.

        As of February 13, 2015, CEQP had 187,349,776 common units outstanding held by approximately 247 holders of record. As of the record date for the special meeting, Midstream had 188,306,968 outstanding common units held by approximately 239 holders of record.

RISK FACTORS

        You should consider carefully the following risk factors, together with all of the other information included in, or incorporated by reference into, this proxy statement/prospectus before deciding how to vote. In particular, please read Part I, Item 1A, "Risk Factors," in the Annual Reports on Form 10-K for the year ended December 31, 2014 for each of CEQP and Midstream incorporated by reference herein. This document also contains forward-looking statements that involve risks and uncertainties. Please read "Information Regarding Forward-Looking Statements."

Risks Related to the Merger

Midstream's partnership agreement limits the fiduciary duties of Midstream GP to common unitholders and restricts the remedies available to common unitholders for actions taken by Midstream GP that might otherwise constitute breaches of fiduciary duty.

        Midstream's partnership agreement contains provisions that modify and limit Midstream GP's fiduciary duties to Midstream unitholders. Midstream's partnership agreement also restricts the remedies available to Midstream unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

        Neither Midstream GP nor its affiliates (including directors of Midstream GP) will be in breach of their obligations under Midstream's partnership agreement or its duties to Midstream or the Midstream unitholders if the resolution of any conflict of interest is:

  •
  approved by a majority of the members of the Midstream Conflicts Committee; or

  •
  approved by a vote of the majority of the Midstream common units (excluding Midstream common units owned by Midstream GP and its affiliates);

        In light of conflicts of interest in connection with the merger between CEQP, Midstream GP and its controlling affiliates, on the one hand, and Midstream and the Midstream unaffiliated unitholders, on the other hand, the Midstream Board delegated authority to the Midstream Conflicts Committee to consider, analyze, review, evaluate, determine and recommend whether to pursue the merger and related matters and if a determination to pursue a merger and related matters were made, to negotiate the terms and conditions of a merger and related matters. Approval by a majority of the members of the Midstream Conflicts Committee is referred to as "Special Approval" in Midstream's partnership agreement. Under Midstream's partnership agreement, if any resolution or course of action with respect to a conflict of interest receives Special Approval, then such resolution or course of action shall be conclusively deemed approved by all parties and will not constitute a breach of the partnership agreement of Midstream, any agreement contemplated therein, or of any fiduciary or other duty existing at law, in equity or otherwise or obligation of any type whatsoever.

The directors and executive officers of Midstream GP may have interests relating to the merger that differ in certain respects from the interests of the Midstream unaffiliated unitholders.

        In considering the recommendation of the Midstream Board to approve the merger agreement and the merger, you should consider that some of the directors and executive officers of Midstream GP may have interests that differ from, or are in addition to, interests of Midstream unitholders generally, including:

  •
  All of the directors and executive officers of Midstream GP will receive continued indemnification for their actions as directors and executive officers.

  •
  Certain directors of Midstream GP, none of whom is a member of the Midstream Conflicts Committee, own CEQP common units.

  •
  Some of Midstream GP's directors, none of whom is a member of the Midstream Conflicts Committee, also serve as officers of Equity GP, have certain duties to the limited partners of CEQP and are compensated, in part, based on the performance of CEQP.

  •
  All of Midstream GP's officers also serve as officers of Equity GP, and are compensated, in part, based on the performance of CEQP.

The exchange ratio is fixed and the market value of the merger consideration to Midstream unaffiliated unitholders on the closing date will be equal to 2.75 times the price of CEQP common units at the closing of the merger, which market value will decrease if the market value of CEQP's common units decreases.

        The market value of the consideration that Midstream unaffiliated unitholders will receive in the merger will depend on the trading price of CEQP's common units at the closing of the merger. The 2.75 exchange ratio that determines the number of CEQP common units that Midstream unaffiliated unitholders will receive in the merger is fixed. This means that there is no "price protection" mechanism contained in the merger agreement that would adjust the number of CEQP common units that Midstream unaffiliated unitholders will receive based on any decreases in the trading price of CEQP common units. If CEQP's common unit price at the closing of the merger is less than CEQP's common unit price on the date that the merger agreement was signed, then the market value of the consideration received by Midstream unaffiliated unitholders will be less than contemplated at the time the merger agreement was signed. Consider the following example:

        Example: Pursuant to the merger agreement, Midstream common unitholders will be entitled to receive 2.75 CEQP common units for each Midstream common unit, subject to receipt of cash in lieu of any fractional Midstream common units. Based on the closing sales price of CEQP common units on May 5, 2015 of $6.82 per unit, the market value of the CEQP common units to be received by Midstream unaffiliated common unitholders (excluding the Midstream preferred units) would be approximately $2.9 billion. If the trading price for CEQP common units decreased 10% from $6.82 to $6.14, then the market value of the CEQP common units to be received by Midstream unitholders (excluding the Midstream preferred units) would be approximately $2.6 billion. Any decline in the price of CEQP common units may not be matched by a similar decline in the price of Midstream common units absent the merger

        Accordingly, there is a risk that the premium to Midstream common unitholders of approximately 17%, based upon the closing prices of the Midstream common units and CEQP common units ending May 5, 2015, the last trading day before the public announcement of the proposed merger, will not be realized by Midstream common unitholders at the time the merger is completed. CEQP common unit price changes may result from a variety of factors, including general market and economic conditions, changes in CEQP's business, operations and prospects, and regulatory considerations. Many of these factors are beyond CEQP's and Midstream's control. For historical and current market prices of CEQP common units and Midstream common units, please read the "Market Prices and Distribution Information" section of this proxy statement/prospectus.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of CEQP's financial condition or results of operations following the merger.

        The pro forma financial statements contained in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of CEQP's financial condition or results of operations following the merger for several reasons. The pro forma financial statements have been derived from the historical financial statements of CEQP and Midstream, and adjustments and assumptions have been made after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by CEQP and Midstream in connection with the merger. In addition, the pro forma financial statements do not reflect the potential impact, if any, of the decrease in CEQP's unit price since June 30, 2015 on the valuation of CEQP's consolidated assets, including goodwill. As described in CEQP's annual report on Form 10-K for the fiscal year ended December 31, 2014 and CEQP's quarterly report on Form 10-Q for the quarterly period ended June 30, 2015, the fair value of CEQP's reporting units utilized in determining the recoverability of

CEQP's assets (including goodwill) is based on a number of factors, one of which considers the enterprise value of CEQP. As a result, the actual financial condition and results of operations of CEQP following the merger may not be consistent with, or evident from, these pro forma financial statements.

        The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect CEQP's financial condition or results of operations following the merger. Any decline or potential decline in CEQP's financial condition or results of operations may cause significant variations in its unit price. Please read "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page F-1 of this proxy statement/prospectus.

The transactions contemplated by the merger agreement may not be consummated even if Midstream unitholders approve the merger agreement and the merger.

        The merger agreement contains conditions that, if not satisfied or waived, would result in the merger not occurring, even though Midstream unitholders may have voted in favor of the merger agreement. In addition, Midstream and CEQP can agree not to consummate the merger even if Midstream unitholders approve the merger agreement and the merger and the conditions to the closing of the merger are otherwise satisfied.

While the merger agreement is in effect, both Midstream and CEQP may lose opportunities to enter into different business combination transactions with other parties on more favorable terms, and may be limited in their ability to pursue other attractive business opportunities.

        While the merger agreement is in effect, Midstream is prohibited from knowingly initiating, soliciting or encouraging any inquiries or the making or submission of any proposal that constitutes or may reasonably be expected to lead to a proposal to acquire Midstream, or offering to enter into certain transactions such as a merger, sale of assets or other business combination, with any other person, subject to limited exceptions. As a result of these provisions in the merger agreement, Midstream may lose opportunities to enter into more favorable transactions. While the merger agreement is in effect, CEQP is prohibited from merging, consolidating or entering into any other business combination with any other entity or making any acquisition or disposition that would likely have a material adverse effect, as defined in the merger agreement.

        Both CEQP and Midstream have also agreed to refrain from taking certain actions with respect to their businesses and financial affairs pending completion of the merger or termination of the merger agreement. These restrictions and the non-solicitation provisions (described in more detail below in "The Merger Agreement") could be in effect for an extended period of time if completion of the merger is delayed and the parties agree to extend the December 31, 2015 outside termination date.

        In addition to the economic costs associated with pursuing a merger, each of Equity GP's and Midstream GP's management is devoting substantial time and other resources to the proposed transaction and related matters, which could limit CEQP's and Midstream's ability to pursue other attractive business opportunities, including potential joint ventures, stand-alone projects and other transactions. If either CEQP or Midstream is unable to pursue such other attractive business opportunities, its growth prospects and the long-term strategic position of its business and the combined business could be adversely affected.

Two lawsuits have been filed against Midstream, Midstream GP, directors of Midstream GP, and CEQP, among others, challenging the merger, and any injunctive relief or adverse judgment for monetary damages could prevent the merger from occurring or could have a material adverse effect on Midstream and CEQP following the merger.

        Midstream, Midstream GP and the directors of Midstream GP are named defendants in two purported class actions brought by purported unitholders of Midstream in the Southern District of the United States, Houston Division. The first action generally alleges that, among other things, Midstream GP breached its fiduciary duties, certain individual defendants have breached their fiduciary duties of loyalty and due care, and that other defendants have aided and abetted such breaches. The second action brings claims under the Securities Exchange Act of 1934 generally alleging, among other things, that Midstream GP and certain individual defendants filed an allegedly incomplete and misleading Form S-4 Registration Statement with the Securities and Exchange Commission. In both matters, plaintiffs seek to enjoin the defendants from proceeding with or consummating the merger and, to the extent that the merger is implemented before relief is granted, both plaintiffs seek to have the merger rescinded. Plaintiffs also seek money damages and attorneys' fees.

        One of the conditions to the completion of the merger is that no order, decree or injunction of any court or agency of competent jurisdiction will be in effect, and no law will have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated by the merger agreement. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment or judgments granting permanent injunctive relief could indefinitely enjoin completion of the merger. An adverse judgment or judgments for rescission or for monetary damages could have a material adverse effect on Midstream and CEQP following the merger. For more information on this lawsuit, see "Pending Litigation."

Risks Related to CEQP's Business After the Merger

CEQP's cash distributions may vary based on its operating performance and level of cash reserves.

        Distributions will be dependent on the amount of cash CEQP generates and may fluctuate based on its performance. Neither CEQP nor Midstream can guarantee that after giving effect to the merger CEQP will continue to be able to pay distributions at the current level each quarter or make any increase in the amount of distributions in the future. The amount of cash CEQP can distribute on its common units principally depends upon the amount of cash CEQP generates from its operations and payments of fees and expenses. Before CEQP pays any cash distributions on its units, it will establish reserves and pay fees and expenses, including reimbursements to its general partner and its affiliates, for all expenses they incur and payments they make on CEQP's behalf. These costs will reduce the amount of cash available to pay distributions to CEQP unitholders and, to the extent CEQP is unable to declare and pay fixed cash distributions on the CEQP preferred units following the quarter ending June 30, 2017, CEQP cannot make cash distributions to its common unitholders until all payments accruing on the CEQP preferred units have been repaid.

        The actual amount of cash that is available to be distributed each quarter will depend upon numerous factors, some of which will be beyond CEQP's control and the control of its general partner. These factors include but are not limited to the following:

  •
  the volume of products that CEQP handles and the prices it receives for its products and services;

  •
  the level of CEQP's operating costs;

  •
  the level of competition from third parties;

  •
  prevailing economic conditions, including the price of and demand for NGLs, crude oil, natural gas and other products CEQP will gather, process, transport, store and market;

  •
  the level of capital expenditures CEQP will make and the availability of, and timing of completion of, organic growth projects;

  •
  the restrictions contained in CEQP's debt agreements and debt service requirements;

  •
  fluctuations in CEQP's working capital needs;

  •
  the weather in CEQP's operating areas;

  •
  the availability and cost of acquisitions, if any;

  •
  regulatory changes; and

  •
  the amount, if any, of cash reserves established by Equity GP in its discretion.

        In addition, CEQP's ability to pay the minimum quarterly distribution each quarter will depend primarily on its cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which is affected by non-cash items. As a result, CEQP may make cash distributions during periods when it records losses, and CEQP may not make distributions during periods when it records net income.

CEQP's ability to make cash distributions may be diminished, and CEQP's financial leverage could increase, if CEQP is not able to obtain needed capital or financing on satisfactory terms.

        Historically, each of CEQP and Midstream have used cash flow from operations, borrowings under its respective revolving credit facility and issuances of debt or equity to fund their respective capital programs, working capital needs and acquisitions. CEQP's capital program may require additional financing above the level of cash generated by CEQP's and Midstream's respective operations to fund growth. If CEQP's cash flow from operations decreases as a result of lower throughput volumes on its systems or otherwise, its ability to expend the capital necessary to expand its business or increase its future cash distributions may be limited. If CEQP's cash flow from operations is insufficient to satisfy its financing needs, CEQP cannot be certain that additional financing will be available to it on acceptable terms, if at all. CEQP's ability to obtain bank financing or to access the capital markets for future equity or debt offerings may be limited by its financial condition or general economic conditions at the time of any such financing or offering. Even if CEQP is successful in obtaining the necessary funds, the terms of such financings could have a material adverse effect on its business, results of operation, financial condition and ability to make cash distributions to its unitholders. Further, incurring additional debt may significantly increase CEQP's interest expense and financial leverage and issuing additional limited partner interests may result in significant unitholder dilution and would increase the aggregate amount of cash required to maintain the cash distribution rate which could materially decrease CEQP's ability to pay distributions. If additional capital resources are unavailable, CEQP may curtail its activities or be forced to sell some of its assets on an untimely or unfavorable basis.

CEQP's level of indebtedness could adversely affect its ability to raise additional capital to fund operations, limit its ability to react to changes in its business or industry, and place it at a competitive disadvantage.

        CEQP and Midstream combined had approximately $2.5 billion of long-term debt outstanding as of July 17, 2015. CEQP's inability to generate sufficient cash flow to satisfy debt obligations or to obtain alternative financing could materially and adversely affect its business, results of operations, financial condition and business prospects.

        CEQP's substantial debt could have important consequences to its unitholders. For example, it could:

  •
  increase its vulnerability to general adverse economic and industry conditions;

  •
  limit its ability to fund future capital expenditures and working capital, to engage in development activities, or to otherwise realize the value of its assets and opportunities fully because of the need to dedicate a substantial portion of its cash flow from operations to payments of interest and principal on its debt or to comply with any restrictive covenants or terms of its debt;

  •
  result in an event of default if it fails to satisfy debt obligations or fails to comply with the financial and other restrictive covenants contained in the agreements governing its indebtedness, which event of default could result in all of its debt becoming immediately due and payable and could permit its lenders to foreclose on any of the collateral securing such debt;

  •
  require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on its indebtedness, therefore reducing its ability to use cash flow to fund operations, capital expenditures and future business opportunities;

  •
  increase its cost of borrowing;

  •
  restrict it from making strategic acquisitions or cause it to make non-strategic divestitures;

  •
  limit its flexibility in planning for, or reacting to, changes in the business or industry in which it operates, placing it at a competitive disadvantage compared to its peers who are less highly leveraged and who therefore may be able to take advantage of opportunities that CEQP's leverage prevents it from exploring; and

  •
  impair its ability to obtain additional financing in the future.

        Realization of any of these factors could adversely affect CEQP's financial condition, results of operations and cash flows.

Risks Related to CEQP's Common Units and Risks Resulting from its Partnership Structure

The general partner of CEQP and its affiliates have limited fiduciary responsibilities to, and have conflicts of interest with respect to, CEQP, which may permit the general partner of CEQP to favor its own interests to your detriment.

        Conflicts of interest may arise among CEQP's general partner and its affiliates, on the one hand, and CEQP, on the other hand. As a result of these conflicts, CEQP's general partner may favor its own interests and the interests of its affiliates over CEQP's interests. These conflicts include, among others, the following:

  •
  neither CEQP's partnership agreement nor any other agreement requires the general partner of CEQP to pursue a business strategy that favors CEQP;

  •
  decisions of the general partner of CEQP regarding the amount and timing of asset purchases and sales, cash expenditures, borrowings, issuances of additional units and reserves in any quarter may affect the level of cash available to pay quarterly distributions to unitholders;

  •
  under CEQP's partnership agreement, the general partner of CEQP determines which costs incurred by it and its affiliates are reimbursable by CEQP;

  •
  the general partner of CEQP is allowed to resolve any conflicts of interest involving CEQP and the general partner of CEQP and its affiliates;

  •
  the general partner of CEQP is allowed to take into account the interests of parties other than CEQP in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to CEQP's unitholders;

  •
  any resolution of a conflict of interest by the general partner of CEQP not made in bad faith and that is fair and reasonable to CEQP is binding on the partners and will not be a breach of CEQP's partnership agreement;

  •
  affiliates of the general partner of CEQP may compete with CEQP in certain circumstances;

  •
  the general partner of CEQP has limited its liability and reduced its fiduciary duties and has also restricted the remedies available to CEQP's unitholders for actions that might, without the limitations, constitute breaches of fiduciary duty. As a result of acquiring CEQP common units, you are deemed to consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law;

  •
  in some instances, the general partner of CEQP may cause CEQP to borrow funds in order to permit the payment of distributions;

  •
  CEQP's partnership agreement does not restrict the general partner of CEQP from causing CEQP to pay it or its affiliates for any services rendered to CEQP or entering into additional contractual arrangements with any of these entities on CEQP's behalf, so long as the terms of any such payments or additional contractual arrangements are fair and reasonable to CEQP; and

  •
  the general partner of CEQP decides whether to retain separate counsel, accountants or others to perform services for CEQP.

The general partner of CEQP has a limited call right that may require common unitholders to sell their common units at an undesirable time or price.

        If at any time the general partner of CEQP and its affiliates own more than 80% of CEQP common units then outstanding, the general partner of CEQP will have the right, but not the obligation, which it may assign to any of its affiliates or to CEQP, to acquire all, but not less than all, of the remaining CEQP common units held by unaffiliated persons at a price not less than the then current market price. As a result, common unitholders may be required to sell their CEQP common units at an undesirable time or price and may therefore not receive any return on their investment. They may also incur a tax liability upon a sale of their units. As of December 31, 2014, the directors and executive officers of our general partner owned approximately 12% of our common units.

Tax Risks Related to the Merger

        In addition to reading the following risk factors, you are urged to read "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 128 and "U.S. Federal Income Tax Consequences of Ownership of CEQP Units" beginning on page 132 for a more complete discussion of the expected material U.S. federal income tax consequences of the merger and owning and disposing of CEQP units received in the merger.

No ruling has been obtained with respect to the U.S. federal income tax consequences of the merger.

        No ruling has been or will be requested from the IRS with respect to the U.S. federal income tax consequences of the merger. Instead, CEQP and Midstream are relying on the opinions of counsel as to the U.S. federal income tax consequences of the merger, and counsel's conclusions may not be sustained if challenged by the IRS.

The intended U.S. federal income tax consequences of the merger are dependent upon CEQP being treated as a partnership for U.S. federal income tax purposes.

        The treatment of the merger as nontaxable to Midstream unitholders is dependent upon CEQP being treated as a partnership for U.S. federal income tax purposes. If CEQP were treated as a corporation for U.S. federal income tax purposes, the consequences of the merger would be materially different and the merger would likely be a fully taxable transaction to a Midstream unitholder.

Midstream unitholders could recognize taxable income or gain for U.S. federal income tax purposes as a result of the merger.

        To the extent Midstream unitholders receive cash in lieu of fractional new CEQP units in the merger, such unitholders will recognize gain or loss equal to the difference between the cash received and the common unitholders' adjusted tax basis allocated to such fractional new CEQP units.

        As a result of the merger, Midstream unitholders who receive CEQP units will become limited partners of CEQP and will be allocated a share of CEQP's nonrecourse liabilities. Each Midstream unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of such unitholder's share of nonrecourse liabilities of Midstream immediately before the merger over such unitholder's share of nonrecourse liabilities of CEQP immediately following the merger. If the amount of any deemed cash distribution received by a Midstream unitholder exceeds the unitholder's basis in his Midstream common units, such unitholder will recognize gain in an amount equal to such excess.

Based on the prices at which the Midstream units have been issued and traded (including units of Midstream, Inergy Midstream, L.P. and Quicksilver Gas Services LP) and the distributions and allocations with respect to such units, CEQP and Midstream do not expect any Midstream unitholders who acquired their units in Midstream (or its predecessors) in exchange for cash to recognize gain in this manner, except to the extent such Midstream unitholders purchased units of Quicksilver Gas Services LP, between October 2008 and March 2009, when its units were trading at depressed levels.

Tax Risks Related to Owning CEQP Units Following the Merger

CEQP's tax treatment depends on its status as a partnership for federal income tax purposes. If the Internal Revenue Service were to treat CEQP as a corporation for federal income tax purposes or if it were to become subject to a material amount of entity-level taxation for state tax purposes, then its cash available for distribution to its unitholders would be substantially reduced.

        The anticipated after-tax economic benefit of an investment in CEQP units depends largely on CEQP being treated as a partnership for federal income tax purposes. CEQP has not requested, and does not plan to request, a ruling from the Internal Revenue Service ("IRS") on this matter.

        Despite the fact that CEQP is a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as CEQP to be treated as a corporation for federal income tax purposes. Although CEQP does not believe based upon its current operations that it is or will be so treated, a change in its business or a change in current law could cause it to be treated as a corporation for federal income tax purposes or otherwise subject it to a material amount of federal taxation as an entity.

        If CEQP were treated as a corporation for federal income tax purposes, it would pay federal income tax on its taxable income at the corporate tax rate (which is currently at a maximum of 35%) and it would also likely pay additional state income taxes at varying rates. Distributions to its unitholders would generally be taxed again as corporate dividends, and no income, gains, losses, deductions or credits would flow through to its unitholders. Because a tax would be imposed upon it as a corporation, the cash available for distribution to its unitholders would be substantially reduced. Thus, treatment of CEQP as a corporation would result in a material reduction in the after-tax return to its unitholders, likely causing a substantial reduction in the value of CEQP units. Please read "U.S. Federal Income Tax Consequences of Ownership of CEQP Units—Partnership Status" for a further discussion of the foregoing.

        In addition, at the state level, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any additional state were to impose a similar tax upon CEQP as an entity, the cash available for distribution to CEQP unitholders would be reduced and the value of CEQP's units could be negatively impacted.

The tax treatment of publicly traded partnerships or an investment in CEQP units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

        The present federal income tax treatment of publicly traded partnerships, including CEQP, may be modified by administrative, legislative or judicial interpretation at any time. For example, the Obama administration's budget proposal for fiscal year 2016 recommends that certain publicly traded partnerships earning income from activities related to fossil fuels be taxed as corporations beginning in 2021. From time to time, members of the U.S. Congress propose and consider such substantive changes to the existing federal income tax laws that affect the tax treatment of certain publicly traded partnerships. If successful, the Obama administration's proposal or other similar proposals could eliminate the qualifying income exception to the treatment of all publicly-traded partnerships as corporations upon which we rely for our treatment as a partnership for U.S. federal income tax purposes.

        On May 5, 2015, the U.S. Treasury Department and the IRS released proposed regulations (the "Proposed Regulations") regarding qualifying income under Section 7704(d)(1)(E) of the Code. The Proposed Regulations provide an exclusive list of industry-specific activities that generate qualifying income for the purposes of the Qualifying Income Exception, including the activities that constitute the transportation, storage, processing or marketing of a natural resource. Although the Proposed Regulations adopt a narrow interpretation of the activities that generate qualifying income, CEQP does not anticipate any material impact on its ability to satisfy the qualifying income test if the Proposed Regulations were finalized as proposed. However, there can be no assurances that the Proposed Regulations, when adopted as final regulations, will not take a position that is contrary to CEQP's interpretation of Section 7704 of the Code. If the Proposed Regulations were to treat any material portion of CEQP's income as non-Qualifying income, CEQP anticipates being able to treat that income as qualifying income for ten years under special transition rules provided in the Proposed Regulations.

        Any modification to the U.S. federal income tax laws and interpretations thereof may be applied retroactively and could make it more difficult or impossible for CEQP to meet the qualifying income exception in order for CEQP to be treated as a partnership for federal income tax purposes. CEQP is unable to predict whether any of these changes or any other proposals will ultimately be enacted or adopted. Any such changes could negatively impact the value of an investment in CEQP units and the amount of cash available for distribution to its unitholders.

CEQP prorates its items of income, gain, loss and deduction between transferors and transferees of its common units each month based upon the ownership of its common units as of the opening of the NYSE on the first business day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

        CEQP generally prorates its items of income, gain, loss and deduction between transferors and transferees of its common units each month based upon the ownership of the units as of the opening of the NYSE on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations. The U.S. Treasury Department has issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly-traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method CEQP has adopted. If the IRS were to challenge CEQP's proration method or new Treasury Regulations were issued, CEQP may be required to change the allocation of items of income, gain, loss and deduction among its unitholders. Vinson & Elkins has not rendered an opinion with respect to whether CEQP's monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations. Please read "U.S. Federal Income Tax Consequences of Ownership of CEQP Units—Disposition of CEQP Units—Allocations Between Transferors and Transferees."

A successful IRS contest of the federal income tax positions CEQP takes may adversely impact the market for its common units and the cost of any IRS contest will reduce its cash available for distribution to unitholders.

        The IRS may adopt positions that differ from the positions CEQP takes. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions CEQP takes, and a court may not agree with some or all of these positions. Any such contest with the IRS may materially and adversely impact the market for CEQP units and the price at which such common units trade. In addition, the costs of any contest with the IRS will be borne by CEQP's unitholders because the costs will result in a reduction in cash available for distribution.

Even if CEQP unitholders do not receive any cash distributions from CEQP, they will be required to pay taxes on their share of its taxable income.

        CEQP unitholders will be required to pay U.S. federal income taxes, Medicare taxes, and, in some cases, state and local income taxes on their share of CEQP's taxable income, even if they receive no cash distributions from CEQP. CEQP unitholders may not receive cash distributions from it equal to their share of its taxable income or even equal to the actual tax liability resulting from their share of its taxable income.

Tax gains or losses on the disposition of CEQP units could be different than expected.

        If a CEQP unitholder sells his CEQP units, such unitholder will recognize a gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized in the sale and the unitholder's tax basis in those units. Because distributions in excess of a unitholder's allocable share of CEQP's net taxable income decrease the unitholder's tax basis in the unitholder's units, the amount, if any, of such prior excess distributions with respect to the CEQP units a unitholder sells will, in effect, become taxable income to the unitholder if the unitholder sells such units at a price greater than the unitholder's tax basis in those common units, even if the price received is less than the unitholder's original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income to a unitholder due to potential of depreciation deductions and certain other items. In addition, because the amount realized may include a unitholder's share of CEQP's liabilities, a unitholder that sells CEQP units may incur a tax liability in excess of the amount of the cash received from the sale. Please read "U.S. Federal Income Tax Consequences of Ownership of CEQP Units—Disposition of CEQP Units—Recognition of Gain or Loss" for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning CEQP units that may result in adverse tax consequences to them.

        Investments in CEQP units by tax-exempt entities, such as individual retirement accounts ("IRAs"), other retirement plans and non-U.S. persons, raise issues unique to them. For example, virtually all of CEQP's income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, is unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file U.S. federal income tax returns and pay tax on their share of CEQP's taxable income.

CEQP will treat each purchaser of its units as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of its units.

        Because CEQP cannot match transferors and transferees of CEQP units and because of other reasons, CEQP has adopted depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of taxable income recognized by a unitholder as a result of their ownership of CEQP's units. It also could affect the timing of these tax benefits or the amount of gain from a sale of common units and could have a negative impact on the value of CEQP units or result in audit adjustments to the unitholder's tax returns. Vinson & Elkins is unable to opine as to the validity of such filing positions. Please read "U.S. Federal Income Tax Consequences of Ownership of CEQP Units—Tax Consequences of CEQP Unit Ownership—Section 754 Election" for a further discussion of the effect of the depreciation and amortization positions CEQP will adopt.

CEQP's unitholders will likely be subject to state and local taxes and return filing requirements in states where they do not live as a result of an investment in its common units.

        In addition to U.S. federal income taxes, CEQP's unitholders will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which it does business or owns property even if the unitholder does not live in any of those jurisdictions. CEQP's unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, they may be subject to penalties for failure to comply with those requirements. CEQP may own property or conduct business in other states or foreign countries in the future. It is the responsibility of each unitholder to file its own federal, state and local tax returns.

The sale or exchange of 50% or more of the total interests in CEQP's capital and profits within any twelve-month period will result in the termination of its partnership for federal income tax purposes.

        CEQP will be considered to have technically terminated as a partnership for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. CEQP's technical termination would, among other things, result in the closing of its taxable year for all unitholders, which could result in CEQP filing two tax returns for one fiscal year. However, pursuant to an IRS relief procedure, the IRS may allow a technically terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. CEQP's technical termination could also result in the deferral of depreciation deductions allowable in computing its taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of CEQP's taxable year may also result in more than twelve months of its taxable income or loss being includable in the unitholder's taxable income for the year of termination. If treated as a new partnership, CEQP must make new tax elections and could be subject to penalties if it was unable to determine that a termination occurred. Please read "U.S. Federal Income Tax Consequences of Ownership of CEQP Units—Disposition of CEQP Units—Constructive Termination" for a discussion of the consequences of CEQP's termination for federal income tax purposes.

A CEQP unitholder whose CEQP units are the subject of a securities loan (e.g., a loan to a "short seller" to cover a short sale of CEQP common units) may be considered as having disposed of those common units. If so, the unitholder would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

        Because there are no specific rules governing the U.S. federal income tax consequence of loaning a partnership interest, a CEQP unitholder whose units are the subject of a securities loan may be considered as having disposed of the loaned units. In that case, the unitholder may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of CEQP's income, gain, loss or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. Vinson & Elkins has not rendered an opinion regarding the treatment of a CEQP unitholder whose CEQP units are loaned to a short seller to cover a short sale of CEQP units. CEQP unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a securities loan are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units.

THE SPECIAL UNITHOLDER MEETING

        Time, Place and Date.    The special meeting of Midstream unitholders will be held on September 30, 2015 at 10:00 a.m., local time at 700 Louisiana Street, Suite 2550, Houston, Texas 77002. The meeting may be adjourned or postponed by Midstream GP to another date or place for proper purposes, including for the purpose of soliciting additional proxies.

        Purposes.    The purposes of the special meeting are:

  •
  to consider and vote on the approval of the merger agreement and the merger; and

  •
  To consider and vote upon the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting.

  •
  to transact such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

        At this time, Midstream knows of no other matter that will be presented for consideration at the meeting.

        Quorum.    A quorum requires the presence, in person or by proxy, of holders of a majority of the outstanding Midstream common units and Midstream preferred units (on an "as if converted" basis), counted together as a single class. Midstream common units will be counted as present at the special meeting if the holder is present in person at the meeting or has submitted a properly executed proxy card or properly submits a proxy by telephone or Internet. Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding units in "street name" indicating that the broker does not have discretionary authority as to certain units to vote on the proposals, such units will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered entitled to vote.

        Record Date.    The Midstream unitholder record date for the special meeting is the close of business on August 24, 2015.

        Units Entitled to Vote.    Midstream unitholders may vote at the special meeting if they owned Midstream common units or Midstream preferred units at the close of business on the record date. Midstream common unitholders may cast one vote for each Midstream common unit owned on the record date. Midstream preferred unitholders may cast one vote for each Midstream common unit such holder would be entitled to receive if such holder's preferred units had been converted in accordance with Midstream's partnership agreement.

        Votes Required.    Under the merger agreement and Midstream's partnership agreement, the merger agreement and the merger must be approved by the affirmative vote of the Midstream unitholders holding a majority of the outstanding Midstream common units and Midstream preferred units (voting on an "as if converted" basis), voting together as a single class. As of the record date, affiliates of CEQP collectively owned approximately 34.7 million or approximately 16.5% of the outstanding Midstream common units and Midstream preferred units (voting on an "as if converted" basis) and Midstream unaffiliated unitholders owned approximately 83.5% of the outstanding Midstream common units and Midstream preferred units (voting on an "as if converted" basis). Pursuant to two support agreements entered into in connection with merger agreement, CEQP, CGS, Holdings and CGS LLC have agreed to vote any Midstream common units owned by them or their subsidiaries in favor of adoption of the merger agreement and the merger at any meeting of Midstream unitholders. Pursuant to three letter agreements regarding change of control election entered into in connection with merger agreement certain holders of Midstream preferred units, subject to the terms and conditions set forth in such letter agreements, indicated their intent to support the merger and agreed to elect to have all of the Midstream preferred units held of record by such holder of Midstream preferred units exchanged for CEQP preferred units upon the consummation of the merger in accordance with the terms of the merger agreement. For more information, please read "The Merger—Support Agreements and Letter Agreements Regarding Change of Control Election."

        Under Midstream's partnership agreement, to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting, holders of a majority of the outstanding Midstream common units present and entitled to vote at the meeting must affirmatively vote in favor of the proposal in order for it to be approved.

        Common Units Outstanding.    As of the record date, there were 188,306,968 Midstream common units outstanding.

Voting Procedures

        Voting by Midstream Unitholders.    Midstream unitholders who hold units in their own name may vote or submit their proxy using any of the following methods:

  •
  call the toll-free telephone number listed on your proxy card and follow the recorded instructions;

  •
  go to the internet website listed on your proxy card and follow the instructions provided;

  •
  complete, sign and mail your proxy card in the postage-paid envelope; or

  •
  attend the meeting and vote in person.

        If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your units will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your units will be voted FOR approval of the merger agreement and the merger.

        If any other matters are properly presented for consideration at the meeting or any adjournment or postponement thereof, the persons named in your proxy will have the discretion to vote on these matters. Midstream's partnership agreement provides that, in the absence of a quorum, any meeting of Midstream limited partners may be adjourned from time to time by the affirmative vote of a majority of the outstanding Midstream partnership interests (including Midstream partnership interests deemed owned by Midstream GP) represented either in person or by proxy.

        Revocation.    If you hold your Midstream common units in your own name, you may revoke your proxy at any time prior to its exercise by:

  •
  giving written notice of revocation to the chief executive officer of Midstream GP at or before the special meeting;

  •
  appearing and voting in person at the special meeting; or

  •
  properly completing and executing a later dated proxy and delivering it to the chief executive officer of Midstream GP at or before the special meeting.

        Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.

        Validity.    The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. The Midstream Board has the right to waive any irregularities or conditions as to the manner of voting.

Midstream may accept your proxy by any form of communication permitted by Delaware law so long as Midstream is reasonably assured that the communication is authorized by you.

        Solicitation of Proxies.    The accompanying proxy is being solicited by Midstream GP on behalf of the Midstream Board. The expenses of preparing, printing and mailing the proxy and materials used in the solicitation will be borne by Midstream.

        In addition to the mailing of this proxy statement/prospectus, proxies may also be solicited from Midstream unitholders by personal interview, telephone, fax or other electronic means by directors and officers of Midstream GP and employees of Crestwood Operations and its affiliates who provide services to Midstream, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of Midstream common units held by those persons, and Midstream will reimburse them for any reasonable expenses that they incur.

        Units Held in Street Name.    If you hold Midstream common units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your Midstream common units or when granting or revoking a proxy.

        Absent specific instructions from you, your broker is not empowered to vote your units with respect to the approval of the merger agreement and the merger. If you do not provide voting instructions, your units will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority. This is often called a "broker non-vote." The only proposal for consideration at the special meeting, however, is a non-discretionary matter for which brokers, banks and other nominees do not have discretionary authority to vote.

        Failures to vote, abstentions and broker non-votes will have the same effect as a vote against approval of the merger proposal for purposes of the vote required under the merger agreement and Midstream's partnership agreement.

PROPOSAL 1: THE MERGER

Background of the Merger

        The senior management of CEQP and Midstream (the "Crestwood Entities" or "Crestwood") and the Equity GP Board and Midstream Board (together, the "Crestwood Boards") regularly review operational and strategic opportunities to improve the competitive positioning of the partnerships and maximize value for investors of CEQP and Midstream, respectively. In connection with these reviews, management and the directors from time to time evaluate potential transactions that would further Crestwood's strategic objectives.

        As more fully described in the section entitled "Certain Relationships; Interests of Certain Persons in the Merger," CEQP and Midstream are under common control. Midstream is owned 100% by its limited partners and its non-economic general partner, Midstream GP. Midstream was formed by CEQP in September 2004 for the purpose of holding certain of CEQP's midstream investments. Midstream GP and 100% of Midstream's IDRs are owned by Midstream Holdings, a wholly owned subsidiary of CEQP. CEQP and CGS collectively own 7,159,438 of Midstream's outstanding common units.

        Crestwood's senior management from time to time considers and pursues merger and acquisition opportunities designed to grow the combined business and create unitholder value. Since mid-2014, Crestwood's management, with the assistance of Citigroup Global Markets Inc. ("Citi"), Crestwood's financial advisor, has considered and discussed with the Crestwood Boards numerous opportunities intended to improve Crestwood's competitive positioning and enhance unitholder value, including third party mergers, a recapitalization of CEQP, a combination of the Crestwood Entities, and asset divestitures, including a "drop-down" of CEQP's natural gas liquids ("NGL") assets to Midstream ("NGL drop-down").

        On August 14, 2014, at meetings of the Crestwood Boards held to explore the strategic direction of the Crestwood Entities, senior management and the directors reviewed various strategic alternatives under consideration. Robert Halpin, Senior Vice President and Chief Financial Officer of the Crestwood Entities, reviewed potential NGL drop-down structures and the benefits and challenges of each of the structures. William Moore, Senior Vice President, Strategy & Corporate Development of the Crestwood Entities, presented information regarding a potential strategic combination with a company that owns significant gathering, processing and fractionation assets in the western United States ("Project Sundance"). Mr. Moore also reviewed Kinder Morgan Inc.'s transaction to acquire all of the outstanding common units of Kinder Morgan Energy Partners, L.P. and El Paso Pipeline Partners, L.P., and discussed how a comparable CEQP—Midstream transaction could be structured and the potential accretive/dilutive impact of such a transaction.

        In connection with the strategic board meetings, Crestwood's senior management selected two institutional investors to help evaluate Project Sundance, provide the capital support required by Crestwood for the transaction and become a co-sponsor of Crestwood with First Reserve. Historically, Crestwood's senior management has kept an active dialogue with multiple large-scale capital providers, including infrastructure funds and private equity funds, to continuously progress working relationships and avenues for equity capital support in addition to the public capital markets.

        In September 2014, Crestwood's management had numerous discussions with the selected institutional investors, and the Crestwood Boards held multiple telephonic meetings relating to Project Sundance. With the support of the Crestwood Boards and the institutional investors, Crestwood submitted its final offer in Project Sundance. Crestwood was informed later that month that it was not selected as the winning bidder.

        Following Crestwood's participation in Project Sundance and continuing through October 2014, Robert Phillips, Chairman, President and Chief Executive Officer of the Crestwood Entities and Messrs. Halpin and Moore identified and contacted a group of institutional investors to solicit interest in a significant equity investment and capital commitment to Crestwood. The institutional investors approached by Crestwood's management were targeted primarily based on (i) a firm's historical familiarity with and interest in the Crestwood platform, (ii) a firm's appetite for large-scale investments, (iii) a firm's stated desire to own and control an MLP platform and the firm's track record of executing on that strategy and (iv) a firm's existing portfolio of midstream assets that could potentially be contributed to a transaction. After numerous discussions with multiple candidates, Crestwood's senior management selected two institutional investors ("Sponsor A" and "Sponsor B," respectively, and together the "Potential Sponsors"), for advance negotiations and due diligence. Among other things, Messrs. Phillips, Halpin and Moore conducted management presentations for each Potential Sponsor in October and discussed potential structures in which the investors would commit capital to the Crestwood Entities to fund acquisitions and growth projects.

        On November 13, 2014, at the regularly scheduled quarterly meeting of the Crestwood Boards in Houston, representatives of Citi reviewed various strategic alternatives potentially available to Crestwood, including: (i) an NGL drop-down; (ii) a simplification transaction whereby CEQP and Midstream would merge, resulting in a single publicly traded entity (a "Simplification Transaction"); (iii) a merger with another MLP involving a unit exchange; (iv) a sale of Crestwood to a large-cap MLP for cash consideration or an exchange of units; (v) a new private equity sponsor combined with an asset contribution; and (vi) an asset contribution from a strategic counterparty in exchange for CEQP equity interests. Citi outlined the benefits, challenges and actionability of each alternative.

        In November 2014, Citi was contacted by a representative of an MLP merger candidate who expressed interest in a potential merger transaction ("Project Thunder").

        In December 2014, Messrs. Phillips, Halpin and Moore met with Sponsor B after attending an MLP investor conference in New York. Sponsor B provided an update on their due diligence progress and discussed certain challenges associated with the proposed structure for their investment. Sponsor B expressed strong interest in pursuing other investment alternatives with Crestwood, including approaching First Reserve about taking CEQP private. Despite some continued inquiry, discussions between Sponsor B and First Reserve generally concluded and no formalized proposals were ever received from Sponsor B.

        On January 22, 2015, the Crestwood Boards held a telephonic meeting to declare the fourth quarter distributions. During the meeting, Mr. Phillips provided an update on Project Thunder and a potential preferred equity investment at CEQP, each of which would have likely required a drop-down of CEQP's operating assets to Midstream. Thereafter, the Crestwood Boards authorized the CEQP Conflicts Committee and the Midstream Conflicts Committee, respectively, to retain counsel and financial advisors to begin review of a potential NGL drop-down.

        On January 26, 2015, representatives of First Reserve and Messrs. Phillips, Halpin and Moore met with Sponsor A in Houston to discuss potential governance terms for an investment whereby Sponsor A would become a co-sponsor of Crestwood with First Reserve.

        On January 27, 2015, the merger candidate in Project Thunder delivered a non-binding term sheet to Crestwood outlining the structure and general terms (but no financial terms) of a merger transaction.

        On February 2, 2015, Sponsor A submitted a term sheet to First Reserve outlining the framework under which it would make a $250 million preferred equity investment in CEQP concurrent with an NGL drop-down, and would commit approximately $1.0 billion to Crestwood to fund acquisitions and investment opportunities. The proposed terms for the preferred equity included a fixed issuance price per unit, convertibility into common units, and a fixed quarterly dividend, payable in kind for up to three years. Terms of the additional approximately $1.0 billion commitment were not specified. Following several clarification calls with Sponsor A, First Reserve and Crestwood's management made a counterproposal to Sponsor A on February 6, 2015. The terms of the preferred equity in the counterproposal included an issuance price at a specified premium to the common unit market price based on the conversion of the preferred units and a lower quarterly dividend than originally proposed, also payable in kind for up to three years.

        On February 12, 2015, at the regularly scheduled quarterly meeting of the Crestwood Boards, senior management provided an update on the status of various strategic alternatives under consideration, including (i) Project Thunder, (ii) a CEQP restructuring with the introduction of a co-sponsor combined with an NGL drop-down, including management's conversations with Sponsor A, (iii) the Simplification Transaction, and (iv) the potential sale to third parties of certain assets and operations. Mr. Phillips noted that although senior management continues to search for a merger partner, the Project Thunder discussions were progressing slower than expected and senior management's focus had shifted to alternatives more within Crestwood's control, including an NGL drop-down.

        Also on February 12, 2015, Sponsor A provided a revised term sheet to First Reserve and Crestwood's senior management. The terms of the preferred equity in Sponsor A's revised term sheet generally accepted the terms proposed by Crestwood on February 6, 2015, but included a preferred dividend that began to increase after four years. The term sheet also proposed certain approval rights for the holders of the preferred equity relating to specified types of transactions by Crestwood.

        On February 25, 2015, the Crestwood Boards held a telephonic meeting to review management's recommendations with respect to the NGL drop-down and, concurrently therewith, a potential equity investment at CEQP, where Sponsor A would become a co-sponsor with First Reserve. Senior management noted that in connection with the potential CEQP equity investment, management was evaluating a potential joint bid with Sponsor A to acquire certain midstream assets of an independent crude oil exploration and production company.

        On March 4, 2015, Crestwood engaged Citi to provide to First Reserve and the Crestwood Entities financial advice and analysis concerning the Simplification Transaction. Given the size and complexity of the Simplification Transaction, Crestwood and First Reserve determined that it would be prudent to hire Citi in order to provide additional financial analysis and capital markets perspective for the Simplification Transaction.

        On March 24, 2015, representatives from First Reserve and Sponsor A discussed governance issues relating to the co-sponsorship investment described in the term sheet received on February 12. As a part of those discussions, the two parties agreed the right framework had been developed for a partnership going forward, but without a sizable acquisition or investment opportunity as a catalyst, it would be difficult for Sponsor A to obtain equal governance rights with First Reserve and its existing capital investment in Crestwood. Both parties expressed a desire to continue to develop and pursue investment opportunities and, as opportunities materialized, to revisit co-sponsorship discussions.

        On March 25, 2015, senior management of the Crestwood Entities, Citi and First Reserve held a strategic alternatives discussion during which time the participants reviewed the analysis, merits and considerations of an NGL drop-down as compared to the Simplification Transaction.

        On April 2, 2015, CEQP GP, in its capacity as the general partner of CEQP, engaged Andrews Kurth LLP ("AK") as legal advisor to CEQP.

        On April 7, 2015, Crestwood's senior management participated in a joint management presentation for Project Thunder.

        On April 7, 2015, Mr. Phillips provided an update to the Crestwood Boards on the status of each strategic alternative under consideration. He noted that another mid-cap MLP had recently approached First Reserve and expressed interest in a potential combination with Crestwood ("Project Orion"), and a confidentiality agreement had been executed to facilitate further discussions and due diligence. Mr. Phillips further indicated that (i) senior management and Citi agreed that any realistic opportunities to create a so-called "Devon-Crosstex" merger (in which Crestwood would become the drop-down conduit for an oil and gas producer's midstream assets) had been exhausted, (ii) after more thorough analysis, an NGL drop-down was believed to be prohibitively dilutive to CEQP given its already low distribution coverage ratio and, consequently, the alternative was no longer considered viable by senior management, and (iii) senior management, First Reserve and Citi had increased their efforts around the Simplification Transaction. Mr. Phillips also explained that Crestwood's management would continue to develop and pursue Projects Thunder and Orion—recognizing that Crestwood management was not in control of those transactions and was dependent upon the counterparty's desire to progress those merger opportunities.

        On April 13, 2015, at the meetings of the Crestwood Boards, members of the boards again reviewed each strategic alternative then under consideration and discussed with Citi a comparison of the benefits and disadvantages of a potential NGL drop-down and a Simplification Transaction. The strategic alternatives reviewed by senior management and Citi at the meetings included (i) potential third-party mergers, including the status of Project Thunder and Project Orion as well as an overview of all merger-related activities dating back to February 2014, (ii) a "status quo" strategy, (iii) the Simplification Transaction, (iv) NGL drop-down (v) new sponsor or co-sponsor opportunities, and (vi) a sale of the Crestwood Entities. Mr. Halpin and Citi reviewed in greater detail the Simplification Transaction, its merits and considerations relative to other alternatives within Crestwood's control and an indicative timeline for execution. The merits of the Simplification Transaction discussed by Citi and Mr. Halpin included that (a) the resulting simplified corporate structure would eliminate potential conflicts of interest issues and create an attractive platform to a broader group of consolidation candidates, (b) elimination of the IDRs would drive cost of capital improvement to better finance the combined company's growth, (c) substantial general and administrative expense ("G&A") and fixed charge reductions would further benefit the combined company's results from operations and its ability to grow its business, and (d) execution of the Simplification Transaction would be largely within Crestwood's control. Representatives from AK then reviewed the Crestwood Boards' duties and responsibilities in evaluating all of the strategic alternatives, including the Simplification Transaction, described the approval process for an affiliated transaction and reviewed the relevant provisions of the Crestwood partnership agreements. Thereafter, the Crestwood Boards authorized the CEQP Conflicts Committee and the Midstream Conflicts Committee, respectively, to review the proposed Simplification Transaction.

        On April 14, 2015, Midstream contacted representatives of Paul Hastings LLP ("Paul Hastings") to discuss its potential engagement by the Midstream Conflicts Committee regarding the Simplification Transaction.

        On April 16, 2015, the Midstream Conflicts Committee confirmed the engagement of Paul Hastings as its legal counsel. Paul Hastings was selected by the Midstream Conflicts Committee because of its prior work for the Midstream Conflicts Committee and its knowledge and familiarity with Midstream and the industry in which it operates.

        On April 16, 2015, Crestwood received a non-binding offer from an affiliated party ("Potential NGL Buyer") to acquire CEQP's NGL assets and certain NGL-related assets owned by Midstream (the "NGL Offer") for a combination of cash, CEQP common units and Midstream common units. Crestwood's senior management reviewed the offer with First Reserve and agreed to discuss the offer with the Crestwood Boards at a meeting scheduled for April 17.

        On April 16, 2015, Joel Lambert, Senior Vice President, General Counsel and Corporate Secretary of the Crestwood Entities, provided the Midstream Conflicts Committee and representatives of Paul Hastings with a high-level summary of the proposed structure, process and timing of the Simplification Transaction. The summary did not include a proposed exchange ratio.

        On April 17, 2015, the Midstream Conflicts Committee held a telephonic meeting that included representatives from Paul Hastings to discuss the committee's selection of a financial advisor to assist the committee in evaluating the proposed Simplification Transaction. After having discussed several candidates prior to and during the meeting, the Midstream Conflicts Committee contacted representatives from TPH to discuss the Midstream Conflicts Committee's potential engagement of TPH as financial advisor to the Midstream Conflicts Committee in connection with the proposed Simplification Transaction and asked TPH to disclose any material relationships it had with the parties to the proposed Simplification Transaction. TPH was selected by the Midstream Conflicts Committee because of its prior work for the Midstream Conflicts Committee and its knowledge and familiarity with Midstream, CEQP and the industry in which they operate. TPH was subsequently engaged as financial advisor to the Midstream Conflicts Committee pursuant to an engagement letter dated April 28, 2015.

        On April 17, 2015, Randy Moeder, Chairman of the CEQP Conflicts Committee, on behalf of the CEQP Conflicts Committee, contacted representatives of Locke Lord LLP ("Locke Lord") to discuss engaging Locke Lord as legal counsel to the CEQP Conflicts Committee, given its knowledge and experience with respect to MLPs and public merger and acquisition transactions, the CEQP Conflicts Committee's prior experience with Locke Lord and Locke Lord's familiarity with CEQP. The CEQP Conflicts Committee subsequently executed an engagement letter with Locke Lord.

        On April 17, 2015, the CEQP Conflicts Committee discussed potential financial advisors that they identified with experience in similar transactions and decided to retain Evercore Group L.L.C. ("Evercore") as its independent financial advisor given Evercore's knowledge and experience with respect to MLPs, and the CEQP Conflicts Committee's prior experience with Evercore. The CEQP Conflicts Committee subsequently executed a formal engagement letter with Evercore on April 28, 2015.

        On April 17, 2015, the Equity GP Board held a telephonic meeting where Mr. Phillips reviewed the history and background of the strategic alternatives discussed at the February 12, 2015 board meeting and provided a status update on the strategic alternatives still under consideration. Mr. Halpin then reviewed the costs and benefits of preserving the current structure and noted that substantial unitholder value creation under the current structure is limited. He also reviewed the financial analysis for the Simplification Transaction relative to the NGL drop-down. Thereafter, members of the Equity GP Board reviewed the proposed Simplification Transaction and approved a formal, non-binding merger proposal to the Midstream Board to acquire all of the outstanding publicly traded equity securities of Midstream at an exchange ratio of 2.60x. The proposal also contemplated that the existing Midstream preferred units would be converted into substantially equivalent preferred units to be issued by CEQP. Additionally, the Equity GP Board reviewed the material terms of the NGL Offer and agreed more analysis was needed in order to respond to the offer.

        On April 17, 2015, in connection with Project Orion, John Black, Vice President of Finance of the Crestwood Entities, distributed Crestwood's financial model to Citi, which Citi subsequently distributed to the appropriate counterparties.

        On April 19, 2015, via telephone conference, Mr. Moore discussed with representatives of TPH the scope and other terms of TPH's potential engagement by the Midstream Conflicts Committee.

        On April 20, 2015, the Midstream Conflicts Committee held a telephonic meeting that included representatives of TPH and Paul Hastings at which the committee discussed the status of the Simplification Transaction, including the legal and financial due diligence process.

        On the afternoon of April 20, 2015, the CEQP Conflicts Committee held a meeting with representatives from Evercore and Locke Lord in attendance. Mr. Moeder reviewed the proposed terms, benefits, and costs of the Simplification Transaction. The CEQP Conflicts Committee then discussed potential alternatives to the Simplification Transaction for CEQP. Representatives from Locke Lord reviewed the fiduciary duties of the CEQP Conflicts Committee and representatives from Evercore reviewed the anticipated timeline for the Simplification Transaction. The CEQP Conflicts Committee then discussed the upcoming management presentations that CEQP's management scheduled for the next few days.

        On April 20, 2015, the Midstream Board held a telephonic meeting where Mr. Phillips reviewed the history and background of the strategic alternatives discussed at the February 12, 2015 board meeting and provided a status update on the strategic alternatives still under consideration. Mr. Halpin then discussed current investor sentiment, market risks and risks unique to Crestwood's portfolio emphasizing the need to chart a strategic path forward to address current challenges before reviewing the rationale for the Simplification Transaction, Additionally, the Midstream Board reviewed the material terms of the NGL Offer and agreed more analysis was needed in order to respond to the offer.

        From April 20, 2015 through April 28, 2015, Mr. Moore and Rob Pacha exchanged emails negotiating Evercore's fee arrangement. On April 28, 2015, Mr. Moore and Mr. Pacha agreed upon Evercore's fee via telephone conference.

        On April 21, 2015, at the request of the Midstream Conflicts Committee, TPH sent management of the Crestwood Entities a list requesting certain financial and other information relating to CEQP and the Simplification Transaction.

        On April 21, 2015, Mr. Halpin sent the financial model to the conflicts committees of each of Midstream and CEQP, and he sent simplification materials to GSO and Magnetar.

        On April 22, 2015, members of Crestwood's management, including Messrs. Phillips, Halpin, Moore and Black, presented financial models, including a base case, an upside case and a downside case as well as pro forma financial models, with respect to the Crestwood Entities and the pro forma combined entity that would result from the Simplification Transaction to the members of each of the Midstream Conflicts Committee and the CEQP Conflicts Committee and representatives from Evercore, TPH, Locke Lord and Paul Hastings.

        At the request of the Midstream Conflicts Committee, on April 23, 2015, via telephone conference, TPH, Messrs. Halpin, Moore, and Black and Vince Grisell, Vice President—Capital Markets and Risk at each Crestwood Entity, discussed the financial model related to the Simplification Transaction. On the same date, each Crestwood Board held meetings to determine and approve the first quarter distribution on each of CEQP's and Midstream's common units and to receive an update on the status of the proposed Simplification Transaction.

        On April 24, 2015, TPH and Messrs. Halpin, Moore, Black and Grisell, telephonically participated in a diligence session related to CEQP's NGL business. On the same date, Mr. Black sent a revised financial model to the Midstream and CEQP Conflicts Committees to include a potential gathering and processing project in advanced negotiations in the upside case.

        On April 24, 2015, representatives of Paul Hastings, AK and Simpson Thacher & Bartlett LLP, finance counsel to the Crestwood Entities, held a telephonic meeting at which they discussed the various Midstream and CEQP debt instruments and the impact of the proposed Simplification Transaction.

        On April 27, 2015, the Midstream Conflicts Committee met to discuss the Simplification Transaction. Representatives of TPH and Paul Hastings were also present at that meeting. At the request of the Midstream Conflicts Committee, TPH reviewed and discussed its preliminary financial analysis with respect to Midstream, CEQP and the proposed Simplification Transaction with the Midstream Conflicts Committee.

        On April 27, 2015, AK emailed an initial draft of the merger agreement to Locke Lord and Paul Hastings. The draft merger agreement provided for an exchange ratio of 2.60 CEQP common units per Midstream common unit and certain deal protection provisions, including a breakup fee payable to CEQP in the event the merger agreement was terminated under certain circumstances. The draft merger agreement also provided that certain Midstream unitholders would execute voting and support agreements.

        On April 28, 2015, Paul Hastings provided to Philip D. Gettig, Chairman of the Midstream Conflicts Committee, a telephonic update of Delaware case law developments with respect to the conflicts committee process in MLP related party transactions.

        On April 28, 2015, the Midstream Conflicts Committee held a telephonic meeting with representatives of TPH and Paul Hastings at which the Midstream Conflicts Committee approved a counterproposal providing for an exchange ratio of 3.00 CEQP common units per Midstream common unit instead of the exchange ratio of 2.60 initially proposed by CEQP.

        On April 28, 2015, Mr. Gettig contacted the Chairman of the CEQP Conflicts Committee to communicate the Midstream Conflicts Committee's counterproposal, proposing an exchange ratio of 3.00 CEQP common units to be issued for each Midstream common unit in the Simplification Transaction.

        On April 29, 2015, members of Crestwood's management participated in two separate due diligence telephone conference calls with Potential NGL Buyer's representatives. On the first call, Messrs. Halpin and Black discussed with the Potential NGL Buyer's representatives the key terms in connection with the proposed purchase of NGL assets. On the second call, Citi and Messrs. Phillips, Halpin and Black discussed with the Potential NGL Buyer's representatives the NGL Offer and compared the merits of the offer to the Simplification Transaction and explained that Crestwood's management believes that the NGL Offer does not provide a favorable alternative path to the Simplification Transaction for the following reasons: (i) execution risk and potential timing delays of the NGL transaction could jeopardize the Simplification Transaction; (ii) the need for more time for management to fully assess the strategic value proposition of the NGL assets portfolio in connection with Crestwood's broader midstream business; and (iii) the dilutive nature of the NGL Offer further limits Crestwood's visibility to growth.

        On April 30, 2015, the CEQP Conflicts Committee held an extensive meeting at which representatives of Evercore and Locke Lord were present. Representatives of Locke Lord reviewed with the CEQP Conflicts Committee its fiduciary duties and obligations under Delaware law and the CEQP partnership agreement, including recent developments under Delaware law. Representatives of Evercore discussed their preliminary detailed financial analysis with respect to the Simplification Transaction, including a discussion regarding the proposed merger consideration exchange ratios, Midstream's and CEQP's respective businesses, assets and growth prospects. Representatives of Evercore also discussed the financial effects of alternative transaction structures for the Simplification Transaction and the yields at which units in the pro forma combined business could potentially trade following consummation of the Simplification Transaction.

        Evercore's analysis included, among other things, a discussion of the preliminary standalone valuation for each of CEQP and Midstream, which Evercore measured using various methodologies, including a comparable partnership trading analysis, a selected comparable precedent transactions analysis, a discounted cash flow analysis and a discounted distribution analysis. Representatives of Evercore compared the standalone valuation estimates to the proposed exchange ratios.

        Following Evercore's valuation discussion, the CEQP Conflicts Committee discussed Midstream's counter-proposal of 3.00 CEQP Common Units for each Midstream common unit and 3.00 CEQP preferred units for each Midstream preferred unit. After evaluating the various valuation methodologies described above and comparing the corresponding range of implied values per unit derived from such analyses, the CEQP Conflicts Committee authorized Mr. Moeder to contact the Chair of the Midstream Conflicts Committee to propose a decrease in the proposed exchange ratio and negotiate the proposed merger consideration. Representatives of Locke Lord also discussed with the CEQP Conflicts Committee certain legal issues and precedents related to the proposed merger agreement.

        On May 1, 2015, via telephone conference, representatives from Magnetar and GSO and Messrs. Halpin, Moore and Black discussed business updates and the merits of the proposed Simplification Transaction.

        On May 1, 2015, Mr. Moeder contacted the Chairman of the Midstream Conflicts Committee to propose a revised exchange ratio of 2.65 CEQP common units per Midstream common unit.

        On May 1, 2015, the Midstream Conflicts Committee held a telephonic meeting that included representatives of TPH and Paul Hastings at which the committee discussed the 2.65 exchange ratio counterproposal from the CEQP Conflicts Committee. At the request of the Midstream Conflicts Committee, TPH reviewed and discussed its supplemental preliminary financial analysis with respect to Midstream, CEQP and the proposed Simplification Transaction with the Midstream Conflicts Committee. Paul Hastings also provided a brief overview of the issues identified in the initial draft of the merger agreement, noting that Midstream should have maximum flexibility to entertain an alternative transaction and should not be subject to any termination fee unless CEQP was also subject to a termination fee in the event it terminated the merger agreement in accordance with certain provisions of the merger agreement. The Midstream Conflicts Committee determined that it appeared the two proposed exchange ratios were too far apart, but that a conversation among the chairmen of the respective conflicts committees, with the assistance of their respective financial advisors, might advance discussions between the parties.

        Accordingly, later in the day on May 1, 2015, the Chairman of each of the Midstream and CEQP Conflicts Committees, with assistance of their respective financial advisors, conducted a brief telephone conference to discuss the rationale for their current positions with respect to the proposed exchange ratios.

        Also on May 1, 2015, representatives of Paul Hastings reviewed with the Midstream Conflicts Committee their markup of the merger agreement and then emailed Locke Lord comments to the draft merger agreement that had initially been distributed by AK. Such comments, among other items, provided that CEQP would be subject to the same (and in certain cases more strenuous) restrictions on its operations between signing and closing, provided Midstream with greater flexibility to entertain alternate proposals and eliminated the termination fee concept, instead replacing it with a repayment of expenses.

        At 4:00 p.m. on May 1, 2015, the Chairman of the CEQP Conflicts Committee contacted the Chairman of the Midstream Conflicts Committee to inform him that the CEQP Conflicts Committee believed that the respective proposals of the committees were too far apart for further negotiations to be worthwhile.

        Later on May 1, 2015, Mr. Gettig relayed the conversation with his counterpart to Mr. Lumpkins and representatives of TPH and Paul Hastings. The members of the Midstream Conflicts Committee then instructed Paul Hastings to communicate the impasse in negotiations to Crestwood's counsel.

        On May 2, 2015, Paul Hastings conducted a brief call with AK and Locke Lord to update AK as to the current status of discussions and negotiations between the Midstream Conflicts Committee and the CEQP Conflicts Committee and the impasse that had been reached.

        On May 3, 2015, the Midstream Conflicts Committee, Paul Hastings, TPH, Messrs. Phillips, Halpin, Lambert, and Moore, AK and Citi discussed the status of negotiations surrounding the merger agreement and the Simplification Transaction, the reasons therefor as well as financial information previously provided.

        On the same date, a separate meeting of the CEQP Conflicts Committee was held via telephone conference, and the CEQP Conflicts Committee, Locke Lord, Evercore, Messrs. Phillips, Halpin, Lambert, and Moore and Citi discussed the status of negotiations surrounding the merger agreement and the Simplification Transaction.

        On May 4, 2015 at 8:30 a.m., the Midstream Conflicts Committee held a telephonic meeting that included representatives of TPH and Paul Hastings. The Midstream Conflicts Committee, with the assistance of TPH and Paul Hastings, discussed the comprehensive overview of the reasons for the Simplification Transaction provided by management of the Crestwood Entities during the May 3, 2015 meeting, as well as the discussion with management of the Crestwood Entities during such meeting of the financial information previously provided to the Midstream Conflicts Committee. Paul Hastings then reviewed with the members of the committee the duties of the Midstream Conflicts Committee and the standard of good faith set forth in Midstream's partnership agreement for the Midstream Conflicts Committee's review of related party transactions. Thereafter, the Midstream Conflicts Committee, with the assistance of representatives of TPH, reviewed and discussed certain financial metrics and determined to respond to the CEQP Conflicts Committee with the proposal of a 2.80x exchange ratio.

        On May 4, 2015, Mr. Gettig informed the Chairman of the CEQP Conflicts Committee of the Midstream Conflicts Committee's response. Following the receipt of the counter-offer, the CEQP Conflicts Committee met with representatives from Evercore and Locke Lord to discuss the counter-offer and open items. The CEQP Conflicts Committee extensively discussed these items and proposed revisions to the merger agreement with its advisors. During the meeting, and based upon additional financial analyses provided by Evercore, the CEQP Conflicts Committee determined to counter the

Midstream Conflicts Committee offer with a proposal to offer 2.75 CEQP common units for each Midstream common unit and 2.75 CEQP preferred units for each Midstream preferred unit. Shortly thereafter, the CEQP Conflicts Committee responded with a counterproposal of a 2.75x exchange ratio provided that the Midstream Conflicts Committee would agree to the termination fee as initially proposed in the merger agreement.

        On May 4, 2015 at 12:15 p.m., the Midstream Conflicts Committee held a telephonic meeting that included representatives of TPH and Paul Hastings at which the committee discussed the CEQP Conflicts Committee's response of a 2.75x exchange ratio and that the Midstream Conflicts Committee agree to the original termination fee proposal in the merger agreement. Paul Hastings discussed the precedents for termination fees with the Midstream Conflicts Committee and noted that the merger agreement contained a provision permitting CEQP to walk away from the deal. After discussion, the Midstream Conflicts Committee determined that it would prefer no termination fee. The Midstream Conflicts Committee also determined that a 2.75x exchange ratio, with the appropriate resolution regarding the termination fee, was potentially acceptable to the Midstream Conflicts Committee.

        On May 4, 2015, Paul Hastings and Locke Lord had further discussion regarding the merger agreement and Locke Lord, on behalf of the CEQP Conflicts Committee, accepted the Midstream Conflicts Committee's proposal for no termination fee, with only expenses being payable in certain circumstances. Shortly after that discussion, on May 4, 2015, Locke Lord emailed a revised draft of the merger agreement to Paul Hastings, which included no termination fee. After reviewing such revisions, Paul Hastings and AK discussed that AK would incorporate the agreed changes into a revised draft of the merger agreement.

        On May 4, 2015 at 3:00 p.m., the Crestwood Boards held a joint telephonic meeting at which the status of the Simplification Transaction was discussed. Citi reviewed the status of Project Thunder and Project Orion and noted that no actionable proposals had been presented by either counterparty. Mr. Moore provided an update on the CEQP restructuring strategy and potential joint bid to acquire certain midstream assets of an independent crude oil exploration and production company. He noted that the acquisition opportunity was likely no longer viable and no new proposals had been received from the potential co-sponsor with respect to an equity investment at CEQP. Mr. Phillips reviewed the terms of the NGL Offer and indicated that substantial work still needed to be completed to fully analyze and respond to the NGL Offer. The Crestwood Boards determined that the NGL Offer should not delay the Simplification Transaction, and Crestwood would continue to evaluate strategic alternatives (including the NGL Offer) while proceeding with the Simplification Transaction.

        On May 4, 2015 at 4:00 p.m., the Midstream Conflicts Committee held a telephonic meeting that included representatives of TPH and Paul Hastings at which the committee discussed the Midstream Board meeting held earlier in the day, including the fact that a potential sale of CEQP's NGL business prior to closing of the transactions contemplated by the merger agreement would result in a significantly different transaction for Midstream. Paul Hastings confirmed that such a sale would not be permitted under the merger agreement as currently drafted if the merger agreement was executed.

        On May 4, 2015 at 4:30 p.m., at the request of the Midstream Conflicts Committee, Mr. Lambert and AK confirmed in a telephone conference with Paul Hastings that CEQP had no current intent to sell CEQP's NGL business and AK confirmed that any such sale would require an amendment to the merger agreement as well as the written consent of the Midstream Conflicts Committee if such sale occurred after the merger agreement was executed.

        Early on May 5, 2015, AK emailed a revised draft of the merger agreement to Paul Hastings and Locke Lord. In response, Paul Hastings provided some additional comments to the interim operating covenants that had previously been agreed to by the CEQP Conflicts Committee and Midstream Conflicts Committee. AK incorporated such additional interim operating covenants into a revised draft circulated to the parties later that same day.

        On May 5, 2015 at 9:00 a.m., the Midstream Conflicts Committee held a telephonic meeting that included representatives of TPH and Paul Hastings at which the Midstream Conflicts Committee discussed the Midstream preferred unit exchange ratio, in particular that the parties understood that the relative distributions with respect to the preferred units should not change.

        On the afternoon of May 5, 2015, the CEQP Conflicts Committee held a meeting, at which representatives of Evercore and Locke Lord were present, to discuss and, if appropriate, approve the transaction documents, including the merger agreement and the support agreement. Representatives of Locke Lord reviewed the efforts made by the CEQP Conflicts Committee regarding the Simplification Transaction, including the substantive work and the processes followed. Locke Lord then discussed the duties of the CEQP Conflicts Committee with respect to the Simplification Transaction and reviewed the "Special Approval" standard under CEQP's partnership agreement. Locke Lord then reviewed the material terms and provisions of the merger agreement and answered the questions of the CEQP Conflicts Committee.

        Following this extensive discussion, representatives of Evercore delivered to the CEQP Conflicts Committee an oral opinion, confirmed by delivery of a written opinion dated May 5, 2015, to the effect that, as of May 5, 2015, and based upon and subject to the various assumptions, qualifications and limitations set forth in Evercore's opinion, the exchange ratio of 2.75 CEQP common units for each Midstream common unit to be issued in the merger was fair, from a financial point of view, to the holders of CEQP common units (other than Equity GP and its affiliates, officers and directors). The CEQP Conflicts Committee then unanimously (i) determined that the merger agreement and the transactions contemplated thereby were in the best interest of CEQP and the holders of CEQP common units (other than Equity GP and its affiliates, officers and directors), (ii) approved the merger agreement and the transactions contemplated thereby, including the merger, which constituted "Special Approval" under the CEQP partnership agreement, and (iii) recommended to the Equity GP Board the approval of the merger agreement and the consummation of the transactions contemplated thereby, including the merger.

        On May 5, 2015, representatives of TPH and Paul Hastings received confirmation from management of the Crestwood Entities that the preferred unit conversion ratio would remain effectively the same under the terms of the new CEQP preferred units.

        On May 5, 2015 at 2:00 p.m., the Midstream Conflicts Committee held a telephonic meeting that included representatives of TPH and Paul Hastings. At the request of the Midstream Conflicts Committee, representatives of TPH reviewed and discussed TPH's financial analyses with respect to Midstream, CEQP and the proposed merger. Thereafter, at the request of the Midstream Conflicts Committee, TPH rendered its oral opinion to the Midstream Conflicts Committee (which was subsequently confirmed in writing by delivery of TPH's written opinion addressed to the Midstream Conflicts Committee dated as of the same date) as to, as of May 5, 2015, the fairness, from a financial point of view, to the Unaffiliated Common Unitholders of the Common Merger Consideration to be received by such Unaffiliated Common Unitholders in the merger pursuant to the merger agreement. Following discussion of the terms and conditions of the merger agreement, including the elimination of the termination fee, and the financial analyses and opinion of TPH, the Midstream Conflicts Committee determined in good faith that the merger was fair and reasonable and in the best interest of Midstream and the Midstream unaffiliated unitholders. The Midstream Conflicts Committee unanimously approved and determined to recommend the Simplification Transaction and the merger agreement to the Midstream Board.

        On May 5, 2015 at 3:00 p.m. the Midstream Board convened a duly called and held telephonic meeting, during which, upon recommendation of the Midstream Conflicts Committee the Midstream Board approved the Simplification Transaction, merger agreement and the documents and transactions related thereto.

        On May 5, 2015 at 4:00 p.m. the Equity GP Board convened a duly called and held telephonic meeting, during which, upon recommendation of the CEQP Conflicts Committee the Equity GP Board approved the Simplification Transaction, the merger agreement and the documents and transactions related thereto.

        On May 5, 2015, the parties finalized and executed the merger agreement.

        On May 6, 2015, CEQP and Midstream issued earnings releases and a joint press release announcing the merger agreement and the proposed merger.

Recommendation of the Midstream Board and the Midstream Conflicts Committee's Reasons for the Merger

        After careful consideration, the Midstream Conflicts Committee, by a unanimous vote of its members, at a meeting held on May 5, 2015, determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Midstream and the Midstream unaffiliated unitholders and recommended to the Midstream Board the execution, delivery and performance of the merger agreement and the transactions contemplated thereby. In evaluating the merger, the Midstream Conflicts Committee consulted with Midstream's senior management and the Midstream Conflicts Committee's legal and financial advisors and, in reaching its decision, the Midstream Conflicts Committee considered a number of factors that the Midstream Conflicts Committee believed supported its decision, including the following material factors:

  •
  Midstream had a favorable exchange ratio relative to the trading price of the Midstream common units the day before the merger was announced;

  •
  the Midstream Conflicts Committee's assessment of current and projected commodity prices, and the direct and indirect risks resulting therefrom, the changes in the capital markets, borrowing and liquidity issues and the sustainability of future distributions, and certain related adverse effects on Midstream;

  •
  the potential alternatives available to Midstream, including the possibility of remaining a stand-alone entity, and the assessment of the Midstream Conflicts Committee that the merger was likely to enhance value for Midstream unitholders;

  •
  the elimination of Midstream's IDRs, which is expected to result in a cost of capital improvement to better finance growth and stabilize the combined entity's long-term distribution outlook;

  •
  the increased scale and simplified entity structure of the combined company should permit it to compete more effectively and facilitate future development projects, exploration and acquisitions through increased cash flow, lower cost of capital, better access to debt and equity markets and elimination of potential conflicts of interest and appeal to a wider investor base;

  •
  the potential ability to achieve substantial G&A and fixed charge reductions, including the elimination of dual public company costs and elimination of IDR distributions;

  •
  the merger is expected to result in long-term cash flow accretion, in part due to the elimination of Midstream's IDRs;

  •
  the fact that the merger is subject to the approval of the Midstream unitholders, who will be free to approve or reject the merger, but is not subject to a vote of the CEQP common unitholders;

  •
  the financial analyses reviewed and discussed with the Midstream Conflicts Committee by representatives of TPH as well as the oral opinion of TPH rendered to the Midstream Conflicts Committee on May 5, 2015, (which was subsequently confirmed in writing by delivery of TPH's written opinion addressed to the Midstream Conflicts Committee dated the same date) as to, as of May 5, 2015, the fairness, from a financial point of view, to the Unaffiliated Unitholders of the Common Merger Consideration to be received by such Unaffiliated Unitholders in the merger pursuant to the merger agreement; and

  •
  the fact that the merger agreement does not preclude Midstream from engaging in negotiations with, and providing information to, a third party that makes an unsolicited written acquisition proposal, if the Midstream Conflicts Committee determines in good faith that such proposal is likely to result in a superior proposal (as defined under "The Merger Agreement—Acquisition Proposals; Change in Recommendation"), and the fact that the merger agreement permits Midstream to terminate the merger agreement to enter into such a transaction after reimbursing CEQP's expenses up to $10 million.

        The Midstream Conflicts Committee also considered, and balanced against the potential benefits, various risks and other potentially negative factors concerning the merger agreement, including the following:

  •
  the merger agreement provides for a fixed exchange ratio and thus the exchange ratio will not change based on changes in the trading prices of Midstream or CEQP common units or changes in the business performance or financial results of Midstream or CEQP. Accordingly, if the value of CEQP's business declines relative to the value of Midstream's business prior to completion of the merger, the Midstream unitholders' percentage ownership in the combined company may exceed CEQP's relative contribution to the combined company;

  •
  the merger agreement restricts Midstream's ability to solicit possibly superior transactions and the required reimbursement by Midstream of CEQP's expenses up to $10 million in the event of termination of the arrangement agreement under specified circumstances;

  •
  based on the exchange ratio, the merger would be dilutive to the Midstream unitholders on a short-term basis;

  •
  substantial costs will be incurred by Midstream in connection with the transaction, including financial arrangement fees, financial advisory fees and legal and other advisor fees, as well as the costs of integrating the businesses of Midstream and CEQP;

  •
  the risk that management focus, employee attention and resources for other strategic opportunities, as well as employee attention to operational matters, could be diverted for an extended period of time while the parties work to complete the merger and integration process and any litigation that may occur in connection with the proposed transactions;

  •
  the fact that the merger agreement permits CEQP to terminate the merger agreement at any time prior to obtaining the Midstream unitholder approval, in the event that the Equity GP Board determines to abandon the transactions contemplated in the merger agreement, subject only to CEQP reimbursing Midstream's reimbursing CEQP's expenses up to $10 million;

  •
  the possibility that the merger might not be consummated despite the parties' efforts or that the closing of the merger may be unduly delayed, and that the announcement of the transaction, coupled with any failure to consummate the transaction, could have a negative effect on Midstream's relationships with third parties, as well as a negative effect on Midstream's operating results and trading price;

  •
  the risks inherent in CEQP's business and operations, including those identified in CEQP's SEC filings; and

  •
  risks of the type and nature described under "Risk Factors."

        The Midstream Conflicts Committee concluded that the potentially negative factors associated with the proposed merger were outweighed by the potential benefits that it expected the Midstream unaffiliated unitholders would achieve as a result of the merger. Accordingly, the Midstream Conflicts Committee determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Midstream and the Midstream unaffiliated unitholders, and recommended to the Midstream Board the execution, delivery and performance of the merger agreement and the transactions contemplated thereby. The Midstream Board unanimously approved the merger agreement and the transactions contemplated thereby and recommends that the Midstream unitholders vote FOR the merger proposal.

        The foregoing discussion of the information and factors considered by the Midstream Conflicts Committee includes all of the material factors considered by the Midstream Conflicts Committee, but it is not intended to be exhaustive and may not include all of the factors considered by the Midstream Conflicts Committee. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Midstream Conflicts Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors in its determination to recommend the approval of the merger agreement and the transactions contemplated thereby, including the merger. In addition, individual members of the Midstream Conflicts Committee may have given weights to different factors.

        This explanation of the Midstream Conflicts Committee's reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under "Information Regarding Forward-Looking Statements."

Opinion of the Midstream Conflicts Committee's Financial Advisor

        The Midstream Conflicts Committee retained TPH as its exclusive financial advisor with respect to the provision of an opinion to the Midstream Conflicts Committee as to the fairness from a financial point of view to the Unaffiliated Common Unitholders of the Common Merger Consideration to be received by such Unaffiliated Common Unitholders in the merger pursuant to the merger agreement. At the request of the Midstream Conflicts Committee at a meeting of the Midstream Conflicts Committee held on May 5, 2015, TPH rendered its oral opinion to the Midstream Conflicts Committee that, as of May 5, 2015, based upon and subject to the assumptions, qualifications, limitations and other matters considered by TPH in connection with the preparation of its opinion, the Common Merger Consideration to be received by the Unaffiliated Common Unitholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to the Unaffiliated Common Unitholders. TPH subsequently confirmed its oral opinion in writing dated May 5, 2015 to the Midstream Conflicts Committee.

        The opinion speaks only as of the date it was delivered and not as of the time the merger will be completed or any other date. The opinion does not reflect changes that may occur or may have occurred after May 5, 2015, which could alter the facts and circumstances on which TPH's opinion was based.

        TPH's opinion was directed to the Midstream Conflicts Committee (in its capacity as such), and only addressed the fairness from a financial point of view, as of the date of the opinion, to the Unaffiliated Common Unitholders of the Common Merger Consideration to be received by the Unaffiliated Common Unitholders in the merger pursuant to the merger agreement. TPH's opinion did not address any other term or aspect of the merger agreement or the Transaction. The full text of the TPH written opinion, dated May 5, 2015, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by TPH in rendering its opinion, is attached as Annex B to this proxy statement/prospectus. The summary of TPH's opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. However, neither TPH's written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and they do not constitute, a recommendation as to how the Midstream Conflicts Committee or the board of directors of Midstream GP, Midstream GP, any holder of securities in Midstream or any other person should act or vote with respect to any matter relating to the merger, the Transaction or any other matter.

        TPH's opinion to the Midstream Conflicts Committee was among several factors taken into consideration by the Midstream Conflicts Committee in making its recommendation to the board of directors of Midstream GP regarding the merger.

        In connection with rendering its opinion and performing its related financial analyses, TPH reviewed, among other things:

  (i)
  a draft, dated May 4, 2015, of the merger agreement and a draft, received by TPH on May 5, 2015, of the CEQP Partnership Agreement Amendment;

  (ii)
  annual reports to unitholders and Annual Reports on Form 10-K of Midstream and CEQP for each of the years ended 2012, 2013 and 2014;

  (iii)
  certain interim reports to unitholders and Quarterly Reports on Form 10-Q of Midstream and CEQP;

  (iv)
  certain other communications from Midstream and CEQP to their respective unitholders;

  (v)
  certain internal financial information and forecasts for Midstream and CEQP prepared and adjusted by the management of Midstream and CEQP, including with respect to the future financial performance of Midstream on a stand-alone basis (the "Midstream Forecasts"), CEQP on a stand-alone basis (the "CEQP Forecasts") and CEQP after giving effect to the Transaction, including certain estimates of cost savings and other synergies ("Synergies") projected by the management of Midstream and CEQP to result from the Transaction (the "Pro Forma Forecasts"); and

  (vi)
  certain publicly available research analyst reports with respect to the future financial performance of Midstream and CEQP, which TPH discussed with the senior management of Midstream and CEQP.

        TPH also held discussions with members of the senior management of Midstream and CEQP regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of Midstream and CEQP. In addition, TPH reviewed the reported price and trading activity for Midstream common units and CEQP common units, compared certain financial and stock market information for Midstream and CEQP with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations that TPH deemed relevant, compared the relative contributions of Midstream and CEQP to certain pro forma financial statistics for CEQP after giving effect to the Transaction, and reviewed such other documents, performed such other studies and analyses, and considered such other factors, as TPH considered appropriate. TPH understood that (i) the management of Midstream were employees of Crestwood Operations LLC, a wholly-owned subsidiary of CEQP, (ii) certain members of Midstream's management have responsibilities for managing both Midstream and CEQP and (iii) the Midstream Forecasts, the CEQP Forecasts, the Synergies and the Pro Forma Forecasts were developed by or under the supervision of the senior management of Midstream and CEQP.

        The Midstream Conflicts Committee advised TPH, and for purposes of its analyses and opinion TPH assumed, that each outstanding Midstream preferred unit would, as a result of the merger, be converted into the Preferred Merger Consideration and that the units in CEQP comprising the

Preferred Merger Consideration would constitute "Substantially Equivalent Units" as defined in Midstream's partnership agreement.

        For purposes of its opinion, TPH assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by or for TPH, or publicly available. In that regard, TPH assumed with the Midstream Conflicts Committee's consent that the Midstream Forecasts and the CEQP Forecasts had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Midstream and CEQP with respect to the future financial performance of Midstream and CEQP on a standalone basis and that the Pro Forma Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Midstream and CEQP with respect to the future financial performance of the combined company after giving effect to the Transaction. TPH expressed no view or opinion with respect to the Midstream Forecasts, the CEQP Forecasts, the Synergies, the Pro Forma Forecasts or the assumptions on which they were based, and TPH assumed, at the Midstream Conflicts Committee's direction, that the Midstream Forecasts, the CEQP Forecasts, the Synergies and the Pro Forma Forecasts provided a reasonable basis upon which to evaluate Midstream, CEQP and the proposed Transaction. TPH relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the merger agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction would be satisfied without waiver thereof, and (d) the Transaction would be consummated in a timely manner in accordance with the terms described in the merger agreement and such other related documents and instruments, without any amendments or modifications thereto. TPH also assumed, with the consent of the Midstream Conflicts Committee, that, for U.S. federal income tax purposes, no gain or loss would be recognized by Unaffiliated Common Unitholders as a result of the receipt of CEQP common units in the merger (other than any income or gain resulting from any actual or constructive distribution of cash and cash received in lieu of fractional CEQP common units pursuant to the merger agreement). TPH also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the Transaction would be obtained without any effect on Midstream, CEQP, or the expected benefits of the Transaction. In addition, TPH relied upon and assumed, without independent verification, that the final forms of any draft documents identified above would not differ in any respect from the drafts of said documents.

        TPH was not requested to, and did not, solicit indications of interest from third parties with respect to a potential alternative transaction involving Midstream. TPH also assumed that there had been no material changes in the business, operations, financial condition and prospects of Midstream or CEQP since the respective dates of the most recent financial statements and other information provided to TPH. In addition, TPH did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Midstream, CEQP or any of their respective affiliates and TPH was not furnished with any such evaluation or appraisal.

        The estimates contained in TPH's analyses and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, TPH's analyses and estimates are inherently subject to substantial uncertainty.

        In arriving at its opinion, TPH did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by TPH in its analyses, and no one single method of analysis should be regarded as determinative of the overall conclusion reached by TPH. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the significance of particular techniques. Accordingly, TPH believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by TPH, therefore, is based on the application of TPH's experience and judgment to all analyses and factors considered by TPH, taken as a whole.

        TPH's opinion did not address any accounting, legal, tax or regulatory matters. In addition, its opinion did not address the underlying business decision of the Midstream Conflicts Committee, the board of directors of Midstream GP, Midstream GP or any other party to engage in the Transaction, or the relative merits of the Transaction as compared to any other alternative transaction that might have been available to Midstream, CEQP or any other party. TPH's opinion addressed only the fairness from a financial point of view, as of the date thereof, to the Unaffiliated Common Unitholders of the Common Merger Consideration to be received by such Unaffiliated Common Unitholders in the merger pursuant to the merger agreement. TPH did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the Transaction, including, without limitation, the fairness of the Preferred Merger Consideration to the holders of Midstream preferred units, the fairness of the Common Merger Consideration relative to the Preferred Merger Consideration, the allocation of the aggregate consideration to be received by holders of Midstream preferred units and Midstream common units among the holders of Midstream preferred units and Midstream common units or groups thereof, the fairness of the Transaction to, or any consideration received in connection therewith by, creditors or other constituencies of Midstream or CEQP; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Midstream or CEQP, or any class of such persons, in connection with the Transaction, whether relative to the Common Merger Consideration, the Preferred Merger Consideration or otherwise. TPH did not express any opinion as to the price at which CEQP common units will trade when issued in the merger or as to the prices at which the Midstream common units, Midstream preferred units, CEQP common units or CEQP preferred units may be purchased or sold at any time. TPH's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to TPH as of, the date of its opinion. TPH assumed no obligation to update, revise or reaffirm its opinion and expressly disclaimed any responsibility to do so whether based on circumstances, developments or events occurring after the date of its opinion or otherwise. TPH's opinion and related analyses were provided for the information and assistance of the Midstream Conflicts Committee (in its capacity as such) in connection with its consideration of the merger and such opinion and analyses do not constitute a recommendation as to how the Midstream Conflicts Committee, the board of directors of Midstream GP, Midstream GP, any holder of securities in Midstream or any other person should act or vote with respect to any matter relating to the Transaction or any other matter. The issuance of TPH's opinion was approved by TPH's fairness opinion committee.

        The following is a summary of the material financial analyses performed by TPH in connection with the preparation of its opinion and reviewed with the Midstream Conflicts Committee on May 5, 2015. Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of the Midstream common units and the equity securities of the selected companies listed below as of May 4, 2015, and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the value of the equity consideration and other public information available at the time of the relevant transaction's announcement. The analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed, the tables must be considered together with the textual summary of the analyses.

        For purposes of its analyses, TPH reviewed a number of financial metrics including:

  Enterprise Value—generally the value as of a specified date of the relevant company's outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet).

  EBITDA—generally the amount of the relevant company's earnings before interest, taxes, depreciation and amortization for a specified time period.

  Distributable Cash Flow—generally EBITDA minus interest expense and maintenance capital expenditures, as adjusted for special items for a specified time period. LP Distributable Cash Flow is generally the Distributable Cash Flow available for distribution to holders of limited partnership units for a specified time period.

        In addition, for purposes of certain of TPH's analyses, with the Midstream Conflicts Committee's consent, TPH treated future distributions on the Midstream preferred units that may be payable-in-kind as paid in cash.

        No company or transaction used in the analyses of companies or transactions summarized below is identical or directly comparable to Midstream, CEQP or the Transaction. As a consequence mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful, and these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

Forecasts

        The Midstream Forecasts, the CEQP Forecasts and the Pro Forma Forecasts each included a base case prepared by Midstream and CEQP management, as well as an upside case and a downside case, resulting from adjustments by Midstream and CEQP management to the applicable base case. In addition, the Pro Forma Forecasts included the Synergies.

Contribution Analysis

        TPH reviewed the contributions of Midstream and CEQP of certain financial metrics to the combined company resulting from the Transaction based on the Midstream Forecasts and the CEQP Forecast and certain publicly available financial information for Midstream and CEQP. The financial metrics reviewed included (i) equity value as of May 4, 2015; (ii) distributable cash flow for the year 2014; and (iii) estimated distributable cash flow for the years 2015, 2016, 2017, 2018 and 2019, using the base, downside and upside cases for Midstream included in the Midstream Forecasts and the base case for CEQP included in the CEQP Forecasts. The contribution analysis did not give effect to the Synergies. The contribution analysis indicated a range of implied exchange ratios in the merger of 1.432x to 4.179x, as set forth in the table below, as compared to the exchange ratio of 2.750x provided for in the merger. For purposes of the contribution analyses, TPH excluded the general partner and incentive distribution rights of Midstream held by CEQP, the common units of Midstream held by CEQP and the Midstream preferred units from its analysis of Midstream.

Implied Exchange Ratio
Market Value	2.398x
2014A Distributable Cash Flow	4.179x
Base
2015E LP Distributable Cash Flow	3.607x
2016E LP Distributable Cash Flow	3.642x
2017E LP Distributable Cash Flow	3.023x
2018E LP Distributable Cash Flow	2.384x
2019E LP Distributable Cash Flow	2.079x
Levered Discounted Cash Flow	1.679x - 1.853x
Discounted Distribution Analysis	2.434x - 2.726x
Downside
2015E LP Distributable Cash Flow	3.372x
2016E LP Distributable Cash Flow	3.019x
2017E LP Distributable Cash Flow	3.043x
2018E LP Distributable Cash Flow	3.143x
2019E LP Distributable Cash Flow	2.887x
Levered Discounted Cash Flow	2.223x - 2.465x
Discounted Distribution Analysis	2.812x - 3.323x
Upside
2015E LP Distributable Cash Flow	3.580x
2016E LP Distributable Cash Flow	3.260x
2017E LP Distributable Cash Flow	2.854x
2018E LP Distributable Cash Flow	2.064x
2019E LP Distributable Cash Flow	1.755x
Levered Discounted Cash Flow	1.432x - 1.578x
Discounted Distribution Analysis	2.132x - 2.380x

Discounted Cash Flow Analysis

        TPH calculated implied value reference ranges of Midstream and CEQP common units on a standalone basis by discounting projected levered distributable cash flows to holders of Midstream and CEQP common units. TPH applied equity discount rates ranging from 11.0% to 13.0% and terminal value multiples ranging from 9.0x to 12.0x to the projected levered LP distributable cash flow for Midstream based on the Midstream Forecasts, which resulted in implied value reference ranges per Midstream common unit of $14.42 to $18.84 based on the downside case, $17.72 to $23.24 based on the base case, and $17.44 to $22.88 based on the upside case. TPH applied discount rates ranging from 12.0% to 14.0% and terminal value multiples ranging from 14.0x to 16.0x to the projected levered distributable cash flow for CEQP based on the CEQP Forecasts, which resulted in implied value reference ranges per CEQP common unit of $6.49 to $7.64 based on the downside case, $10.55 to $12.54 based on the base case, and $12.18 to $14.50 based on the upside case.

Discounted Distribution Analysis

        TPH calculated implied value reference ranges of Midstream and CEQP common units on a standalone basis by discounting projected distributed cash flows to holders of Midstream and CEQP common units. TPH applied equity discount rates ranging from 11.0% to 13.0% and terminal yields ranging from 7.00% to 10.5% to the projected LP distributed cash flow for Midstream based on the Midstream Forecasts, which resulted in implied value reference ranges per Midstream common unit of $15.20 to $21.63 based on the downside case, $18.05 to $26.02 based on the base case, and $17.81 to $25.67 based on the upside case. TPH applied discount rates ranging from 12.0% to 14.0% and terminal yields ranging from 7.00% to 9.00% to the projected distributed cash flow for CEQP based on the CEQP Forecasts, which resulted in implied value reference ranges per CEQP common unit of $5.41 to $6.87 based on the downside case, $7.40 to $9.55 based on the base case, and $8.34 to $10.79 based on the upside case.

Selected Companies Analysis

        For purposes of the discounted cash flow and distribution analyses, TPH reviewed and compared certain financial, operating and stock market information for selected companies deemed similar to CEQP or Midstream on a standalone basis in one or more respects, using estimates of financial performance for the selected companies based on publicly available research analyst consensus estimates for the selected companies.

        The information reviewed and compared included: estimated distribution yield for the year 2015, or "2015E yield"; unit price as a multiple of estimated LP distributable cash flow per unit for the years 2015 and 2016, or "2015E LP DCF/unit" and "2016E LP DCF/unit," for Midstream and the selected master limited partnerships; equity value as a multiple of estimated distributable cash flow for the years 2015 and 2016, or "2015E DCF" and "2016E DCF," for CEQP and the selected general partners of master limited partnerships; and enterprise value as a multiple of estimated EBITDA for the years 2015 and 2016, or "2015E EBITDA" and "2016E EBITDA."

  Midstream

        The selected companies for Midstream were: Enable Midstream Partners, Targa Resources Partners LP, DCP Midstream Partners LP, American Midstream Partners, LP, Midcoast Energy Partners, Martin Midstream Partners LP and Southcross Energy Partners LP. The resulting high, low, mean and median data for such companies and the corresponding data for Midstream were:

				Enterprise Value/
		Price/
	Distribution Yield
		LP DCF/Unit		EBITDA
	2015E	2015E	2016E	2015E	2016E
Mean	9.0%	11.0x	9.9x	13.5x	11.8x
Median	8.7%	11.2x	10.6x	12.8x	11.2x
Low	7.4%	8.3x	8.2x	11.2x	8.4x
High	10.8%	13.5x	11.0x	16.7x	16.3x
Midstream (based on publicly available consensus analyst estimates)	10.5%	9.3x	8.5x	13.3x	12.2x
Midstream (based on Midstream Forecasts and Upside and Downside Cases)
Downside	10.5%	10.9x	11.7x	13.8x	13.9x
Base	10.5%	10.2x	9.8x	13.0x	12.1x
Upside	10.5%	10.2x	10.1x	12.9x	11.1x

  CEQP

        The selected companies for CEQP were: Energy Transfer Equity, L.P., Western Gas Equity Partners, LP, Targa Resources Corp., EnLink Midstream LLC, Plains GP Holdings LP, The Williams Companies, Inc., Alliance Holdings GP, L.P., ONEOK, Inc. and NuStar GP Holdings, LLC. The resulting high, low, mean and median data and corresponding data for CEQP were:

		Equity Value/		Enterprise Value/
	Yield	DCF		EBITDA
	2015E	2015E	2016E	2015E	2016E
Mean	4.2%	31.1x	30.2x	31.2x	27.2x
Median	3.4%	28.7x	24.5x	33.2x	28.3x
Low	2.3%	13.5x	12.3x	13.4x	12.3x
High	7.5%	62.9x	72.4x	62.7x	58.3x
CEQP (based on publicly available consensus analyst estimates)	8.1%	15.0x	13.8x	16.0x	14.9x
CEQP (based on CEQP Forecasts and Upside and Downside Cases)
Downside	8.1%	16.5x	15.9x	16.5x	15.7x
Base	8.1%	16.5x	16.0x	16.5x	15.8x
Upside	8.1%	16.4x	14.8x	16.4x	14.9x

Selected Transactions Analysis

        For purposes of the discounted cash flow analysis, TPH reviewed the financial terms of certain recent business combinations involving target companies that TPH deemed similar to Midstream in one or more respects. The information reviewed and compared included enterprise value as a multiple of estimated EBITDA for the next twelve months "NTM" or next fiscal year "FY1" following announcement, based on publicly available research analyst estimates for those targets.

        The selected transactions and resulting high, low, mean and median data were:

Acquiror	Seller(s)/Target(s)
Tesoro Logistics LP*	QEP Midstream Partners
EQT Midstream Partners LP*	EQT Corporation
Energy Transfer Partners*	Regency Energy Partners LP
Western Gas Partners LP	Nuevo Midstream LLC
Williams Partners LP*	Access Midstream Partners
Tesoro Logistics	QEP Field Services Company
Targa Resources	Atlas Pipeline Partners LP
EQT Midstream Partners LP*	EQT Corporation
Regency Energy Partners LP	Eagle Rock Energy Partners, L.P.
Devon	Crosstex Energy LP
Regency Energy Partners LP	PVR Partners LP
Crestwood Holdings LLC	Inergy LP
Atlas Pipeline Partners LP	TEAK Midstream LLC
Kinder Morgan Energy Partners LP*	Kinder Morgan Inc.
Regency Energy Partners LP*	Southern Union Gathering Company
Kinder Morgan Energy Partners LP	Copano Energy LLC
Access Midstream Partners LP*	Chesapeake Energy Corporation
Penn Virginia Resource Partners LP	Chief Oil & Gas LLC
MarkWest Energy Partners LP*	The Energy & Minerals Group
Enterprise Products Partners*	Duncan Energy Partners LP

*
Related Party Transaction

Enterprise Value/
FY1/NTM EBITDA
Related Party Transactions
Median	11.2x
Mean	11.5x
Other Selected Transactions
Median	12.8x
Mean	12.9x
All Transactions
Median	12.2x
Mean	12.2x
Low	7.8x
High	15.7x

Give/Gets—Discounted Cash Flow and Distribution Analyses

        TPH calculated implied value reference ranges of CEQP common units pro forma for the Transaction by discounting projected levered distributable cash flows to holders of CEQP common units based on the Pro Forma Forecasts. TPH applied discount rates ranging from 11.0% to 13.0% and terminal value multiples ranging from 9.0x to 12.0x to the projected levered distributable cash flow for CEQP based on the Pro Forma Forecasts and adjusted the resulting per unit value reference ranges by the exchange ratio provided for in the merger of 2.750x. The discounted cash flow analysis for CEQP pro forma for the Transaction resulted in implied value reference ranges per CEQP common unit of $14.11 to $18.54 based on the downside case, $19.20 to $25.35 based on the base case, and $20.39 to $26.98 based on the upside case, as compared to the implied value reference ranges for Midstream common units indicated by the discounted cash flow analysis with respect thereto of $14.42 to $18.84 based on the downside case, $17.72 to $23.24 based on the base case, and $17.44 to $22.88 based on the upside case.

        TPH also calculated implied value reference ranges of CEQP common units pro forma for the Transaction by discounting projected unlevered free cash flows based on the Pro Forma Forecasts. TPH applied discount rates ranging from 8.0% to 10.0% and terminal value EBITDA multiples ranging from 11.0x to 13.0x to the projected unlevered free cash flows for CEQP based on the Pro Forma Forecasts, deducted net debt, minority interests and preferred equity to calculate pro forma CEQP implied value reference ranges per unit and adjusted the resulting per unit value reference ranges by the exchange ratio provided for in the merger of 2.750x. The discounted cash flow analysis for CEQP pro forma for the Transaction resulted in adjusted implied value reference ranges per CEQP common unit of $14.95 to $21.04 based on the downside case, $20.19 to $27.63 based on the base case, and $23.47 to $32.49 based on the upside case, as compared to the implied value reference ranges for Midstream common units indicated by the discounted cash flow analysis with respect thereto of $14.42 to $18.84 based on the downside case, $17.72 to $23.24 based on the base case, and $17.44 to $22.88 based on the upside case.

        TPH also calculated implied value reference ranges of CEQP common units pro forma for the Transaction by discounting projected distributed cash flows to holders of CEQP common units based on the Pro Forma Forecasts. TPH applied discount rates ranging from 11.0% to 13.0% and terminal yields ranging from 7.00% to 10.5% to the projected distributed cash flow for CEQP based on the Pro Forma Forecasts and adjusted the resulting per unit value reference ranges by the exchange ratio provided for in the merger of 2.750x. The discounted cash flow analysis for CEQP pro forma for the Transaction resulted in adjusted implied value reference ranges per CEQP common unit of $14.65 to $20.95 based on the downside case, $19.25 to $28.00 based on the base case, and $20.42 to $29.79 based on the upside case, as compared to the implied value reference ranges for Midstream common units indicated by the discounted cash flow analysis with respect thereto of $15.20 to $21.63 based on the downside case, $18.05 to $26.02 based on the base case, and $17.81 to $25.67 based on the upside case.

        For purposes of the discounted cash flow and distribution analyses, TPH reviewed and compared certain financial, operating and stock market information for selected companies deemed similar to CEQP pro forma for the Transaction in one or more respects, using estimates of financial performance for the selected companies based on publicly available research analyst consensus estimates for those companies.

        The information reviewed and compared included: estimated yield for the year 2015, or "2015E yield"; unit price as a multiple of estimated distributable cash flow per unit for the years 2015 and 2016, or "2015E DCF/unit" and "2016E DCF/unit"; and enterprise value as a multiple of EBITDA for the years 2015 and 2016, or "2015E EBITDA" and "2016E EBITDA."

        The selected companies were: Summit Midstream Partners LP, EnLink Midstream Partners, MarkWest Energy Partners LP, Enable Midstream Partners, Targa Resources Partners LP, DCP Midstream Partners LP, American Midstream Partners, LP, Midcoast Energy Partners, Martin Midstream Partners LP and Southcross Energy Partners LP. The resulting high, low, mean and median data and corresponding data for Midstream on a standalone basis and CEQP on a pro forma basis were:

				Enterprise Value
		Price/
	Distribution Yield
		DCF/Unit		EBITDA
	2015E	2015E	2016E	2015E	2016E
Mean	8.2%	12.5x	11.0x	14.5x	12.1x
Median	7.9%	11.8x	10.8x	13.3x	11.5x
Low	5.5%	8.3x	8.2x	11.2x	8.4x
High	10.8%	18.3x	16.1x	19.5x	16.3x
Midstream (standalone, based on publicly available consensus analyst estimates)	10.5%	9.3x	8.5x	13.3x	12.2x
Midstream (standalone, based on Midstream Forecasts and Upside and Downside Cases)
Downside	10.5%	10.9x	11.7x	13.8x	13.9x
Base	10.5%	10.2x	9.8x	13.0x	12.1x
Upside	10.5%	10.2x	10.1x	12.9x	11.1x
CEQP (pro forma, based on the Pro Forma Forecasts)
Downside	8.1%	14.7x	15.7x	14.6x	14.6x
Base	8.1%	13.5x	12.5x	13.9x	12.9x
Upside	8.1%	13.3x	12.5x	13.7x	11.9x

General

        TPH and its affiliates, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.

        TPH and its affiliates also engage in securities trading and brokerage, private equity and investment management activities, equity research and other financial services, and in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Midstream, CEQP, First Reserve Management, L.P. (including private equity and investment funds affiliated or associated therewith and the portfolio companies thereof "First Reserve"), which substantially owns and controls CEQP's general partner, their respective affiliates or any of the other parties that may be involved in the Transaction and (ii) any currency or commodity that may be involved in the Transaction and the other matters contemplated by the merger agreement.

        In addition, TPH and its affiliates and certain of its employees, including members of the team performing services in connection with the Transaction, as well as certain private equity or other investment funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including Midstream, CEQP, First Reserve, other actual or potential transaction participants and their respective affiliates and may have committed to invest in private equity or other investment funds managed or advised by First Reserve, and in portfolio companies of such funds, and may have co-invested with First Reserve or certain of its affiliates, and may do so in the future.

        The Midstream Conflicts Committee selected TPH to provide financial advice in connection with its evaluation of the merger because of TPH's experience, reputation and familiarity with the midstream sector of the energy industry and because its investment banking professionals have substantial experience in transactions similar to the merger.

        The description set forth above constitutes a summary of the analyses employed and factors considered by TPH in rendering its opinion to the Midstream Conflicts Committee. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

        Pursuant to the terms of the engagement of TPH, TPH will receive a fee of $2,250,000 for its services, of which $1,250,000 became payable upon the rendering of the opinion and $1,000,000 is contingent upon the consummation of the merger. In addition, Midstream has agreed to reimburse certain of TPH's expenses and indemnify TPH and certain related parties against certain liabilities arising out of its engagement.

        TPH and certain of its affiliates have in the past provided and may currently be providing investment banking, financial advisory and other financial services to Midstream, First Reserve and/or certain of their affiliates for which TPH and its affiliates have received, and may receive, compensation, including during the past two years, providing certain advisory services to First Reserve in January 2015 related to exploration and production activity in selected basins in which Midstream operates for which TPH expects to receive approximately $100,000 in fees and serving as financial advisor to the Midstream Conflicts Committee in connection with Midstream's acquisition of a majority interest in Tres Palacios Holdings LLC in 2014 and serving as financial advisor to the Conflicts Committee of Inergy Midstream, L.P. ("Inergy") in connection with Inergy's merger with Midstream in 2013 for which TPH received aggregate fees of approximately $2,150,000. TPH and certain of its affiliates may provide investment banking, financial advisory and other financial services to Midstream, CEQP, First Reserve, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which TPH and its affiliates may receive compensation.

Unaudited Financial Projections

        CEQP and Midstream do not as a matter of course make public projections as to future sales, earnings or other results. However, in connection with the proposed merger, the management of CEQP and Midstream prepared and provided the Midstream Forecasts, the CEQP Forecasts and the Pro Forma Forecasts to the CEQP and Midstream Conflicts Committees. These forecasts were prepared solely for the purposes of the merger, and were provided to the Midstream and CEQP Conflicts Committee in connection with their evaluation of the merger. They were also provided to TPH, which was authorized by the Midstream Conflicts Committee to use and rely upon such projections for purposes of its analyses and opinion, and to Evercore and Citi who were authorized by the CEQP Conflicts Committee to use and rely upon such projections.

        CEQP and Midstream each caution you that uncertainties are inherent in projections of any kind. None of CEQP or Midstream or any of their affiliates, officers, directors, managers, advisors or other representatives has made or makes any representation or can give any assurance to any CEQP or Midstream unitholder regarding the ultimate performance of CEQP or Midstream compared to the summarized information set forth below or that any projected results will be achieved.

        The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of CEQP's and Midstream's management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of such management's knowledge and belief, the expected course of action and the expected future financial performance of CEQP and Midstream. However, this information is not fact.

        Neither Crestwood's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, this prospective financial information. The reports of the independent registered public accounting firms incorporated by reference into this proxy statement/prospectus relate to the historical financial information of CEQP and Midstream. Such reports do not extend to the unaudited financial projections and should not be read to do so.

        The Midstream Forecasts, the CEQP Forecasts and the Pro Forma Forecasts included the information set forth in the following table:

		Projections
($ millions)	2015(1)	2016	2017	2018	2019
EBITDA
Midstream	$507	$537	$620	$718	$794
CEQP	$59	$62	$74	$78	$82
Pro Forma CEQP(2)	$571	$604	$699	$801	$880
Distributable Cash Flow
Midstream(3)	$348	$375	$413	$467	$538
CEQP	$77	$91	$119	$150	$188
Pro Forma CEQP(3)(4)	$391	$422	$470	$527	$602
Distributable Cash Flow Per LP Unit
Midstream(2)	$1.65	$1.74	$1.84	$1.98	$2.17
CEQP	$0.41	$0.48	$0.64	$0.80	$1.01
Pro Forma CEQP(3)(4)	$0.57	$0.62	$0.69	$0.77	$0.88
Distributions Per LP Unit
Midstream	$1.64	$1.70	$1.79	$1.92	$2.10
CEQP	$0.55	$0.55	$0.64	$0.80	$1.01
Pro Forma CEQP	$0.55	$0.59	$0.65	$0.73	$0.84
Growth Capital Expenditures
Midstream(5)	$141	$212	$291	$176	$80
CEQP	$7	$5	$5	$5	$5
Pro Forma CEQP(5)	$148	$217	$296	$181	$85

Notes:

(1)
Assumes 1/1/2015 effective date.

(2)
Pro forma CEQP EBITDA assumes $5 million of public company synergies.

(3)
Represents adjusted distributable cash flow available to common unitholders. Includes deduct for cash distributions payable to GE (Crestwood Niobara preferred units) and Midstream's Class A Preferred Units (noting that cash distributions are payable on the Class A Preffered Units commencing in 2017).

(4)
Does not include CEQP DCF attributable to the cash received for the 7.2 million LP units and GP / IDR interest that CEQP owns in Midstream.

(5)
Excludes $40 million earn-out payment paid to Antero in February 2015.

General

        While the unaudited financial projections summarized above were prepared in good faith and based on information available at the time of preparation, no assurance can be made regarding future events. The estimates and assumptions underlying the unaudited financial projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under "Risk Factors" and "Cautionary Statements Regarding Forward-Looking Statements," all of which are difficult to predict and many of which are beyond the control of Crestwood, and will be beyond the control of the combined partnership. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized and actual results will likely differ, and may differ materially, from those reflected in the unaudited financial projections, whether or not the transactions are completed. As a result, the unaudited financial projections cannot be considered a reliable predictor of future operating results.

        While presented with numerical specificity, the unaudited financial projections reflect numerous estimates and assumptions made by CEQP's and Midstream's management with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to CEQP's and Midstream's business, all of which are difficult to predict and many of which are beyond CEQP's and Midstream's control. In developing the projections, management of CEQP and Midstream made numerous material assumptions with respect to CEQP and Midstream for the period from 2015 to 2019, including:

  •
  the cash flow from existing assets and business activities;

  •
  organic growth opportunities and projected volume growth and the amounts and timing of related costs and potential economic returns;

  •
  the amount of maintenance and growth capital expenditures;

  •
  outstanding debt during applicable periods, and the availability and cost of capital; and

  •
  other general business, market and financial assumptions.

        By including in this proxy statement/prospectus a summary of certain of the unaudited financial projections, neither CEQP or Midstream nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of CEQP or Midstream compared to the information contained in the financial projections. The unaudited financial projections cover multiple years and such information by its nature becomes less predictive with each succeeding year. Neither CEQP or Midstream nor, following completion of the merger, the combined partnership undertakes any obligation, except as required by law, to update or otherwise revise the unaudited financial projections contained in this proxy statement/prospectus to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events or to reflect changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.

        The summaries of the unaudited financial projections are not included in this proxy statement/prospectus in order to induce any Midstream unitholder to vote in favor of the proposal to approve the merger agreement or any of the other proposals to be voted on at the special meeting of Midstream unitholders.

        Neither CEQP nor Midstream intends to update or otherwise revise the above projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even if any or all of the assumptions underlying such projections are no longer appropriate.

No Dissenters' or Appraisal Rights

        Neither Midstream common unitholders nor Midstream preferred unitholders have dissenters' or appraisal rights under Midstream's partnership agreement, the merger agreement or applicable Delaware law.

Antitrust and Regulatory Matters

        Due to rules applicable to partnerships and the common control of Midstream and CEQP, no filing is required under the HSR Act and the rules promulgated thereunder by the FTC. However, at any time before or after completion of the merger, the DOJ, the FTC, or any state request additional information or could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets of CEQP or Midstream. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. In addition, non-U.S. governmental and regulatory authorities may seek to take action under applicable antitrust laws. A challenge to the merger on antitrust grounds may be made and, if such a challenge is made, it is possible that CEQP and Midstream will not prevail.

Listing of Common Units to be Issued in the Merger; Delisting and Deregistration of Midstream Common Units

        CEQP expects to obtain approval to list on the NYSE the CEQP common units to be issued pursuant to the merger agreement, which approval is a condition to closing the merger. Upon completion of the merger, Midstream common units currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

Accounting Treatment of the Merger

        The proposed merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidations—Overall—Changes in Parent's Ownership Interest in a Subsidiary. Because CEQP controls Midstream both before and after the merger and related transactions, the changes in CEQP's ownership interest in Midstream will be accounted for as an equity transaction and no gain or loss will be recognized in CEQP's consolidated statements of operations resulting from the merger. The proposed merger represents CEQP's acquisition of the noncontrolling interests in Midstream.

Pending Litigation

        On May 20, 2015, Lawrence G. Farber, a purported unitholder of Midstream, filed a complaint in the Southern District of the United States, Houston Division, as a putative class action on behalf of the Midstream unitholders, captioned Lawrence G. Farber, individually and on behalf of all others similarly situated v. Crestwood Midstream Partners LP, Crestwood Midstream GP, LLC, Robert G. Phillips, Alvin Bledsoe, Michael G. France, Philip D. Gettig, Warren H. Gfeller, David Lumpkins, John J. Sherman, David Wood, Crestwood Equity Partners LP, Crestwood Equity GP LLC, CEQP ST Sub LLC, MGP GP, LLC, Crestwood Midstream Holdings LP, and Crestwood Gas Services GP, LLC, Civil Action No. 4:15-cv-1367. This complaint alleges, among other things, that Midstream GP breached its fiduciary duties, certain individual defendants have breached their fiduciary duties of loyalty and due care, and that other defendants have aided and abetted such breaches. On July 6, 2015, the plaintiff in such lawsuit filed an amended complaint, which further alleges that the named defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder by disseminating a false and materially misleading proxy statement in connection with the merger. The plaintiff seeks to enjoin the merger unless and until such alleged breaches have been cured.

        On July 21, 2015, Isaac Aron, another purported unitholder of Midstream, filed a complaint in the Southern District of the United States, Houston Division, as a putative class action on behalf of the Midstream unitholders, captioned Isaac Aron, individually and on behalf of all others similarly situated v. Robert G. Phillips, Alvin Bledsoe, Michael G. France, Philip D. Gettig, Warren H. Gfeller, David Lumpkins, John J. Sherman, David Wood, Crestwood Midstream Partners LP, Crestwood Midstream Holdings LP, Crestwood Midstream GP LLC, Crestwood Gas Services GP, LLC, Crestwood Equity Partners LP, Crestwood Equity GP LLC, CEQP ST SUB LLC and MGP GP, LLC, Civil Action No. 4:15-cv-2101. The complaint alleges, among other things, that Midstream GP and certain individual defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder by disseminating a false and materially misleading proxy statement in connection with the merger. The plaintiff seeks to enjoin the merger unless and until certain information is disclosed to Midstream unitholders.

        On August 10, 2015, the Kenneth C. Halter Trust, another purported unitholder of Midstream, by and through its trustee, filed a complaint in the Delaware Court of Chancery seeking to inspect and make copies and extracts of certain books and records of Midstream for the purpose of investigating possible mismanagement and alleged breaches of Midstream's partnership agreement by the Midstream Board in connection with merger.

        While CEQP and Midstream cannot predict the outcome of these lawsuits or any other lawsuits that might be filed subsequent to the date of the filing of this proxy statement/prospectus, nor can CEQP and Midstream predict the amount of time and expense that will be required to resolve these lawsuits or any other lawsuits, CEQP, Midstream and the other defendants named in this lawsuit intend to defend vigorously against this and any other actions.

Support Agreements and Letter Agreements Regarding Change of Control Election

Support Agreements

        In connection with the merger agreement, Midstream entered into (i) a support agreement, dated as of May 5, 2015 (the "CGS Support Agreement"), by and among CEQP, Midstream and CGS, pursuant to which, CEQP, which directly owns 7,137,841 Midstream common units, and CGS, which directly owns 21,597 Midstream common units, agreed to vote their respective Midstream common units in favor of the adoption of the merger agreement at any meeting of Midstream unitholders and (ii) a support agreement, dated as of May 5, 2015 (the "Holdings Support Agreement," and together with the CGS Support Agreement, the "Support Agreements"), by and among CEQP, Midstream, Holdings and CGS LLC (collectively with CEQP, CGS and Holdings, the "Supporting Parties"), pursuant to which, Holdings, which directly owns 2,497,071 Midstream common units, and CGS LLC, which directly owns 18,339,314 Midstream common units, agreed to vote their respective Midstream common units in favor of the adoption of the merger agreement at any meeting of Midstream unitholders. As a result, holders of a total of 27,995,823 Midstream common units, which represents 13.5% of the total outstanding Midstream common units and Midstream preferred units (on an "as if converted" basis), have agreed to vote in favor of the proposal.

        The Support Agreements will terminate upon the earlier of (i) the effective time, (ii) the termination of the merger agreement in accordance with its terms, (iii) a change in recommendation of the Midstream Board that the Midstream unitholders vote in favor of the merger agreement and the merger as permitted under the merger agreement, (iv) the written consent of CEQP and the Midstream Conflicts Committee, on behalf of Midstream, to terminate the Support Agreements, (v) December 31, 2015 or (vi) the making of any change, by amendment, waiver or other modification by any party to any provision of the merger agreement that is adverse to any of the Supporting Parties without the prior written consent of the Supporting Parties.

Letter Agreements Regarding Change of Control Election

        In connection with the merger agreement, Midstream entered into (i) a letter agreement regarding change of control election, dated as of May 5, 2015 by and among CEQP, Midstream, CGS and GE (the "GE Letter Agreement"), (ii) a letter agreement regarding change of control election, dated as of May 5, 2015, by and among CEQP, Midstream, CGS and GSO (the "GSO Letter Agreement") and (iii) a letter agreement regarding change of control election, dated as of May 5, 2015, by and among CEQP, Midstream, CGS, Magnetar and the Magnetar preferred holders (the "Magnetar Letter Agreement," and collectively with the GE Letter Agreement and the GSO Letter Agreement, the "Letter Agreements"), pursuant to which, subject to the terms and conditions set forth in the Letter Agreements, each preferred holder expressed an intention to support the merger and also agreed, solely with respect to the Change of Control (as defined in Midstream's partnership agreement) that will result from the merger, if consummated: (A) to elect to have all of the Midstream preferred units held of record by such preferred holder exchanged, in accordance with the terms of Midstream's partnership agreement, as amended, for CEQP preferred units created pursuant to the CEQP Partnership Agreement Amendment in accordance with the terms of the merger agreement, and to become a limited partner in CEQP in accordance with the terms of CEQP's partnership agreement, as amended by the CEQP Partnership Agreement Amendment; and (B) if CEQP preferred units are created pursuant to the CEQP Partnership Agreement Amendment, that the CEQP preferred units shall constitute Substantially Equivalent Units (as defined in Midstream's partnership agreement). These three preferred holders that have expressed an intention to support the merger pursuant to the letter agreements hold a total of 21,580,244 Midstream preferred units.

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement and the related transactions. The provisions of the merger agreement are extensive and not easily summarized. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. You should read the merger agreement because it, and not this proxy statement/prospectus, is the legal document that governs the terms of the merger.

        The merger agreement contains representations and warranties by each of the parties to the merger agreement. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should keep in mind that the representations and warranties are modified in part by the underlying disclosure schedules. The disclosure schedules contain information that has been included in Midstream's and CEQP's general prior public disclosures, as well as additional information, some of which is non-public. Information concerning the subject matter of the representations and warranties may have also changed since the date of the merger agreement, and all of this information may or may not be fully reflected in the companies' public disclosures. To the extent there are any conflicts between any representations and warranties in the merger agreement and the additional information included or incorporated by reference in the proxy statement/prospectus, the information included or incorporated by reference herein will control. Accordingly, the representations, warranties and covenants in the merger agreement and the description of them in this proxy statement/prospectus should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings of CEQP and Midstream filed with the SEC.

        CEQP and Midstream will provide additional disclosure in their public reports to the extent they become aware of the existence of any material facts that are required to be disclosed under federal securities law that might otherwise contradict the representations and warranties contained in the merger agreement and will update such disclosure as required by the federal securities laws.

        In the following summary of the material terms of the merger agreement, all references to the subsidiaries of CEQP or Equity GP do not include Midstream GP or its subsidiaries (including Midstream), unless explicitly stated.

Structure of the Merger and Related Transactions

        Pursuant to the merger agreement, MergerCo, MGP GP and Midstream Holdings will merge with and into Midstream, with Midstream surviving the merger (the "surviving entity"). Immediately following the effective time of the merger, CEQP will contribute 100% of the equity interests of Crestwood Operations to Midstream in exchange for additional limited partner interests in Midstream, such that following the merger and the related transactions provided for in the merger agreement, Midstream GP will be a direct, wholly-owned subsidiary of CEQP and continue to be the sole general partner of Midstream, and CEQP and CGS will own a 99.9% limited partner interest and a 0.1% limited partner interest, respectively, in Midstream. At the effective time, each issued and outstanding Midstream common unit, except for any Midstream common units owned by CEQP, CGS or their respective subsidiaries, will be converted into the right to receive 2.75 CEQP common units, and each issued and outstanding Midstream preferred unit, except for any Midstream preferred units owned by CEQP or its subsidiaries, will be converted into the right to receive 2.75 CEQP preferred units. No fractional CEQP common units or fractional CEQP preferred units will be issued in the merger, and holders of Midstream common units and Midstream preferred units will, instead, receive cash in lieu of fractional units, if any. This merger consideration represents a 17% premium to the closing price of

Midstream common units based on the closing prices of Midstream common units and CEQP common units on May 5, 2015, the last trading day before CEQP announced its initial proposal to acquire all of the Midstream common units owned by the public and the parties entered into the merger agreement. Based on the $6.82 closing price of CEQP common units on May 5, 2015, the 2.75 exchange ratio and the approximately 153.5 million Midstream common units owned by Midstream unitholders (other than Midstream common units held by CEQP, CGS or their respective subsidiaries, if any), the value of the merger consideration to be received by such holders was approximately $2.9 billion, or $18.76 for each Midstream common unit. As of May 5, 2015, there were 181,204,695 CEQP common units and 187,423,322 Midstream common units outstanding. Based on the 187,423,322 Midstream common units outstanding at such date that are owned by Midstream unitholders (other than Midstream common units held by CEQP, CGS or their respective subsidiaries, if any) and eligible for exchange into CEQP common units pursuant to the merger agreement, CEQP expects to issue approximately 498.1 million CEQP common units in connection with the merger.

When the Merger Becomes Effective

        The closing of the merger will take place on either (i) the third business day after the date on which the last of the conditions set forth in the merger agreement (other than those conditions that by their nature cannot be satisfied until the closing date) have been satisfied or waived in accordance with the terms of the merger agreement, or (ii) such other date to which the parties may agree in writing. Please read "—Conditions to the Merger" beginning on page 83 for a more complete description of the conditions that must be satisfied or waived prior to closing. The date on which the closing occurs is referred to as the "closing date."

        The merger will become effective at the effective time, which will occur upon Midstream filing a certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as may be set forth in the certificate of merger. At the effective time, the certificates of formation for each of MergerCo, MGP GP and Midstream Holdings will be cancelled and Midstream's certificate of limited partnership will be the certificate of limited partnership of the surviving entity, until duly amended in accordance with applicable Law. At the effective time, Midstream's partnership agreement will be amended and restated in the form attached to the merger agreement, and will be the limited partnership agreement of the surviving entity until duly amended in accordance with the terms thereof and applicable Law.

Effect of Merger on Outstanding Midstream Common Units, Midstream Preferred Units and Other Interests

        At the effective time, by virtue of the merger and without any further action on the part of any holder of Midstream common units, the following will occur:

  •
  The general partner interest in Midstream Holdings, the limited partner interest in Midstream Holdings, the limited liability company interests in MGP GP and the incentive distribution rights in Midstream issued and outstanding immediately prior to the effective time will be cancelled and no consideration will be received therefor.

  •
  Each Midstream common unit (other than Midstream common units held by CEQP, CGS or their respective subsidiaries, if any) immediately prior to the effective time will be converted into the right to receive 2.75 CEQP common units.

  •
  All of the Midstream common units issued and outstanding immediately prior to the effective time held by CEQP and its subsidiaries (including CGS) will remain outstanding in the surviving entity as set forth in Midstream's partnership agreement, and CEQP and CGS will continue as limited partners of the surviving entity, and no consideration will be delivered to CEQP and CGS in respect thereof.

  •
  Each Midstream preferred unit issued and outstanding immediately prior to the effective time (other than Midstream preferred units held by CEQP or its subsidiaries, if any) will be converted into the right to receive 2.75 CEQP preferred units. In addition, if the effective time occurs after the end of a calendar quarter but before Midstream has paid distributions with respect to such calendar quarter with respect to the Midstream preferred units, then (i) such distributions with respect to the Midstream preferred units for such calendar quarter will be treated as having been paid in Midstream PIK Units (as such term is defined in Midstream's partnership agreement) immediately prior to the effective time, (ii) such Midstream PIK Units will be treated as if they were a Midstream preferred unit issued and outstanding immediately prior to the effective time (other than Midstream preferred units held by CEQP or its subsidiaries, if any), (iii) each such Midstream PIK Unit will at the effective time be converted into the right to receive 2.75 CEQP preferred units, and (iv) such distributions with respect to the Midstream preferred units for such calendar quarter will be deemed satisfied in all respects as a result of the treatment specified in this sentence.

        All Midstream common units and Midstream preferred units, when converted in the merger, will cease to be outstanding and will automatically be cancelled and cease to exist. At the effective time, each holder of a certificate representing Midstream units and each holder of non-certificated Midstream units represented by book-entry will cease to be a unitholder of Midstream and will cease to have any rights as a unitholder of Midstream, except the right to receive (i) the merger consideration, (ii) any cash to be paid in lieu of any fractional new CEQP common unit or new CEQP preferred unit in accordance with the merger agreement and (iii) any distributions in accordance with the merger agreement, in each case, to be issued or paid, without interest, in accordance with the merger agreement. In addition, to the extent applicable, holders of Midstream units as of the effective time will have continued rights to any distribution with respect to such Midstream units with a record date occurring prior to the effective time that may have been declared or made by Midstream with respect to such Midstream units in accordance with the terms of the merger agreement and which remains unpaid as of the effective time. The unit transfer books of Midstream will be closed at the effective time and there will be no further registration of transfers on the unit transfer books of Midstream with respect to Midstream units.

        For a description of the CEQP common units, please read "Description of CEQP common units," and for a description of the comparative rights of the holders of CEQP common units and Midstream common units, please read "Comparison of the Rights of CEQP and Midstream Unitholders."

Exchange of Certificates; Fractional Units

Exchange Agent

        In connection with the merger, CEQP has appointed American Stock Transfer & Trust Company, LLC to act as "exchange agent" for the issuance of CEQP common units and CEQP preferred units and for cash payments for fractional CEQP common units and fractional CEQP preferred units. Promptly after the effective time (and in any event within two business days thereafter), CEQP will deposit or will cause to be deposited with the exchange agent for the benefit of the holders of Midstream common units and Midstream preferred units, for exchange through the exchange agent, new CEQP common units, new CEQP preferred units and cash as required by the merger agreement. CEQP has agreed to make available to the exchange agent, from time to time as needed, cash sufficient to pay any distributions pursuant to the merger agreement and to make payments in lieu of any fractional new CEQP common units and new CEQP preferred units pursuant to the merger agreement. Any cash, new CEQP common units, and new CEQP preferred units deposited with the exchange agent (including as payment for any fractional new CEQP units and any distributions with respect to such fractional new CEQP units) are referred to as the "exchange fund." The exchange agent will deliver the merger consideration contemplated to be paid for Midstream common units

(other than those held by CEQP, CGS or their respective subsidiaries, if any) and Midstream preferred units pursuant to the merger agreement out of the exchange fund. Except as contemplated by the merger agreement, the exchange fund will not be used for any other purpose.

Exchange of Units

        Promptly after the effective time of the merger, CEQP will instruct the exchange agent to mail to each applicable holder of Midstream common units (other than CEQP, CGS or their respective subsidiaries, if any) a letter of transmittal and instructions explaining how to surrender Midstream common units to the exchange agent. This letter will contain instructions on how to surrender certificates or book-entry units formerly representing Midstream common units in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

        Midstream common unit certificates should NOT be returned with the enclosed proxy card.    Midstream unitholders who deliver a properly completed and signed letter of transmittal and any other documents required by the instructions to the transmittal letter, together with their Midstream common unit certificates, if any, will be entitled to receive:

  •
  new CEQP common units representing, in the aggregate, the whole number of new CEQP common units that the holder has the right to receive pursuant to the terms of the merger agreement and as described above under "—Effect of Merger on Outstanding Midstream Common Units, Midstream preferred units and Other Interests," and

  •
  a check in an amount equal to the aggregate amount of cash that the holder has the right to receive pursuant to the merger agreement, including cash payable in lieu of any fractional new CEQP common units and distributions pursuant to the terms of the merger agreement.

No interest will be paid or accrued on any merger consideration or on any unpaid distributions payable to holders of certificated or book-entry Midstream common units.

        In the event of a transfer of ownership of Midstream common units that is not registered in the transfer records of Midstream, the merger consideration payable in respect of those Midstream common units may be paid to a transferee, if the certificate representing those Midstream common units or evidence of ownership of the book-entry Midstream common units is presented to the exchange agent, and in the case of both certificated and book-entry Midstream common units, accompanied by all documents required to evidence and effect the transfer and the person requesting the exchange will pay to the exchange agent in advance any transfer or other taxes required by reason of the delivery of the merger consideration in any name other than that of the record holder of those Midstream common units, or will establish to the satisfaction of the exchange agent that any transfer or other taxes have been paid or are not payable. Until the required documentation has been delivered and certificates, if any, have been surrendered, as contemplated by the merger agreement, each certificate or book-entry Midstream common unit will be deemed at any time after the effective time to represent only the right to receive, upon the surrender of the Midstream common units, the merger consideration payable in respect of the Midstream common units (including any cash in lieu of fractional units pursuant to the merger agreement) and any distributions to which the holder is entitled pursuant to the terms of the merger agreement.

        All new CEQP common units to be issued in the merger will be issued in book-entry form, without physical certificates. Upon the issuance of new CEQP common units to the holders of Midstream common units in accordance with the merger agreement and the compliance by such holders with the requirements of Section 10.3 of CEQP's partnership agreement, Equity GP will consent to the admission of such holders as a limited partners of CEQP and will reflect such admission on the books and records of CEQP.

        The exchange agent will deliver to CEQP any new CEQP units to be issued in the merger, cash in lieu of fractional new CEQP units to be paid in connection with the merger and any distributions paid on new CEQP units, in each case without interest, to be issued in the merger that are not claimed by former Midstream unitholders within 180 days after the effective time of the merger. Thereafter, CEQP will act as the exchange agent and former Midstream unitholders may look only to CEQP for their new CEQP units, cash in lieu of fractional new CEQP units and unpaid distributions, in each case without interest. The merger consideration issued upon conversion of a Midstream common unit in accordance with the terms of the merger agreement is deemed issued in full satisfaction of all rights pertaining to such unit.

Distributions

        No distributions declared or made with respect to CEQP common units or CEQP preferred units with a record date after the effective time will be paid to the holder of any Midstream common units with respect to new CEQP units that such holder would be entitled to receive in accordance with the merger agreement, and no cash payment in lieu of fractional new CEQP units will be paid to any holder of Midstream common units, in each case until the holder has delivered the required documentation and surrendered any certificates as contemplated by the merger agreement. Subject to applicable law, after satisfying the requirements of the merger agreement, the following will be paid to a holder of new CEQP units, without interest, (i) promptly after satisfying the merger agreement's procedures, the amount of distributions with a record date after the effective time theretofore paid with respect to the new CEQP units and payable with respect to such new CEQP units, and (ii) at the appropriate payment date, the amount of distributions with a record date after the effective time but prior to such surrender and a payment date subsequent to such compliance payable with respect to such new CEQP units.

Fractional Units

        No fractional CEQP common units or CEQP preferred units will be issued upon the surrender of Midstream common units or Midstream preferred units outstanding immediately prior to the effective time. In lieu of any fractional CEQP common unit or CEQP preferred unit, each holder of Midstream common units or Midstream preferred units who would otherwise be entitled to a fraction of a new CEQP common unit or new CEQP preferred unit will be paid in cash (without interest rounded up to the nearest whole cent) an amount equal to, (A) with respect to a new CEQP common unit, the product of (i) the closing sale price of the CEQP common units on the NYSE as reported by The Wall Street Journal on the trading day immediately preceding the date on which the effective time occurs and (ii) the fraction of a new CEQP common unit that the holder would otherwise be entitled to receive pursuant to the merger agreement, and (B) with respect to a new CEQP preferred unit, the product of (i) the closing sale price of the CEQP common units on the NYSE as reported by The Wall Street Journal on the trading day immediately preceding the date on which the effective time occurs, (ii) the number of CEQP common units into which one new CEQP preferred unit would be convertible if the new CEQP preferred units were convertible as of the effective time at the Conversion Rate (as such term is defined in the CEQP Partnership Agreement Amendment), and (iii) the fraction of a new CEQP preferred unit that such holder would otherwise be entitled to receive pursuant to the merger agreement. Any fractional CEQP common unit or CEQP preferred unit interest will not entitle its owner to vote or to have any rights as a CEQP unitholder with regard to such interest.

No Liability

        None of CEQP, Equity GP, Midstream, Midstream GP or the surviving entity will be liable to any holder of Midstream common units for any new CEQP units (or distributions with respect thereto) or cash from the exchange fund delivered to a public official pursuant to any abandoned property, escheat or similar law.

Lost, Stolen or Destroyed Certificates

        If any certificate representing Midstream units has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by CEQP, the posting by such person of a bond, in a reasonable amount that CEQP may direct, as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will pay in exchange for the lost, stolen or destroyed certificate the merger consideration payable in respect of Midstream units represented by the certificate and any distributions to which the holders thereof are entitled pursuant to the terms of the merger agreement.

Withholding Rights

        Each of CEQP, the surviving entity and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any holder of Midstream units any amount that CEQP, the surviving entity or the exchange agent are required to deduct and withhold under any provision of federal, state, local, or foreign tax law with respect to the making of such payment; provided, however, that CEQP, the surviving entity or the exchange agent, as the case may be, will provide reasonable notice to the applicable holders of Midstream units prior to withholding any amounts pursuant to the merger agreement. To the extent that amounts are deducted and withheld by CEQP, the surviving entity or the exchange agent as described in this paragraph, the deducted and withheld amounts will be treated for all purposes of the merger agreement as having been paid to the holder of Midstream units in respect of whom such deduction and withholding was made by CEQP, the surviving entity or the exchange agent, as the case may be.

Anti-Dilution Provisions

        In the event of any subdivision, reclassification, recapitalization, split, combination or distributions in the form of equity interests with respect to the Midstream common units, the CEQP common units, the Midstream preferred units or the CEQP preferred units (in each case, as permitted pursuant to the merger agreement), the number of new CEQP common units and new CEQP preferred units to be issued in the merger and the average closing sales prices of the CEQP common units determined in accordance with the merger agreement, will be correspondingly adjusted.

Midstream LTIP Restricted Common Units and Phantom Units

        Each Midstream Restricted Common Unit and each Midstream Phantom Unit credited to a participant under the Midstream LTIP immediately prior to the effective time will be converted into 2.75 CEQP Restricted Common Units or 2.75 CEQP Phantom Units, respectively, credited under the CEQP LTIP, which the Midstream Compensation Committee has determined is the equivalent in economic value of each Midstream Restricted Common Unit and each Midstream Phantom Unit, respectively, except that if the aggregate number of CEQP Restricted Common Units or CEQP Phantom Units that would be credited to a participant after such conversion would result in such participant being credited with a fractional CEQP Restricted Common Unit, then, in lieu thereof, such participant will be entitled to receive cash (without interest rounded up to the nearest whole cent), in an amount calculated as provided in the merger agreement.

        Prior to, or as of, the effective time, the Midstream Board will take all necessary actions, if any, pursuant to, in accordance with, and to the extent authorized under the terms of the Midstream LTIP and the grant agreements evidencing the Midstream Restricted Common Units or Midstream Phantom Units, as the case may be, to provide for the automatic conversion on the effective time of the

Midstream Restricted Common units and Midstream Phantom Units into CEQP Restricted Common Units or CEQP Phantom Units, respectively, under the CEQP LTIP in accordance with the merger agreement, without the consent of the holders of the Midstream Restricted Common Units or Midstream Phantom Units.

        On, or as soon as reasonably practicable after, the effective time, CEQP will deliver to each affected participant in the Midstream LTIP a new grant agreement setting forth the terms of such participant's CEQP Restricted Common Units or CEQP Phantom Units, as the case may be, credited under the CEQP LTIP as a result of the automatic conversion of the participant's Midstream Restricted Common Units or Midstream Phantom Units as provided in the merger agreement, which grant agreement will continue the same terms applicable to the Midstream Restricted Common Units or Midstream Phantom Units credited under the Midstream LTIP, subject to adjustment made pursuant to the merger agreement.

        CEQP will take all necessary actions on, or prior to, the effective time, to authorize and reserve for issuance a sufficient number of CEQP common units for delivery with respect to the CEQP Restricted Common Units and CEQP Phantom Units credited under the CEQP LTIP on the conversion of the Midstream Restricted Common Units or Midstream Phantom Units in accordance with the merger agreement.

        The Midstream LTIP will be terminated on, or immediately following, the effective time.

Tax Characterization of Merger

        Midstream and CEQP each acknowledged and agreed that for U.S. federal income tax purposes the exchange of the Midstream units for new CEQP units pursuant to the merger will qualify as an exchange to which Section 721(a) of the Internal Revenue Code applies. Each of CEQP and Midstream agrees to prepare and file all U.S. federal income tax returns in accordance with the foregoing qualification and treatment and will not take any position inconsistent therewith on any such tax return, or in the course of any audit, litigation or other proceeding with respect to U.S. federal income taxes, except as otherwise required by applicable laws following a final determination by a court of competent jurisdiction or other final administrative decision by an applicable governmental authority.

Actions Pending the Merger

Conduct of Business by Midstream

        From the date of the merger agreement until the effective time of the merger, except as expressly contemplated by the merger agreement or, as set forth in the Midstream disclosure letter, without the prior written consent of the CEQP Conflicts Committee (which consent will not be unreasonably withheld, delayed or conditioned), Midstream and Midstream GP have agreed that it will not, and will cause each of Midstream's subsidiaries not to:

  •
  conduct its business and the business of Midstream's subsidiaries other than in the ordinary and usual course;

  •
  fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees or business associates;

  •
  take any action that would have a material adverse effect with respect to Midstream (please read "—Representations and Warranties" for a summary of the definition of "material adverse effect" in the merger agreement);

  •
  other than with respect to grants of equity or other rights made in the ordinary and usual course pursuant to the Midstream LTIP, the conversion of any Midstream preferred units into

    Midstream common units in accordance with the terms of Midstream's partnership agreement or the issuance by Midstream of additional Midstream preferred units in accordance with Article 2.02 of the Class A Purchase Agreement or Midstream PIK Units in accordance with Midstream's partnership agreement, (a) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity, any appreciation rights or any rights, (b) enter into any agreement with respect to the foregoing or (c) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee rights;

  •
  make, declare or pay any distribution on or in respect of, or declare or make any distribution on, any of its equity securities (except regular quarterly cash distributions of Available Cash (as defined in Midstream's partnership agreement)), in the ordinary course consistent with past practice in amounts no greater than distributions per Midstream common unit declared with respect to the first quarter of 2015;

  •
  split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests;

  •
  repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire any partnership interests, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing compensation and benefit plan;

  •
  sell, lease, dispose of or discontinue any portion of its assets, business or properties, which is material to it and such subsidiaries taken as a whole, or acquire, by merger or otherwise, or lease (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) any assets or all or any portion of, the business or property of any other entity which, in either case, is material to it and such subsidiaries taken as a whole, or would be likely to have a material adverse effect with respect to Midstream;

  •
  amend Midstream's partnership agreement, except as contemplated by the merger agreement or the limited liability company agreement of Midstream GP;

  •
  implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by law or generally accepted accounting principles;

  •
  fail to use commercially reasonable best efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past;

  •
  (i) change in any material respect any of its express or deemed elections relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election; (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes; or (iii) change in any material respect any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

  •
  (a) incur, assume or guarantee any indebtedness for borrowed money issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities of others, (b) enter into any material lease (whether operating or capital), (c) create any lien on its property or the property of its subsidiaries in connection with any pre-existing indebtedness, new indebtedness or lease, or (d) make or commit to make any capital expenditures, in each case in excess of $100,000,000 in the aggregate;

  •
  authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

  •
  except as permitted by the merger agreement, knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at the closing date, (b) any of the conditions set forth in Article VII of the merger agreement not being satisfied, (c) any material delay or prevention of the consummation of the merger or (d) a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law; or

  •
  agree or commit to do any of the prohibited actions described above.

Conduct of Business by CEQP

        From the date of the merger agreement until the effective time of the merger, except as expressly contemplated by the merger agreement or as set forth in the CEQP disclosure letter, without the prior written consent of the Midstream Conflicts Committee (which consent will not be unreasonably withheld, delayed or conditioned), CEQP and Equity GP have agreed that it will not, and will cause each of CEQP's subsidiaries not to:

  •
  conduct its business and the business of the CEQP subsidiaries other than in the ordinary and usual course;

  •
  fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees or business associates;

  •
  take any action that would have a material adverse effect with respect to CEQP;

  •
  other than with respect to grants of equity or other rights made in the ordinary and usual course pursuant to the CEQP LTIP, (a) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity, any appreciation rights or any rights, (b) enter into any agreement with respect to the foregoing or (c) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee rights;

  •
  except as contemplated by the merger agreement, (i) make, declare or pay any distribution on or in respect of, or declare or make any distribution on, any of its equity securities (except regular quarterly cash distributions of Available Cash (as defined in CEQP's partnership agreement), in the ordinary course consistent with past practice in amounts no greater than distributions per CEQP common unit and CEQP Class A Unit by CEQP declared by CEQP with respect to the first quarter of 2015), (ii) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests or (iii) repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire any partnership interests, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing compensation and benefit plan;

  •
  subject to the merger agreement, sell, lease, dispose of or discontinue any portion of its assets, business or properties, which is material to it and such subsidiaries taken as a whole, or acquire, by merger or otherwise, or lease (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) any assets or all or any portion of, the business or property of any other entity which, in either case, is material to it and such subsidiaries taken as a whole, or would be likely to have a material adverse effect with respect to CEQP, (a) merge, consolidate or enter into any other business combination transaction with any Person or make any acquisition or disposition that would be likely to have a material adverse effect with respect to CEQP, or (b) enter into a definitive agreement with respect to a proposal or offer from or by any person other than Midstream and its subsidiaries relating to (i) any direct or indirect acquisition of (A) more than 35% of the assets of CEQP and its subsidiaries, taken as a whole, (B) more than 35% of the outstanding equity securities of CEQP or (C) a business or businesses that constitute more than 50% of the cash flow, net revenues, net income or assets of CEQP and its subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning more than 50% of the outstanding equity securities of CEQP; or (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving CEQP other than the Merger (a "CEQP Acquisition Proposal");

  •
  amend CEQP's partnership agreement, except as contemplated by the merger agreement;

  •
  implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by law or generally accepted accounting principles;

  •
  fail to use commercially reasonable efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past;

  •
  (i) change in any material respect its express or deemed elections relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

  •
  (a) incur, assume or guarantee any indebtedness for borrowed money, issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities, (b) enter into any material lease (whether operating or capital), (c) create any Lien on its property or the property of its subsidiaries in connection with any pre-existing indebtedness, new indebtedness or lease, or (d) make or commit to make any capital expenditures, in each case in excess of $100,000,000 in the aggregate;

  •
  (i) enter into any material contract or agreement or terminate or amend in any material respect any material contract or agreement to which it is a party or waive any material rights under any material contract or agreement to which it is a party or (ii) enter into any contract, agreement or commitment with any affiliate of CEQP or its subsidiaries;

  •
  purchase any securities of or make any investment in any person (other than (i) ordinary-course overnight investments of such party, (ii) investments in wholly-owned subsidiaries, (iii) purchases and investments in addition to those contemplated by (i) and (ii) up to an aggregate amount of $20,000,000;

  •
  (i) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assesses damages in excess of $20,000,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), to the extent reserved against in the CEQP financial statements, or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (ii) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have a material adverse effect with respect to CEQP;

  •
  fail to file on a timely basis all applications and other documents necessary to maintain, renew or extend any permit, license, variance or any other approval required by any governmental authority for the continuing operation of its business, which failure would, individually or in the aggregate, have a material adverse effect with respect to CEQP;

  •
  grant any increases in the equity compensation of any of its officers, employees or independent contractors, except in the ordinary course of business not materially inconsistent with past practices;

  •
  authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

  •
  except as permitted by the merger agreement, knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at the Closing Date, (b) any of the conditions set forth in Article VII of the merger agreement not being satisfied, (c) any material delay or prevention of the consummation of the merger or (d) a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law; or

  •
  agree or commit to do any of the prohibited actions described above.

Conditions to the Merger

Conditions of Each Party

        The respective obligations of the parties to effect the merger are subject to the satisfaction or, if applicable, waiver, on or prior to the closing date of the merger, of each of the following conditions:

  •
  the merger, the merger agreement and the transactions contemplated therein will have been approved by the affirmative vote or consent of holders (as of the record date for the Midstream meeting) of a majority of the outstanding Midstream common units and Midstream preferred units (voting together as a single class, with the Midstream preferred units voting on an "as-converted" basis);

  •
  all filings required to be made prior to the effective time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the effective time from, any regulatory authority in connection with the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby by the parties to the merger agreement or their affiliates will have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a material adverse effect on CEQP or Midstream;

  •
  no order, decree or injunction of any court or agency of competent jurisdiction will be in effect, and no law will have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated by the merger agreement, and no action, proceeding or investigation by any regulatory authority with respect to the merger or the other transactions contemplated by the merger agreement will be pending that seeks to restrain, enjoin, prohibit, delay or make illegal the consummation of the merger or such other transaction or to impose any material restrictions or requirements thereon or on CEQP or Midstream with respect to the merger or the other transactions contemplated by the merger agreement; provided, however, that prior to invoking this condition, each party must have used its commercially reasonable efforts in good faith to consummate the merger as required under the merger agreement;

  •
  the registration statement of which this proxy statement/prospectus is a part will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC; and

  •
  the new CEQP common units to be issued in the merger will have been approved for listing on the NYSE, subject to official notice of issuance.

Additional Conditions to the Obligations of Midstream

        The obligations of Midstream to effect the merger are further subject to the satisfaction or written waiver by Midstream, on or prior to the closing date of the merger, of each of the following conditions:

  •
  each of the representations and warranties contained in the merger agreement of CEQP and Equity GP are true and correct as of the date of the merger agreement and on the closing date, except for any representations and warranties made as of a specified date, which are true and correct as of that date, in any case, in all material respects, except for any representations and warranties that are qualified by materiality or material adverse effect are true and correct in all respects;

  •
  each and all of the agreements and covenants of CEQP and Equity GP to be performed and complied with pursuant to the merger agreement on or prior to the closing date must have been duly performed and complied with in all material respects;

  •
  Midstream will have received a certificate signed by the chief executive officer of Equity GP, dated the closing date, to the effect that the conditions set forth in the first two bullet points immediately above have been satisfied;

  •
  Midstream will have received an opinion, and provided a copy to the Midstream Conflicts Committee, from Vinson & Elkins LLP or another nationally-recognized tax counsel dated as of the closing date in form and substance reasonably satisfactory to Midstream and a copy of which will have been provided to CEQP to the effect that, for U.S. federal income tax purposes, no gain or loss should be recognized by Midstream unitholders as a result of the receipt of new CEQP units in the merger (other than any income or gain resulting from (a) any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code; and (b) cash received in lieu of fractional new CEQP units pursuant to the merger agreement);

  •
  Equity GP will have executed and made effective at or prior to the effective time the CEQP Partnership Agreement Amendment; and

  •
  there has not occurred a material adverse effect with respect to CEQP between the date of the merger agreement and the closing date.

Additional Conditions to the Obligations of CEQP

        The obligations of CEQP to effect the merger are further subject to the satisfaction or written waiver by CEQP, on or prior to the closing date of the merger, of each of the following conditions:

  •
  each of the representations and warranties contained in the merger agreement of Midstream and Midstream GP are true and correct as of the date of the merger agreement and on the closing date, except for any representations and warranties made as of a specified date, which are true and correct as of such date, in any case, in all material respects, except for any representations and warranties that are qualified by materiality or material adverse effect are true and correct in all respects;

  •
  each and all of the agreements and covenants of Midstream and Midstream GP to be performed and complied with pursuant to the merger agreement on or prior to the closing date must have been duly performed and complied with in all material respects;

  •
  CEQP will have received a certificate signed by the chief financial officer of Midstream GP, dated the closing date, to the effect that the conditions set forth in the first two bullet points immediately above have been satisfied;

  •
  CEQP will have received an opinion, and provided a copy to the CEQP Conflicts Committee, from Vinson & Elkins LLP or another nationally-recognized tax counsel dated as of the closing date in form and substance reasonably satisfactory to CEQP and a copy of which will have been provided to Midstream to the effect that, for U.S. federal income tax purposes, (a) no gain or loss should be recognized by existing CEQP unitholders as a result of the merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (b) 90% or more of the combined gross income of CEQP and Midstream for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code; and

  •
  there has not occurred a material adverse effect with respect to Midstream between the date of the merger agreement and the closing date.

Representations and Warranties

        The merger agreement contains representations and warranties of the parties to the merger agreement, many of which provide that the representations and warranties do not extend to matters where the failure of the representation and warranty to be accurate would not result in a material adverse effect on the party making the representation and warranty. These representations and warranties concern, among other things:

  •
  legal organization, existence, good standing and authority;

  •
  capitalization;

  •
  ownership of all equity interests of each party's subsidiaries;

  •
  power and authorization to enter into and carry out the obligations of the merger agreement, and enforceability of the merger agreement;

  •
  the absence of defaults, breaches, violations and other conflicts caused by entering into the merger agreement and completing the merger;

  •
  the accuracy of financial statements and reports filed with the SEC;

  •
  the absence of brokers other than those noted therein;

  •
  tax matters;

  •
  regulatory approvals;

  •
  required board and committee consents and approvals;

  •
  operations of MergerCo;

  •
  the opinion delivered to the Midstream Conflicts Committee by TPH;

  •
  the opinion delivered to the CEQP Conflicts Committee by Evercore; and

  •
  the absence of any material adverse effects.

        For purposes of the merger agreement, "material adverse effect," when used with respect to Midstream or CEQP, means any effect that:

  •
  is or would reasonably be expected to be material and adverse to the financial position, results of operations, business or assets of such party and its subsidiaries taken as a whole, respectively; or

  •
  materially impairs or would reasonably be expected to materially impair, the ability of such party to perform its obligations under the merger agreement or otherwise materially threaten or materially impede the consummation of the merger and the other transactions contemplated by the merger agreement.

        A material adverse effect does not include any of the following or the impact thereof (so long as, in the case of the first through third bullet points immediately below, the impact on Midstream or CEQP is not disproportionately adverse as compared to others in the petroleum product transportation, terminaling, storage and distribution industry generally):

  •
  circumstances affecting the natural gas production, processing, gathering, transportation, pipeline compression and natural gas marketing industries generally (including the price of natural gas or natural gas liquids and the costs associated with its production, processing, gathering, compression or marketing), or in any region in which Midstream or CEQP, respectively, operates;

  •
  any general market, economic, financial or political conditions, or outbreak of hostilities or war, in the United States or elsewhere;

  •
  changes in law;

  •
  earthquakes, hurricanes, floods, or other natural disasters;

  •
  any failure of CEQP or Midstream to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period;

  •
  changes in the market price or trading volume of Midstream common units or CEQP common units;

  •
  the announcement or pendency of the merger agreement or the matters contemplated by the merger agreement or the compliance by any party with the provisions of the merger agreement; or

  •
  with respect to CEQP only, any effect to the extent resulting from a fact, event or circumstance that has a material adverse effect with respect to Midstream under the first bullet of the definition of material adverse effect above.

Covenants

        Midstream and CEQP made the covenants described below:

Commercially Reasonable Efforts

        Subject to the terms and conditions of the merger agreement, each of Midstream and CEQP will use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable laws, in order to permit consummation of the merger promptly and otherwise enable consummation of the transactions contemplated by the merger agreement, including, without limitation, obtaining (and cooperating with the other parties to obtain) any third-party approval that is required to be obtained by CEQP or Midstream or any of their respective subsidiaries in connection with the merger and the other transactions contemplated by the merger agreement, and using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the merger agreement, and using commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated by the merger agreement or seeking material damages, and each will cooperate fully with the other parties to the merger agreement to that end, and will furnish to the other party copies of all correspondence, filings and communications between it and its affiliates and any regulatory authority with respect to the transactions contemplated under the merger agreement. In complying with the foregoing, neither party nor their subsidiaries will be required to take measures that would have a material adverse effect on it and such subsidiaries taken as a whole.

Equityholder Approval

        Subject to the terms and conditions of the merger agreement, Midstream will take, in accordance with applicable law, applicable stock exchange rules and Midstream's partnership agreement, all action necessary to call, hold and convene an appropriate meeting of the holders of Midstream common units and Midstream preferred units to consider and vote upon the approval of the merger, the merger agreement and any other matters required to be approved by Midstream's unitholders for consummation of the merger (including any adjournment or postponement), promptly after the date of the merger agreement. Subject to the provisions of the merger agreement permitting a change in recommendation, the Midstream Board has recommended approval of the merger, the merger agreement and the transactions contemplated therein to the Midstream unitholders, and Midstream will take all reasonable lawful action to solicit such approval by the Midstream unitholders.

Agreement to Support

        Contemporaneously with the execution and delivery of the merger agreement, CEQP and CGS executed and delivered a support agreement. In addition, each of CEQP and CGS covenanted and agreed that, except for the support agreement to which it is a party it (a) has not entered into, and will not enter into at any time, any voting agreement or voting trust with respect to its Midstream common units held as of the date of the merger agreement and (b) has not granted, and will not grant at any time, a proxy, consent or power of attorney with respect to such Midstream common units. Clauses (a) and (b) will remain in effect until the earliest to occur of (i) the effective time, (ii) a Midstream change in recommendation, (iii) the termination of the merger agreement in accordance with its terms and (iv) the written agreement of Midstream and CEQP to terminate this covenant. After the occurrence of such applicable event, this covenant will terminate and be of no further force and effect.

Registration Statement

        Each of CEQP and Midstream agrees to cooperate in the preparation of the registration statement (including this proxy statement/prospectus) to be filed by CEQP with the SEC in connection with the issuance of new CEQP common units and new CEQP preferred units in the merger as contemplated by the merger agreement. Each of Midstream and CEQP agrees to use all commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act as promptly as practicable after filing of the registration statement. CEQP also agrees to use commercially reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by the merger agreement. Each of CEQP and Midstream agrees to furnish to the other party all information concerning CEQP, Equity GP and its subsidiaries or Midstream and Midstream GP, as applicable, and the officers, directors and unitholders of CEQP and Midstream and any applicable affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing.

        Each of Midstream and CEQP agrees, as to itself and its subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in this registration statement will, at the time this registration statement and each amendment or supplement to this registration statement, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated in this registration statement or any amendment or supplement or necessary to make the statements in this registration statement or any amendment or supplement, in light of the circumstances under which they were made, not misleading, and (ii) the proxy statement/prospectus and any amendment or supplement to this proxy statement/prospectus will, at the date of mailing to unitholders and at the time of the Midstream special meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated in this proxy statement/prospectus or any amendment or supplement or necessary to make the statements in this proxy statement/prospectus or any amendment or supplement hereto, in light of the circumstances under which they were made, not misleading. Each of Midstream and CEQP further agrees that if it becomes aware prior to the closing date of any information that would cause any of the statements in this registration statement or any amendment or supplement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party of such information and take the necessary steps to correct such information in an amendment or supplement to this registration statement.

        CEQP will advise Midstream, promptly after CEQP receives notice of the time when this registration statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the new CEQP common units and new CEQP preferred units for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of this registration statement or for additional information.

        Each of CEQP and Midstream will use its commercially reasonable efforts to cause this proxy statement/prospectus to be mailed to the Midstream unitholders as soon as practicable after the effective date of this registration statement.

Press Releases

        Prior to a Midstream change in recommendation, if any, neither Midstream nor CEQP will, without the prior approval of the Midstream Conflicts Committee in the case of Midstream and the CEQP Conflicts Committee in the case of CEQP, issue any press release or written statement for general circulation relating to the transactions contemplated by the merger agreement, except as otherwise required by applicable law or the rules of the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.

Access; Information

        Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party will, and will cause its subsidiaries to, afford the other parties and their officers, employees, accountants, counsel and other authorized representatives, access, during normal business hours throughout the period prior to the effective time, to all of its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel or other representatives, and, during such period, it and its subsidiaries will furnish promptly to such person and its representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that CEQP or Midstream or their respective subsidiaries, as the case may be, are not permitted to disclose under applicable law) and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Midstream nor CEQP nor any of their respective subsidiaries will be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, fiduciary duty or binding agreement entered into prior to the date of the merger agreement. The parties to the merger agreement will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions described in the preceding sentence apply.

        CEQP and Midstream, respectively, will not use any information obtained pursuant to the merger agreement (to which it was not entitled under law or any agreement other than the merger agreement) for any purpose unrelated to (i) the consummation of the transactions contemplated by the merger agreement or (ii) the matters contemplated by the provisions of the merger agreement concerning acquisition proposals and a Midstream change in recommendation in accordance with the terms of the merger agreement, and will hold all information and documents obtained pursuant to the merger agreement in confidence. No investigation by either such party of the business and affairs of the other will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in the merger agreement, or the conditions to either such party's obligation to consummate the transactions contemplated by the merger agreement.

Acquisition Proposals; Change in Recommendation

        None of Midstream GP, Midstream and its subsidiaries will, and they will use their commercially reasonable efforts to cause their representatives not to, directly or indirectly,

  •
  knowingly initiate, solicit, or encourage the submission of any acquisition proposal; or

  •
  participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any acquisition proposal.

        As defined in the merger agreement, "acquisition proposal" means any proposal or offer from or by any person other than CEQP, Equity GP, and MergerCo relating to (a) any direct or indirect acquisition of (i) more than 20% of the assets of Midstream and its subsidiaries, taken as a whole, (ii) more than 20% of the outstanding equity securities of Midstream or (iii) a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of Midstream and its subsidiaries, taken as a whole; (b) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning more than 20% of the outstanding equity securities of Midstream; or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Midstream, other than the merger. As defined in the merger agreement, "superior proposal" means any bona fide acquisition proposal (except that references to 20% within the definition of "acquisition proposal" will be replaced by "35%") made by a third party on terms that the Midstream Conflicts Committee determines, in its good faith judgment and after consulting with its financial advisor(s) and outside legal counsel, and taking into account the financial, legal, regulatory and other aspects of the acquisition proposal (including, without limitation, any conditions to and the expected timing of consummation and any risks of non-consummation), to be more favorable to the holders of both the Midstream common units and the Midstream preferred units, provided, that, to the extent any acquisition proposal includes a CEQP Acquisition Proposal, it will not be a superior proposal without the consent of the CEQP Conflicts Committee.

        Notwithstanding the prohibitions described above, but subject to the limitations described below and set forth in the merger agreement, nothing contained in the merger agreement will prohibit Midstream and Midstream GP from furnishing any information to, including information pertaining to CEQP or its subsidiaries, or entering into or participating in discussions or negotiations with, any person that makes an unsolicited written acquisition proposal that did not result from a knowing and intentional breach of the provisions of the merger agreement summarized under this section

"—Acquisition Proposals; Change in Recommendation" (a "Receiving Party"), if (i) the Midstream Board, after consultation with its outside legal counsel and financial advisors, determines in good faith (a) that such acquisition proposal constitutes or is likely to result in a superior proposal, and (b) that failure to take such action would be inconsistent with its fiduciary duties under Midstream's partnership agreement and applicable law and (ii) prior to furnishing any such non-public information to such Receiving Party, Midstream receives from such Receiving Party an executed confidentiality agreement, provided, however, that if Midstream receives an acquisition proposal that includes a CEQP Acquisition Proposal, Midstream may, in its discretion, respond to a Receiving Party to indicate that Midstream cannot entertain an acquisition proposal that includes a CEQP Acquisition Proposal.

        Midstream will not provide any Receiving Party with any non-public information or data pertaining to CEQP.

        Except as otherwise provided in the merger agreement, the Midstream Board will not:

  •
  (i) withdraw, modify or qualify in any manner adverse to CEQP its recommendation of the merger agreement and the merger or (ii) publicly approve or recommend, or publicly propose to approve or recommend, any acquisition proposal (any action described in this clause being referred to as a "Midstream change in recommendation"); or

  •
  approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Midstream or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any acquisition proposal.

        Notwithstanding the limitations described in the immediately preceding paragraph, at any time prior to obtaining the Midstream unitholder approval, the Midstream Board may make a Midstream change in recommendation if it has concluded in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make a Midstream change in recommendation would be inconsistent with its fiduciary duties under Midstream's partnership agreement and applicable law; provided, however, that the Midstream Board will not be entitled to exercise its right to make a Midstream change in recommendation pursuant to this sentence unless Midstream and Midstream GP have: (a) complied in all material respects with the provisions of the merger agreement summarized under this section "—Acquisition Proposals; Change in Recommendation," (b) provided to CEQP and the CEQP Conflicts Committee two business days prior written notice advising CEQP that the Midstream Board intends to make a Midstream change in recommendation and specifying the reasons for the change in reasonable detail, including, if applicable, the terms and conditions of any superior proposal that is the basis of the proposed action and the identity of the person making the proposal and contemporaneously providing a copy of all relevant proposed transaction documents for such superior proposal (it being understood and agreed that any amendment to the terms of any such superior proposal will require a new notice of the proposed recommendation change and an additional two business day period), (c) during such period, Midstream and its representatives will negotiate in good faith with CEQP and its representatives to amend the merger agreement so as to enable the Midstream Board and/or the Midstream Conflicts Committee to proceed with its recommendation and at the end of such period, maintain its recommendation (after taking into account any agreed modification to the terms of the merger agreement), and (d) if applicable, provided to CEQP all materials and information delivered or made available to the person or group of persons making any superior proposal in connection with such superior proposal (to the extent not previously provided). Any Midstream change in recommendation will not change the approval of the merger agreement or any other approval of the Midstream Board, including in any respect that would have the effect of causing any takeover law to be applicable to the transactions contemplated by the merger agreement, including the merger. Notwithstanding any provision in the merger agreement to the contrary, CEQP and Equity GP will maintain, and cause their representatives to maintain, the confidentiality of all information received from Midstream pursuant to the merger agreement, subject to certain exceptions.

        In addition to the obligations of Midstream set forth in the provisions of the merger agreement summarized under this section "—Acquisition Proposals; Change in Recommendation," Midstream will as promptly as practicable (and in any event within 24 hours after receipt) advise CEQP orally and in writing of any acquisition proposal and the material terms and conditions of any such acquisition proposal (including any changes thereto) and the identity of the person making such acquisition proposal. Midstream will keep CEQP informed on a reasonably current basis of material developments with respect to any such acquisition proposal.

        Nothing contained in the merger agreement will prevent Midstream or the Midstream Board from taking and disclosing to the holders of Midstream common units and Midstream preferred units a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to limited partners) or from making any legally required disclosure to unitholders. Any "stop-look-and-listen" communication by Midstream or the Midstream Board to the limited partners of Midstream pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the limited partners of Midstream) will not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to CEQP of, all or a portion of the Midstream recommendation.

        Nothing in the merger agreement is intended or will be construed to restrict Equity GP, CEQP or their representatives from initiating, soliciting or encouraging the submission of any CEQP Acquisition Proposal or participating in any discussions or negotiations regarding, or furnishing to any person any non-public information with respect to any acquisition proposal, provided that CEQP will not take any of the actions referred to in the sixth bullet of section "—Conduct of Business by CEQP" above, prior to the termination of the merger agreement.

Affiliate Arrangements

        Not later than the 15th day after the mailing of this proxy statement/prospectus, Midstream will deliver to CEQP a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Midstream special meeting, deemed to be an "affiliate" of Midstream (a "Rule 145 Affiliate") as that term is used in Rule 145 under the Securities Act.

        Midstream will use its commercially reasonable efforts to cause its Rule 145 Affiliates not to sell any securities received under the merger in violation of the registration requirements of the Securities Act, including Rule 145 thereunder.

Takeover Laws

        No party will take any action that would cause the transactions contemplated by the merger agreement to be subject to requirements imposed by any takeover laws, and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by the merger agreement from, or if necessary challenge the validity or applicability of, any rights plan adopted by such party or any applicable takeover law, as in effect on the date of the merger agreement or thereafter, including, without limitation, takeover laws of any state that purport to apply to the merger agreement or the transactions contemplated by the merger agreement.

No Rights Triggered

        Each of Midstream and CEQP will take all steps necessary to ensure that the entering into of the merger agreement and the consummation of the transactions contemplated by the merger agreement and any other action or combination of actions, or any other transactions contemplated by the merger agreement, do not and will not result in the grant of any rights to any person (i) in the case of Midstream, under Midstream's partnership agreement, and, in the case of CEQP, under CEQP's partnership agreement or (ii) under any material agreement to which it or any of its subsidiaries is a party.

New CEQP Common Units Listed

        In the case of CEQP, CEQP will use its commercially reasonable efforts to list, prior to the closing, on the NYSE, upon official notice of issuance, the new CEQP common units to be issued as merger consideration in connection with the merger.

Third Party Approvals

        CEQP and Midstream and their respective subsidiaries will cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties necessary to consummate the transactions contemplated by the merger agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the merger to be consummated as expeditiously as practicable. Each of CEQP and Midstream will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any regulatory authorities in connection with the transactions contemplated by the merger agreement. In exercising the foregoing right, each of the parties to the merger agreement agrees to act reasonably and promptly. Each party to the merger agreement agrees that it will consult with the other parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and regulatory authorities necessary or advisable to consummate the transactions contemplated by the merger agreement, and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated by the merger agreement.

        Each party agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with this registration statement, this proxy statement/prospectus or any filing, notice or application made by or on behalf of such other party or any of such subsidiaries to any regulatory authority in connection with the transactions contemplated by the merger agreement.

Indemnification; Directors' and Officers' Insurance

        Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under Midstream's partnership agreement, the limited liability company agreement of Midstream GP or the merger agreement or, if applicable, similar organizational documents or agreements of any of Midstream's subsidiaries, from and after the effective time, CEQP and the surviving entity, jointly and severally, will: (i) indemnify and hold harmless each person who is at the date of the merger agreement or during the period from the date of the merger agreement through the date of the effective time serving as a director or officer of Midstream or any of its subsidiaries (including, for the avoidance of doubt, Midstream GP) or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (collectively, the "Indemnified Parties") to the fullest extent authorized or permitted by applicable law, as in effect at or after the time of the merger agreement, in connection with any claim arising from his or her service in such capacity and any losses, claims, damages, liabilities, costs, indemnification expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within 10 days after any request for advancement, advance to each of the Indemnified Parties, any indemnification expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any such claim in advance of the final disposition of such claim, including payment on behalf of or advancement to the Indemnified Party of any indemnification expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of CEQP and the surviving entity pursuant to the merger agreement will extend to acts or omissions occurring at or before the effective time and any claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the merger and the transactions contemplated by the merger agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any claim relating thereto), and all rights to indemnification and advancement conferred under the merger agreement will continue as to a person who has ceased to be a director or officer of Midstream or any of its subsidiaries or as a fiduciary under or with respect to an any employee benefit plan (within the meaning of Section 3(3) of ERISA) after the date of the merger agreement and will inure to the benefit of such person's heirs, executors and personal and legal representatives. Neither CEQP nor the surviving entity will settle, compromise or consent to the entry of any judgment in any actual or threatened action in respect of which indemnification has been or could be sought by such Indemnified Party under the merger agreement unless the settlement, compromise or judgment includes an unconditional release of that Indemnified Party from all liability arising out of that action without admission or finding of wrongdoing, or that Indemnified Party otherwise consents to such settlement, compromise or judgment.

        Without limiting the foregoing, CEQP and Midstream agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time existing as of the time of the merger agreement in favor of the indemnitees as provided in Midstream's partnership agreement (and, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Midstream's subsidiaries including, without limitation, the limited liability company agreement of Midstream GP) and indemnification agreements of Midstream or any of its respective subsidiaries will be assumed by the surviving entity, CEQP and Equity GP in the merger, without further action, at the effective time and will survive the merger and will continue in full force and effect in accordance with their terms.

        For a period of six years from the effective time, CEQP's partnership agreement will contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than were set forth in CEQP's partnership agreement on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would affect adversely the rights under CEQP's partnership agreement of individuals who, at or prior to the effective time, were Indemnified Parties, unless such modification is required by law and then only to the minimum extent required by law; provided, however, that any such modification will be prospective only and will not limit or eliminate any such right with respect to any claim or action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to modification; and provided further that all rights to indemnification in respect of any action pending or asserted or any claim made within such period continue until the disposition of such action or resolution of such claim.

        CEQP will, or will cause the surviving entity to, maintain for a period of at least six years following the effective time, the current policies of directors' and officers' liability insurance maintained by Midstream and its subsidiaries (including, for the avoidance of doubt, Midstream GP) (provided, that the surviving entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of Midstream than the terms and conditions of such existing policy from carriers with the same or better rating as the carrier under the existing policy provided that such substitution will not result in gaps or lapses of coverage with respect to matters occurring before the effective time) with respect to claims arising from facts or events that occurred on or before the effective time, including in respect of the merger and the transactions contemplated by the merger agreement; provided, that CEQP will not be required to pay annual premiums in excess of 300% of the last annual premium paid by Midstream prior to the date hereof but in such case will purchase as much coverage as reasonably practicable for such amount.

        The provisions of the above paragraph will be deemed to have been satisfied if prepaid "tail" policies have been obtained by the surviving entity for purposes of this section "—Indemnification; Directors' and Officers' Insurance" from carriers with the same or better rating as the carrier of such insurances as of the date of the merger agreement, which policies provide such directors and officers with the coverage described in the above paragraph for an aggregate period of not less than six years with respect to claims arising from facts or events that occurred on or before the effective time, including, in respect of the merger and the transactions contemplated by the merger agreement.

        If CEQP, Equity GP, the surviving entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and will not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of CEQP, Equity GP and the surviving entity assume the obligations set forth in the provisions of the merger agreement summarized under this section "—Indemnification; Directors' and Officers' Insurance."

        Following the merger, CEQP and Equity GP will cause the surviving entity to perform all of the obligations of the surviving entity under these provisions of the merger agreement. These provisions will survive the consummation of the merger and are intended to be for the benefit of, and will be enforceable by, the Indemnified Parties and the indemnitees and their respective heirs and personal representatives, and will be binding on CEQP Equity GP, the surviving entity and their respective successors and assigns.

Notification of Certain Matters

        Each of Midstream and CEQP will give prompt notice to the other of (i) any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any material adverse effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement, and (ii) any change in its condition (financial or otherwise) or business or any litigation or governmental complaint, investigation or hearing, in each case to the extent such change, litigation, complaint, investigation or hearing, individually or in the aggregate, results in, or would reasonably be expected to result in, a Material Adverse Effect with respect to it.

Rule 16b-3

        Prior to the Midstream unitholder approval, CEQP and Midstream will take any steps that are reasonably requested by any party to the merger agreement to cause dispositions of Midstream equity securities (including derivative securities) and acquisitions of CEQP equity securities, as applicable, pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of Midstream and any person who may be deemed to be a "director by deputization" under applicable securities laws, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Distribution of Limited Liability Company Interest of Midstream GP

        After the Midstream unitholder approval and prior to the effective time, Midstream Holdings will distribute the limited liability interests of Midstream GP to CEQP, such that Midstream GP will be a direct, wholly-owned subsidiary of CEQP.

Contribution of Midstream Common Units to CGS

        After the Midstream unitholder approval and prior to the effective time, CEQP will contribute or cause to be contributed a number of the Midstream common units that it owns directly to CGS, so that after giving effect to the merger and the contribution by CEQP to Midstream of 100% of the issued and outstanding equity interests of Crestwood Operations in accordance with the terms of the merger agreement, CEQP and CGS will hold Midstream limited partner interests in Midstream equal to 99.9% and 0.1% respectively, of the total Midstream limited partner interests then outstanding, and immediately thereafter but prior to the effective time will cause CGS to be treated as a corporation for U.S. federal income tax purposes.

CEQP Preferred Unit Designation

        Equity GP will execute and make effective at or prior to the effective time the CEQP Partnership Agreement Amendment.

Issuance of Additional Midstream Preferred Units; PIK Unit Election

        Prior to the first to occur of (a) not less than three Business Days prior to the effective time and (b) September 30, 2015, the Full Funding Date (as such term is defined in Midstream's partnership agreement) will have occurred. Prior to the earlier of the effective time and the termination of the merger agreement, Midstream GP will cause all distributions paid by Midstream to holders of the outstanding Midstream preferred units pursuant to Midstream's partnership agreement will be paid in additional Midstream PIK Units (and cash in lieu of any fractional Midstream PIK Unit) in accordance with terms of Midstream's partnership agreement.

CEQP Operating Surplus

        Equity GP will execute and make effective at or prior to the effective time an amendment to CEQP's partnership agreement providing for, among other things, a change in the definition of "Operating Surplus" to provide that such term includes an amount equal to the operating surplus of Midstream immediately prior to the effective time.

CEQP Defeasance or Call For Redemption of Senior Notes Due 2018

        Prior to the effective time, CEQP will take all actions necessary or appropriate to defease or call for redemption the issued and outstanding CEQP 7% Senior Notes due 2018, which redemption will be effected in accordance with Section 3.07 of the Indenture dated as of September 27, 2010, as supplemented by the First Supplemental Indenture, Second Supplemental Indenture and Third Supplemental Indenture thereto among CEQP, CEQP Finance Corp., each of the Guarantors thereof and U.S. Bank National Association, as trustee.

Contribution to Midstream of Crestwood Operations

        Immediately after the effective time CEQP will contribute to Midstream 100% of the issued and outstanding equity interests of Crestwood Operations as an additional contribution to Midstream's capital in exchange for additional limited partner interests in Midstream.

Termination

        The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by the Midstream unitholders, in any of the following ways:

  •
  by mutual written consent of Midstream and CEQP;

  •
  by either Midstream or CEQP upon written notice to the other, if:

  •
  the merger is not completed on or before December 31, 2015; provided, the right to terminate the merger agreement pursuant to this bullet point will not be available to a party whose failure to fulfill any material obligation under the merger agreement or other material breach of the merger agreement has been the primary cause of, or resulted in, the failure of the merger to have been consummated on or before such date;

  •
  any regulatory authority has issued a final and nonappealable statute, rule, order, decree or regulation or taken any other action that permanently restrains, enjoins or prohibits the consummation of the merger or any of the transactions contemplated by the merger agreement, or makes the merger or any of the transactions contemplated by the merger agreement illegal, so long as the terminating party is not then in material breach of its obligation to use commercially reasonable efforts to complete the merger promptly;

  •
  Midstream fails to obtain the approval of the Midstream unitholders at the Midstream special meeting; provided, however, that the right to terminate the merger agreement as described in this bullet point will not available to Midstream where the failure to obtain the Midstream unitholder approval was caused by the action or failure to act of Midstream and such action or failure to act constitutes a material breach by Midstream of the merger agreement;

  •
  there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in the merger agreement on the part of any of the other parties (treating CEQP and Equity GP as one party, and Midstream and Midstream GP as one party, for the purposes of the provision summarized in this bullet point), which breach is not cured within 30 days following receipt by the breaching party of written notice of its breach from the terminating party, or which breach, by its nature, cannot be cured prior to December 31, 2015 (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement). No party will have the right, however, to terminate the merger agreement pursuant to the provision summarized in this bullet point unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by the merger agreement because the closing conditions described in the first bullet point under "—Conditions to the Merger—Additional Conditions to the Obligations of Midstream" or "—Conditions to the Merger—Additional Conditions to the Obligations of CEQP," as applicable, have not been met; or

  •
  there has been a material breach of any of the covenants or agreements set forth in the merger agreement on the part of any of the other parties to the merger agreement, and the breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the termination date (so long as the terminating party itself is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement). In no event, however, will any party have the right to terminate the merger agreement pursuant to the provision summarized in this bullet point unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by the merger agreement because the closing conditions described in the first bullet point under "—Conditions to the Merger—Additional Conditions to the Obligations of Midstream" or "—Conditions to the Merger—Additional Conditions to the Obligations of CEQP," as applicable, have not been met.

  •
  by CEQP upon written notice to Midstream, in the event that a Midstream change in recommendation has occurred;

  •
  by Midstream, upon written notice to CEQP, in the event that (a) a Midstream change in recommendation has occurred, (b) Midstream has not knowingly and intentionally materially breached the covenants described under "—Acquisition Proposals; Change in Recommendation," and (c) Midstream has paid CEQP's expenses pursuant to the second and fourth bullets under "—Fees and Expenses"; and

  •
  by CEQP, at any time prior to obtaining the Midstream unitholder approval, upon written notice to Midstream, in the event that the Equity GP Board determines to abandon the transactions contemplated in the merger agreement.

Effect of Termination

        In the event of the termination of the merger agreement, written notice of the termination will be given by the terminating party to the other parties specifying the provision of the merger agreement pursuant to which the termination is made, and except as provided in the provision summarized in this paragraph (other than certain provisions with regard to confidentiality, payment of fees and expenses, governing law, jurisdiction, remedies and other matters), the merger agreement will become null and void after the expiration of any applicable period following such notice. In the event of such termination, there will be no liability on the part of CEQP, Equity GP, Merger Co, Midstream GP or Midstream, except with respect to (i) fees and expenses summarized below under "—Fees and Expenses" and (ii) the requirements set forth above in the second paragraph of "—Access; Information". Nothing in the merger agreement, however, will relieve any party from any liability or obligation with respect to any fraud or intentional breach of the merger agreement.

Fees and Expenses

        Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such costs and expenses; provided, that:

  •
  if the merger agreement is terminated by CEQP (a) after a Midstream change in recommendation has occurred or (b) by Midstream, upon written notice to CEQP, in the event that (i) a Midstream change in recommendation has occurred and (ii) Midstream has not knowingly and intentionally materially breached the covenants described under "—Acquisition Proposals; Change in Recommendation;"

  •
  in the event that (a) an acquisition proposal with respect to Midstream has been publicly proposed by any person (meaning, for the purpose of this bullet, a person other than CEQP, Equity GP and MergerCo) or any person has publicly announced its intention (whether or not conditional) to make such an acquisition proposal or such an acquisition proposal or such intention has otherwise become publicly known to Midstream's unitholders generally and in any event such proposal or intention is not subsequently withdrawn prior to the termination of the merger agreement, (b) thereafter the merger agreement is terminated by either Midstream or CEQP pursuant to the provisions described in the first and third bullet under "—Termination—By either Midstream or CEQP upon written notice to the other, if," or by CEQP pursuant to the provisions described in the fourth and fifth bullet under "—Termination—By either Midstream or CEQP upon written notice to the other, if" and (c) within 12 months after the termination of the merger agreement, Midstream or any of its subsidiaries enters into any definitive agreement providing for an acquisition proposal, or an acquisition proposal with respect to Midstream or any of its subsidiaries is consummated, then Midstream will pay to CEQP, if and when consummation of such acquisition proposal occurs, all of the expenses of CEQP less the expenses of CEQP previously paid to CEQP, if any; provided that for purposes of this bullet, "35%" will be substituted for "20%" in the definition of acquisition proposal;

  •
  if the merger agreement is terminated by Midstream pursuant to the provisions described in the fourth and fifth bullet under "—Termination—By either Midstream or CEQP upon written notice to the other, if", or by CEQP, at any time prior to obtaining the Midstream unitholder approval, upon written notice to Midstream, in the event that the Equity GP Board determines to abandon the transactions contemplated in the merger agreement, then CEQP will pay to Midstream the expenses of Midstream;

  •
  if the merger agreement is terminated by (a) CEQP pursuant to the provisions described in the fourth and fifth bullet under "—Termination—By either Midstream or CEQP upon written notice to the other, if" or (b) Midstream or CEQP pursuant to the provisions described in the third bullet under "—Termination—By either Midstream or CEQP upon written notice to the other, if", then Midstream will pay to CEQP the expenses of CEQP;

  •
  except as otherwise provided in the merger agreement, any payment of expenses described above will be made by wire transfer of immediately available funds to an account designated by CEQP or an account designated by Midstream, as applicable, within one business day after such payment becomes payable; provided, however, that any payment by Midstream of the expenses of CEQP as a result of termination by Midstream, upon written notice to CEQP, in the event that (i) a Midstream change in recommendation has occurred and (ii) Midstream has not knowingly and intentionally materially breached the covenants described under "—Acquisition Proposals; Change in Recommendation," will be made prior to or concurrently with termination of the merger agreement; provided, however, that any payment of the expenses of CEQP pursuant to the second bullet of this section will be made contemporaneously with the consummation of the acquisition proposal as provided in clause (c) of the second bullet of this section.

  •
  expenses incurred in connection with filing, printing and mailing this proxy statement/prospectus and the registration statement will be paid by CEQP; and

  •
  any filing fees payable pursuant to regulatory laws and other filing fees incurred in connection with the merger agreement will be paid by the party incurring the fees. For purposes of this section, the term "expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party to the merger agreement and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the merger agreement and the transactions contemplated by the merger agreement, including the preparation, printing, filing and mailing of this proxy statement/prospectus and this registration statement and the solicitation of unitholder approvals and all other matters related to the transactions contemplated by the merger agreement; provided that the amount of expenses payable by one party to another will not exceed $10.0 million.

Waiver and Amendment

        Subject to compliance with applicable law, prior to the closing, any provision of the merger agreement may be waived in writing by the party benefited by the provision and approved by the CEQP Conflicts Committee in the case of CEQP and by the Midstream Conflicts Committee in the case of Midstream and executed in the same manner as the merger agreement, or (b) amended or modified at any time, whether before or after the Midstream unitholder approval, by an agreement in writing between the parties to the merger agreement approved by the CEQP Conflicts Committee in the case of CEQP and by the Midstream Conflicts Committee in the case of Midstream and executed in the same manner as this Agreement, provided, that after the Midstream unitholder approval, no amendment will be made that requires further Midstream unitholder approval without such approval.

Governing Law

        The merger agreement is governed by and interpreted under Delaware law.

 THE MERGER PARTIES' BUSINESSES

Mainstream's Business

        This section summarizes information from Midstream's Annual Report on Form 10-K for the year ended December 31, 2014, Midstream's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 and the other filings incorporated into this proxy statement/prospectus by reference. For a more detailed discussion of Midstream's business, please read the "Business" section contained in Midstream's 2014 Annual Report on Form 10-K and the other filings incorporated into this document by reference.

General

        Midstream, a Delaware limited partnership formed in 2004, is a growth-oriented MLP that develops, acquires, owns and operates primarily fee-based assets and operations within the energy midstream sector. Headquartered in Houston, Texas, it provides broad-ranging infrastructure solutions across the value chain to service premier liquids-rich and crude oil shale plays across the United States. Midstream's common units representing limited partner interests are listed on the NYSE under the symbol "CMLP."

        Midstream owns and operates a diversified portfolio of crude oil and natural gas gathering, processing, storage and transportation assets that connect fundamental energy supply with energy demand across North America. Its consolidated operating assets primarily include:

  •
  natural gas facilities with approximately 2.5 Bcf/d of gathering capacity, 481 MMcf/d of processing capacity, 1.1 Bcf/d of firm transmission capacity, and 41 Bcf of certificated working gas storage capacity;

  •
  NGL facilities with approximately 1.7 million barrels of storage capacity; and

  •
  crude oil facilities with approximately 125,000 Bbls/d of gathering capacity, approximately 1.1 million barrels of storage capacity, 48,000 Bbls/d of transportation capacity and 160,000 Bbls/d of rail loading capacity.

        Midstream's principal executive offices are located at 700 Louisiana Street, Suite 2550, Houston, Texas 77002, and its telephone number is (832) 519-2200.

Midstream's Business Segments

        Midstream has three reporting segments: (i) gathering and processing, (ii) storage and transportation, and (iii) NGL and crude services.

CEQP's Business

        This section summarizes information from CEQP's Annual Report on Form 10-K for the year ended December 31, 2014, CEQP's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 and the other filings incorporated into this proxy statement/prospectus by reference. For a more detailed discussion of CEQP's business, please read the "Business" section contained in its 2014 Annual Report on Form 10-K and the other filings incorporated into this proxy statement/prospectus by reference.

General

        CEQP, a Delaware limited partnership formed in 2004, is a master limited partnership (an "MLP") that develops, acquires, owns or controls, and operates primarily fee-based assets and operations within the energy midstream sector. Headquartered in Houston, Texas, its provides broad-ranging infrastructure solutions across the value chain to service premier liquids-rich and crude oil shale plays across the United States. Our common units representing limited partner interests are listed on the NYSE under the symbol "CEQP."

        CEQP owns and operates a diversified portfolio of crude oil and natural gas gathering, processing, storage and transportation assets that connect fundamental energy supply with energy demand across North America. CEQP's operating assets consist of a proprietary NGL supply and logistics business. Its other consolidated assets are owned by or through Midstream. CEQP's consolidated operating assets include:

  •
  natural gas facilities with approximately 2.5 Bcf/d of gathering capacity, 481 MMcf/d of processing capacity, 1.1 Bcf/d of firm transmission capacity, and 41 Bcf of certificated working gas storage capacity;

  •
  NGL facilities with approximately 24,000 Bbls/d of fractionation capacity and 2.8 million barrels of storage capacity;

  •
  crude oil facilities with approximately 125,000 Bbls/d of gathering capacity, approximately 1.1 million barrels of storage capacity, 48,000 Bbls/d of transportation capacity and 160,000 Bbls/d of rail loading capacity; and

  •
  a fleet of transportation assets supporting our proprietary NGL supply and logistics business, including 8 truck and rail terminals and approximately 543 truck/trailer units and 1,600 rail units that can transport more than 294,000 Bbls/d of NGLs.

        CEQP's principal executive offices are located at 700 Louisiana Street, Suite 2550, Houston, Texas 77002, and its telephone number is (832) 519-2200.

CEQP's Business Segments

        CEQP has three reporting segments: (i) gathering and processing, (ii) storage and transportation, and (iii) NGL and crude services.

CERTAIN RELATIONSHIPS; INTERESTS OF CERTAIN PERSONS IN THE MERGER

Relationship of CEQP and Midstream

General

        CEQP and Midstream are currently under common control. Midstream is currently owned 100% by its limited partners and its non-economic general partner, Midstream GP. Midstream was formed by CEQP in September 2004 for the purpose of holding certain of CEQP's midstream investments. Midstream GP and 100% of Midstream's IDRs are currently owned by a wholly-owned subsidiary of CEQP, Midstream Holdings. CEQP and CGS own collectively 7,159,438 of Midstream's outstanding common units.

        CEQP and its general partner are effectively controlled by First Reserve, through its subsidiary Holdings. Given that CEQP effectively owns and control's Midstream's general partner, First Reserve effectively controls Midstream as well as CEQP.

        In addition, some of the executive officers and directors of Midstream GP are also executive officers or directors of Equity GP, as more fully described below under "—Interests of Directors and Executive Officers in the Merger."

Omnibus Agreement

        CEQP, Midstream, Equity GP and Midstream GP are parties to an omnibus agreement that governs certain aspects of their relationship with each other. Under the terms of the omnibus agreement, CEQP provides to Midstream certain administrative services and such employees as may be necessary to operate and manage Midstream's business. In return, Midstream reimburses CEQP for all reasonable costs and expenses incurred in connection with such services. Midstream also reimburses CEQP for all expenses it incurs as a result of Midstream being a publicly traded partnership.

        In addition, the omnibus agreement provides for certain indemnification obligations. CEQP's indemnification obligations to Midstream includes certain liabilities relating to (i) the ownership and operation of Midstream's assets prior to Midstream's initial public offering (IPO), provided that amounts are only payable to Midstream after Midstream's liabilities have exceeded $100,000 and then only for such amounts in excess of $100,000 and (ii) until the first day after the applicable statute of limitations, any of Midstream's federal, state and local income tax liabilities attributable to the ownership and operation of Midstream's assets prior to Midstream's IPO. CEQP will not be required to indemnify Midstream for any claims, losses or expenses or income taxes referred to above to the extent such were either (i) reserved for in Midstream's financial statements as of the closing of Midstream's IPO or (ii) Midstream recovers any such amounts under available insurance coverage, from contractual rights or other recoveries against any third party.

        Midstream's indemnification obligations to CEQP, Equity GP and their affiliates (other than Midstream, Midstream GP and Midstream's subsidiaries) includes certain liabilities relating to (i) certain environmental liabilities attributable to the ownership and operation of Midstream's assets, but only to the extent the violations, events, omissions or conditions giving rise to such covered environmental liabilities occur after the closing of Midstream's IPO; provided , that (a) Midstream's aggregate liability for such covered environmental liabilities will not exceed $15 million and (b) amounts are only payable by Midstream pursuant to this provision after liabilities relating to such covered environmental losses have exceeded $100,000 and then only for such amounts in excess of $100,000 and (ii) losses suffered or incurred by CEQP by reason of or arising out of events and conditions associated with the operation of Midstream's assets that occur on or after Midstream's IPO.

Tax Sharing Agreement

        CEQP and Midstream are parties to a tax sharing agreement pursuant to which Midstream will reimburse CEQP for Midstream's share of state and local income and other taxes borne by CEQP as a result of Midstream's income being included in a combined or consolidated tax return filed by CEQP with respect to taxable periods that included or began on the closing date of Midstream's IPO. The amount of any such reimbursement is limited to the tax Midstream and its subsidiaries would have paid had Midstream not been included in a combined group with CEQP.

Interests of Directors and Executive Officers in the Merger

General

        In considering the recommendation of the Midstream Board with respect to the merger, Midstream unitholders should be aware that certain of the executive officers and directors of Midstream GP have interests in the transaction that differ from, or are in addition to, the interests of Midstream unitholders generally, including:

  •
  All of the directors and executive officers of Midstream GP will receive continued indemnification for their actions as directors and executive officers.

  •
  Certain directors of Midstream GP, none of whom is a member of the Midstream Conflicts Committee, own CEQP common units.

  •
  Some of Midstream GP's directors, none of whom is a member of the Midstream Conflicts Committee, also serve as executive officers of Equity GP, have certain duties to the limited partners of CEQP and are compensated, in part, based on the performance of CEQP.

        Each of the executive officers and directors of Equity GP is currently expected to remain an executive officer and director of Equity GP following the merger. The persons who will be elected as additional executive officers or directors of Equity GP following the merger have not yet been determined.

        The members of the Midstream Conflicts Committee and the Midstream Board were aware of these interests and the relationships described below and considered them in making their determinations and recommendations with respect to the merger agreement and the merger. These interests and relationships, to the extent material, are further described below. For more information, please read "The Merger—Background of the Merger," and "The Merger—Recommendation of the Midstream Board and Midstream Conflicts Committee's Reasons for the Merger."

Relationships of Equity GP Board Members

        Robert G. Phillips, Alvin Bledsoe, Michael G. France, Warren H. Gfeller, John J. Sherman and David M. Wood, who are directors of Midstream GP, also serve as directors of Equity GP.

Relationships of Midstream GP Management

        All current executive officers of Midstream GP also serve as executive officers of Equity GP.

Treatment of Equity Awards

        Certain Executive Officers and Directors of Midstream GP hold Midstream Restricted Common Units and Midstream Phantom Units pursuant to the Midstream LTIP. Under the merger agreement, each Midstream Restricted Common Unit and each Midstream Phantom Unit credited to a participant under the Midstream LTIP immediately prior to the effective time will be converted into 2.75 CEQP Restricted Common Units or 2.75 CEQP Phantom Units, respectively, credited under the CEQP LTIP.

Equity Interests of Equity GP's and Midstream GP's Directors and Executive Officers in Midstream and CEQP

        The following table sets forth the beneficial ownership of the directors and executive officers of Equity GP and Midstream GP in the equity of (i) Midstream, (ii) CEQP prior to the merger and (iii) CEQP after giving effect to the merger, each as of July 17, 2015:

Name	Positions with Equity GP	Positions with Midstream GP	Midstream Common Units(1)	CEQP Common Units Prior to the Merger(2)	CEQP Common Units After the Merger
Robert G. Philips	President, Chief Executive Officer and Director	President, Chief Executive Officer and Director	139,577	265,420	649,256
J. Heath Deneke	Chief Operating Officer and President, Pipeline Services Group	Chief Operating Officer and President, Pipeline Services Group	45,591	77,271	202,646
William C. Gautreaux(3)	Chief Marketing Officer and President, Supply and Logistics Group	Chief Marketing Officer and President, Supply and Logistics Group	1,242,733	2,538,666	5,956,181
Robert T. Halpin	Senior Vice President, Chief Financial Officer	Senior Vice President, Chief Financial Officer	47,292	66,225	196,278
Steven M. Dougherty	Senior Vice President, Chief Accounting Officer	Senior Vice President, Chief Accounting Officer	47,028	60,789	190,116
Joel C. Lambert	Senior Vice President, General Counsel and Secretary	Senior Vice President, General Counsel and Secretary	30,361	71,733	155,225
William H. Moore	Senior Vice President, Strategy and Corporate Development	Senior Vice President, Strategy and Corporate Development	47,644	80,103	211,124
Joel D. Moxley(4)	Senior Vice President, Operations Services	Senior Vice President, Operations Services	41,468	88,576	202,613
Alvin Bledsoe	Director	Director	76,602	16,975	227,630
Michael G. France	Director	Director	16,652	16,975	62,768
Warren H. Gfeller(5)	Director	Director	73,562	137,494	339,789
Arthur B. Krause(6)	Director	Director	58,173	132,884	292,859
Randy E. Moeder(7)	Director			25,607	25,607
John J. Sherman(8)	Director	Director	4,882,587	18,707,643	32,134,757
John W. Somerhalder II	Director			16,975	16,975
David M. Wood	Director	Director	9,397	36,975	62,816
Philip D. Gettig		Director	34,493		94,855
David Lumpkins		Director	49,397		135,841

(1)
Excludes an aggregate of 130,644 Midstream Phantom Units held by certain executive officers of Midstream GP, which will be converted into 359,272 CEQP Phantom Units pursuant to the terms of the Merger Agreement.

(2)
Excludes an aggregate of 294,024 CEQP Phantom Units held by certain executive officers of CEQP GP.

(3)
The Midstream common units presented for Mr. Gautreaux include (i) 932,780 Midstream common units held by a revocable trust for which Mr. Gautreaux serves as trustee and (ii) 150,048 Midstream common units held by grantor retained annuity trusts for which Mr. Gautreaux serves as a co-trustee. The CEQP common units presented for Mr. Gautreaux include (i) 1,810,200 CEQP common units held by a revocable trust for which Mr. Gautreaux serves as trustee and (ii) 347,295 CEQP common units held by grantor retained annuity trusts for which Mr. Gautreaux serves as a co-trustee.

(4)
Mr. Moxley resigned from his positions with Equity GP and Midstream GP effective June 30, 2015.

(5)
The Midstream common units presented for Mr. Gfeller include 40,395 Midstream common units held by a revocable trust for which Mr. Gfeller serves as trustee. The CEQP common units presented for Mr. Gfeller include 93,496 CEQP common units held by a revocable trust for which Mr. Gfeller serves as trustee.

(6)
The Midstream common units presented for Mr. Krause include (i) 56,342 Midstream common units held by a revocable trust for which Mr. Krause serves as a co-trustee and (ii) 1,080 Midstream common units held by a family trust for which Mr. Krause serves as trustee. The CEQP common units presented for Mr. Krause include (i) 117,888 CEQP common units held by a revocable trust for which Mr. Krause serves as a co-trustee and (ii) 2,500 CEQP common units held by a family trust for which Mr. Krause serves as trustee.

(7)
The CEQP common units presented for Mr. Moeder include 2,300 CEQP common units held by a revocable trust for which Mr. Moeder serves as a co-trustee.

(8)
The Midstream common units presented for Mr. Sherman include (i) 4,628,859 Midstream common units held by a revocable trust for which Mr. Sherman serves as trustee and (ii) 140,443 Midstream common units held by a grantor retained annuity trust for which Mr. Sherman serves as trustee. The CEQP common units presented for Mr. Sherman include (i) 18,103,814 CEQP common units held by a revocable trust for which Mr. Sherman serves as trustee and (ii) 577,853 CEQP common units held by a grantor retained annuity trust for which Mr. Sherman serves as trustee.

Director and Officer Insurance; Indemnification

        The merger agreement requires CEQP to maintain, or to cause the surviving entity in the merger to maintain, for six years after the effective time of the merger, officers' and directors liability insurance for the benefit of persons who are or were at any time before the effective time of the mergers covered by the existing directors' and officers' liability insurance policies applicable to Midstream, Midstream GP or any of their subsidiaries, as described more fully under "The Merger Agreement—Covenants—Indemnification; Directors' and Officers' Insurance."

        The merger agreement also provides for indemnification and advancement of expenses by CEQP and the surviving entity in the merger, jointly and severally, of directors and officers of Midstream GP and Equity GP to the fullest extent authorized or permitted by applicable law, in addition to existing rights, as described more fully under "The Merger Agreement—Covenants—Indemnification; Directors' and Officers' Insurance."

Support Agreements

        In connection with the merger agreement, CEQP entered into (i) a support agreement by and among CEQP, Midstream and CGS, pursuant to which, CEQP, which directly owns 7,137,841 Midstream common units, and CGS, which directly owns 21,597 Midstream common units, agreed to vote their respective Midstream common units in favor of the adoption of the merger agreement at any meeting of Midstream unitholders and (ii) a support agreement by and among CEQP, Midstream, Holdings and CGS LLC pursuant to which, Holdings, which directly owns 2,497,071 Midstream common units, and CGS LLC, which directly owns 18,339,314 Midstream common units, agreed to vote their respective Midstream common units in favor of the adoption of the merger agreement at any meeting of Midstream unitholders. Pursuant to (i) a letter agreement regarding change of control election by and among CEQP, Midstream, CGS and GE, (ii) a letter agreement regarding change of control election by and among CEQP, Midstream, CGS and GSO and (iii) a letter agreement regarding change of control election by and among CEQP, Midstream, CGS, Magnetar and the Magnetar preferred holders, subject to the terms and conditions set forth in such letter agreements, each preferred holder expressed an intention to support the merger and agreed to elect to have all of the Midstream preferred units held of record by such preferred holder exchanged for CEQP preferred units upon the consummation of the merger in accordance with the terms of the merger agreement.

        For additional information about the support agreements, please read "The Merger—Support Agreements and Letter Agreements Regarding Change of Control Election."

 DIRECTORS AND EXECUTIVE OFFICERS OF CEQP AFTER THE MERGER

        The directors and executive officers of CEQP prior to the merger will continue as directors and executive officers of CEQP after the merger.

COMPARISON OF THE RIGHTS OF CEQP AND MIDSTREAM UNITHOLDERS

        The following describes the material differences between the rights of the CEQP unitholders, after giving effect to the transactions contemplated by the merger, and the current rights of Midstream unitholders. It is not a complete summary of the provisions affecting, and the differences between, the rights of the CEQP unitholders and Midstream unitholders. The rights of the CEQP unitholders will be governed by the Fifth Amended and Restated Agreement of Limited Partnership of CEQP, as amended by the CEQP Partnership Agreement Amendment, which is attached as Annex A to the merger agreement. The rights of Midstream unitholders are governed by the First Amended and Restated Agreement of Limited Partnership of Inergy Midstream, L.P., as amended. You should refer to each document for a complete description of the rights of the CEQP and Midstream unitholders, respectively. If the merger is consummated, Midstream unitholders will become CEQP unitholders, and their rights as CEQP unitholders will be governed by Delaware law and CEQP's partnership agreement. In accordance with the terms of the merger agreement and pursuant to the CEQP Partnership Agreement Amendment, the Midstream preferred units will be exchanged for newly issued CEQP preferred units, which will constitute Substantially Equivalent Units (as defined in Midstream's partnership agreement). For CEQP's partnership agreement, please refer to CEQP's Current Reports on Form 8-K filed with the Commission on April 11, 2014. For Midstream's partnership agreement and the amendments thereto, please refer to Midstream's Registration Statement on Form S-8 filed with the Commission on December 21, 2011 and Current Reports on Form 8-K filed with the Commission on October 1, 2013, October 10, 2013 and June 19, 2014. This summary is qualified in its entirety by reference to the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act (the "Delaware Act"), CEQP's partnership agreement, as amended, and Midstream's partnership agreement, as amended.

Purpose and Term of Existence

CEQP	Midstream
CEQP's stated purposes under its partnership agreement are to serve as a member of its operating company and to engage in any business activities that may be engaged in by its operating company or that are approved by its general partner and which lawfully may be conducted by a limited partnership under Delaware law.	Midstream's stated purpose under its partnership agreement is to engage in any business activities that are approved by its general partner and which lawfully may be conducted by a limited partnership under Delaware law so long as the business activity does not cause Midstream to be taxed as a corporation.
CEQP's existence will continue until dissolved pursuant to the terms of CEQP's partnership agreement.	Midstream's existence will continue until dissolved pursuant to the terms of Midstream's partnership agreement.

Outstanding Units

CEQP	Midstream
As of May 5, 2015, CEQP had outstanding (a) 181,204,695 CEQP common units, (b) 4,867,252 CEQP Class A Units, (c) 4,387,889 subordinated units and (d) no CEQP Preferred Units.	As of May 5, 2015, Midstream had outstanding (a) 187,423,322 Midstream common units, (b) 18,756,098 Midstream preferred units and (c) the incentive distribution rights.

CEQP	Midstream

The rights and obligations of CEQP Class A Units are identical to the rights and obligations of CEQP common units except that the CEQP Class A Units (i) do not have the right to vote on, approve or disapprove, or otherwise consent or not consent with respect to any matter (including mergers, share exchanges and similar statutory authorizations) except as otherwise required by any non-waivable provision of law and (ii) do not share in (a) any income, gains, losses, deductions and credits which are attributable to CEQP's ownership of, or sale or other disposition of, the shares of common stock of IPCH Acquisition Corp. ("IPCH") and the membership interests of Crestwood Partners LLC ("Crestwood Partners") or (b) any cash and cash equivalents on hand derived from or attributable to CEQP's ownership of, or sale or other disposition of, the shares of common stock of IPCH and the membership interests of Crestwood Partners.
The incentive distribution rights in Midstream issued and outstanding immediately prior to the effective time will be cancelled and no consideration will be received therefor.

The Midstream preferred units are convertible by the holders (a) at any time on or after June 17, 2017 in an aggregate amount equaling or exceeding the minimum conversion amount set forth in Midstream's partnership agreement into Midstream common units at the then-applicable conversion ratio set forth in the Midstream partnership agreement and (b) in the event of (i) a change of control, as that term is defined in Midstream's partnership agreement, prior to June 17, 2017 or (ii) any voluntary liquidation, dissolution or winding up of Midstream into Midstream common units at the then-applicable conversion ratio.

The rights and obligations of the subordinated units are identical to the rights and obligations of CEQP common units except that the subordinated units are subordinate to CEQP common units with respect to distribution during the subordination period.

In accordance with the terms of the merger agreement and pursuant to the CEQP Partnership Agreement Amendment, the newly issued CEQP preferred units will confer such rights and obligations to their holders so as to constitute Substantially Equivalent Units (as defined in Midstream's partnership agreement).

The CEQP preferred units are convertible by the holders (a) at any time on or after June 17, 2017 in an aggregate amount equaling or exceeding the minimum conversion amount set forth in CEQP's partnership agreement, as amended into CEQP common units at the then-applicable conversion ratio set forth in the CEQP partnership agreement and (b) in the event of (i) a change of control, as that term is defined in CEQP's partnership agreement, as amended, prior to June 17, 2017 or (ii) any voluntary liquidation, dissolution or winding up of CEQP into CEQP common units at the then-applicable conversion ratio.

Distributions of Available Cash

CEQP	Midstream
During the subordination period and beginning with the first quarter after the effective time, within 45 days after the end of each quarter, CEQP will distribute all of its available cash to its unitholders of record on the applicable record date as follows:	Within 45 days after the end of each quarter, Midstream will distribute all of its available cash to its unitholders of record on the applicable record date and the holders of incentive distribution rights as follows:
• first, to the holders of CEQP preferred units to the extent of the distribution preference on the CEQP preferred units, as described below;	• first, to the holders of Midstream preferred units to the extent of the distribution preference on the Midstream preferred units, as described below;
• second, to all unitholders holding CEQP common units and CEQP Class A Units, pro rata, an amount equal to the minimum quarterly distribution for that quarter;	• second, 100% to all Midstream unitholders pro rata until Midstream distributes for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter (the "IMQD"); and

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third, to all unitholders holding CEQP common units and CEQP Class A Units, pro rata, an amount equal to the Cumulative Common Unit Arrearage (as defined in CEQP's partnership agreement, as amended) existing with respect to that quarter;

• thereafter, 50% to all Midstream unitholders pro rata and 50% to the holders of incentive distribution rights the excess above the IMQD.
• fourth, to all unitholders holding subordinated units, pro rata, an amount equal to the minimum quarterly distribution for that quarter; and	References to "Midstream unitholders" made in the context of the recipients of cash distributions refer to Midstream common unitholders and Midstream preferred unitholders.
• thereafter, to all CEQP unitholders, pro rata.

Cash attributable to the income, gains, losses, deductions and credits that are attributable to CEQP's ownership of, or sale or other disposition of, the shares of common stock of IPCH and the membership interests of Crestwood Partners will be distributed as follows:

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first, to the holders of CEQP common units, pro rata, an amount equal to the excess of the minimum quarterly distribution for that quarter over the amount distributed with respect to each common unit outstanding pursuant to the second bullet above;

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second, to the holders of CEQP common units, pro rata, an amount equal to the excess of the Common Unit Arrearage (as defined in CEQP's partnership agreement, as amended) existing with respect to that quarter over the amount distributed with respect to each common unit outstanding pursuant to the third bullet above;

CEQP	Midstream

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third, to the holders of subordinated units, pro rata, an amount equal to the excess of the minimum quarterly distribution for that quarter over the amount distributed with respect to each subordinated unit outstanding pursuant to the fourth bullet above; and

• thereafter, to the holders of CEQP common units and subordinated units, pro rata.

References to "CEQP unitholders" made in the context of the recipients of cash distributions refer to CEQP common unitholders, CEQP Class A unitholders, subordinated unitholders and CEQP preferred unitholders.

CEQP Preferred Unit Distribution Preference. The CEQP preferred units will receive distributions at a rate of $0.21105 per CEQP preferred unit, as adjusted in accordance with the terms of CEQP's partnership agreement, as amended (the "CEQP preferred unit distribution amount"), payable quarterly on the same date as the distribution payment date for the Midstream common units for each quarter beginning with the first quarter ending after the effective time through and including the quarter ending September 30, 2017 (the "Initial Distribution Period"), and such distribution will be paid, in the sole discretion of the general partner, in additional CEQP preferred units, in cash, or in a combination of CEQP preferred units and cash (the "CEQP preferred unit distribution"). The record date for the determination of holders entitled to receive distributions of the CEQP preferred units will be the same as the record date for determination of CEQP common unitholders entitled to receive quarterly distributions. The number of CEQP PIK units to be issued in connection with a CEQP preferred unit distribution during the Initial Distribution Period will be the quotient of (A) the applicable CEQP preferred unit distribution amount divided by (B) the CEQP preferred unit price.
Midstream Preferred Unit Distribution Preference. The Midstream preferred units will receive distributions at a rate of $0.5804 per Midstream preferred unit, as adjusted in accordance with the terms of Midstream's partnership agreement (the "Midstream preferred unit distribution amount"), payable quarterly on the same date as the distribution payment date for the Midstream common units for each of the first twelve quarters following the quarter ending June 30, 2014 (the "Initial Distribution Period"), and such distribution will be paid, in the sole discretion of the general partner, in additional Midstream preferred units, in cash, or in a combination of Midstream preferred units and cash (the "Midstream preferred unit distribution"). The record date for the determination of holders entitled to receive distributions of the Midstream preferred units will be the same as the record date for determination of Midstream common unitholders entitled to receive quarterly distributions. The number of Midstream PIK units to be issued in connection with a Midstream preferred unit distribution during the Initial Distribution Period will be the quotient of (A) the applicable Midstream preferred unit distribution amount divided by (B) the Midstream preferred unit price.

CEQP	Midstream
Each CEQP preferred unit distribution paid for any quarter after the Initial Distribution Period will be paid in cash at the CEQP preferred unit distribution amount unless (x) no distribution is made with respect to such quarter pursuant to CEQP's partnership agreement, as amended with respect to any parity securities and junior securities (including the CEQP common units and incentive distribution rights) and (y) CEQP's Available Cash (not including any deduction to provide funds for distributions under CEQP's partnership agreement, as amended in respect of any one or more of the next four quarters) is insufficient to pay the CEQP preferred unit distribution.	Each Midstream preferred unit distribution paid for any quarter after the Initial Distribution Period will be paid in cash at the Midstream preferred unit distribution amount unless (x) no distribution is made with respect to such quarter pursuant to Midstream's partnership agreement with respect to any parity securities and junior securities (including the Midstream common units and incentive distribution rights) and (y) Midstream's Available Cash (not including any deduction to provide funds for distributions under Midstream's partnership agreement in respect of any one or more of the next four quarters) is insufficient to pay the Midstream preferred unit distribution.

If CEQP fails to pay distributions on the CEQP preferred units, then (x) such distributions will automatically accrue and accumulate until paid in cash, (y) commencing on the immediately following quarter, the CEQP preferred unit distribution amount will be $0.27305 per quarter, until all accrued and unpaid distributions are paid in full in cash and (z) CEQP is prohibited from declaring or making (i) any distributions in respect of any junior securities and (ii) any distributions in respect of any parity securities, other than as permitted by CEQP's partnership agreement, as amended.
If Midstream fails to pay distributions on the Midstream preferred units, then (x) such distributions will automatically accrue and accumulate until paid in cash, (y) commencing on the immediately following quarter, the Midstream preferred unit distribution amount will be $0.7059 per quarter, until all accrued and unpaid distributions are paid in full in cash and (z) Midstream is prohibited from declaring or making (i) any distributions in respect of any junior securities and (ii) any distributions in respect of any parity securities, other than as permitted by Midstream's partnership agreement.
Any accrued and unpaid distributions will increase at a rate of 2.8125% per quarter.	Any accrued and unpaid distributions will increase at a rate of 2.8125% per quarter.

Definition of Available Cash. Available cash is defined in CEQP's partnership agreement, as amended and generally means, with respect to any calendar quarter, all cash and cash equivalents on hand at the end of such quarter:
Definition of Available Cash. Available cash is defined in Midstream's partnership agreement and generally means, with respect to any calendar quarter, all cash and cash equivalents on hand at the end of such quarter:
less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to:	less the amount of cash reserves established by the general partner to:
provide for the proper conduct of CEQP's business (including reserves for future capital expenditures and for CEQP's future credit needs); or	provide for the proper conduct of Midstream's business (including reserves for future capital expenditures and for Midstream's future credit needs);
comply with applicable law or any debt instruments or other agreements; or	comply with applicable law or any debt instruments or other agreements; or
provide funds for distributions to CEQP unitholders for any one or more of the next four quarters;	provide funds for distributions to Midstream unitholders for any one or more of the next four quarters;

plus all cash and cash equivalents on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter and, if the managing general partner so determines, certain interim capital transactions after the end of such quarter.
plus if the general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

Distributions of Cash Upon Liquidation

CEQP	Midstream
If CEQP dissolves in accordance with its partnership agreement, it will sell or otherwise dispose of its assets in a process called a liquidation. Upon dissolution, subject to Section 17-804 of the Delaware LP Act, the holders of the CEQP preferred units will be entitled to receive the sum of $9.13 per unit plus all accrued and unpaid distributions on such CEQP preferred units, if any, and will have the status of, and will be entitled to all remedies available to, a creditor of CEQP, and will have priority over any entitlement of any other unitholders with respect to any distributions by CEQP. CEQP will distribute any remaining proceeds to its partners in accordance with their respective capital account balances, as adjusted. The general rules for determining the capital account balances of the unitholders are set forth in CEQP's partnership agreement, as amended.	If Midstream dissolves in accordance with its partnership agreement, it will sell or otherwise dispose of its assets in a process called a liquidation. Upon dissolution, subject to Section 17-804 of the Delaware LP Act, the holders of the Midstream preferred units will be entitled to receive the sum of $25.10 per unit plus all accrued and unpaid distributions on such Midstream preferred units, if any, and will have the status of, and will be entitled to all remedies available to, a creditor of Midstream, and will have priority over any entitlement of any other unitholders with respect to any distributions by Midstream. Midstream will distribute any remaining proceeds to its partners in accordance with their respective capital account balances, as adjusted. The general rules for determining the capital account balances of the unitholders and the general partner are set forth in Midstream's partnership agreement.

Merger and Consolidation

CEQP	Midstream
Merger or consolidation of CEQP requires the prior approval of the general partner. The merger agreement must include certain information as set forth in CEQP's partnership agreement, as amended. Once approved by the general partner, in most instances, the merger agreement must be submitted to a vote of CEQP's limited partners, and the merger agreement will be approved upon receipt of the affirmative vote of the holders of a majority of CEQP's limited partner units (with CEQP preferred unitholders voting on an "as if" converted basis). Further, if any such merger or consolidation would adversely affect any of the rights, powers, privileges or preferences of the CEQP preferred units in any respect, the affirmative vote of a majority of such CEQP preferred unitholders voting separately as a class is required.	Merger or consolidation of Midstream requires the prior consent of the general partner. The merger agreement must include certain information as set forth in Midstream's partnership agreement. Once approved by the general partner, in most instances, the merger agreement must be submitted to a vote of Midstream's limited partners, and the merger agreement will be approved upon receipt of the affirmative vote of the holders of a majority of Midstream's limited partner units (with Midstream preferred unitholders voting on an "as if" converted basis). Further, if any such merger or consolidation would adversely affect any of the rights, powers, privileges or preferences of the Midstream preferred units in any respect, the affirmative vote of a majority of such Midstream preferred unitholders voting separately as a class is required.

Disposal of Assets

CEQP	Midstream
The general partner generally may not sell, exchange or otherwise dispose of all or substantially all of the assets of CEQP in a single transaction or a series of related transactions or approve on behalf of CEQP, the sale, exchange or other disposition of all or substantially all the assets of CEQP's operating company and its subsidiaries (including by way of merger, consolidation, or other combination) without the approval of the holders of a majority of CEQP's outstanding units. However, the general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of CEQP and its subsidiaries. In addition, the general partner may sell any or all of the assets of CEQP, its operating company and their subsidiaries in a forced sale pursuant to the foreclosure or other realization of any encumbrance without the approval of CEQP's unitholders.	The general partner generally may not sell or exchange all or substantially all of the assets of Midstream and its subsidiaries in a single transaction or a series of related transactions without the approval of the holders of a majority of Midstream's limited partner units. However, the general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of Midstream and its subsidiaries. In addition, the general partner may sell any or all of the assets of Midstream and its subsidiaries in a forced sale pursuant to the foreclosure or other realization of any encumbrance without the approval of Midstream unitholders.

Transfer of General Partner Interest

CEQP	Midstream
The general partner may transfer all or any of its general partner interest without unitholder approval. However, no transfer by the general partner of all or any part of its interest will be permitted unless (i) the transferee agrees to assume the rights and duties of the general partner and be bound by the provisions of CEQP's partnership agreement, as amended, (ii) CEQP receives an opinion of counsel as to limited liability and tax matters and (iii) such transferee agrees to purchase all of the partnership interest of the general partner or managing member of each of CEQP, its operating company and any of their subsidiaries.	The general partner may transfer all or any of its general partner interest without unitholder approval. However, no transfer by the general partner of all or any part of its interest will be permitted unless (i) the transferee agrees to assume the rights and duties of the general partner and be bound by the provisions of Midstream's partnership agreement, (ii) Midstream receives an opinion of counsel as to limited liability and tax matters and (iii) such transferee agrees to purchase all of the partnership interest of the general partner or managing member of each of Midstream and any of its subsidiaries.
The general partner may also transfer, at any time, the common units it owns.	The general partner may also transfer, at any time, the common units it owns.
In addition, CEQP's partnership agreement, as amended does not prohibit or require unitholder approval for any transfer, in whole or in part, of the ownership of the general partner.	In addition, Midstream's partnership agreement does not prohibit or require unitholder approval for any transfer, in whole or in part, of the ownership of the general partner.

Withdrawal of General Partner

CEQP	Midstream
The general partner may voluntarily withdraw as CEQP's general partner at any time by giving 90 days notice of its intention to withdraw to the CEQP unitholders. CEQP's partnership agreement, as amended provides for other events of withdrawal, including the transfer of all of its rights as general partner and removal of the general partner by the unitholders, each in accordance with the terms of CEQP's partnership agreement, as amended, and withdrawal by the general partner upon the occurrence of such events will not constitute a violation of CEQP's partnership agreement, as amended.	The general partner may voluntarily withdraw as Midstream's general partner at any time by giving 90 days notice of its intention to withdraw to the unitholders. Midstream's partnership agreement provides for other events of withdrawal, including the transfer of all of its general partner interest and removal of the general partner by the unitholders, each in accordance with the terms of Midstream's partnership agreement, and withdrawal by the general partner upon the occurrence of such events will not constitute a violation of Midstream's partnership agreement.

Upon the notice of voluntary withdrawal of the general partner, the holders of a majority of CEQP's outstanding units may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, CEQP will be dissolved.
Upon the voluntary withdrawal of the general partner, the holders of a majority of Midstream's outstanding units may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, Midstream will be dissolved, unless within 180 days after such withdrawal, the holders of a majority of Midstream's outstanding units, excluding the units held by the withdrawing general partner and its affiliates, agree to continue Midstream's business and to appoint a successor general partner.

If the general partner withdraws under circumstances that do not violate CEQP's partnership agreement, as amended, the general partner will have the right to require its successor to purchase its interests in CEQP, its operating company and their subsidiaries in exchange for cash. If the general partner withdraws under circumstances where such withdrawal violates CEQP's partnership agreement, as amended, its successor will have the option to purchase such interests.
If the general partner withdraws under circumstances that do not violate Midstream's partnership agreement, the general partner will have the right to require its successor to purchase its and its affiliates' interests in Midstream and its affiliates in exchange for cash. If the general partner withdraws under circumstances where such withdrawal violates Midstream's partnership agreement, its successor will have the option to purchase such interests.

Removal of General Partner

CEQP	Midstream
The general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of CEQP's outstanding units, including units held by the general partner and its affiliates, and CEQP receives an opinion of counsel regarding limited liability and tax matters. Action for removal must also provide for the election of a successor general partner by a vote of a majority of the outstanding units.	The general partner may be removed if such removal is approved by a vote of at least 66 2/3% of the outstanding units voting as a single class, including units held by the general partner and its affiliates, and Midstream receives an opinion of counsel regarding limited liability and tax matters. Action for removal must also provide for the election of a successor general partner by a vote of a majority of the outstanding common units.
In addition, if the general partner is removed as the general partner under circumstances where "cause" does not exist, the general partner will have the right to receive cash in exchange for such interests. "Cause" is defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as the general partner. If the general partner is removed by the limited partners under circumstances where cause exists, its successor will have the option to purchase the general partner's interest.	In addition, if the general partner is removed as the general partner under circumstances where "cause" does not exist, the general partner will have the right to receive cash in exchange for such interests. "Cause" is defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud or willful misconduct in its capacity as the general partner. If the general partner is removed by the limited partners under circumstances where cause exists, its successor will have the option to purchase the general partner's and its affiliates' interests in Midstream and its affiliates.

Limited Call Rights

CEQP	Midstream
If at any time the general partner and its affiliates own 80% or more of the limited partner interests of any class then outstanding, other than the CEQP Class A Units, the general partner will have the right, assignable to CEQP or any of the general partner's affiliates, to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests will be selected by the general partner on at least 10, but not more than 60, days' notice. The purchase price in the event of a purchase under these provisions would be the greater of (i) the current market price (as defined in CEQP's partnership agreement, as amended) of the limited partner interests as of the date three days prior to the date that notice is mailed and (ii) the highest price paid by a general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date the general partner mails notice of its election to purchase the units.	If at any time the general partner and its affiliates own 80% or more of the issued and outstanding limited partner interests of any class, the general partner will have the right, assignable to Midstream or any of the general partner's affiliates, to purchase all, but not less than all, of the outstanding units of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests will be selected by the general partner on at least 10, but not more than 60, days' notice. The purchase price in the event of a purchase under these provisions would be the greater of (i) the current market price (as defined in Midstream's partnership agreement) of limited partner interests as of the date three days prior to the date that notice is mailed and (ii) the highest price paid by the general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date the general partner mails notice of its election to purchase the units.

Limited Preemptive Rights

CEQP	Midstream
Neither the general partner nor any other person has any preemptive, preferential or other similar right with respect to the issuance of any CEQP partnership interests under CEQP's partnership agreement, as amended.	The general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase partnership interests from Midstream whenever, and on the same terms that, Midstream issues those interests to persons other than its general partner and its affiliates, to the extent necessary for the general partner to maintain its percentage interest or its affiliates' percentage interests in Midstream that existed immediately prior to the issuance of such interests. The holders of common units have no preemptive rights to acquire additional units or other partnership interests in Midstream.

General Partner's Authority to Take Action Not Contemplated by the Agreement

CEQP	Midstream
The general partner may not, without written approval of all outstanding limited partner interests, take any action in contravention of CEQP's partnership agreement, as amended including (i) committing any act that would make it impossible to carry on the ordinary business of CEQP, (ii) possessing CEQP property, or assigning any rights in specific CEQP property, for other than a partnership purpose and (iii) other actions listed in CEQP's partnership agreement, as amended.	The general partner may not, without the approval of holders of a majority of the Midstream common units, sell or exchange all or substantially all of the assets of Midstream and its subsidiaries, taken as a whole, in a single transaction or series of related transactions, except as provided by Midstream's partnership agreement.

Amendment of Partnership Agreement

CEQP	Midstream
Amendments to CEQP's partnership agreement, as amended may be proposed only by or with the consent of its general partner. Except in certain circumstances where CEQP's partnership agreement, as amended is amended in connection with a merger, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests requires the approval of a majority of the class of outstanding limited partner interests so affected. However, in some circumstances, more particularly described in CEQP's partnership agreement, as amended, the general partner may make amendments to CEQP's partnership agreement, as amended without the approval of CEQP's limited partners to reflect:	Amendments to Midstream's partnership agreement may be proposed only by its general partner. Except in certain circumstances where Midstream's partnership agreement is amended in connection with a merger, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests requires the approval of a majority of the class of limited partner interests so affected. However, in some circumstances, more particularly described in Midstream's partnership agreement, the general partner may make amendments to Midstream's partnership agreement without the approval of Midstream's limited partners to reflect:

CEQP	Midstream
• a change in CEQP's name, the location of its principal place of business, its registered agent or its registered office;	• a change in Midstream's name, the location of its principal place of business, its registered agent or its registered office;
• the admission, substitution, withdrawal or removal of partners in accordance with CEQP's partnership agreement, as amended;	• the admission, substitution, withdrawal or removal of partners in accordance with Midstream's partnership agreement;

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a change that, in the sole discretion of the general partner, is necessary or advisable to qualify or continue CEQP's qualification as a limited partnership or a partnership in which its limited partners have limited liability under the laws of any state or to ensure that neither CEQP nor its operating partnership will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

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a change that the general partner determines to be necessary or appropriate to qualify or continue Midstream's qualification as a limited partnership or a partnership in which its limited partners have limited liability under the laws of any state or to ensure that none of Midstream, its general partner or any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

• a change that, in the discretion of the general partner, does not adversely affect CEQP's limited partners in any material respect;	• a change that the general partner determines does not adversely affect Midstream's limited partners in any material respect;

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a change that, in the discretion of the general partner, is necessary or advisable (i) to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (ii) to facilitate the trading of CEQP's limited partner interests or to comply with any rule, regulation, guideline or requirement of any national securities exchange on which its limited partner interests are or will be listed for trading or (iii) in connection with a distribution, subdivision or combination of securities of CEQP in accordance with CEQP's partnership agreement, as amended;

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a change that the general partner determines to be necessary or appropriate (i) to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (ii) to facilitate the trading of Midstream's limited partner interests or to comply with any rule, regulation, guideline or requirement of any national securities exchange on which its limited partner interests are or will be listed or admitted for trading or (iii) in connection with a distribution, subdivision or combination of securities of Midstream in accordance with Midstream's partnership agreement;

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a change that, in the discretion of the general partner, is required to effect the intent of CEQP's partnership agreement, as amended or otherwise contemplated by CEQP's partnership agreement, as amended;

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a change in CEQP's fiscal year or taxable year and related changes;

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a change that the general partner determines is required to effect the intent expressed in the prospectus used in Midstream's initial public offering or the intent of Midstream's partnership agreement or otherwise contemplated by Midstream's partnership agreement;

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a change in Midstream's fiscal year or taxable year and related changes;

CEQP	Midstream

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an amendment that is necessary in the opinion of counsel to prevent CEQP, or its general partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

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an amendment that is necessary in the opinion of counsel to prevent Midstream, or its general partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

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an amendment that, in the discretion of the general partner, is necessary or advisable in connection with the authorization or issuance of any class or series of CEQP's securities;

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any amendment expressly permitted in CEQP's partnership agreement, as amended to be made by its general partner acting alone;

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an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with CEQP's partnership agreement, as amended;

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an amendment that, in the discretion of the general partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by CEQP of, or investment in, any corporation, partnership, joint venture, limited liability company or other entity in connection with its conduct of activities permitted by CEQP's partnership agreement, as amended;

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a merger or conveyance to effect a change in CEQP's legal form; or

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any other amendments substantially similar to the foregoing.

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an amendment that the general partner determines is necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•

any amendment expressly permitted in Midstream's partnership agreement to be made by its general partner acting alone;

•

an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with Midstream's partnership agreement;

•

an amendment that the general partner determines is necessary or appropriate to reflect, account for the formation by Midstream of, or investment in, any corporation, partnership, joint venture, limited liability company or other entity;

•

conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•

any other amendments substantially similar to the foregoing.

CEQP	Midstream
Proposed amendments (other than those described above) must be approved by holders of a majority of the outstanding units, except as otherwise provided in CEQP's partnership agreement, as amended or under Delaware law. No provision of CEQP's partnership agreement, as amended that establishes a percentage of outstanding units required to take any action may be amended, altered, changed, repealed, or rescinded to reduce such voting requirement without the approval of the holders of those outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.	Proposed amendments (other than those described above) must be approved by holders of a majority of the outstanding units, except as otherwise provided in Midstream's partnership agreement or under Delaware law. No provision of Midstream's partnership agreement that establishes a percentage of outstanding units required to take any action may be amended, altered, changed, repealed, or rescinded to reduce such voting requirement without the approval of the holders of those outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

No amendments to CEQP's partnership agreement, as amended (other than those that may be made by the general partner without the approval of CEQP's limited partners or in certain circumstances in connection with the amendment of CEQP's partnership agreement, as amended in connection with a merger) will become effective without the approval of at least 90% of the outstanding common units unless CEQP obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.
No amendments to Midstream's partnership agreement (other than those that may be made by the general partner without the approval of Midstream's limited partners or in certain circumstances in connection with the amendment of Midstream's partnership agreement in connection with a merger) will become effective without the approval of at least 90% of the limited partner interests, voting as a single class, unless Midstream obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.

CEQP's partnership agreement, as amended contains other restrictions on amendments, including a prohibition on amendments enlarging the obligations of any limited partner (subject to specified exceptions), changing the term of the partnership and amending certain provisions relating to dissolution.
Midstream's partnership agreement contains other restrictions on amendments, including a prohibition on amendments enlarging the obligations of any limited partner, changing the term of the partnership and amending certain provisions relating to dissolution.

Dissolution

CEQP	Midstream
CEQP will be dissolved, and its affairs wound up, upon the occurrence of any of the following:	Midstream will be dissolved, and its affairs wound up, upon the occurrence of any of the following:

•

withdrawal or removal of the general partner pursuant to CEQP's partnership agreement, as amended, unless a successor is elected and admitted and an opinion of counsel is received regarding limited liability on tax matters related to the withdrawal;

•

withdrawal or removal of the general partner pursuant to Midstream's partnership agreement, unless a successor is elected and admitted and an opinion of counsel regarding limited liability and tax matters related to the withdrawal is received;

• the general partner's election to dissolve CEQP, if approved by a majority of the holders of a majority of CEQP's outstanding common units;	• the general partner's election to dissolve Midstream, if approved by a majority of the holders of a majority of Midstream's outstanding units;
• the entry of a decree of judicial dissolution of CEQP pursuant to the provisions of the Delaware Act; or	• the entry of a decree of judicial dissolution of Midstream pursuant to the provisions of the Delaware Act; or
• the sale of all or substantially all of the assets and properties of CEQP and its subsidiaries.	• at any time there are no limited partners, unless Midstream is continued without dissolution in accordance with Delaware law.

Liquidation

CEQP	Midstream
Upon CEQP's dissolution, unless it is reconstituted and continued as a new limited partnership, the person selected by the general partner to wind up CEQP's affairs (the liquidator) will, acting with all the powers of the general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate CEQP's assets and apply the proceeds of the liquidation as provided in "—Distributions of Cash upon Liquidation." If the liquidator determines that a sale would be impractical or would cause undue loss to CEQP's partners, the liquidator may distribute assets in kind to CEQP's partners..	Upon Midstream's dissolution, unless it is continued pursuant to the terms of Midstream's partnership agreement, the person selected by the general partner to wind up Midstream's affairs (the liquidator) will, acting with all the powers of the general partner necessary or appropriate to carry out its duties and functions under Midstream's partnership agreement, liquidate Midstream's assets and apply the proceeds of the liquidation as provided in "—Distributions of Cash upon Liquidation." If the liquidator determines that a sale would be impractical or would cause undue loss to Midstream's partners, the liquidator may distribute assets in kind to Midstream's partners.

Management

CEQP	Midstream
The general partner conducts, directs and manages all of CEQP's activities. Except as specifically granted in CEQP's partnership agreement, as amended, all management powers over the business and affairs of CEQP are exclusively vested in the general partner, and no limited partner or assignee has any management power over the business and affairs of CEQP. Subject to certain restrictions contained in CEQP's partnership agreement, as amended, the general partner has full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of CEQP.	The general partner conducts, directs and manages all of Midstream's activities. Except as specifically granted in Midstream's partnership agreement, all management powers over the business and affairs of Midstream are exclusively vested in the general partner, and no limited partner or assignee has any management power over the business and affairs of Midstream. Subject to certain restrictions contained in Midstream's partnership agreement, the general partner has full power and authority to do all things necessary or appropriate to conduct the business of Midstream.

Indemnification

CEQP	Midstream
CEQP's partnership agreement, as amended provides for indemnification, to the fullest extent permitted by law, by CEQP of its general partner, any departing partner and any person who is or was an affiliate of the general partner or any departing partner and individuals serving as a member, director, officer, employee, agent or trustee of the general partner or any departing partner or any affiliate of the general partner or any departing partner, but only if the indemnitee acted in good faith and in a manner that such indemnitee reasonably believed to be in or not opposed to the best interests of CEQP and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.	Midstream's partnership agreement provides for indemnification, to the fullest extent permitted by law, by Midstream of its general partner, any departing partner and any person who is or was an affiliate of the general partner or any departing partner and individuals serving as a member, director, officer, employee, agent or trustee of the general partner or any departing partner or any affiliate of the general partner or any departing partner. However, an indemnitee will not be indemnified if a there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such indemnitee knowingly acted in bad faith, with willful misconduct, or with respect to any criminal proceeding, acted with knowledge that its conduct was unlawful.

Any indemnification under these provisions will be only out of the assets of CEQP, and the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to CEQP to enable it to effectuate any indemnification.
Any indemnification under these provisions will be only out of the assets of Midstream, and the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to Midstream to enable it to effectuate indemnification.

CEQP	Midstream
CEQP is authorized to purchase (or to reimburse its general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by the general partner, its affiliates, and any such other persons as the general partner may determine in connection with CEQP's activities, regardless of whether CEQP would have the power to indemnify such person against such liabilities.	Midstream is authorized to purchase (or to reimburse an indemnitee for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with Midstream's activities, regardless of whether Midstream would have the power to indemnify such person against such liabilities.

Meetings; Voting

CEQP	Midstream
CEQP's unitholders are entitled to vote on the following matters:	Midstream unitholders are entitled to vote on the following matters:
• merger or consolidation involving CEQP upon the approval of the general partner;	• merger or consolidation involving Midstream, upon approval of the general partner;
• the sale, exchange or other disposition of all or substantially all of CEQP's assets;	• the sale or exchange of all or substantially all of Midstream's assets;
• the election of a successor general partner upon the current general partner's withdrawal;	• the election of a successor general partner upon the current general partner's withdrawal;
• the removal of the general partner;	• the removal of the general partner;
• an election by the general partner to dissolve CEQP;	• an election by the general partner to dissolve Midstream;
• CEQP's continuation upon specified events of dissolution;	• Midstream's continuation upon specified events of dissolution;
• approval of specified actions of the general partner (not including the transfer by the general partner of its general partner interest); and	• approval of specified actions of the general partner (not including transfer by the general partner of its general partner interest); and
• certain amendments to CEQP's partnership agreement, as amended.	• certain amendments to Midstream's partnership agreement.

CEQP	Midstream
Special meetings of CEQP unitholders may be called by the general partner or by unitholders owning 20% or more of CEQP's outstanding units in accordance with the procedures set forth in CEQP's partnership agreement, as amended. Subject to certain exceptions, such as the acquisition of units in a transaction with affiliates of the general partner or a transaction approved by the general partner's board, if any person or group acquires 20% or more of the outstanding CEQP common units, all of the units owned by such person will not be considered outstanding for purposes of voting at or calling a special meeting. Additionally, upon authorization from the general partner, any action that may be taken at a meeting of common unitholders may be taken without a meeting by obtaining approval in writing of the necessary percentage of common unitholders that would be required to authorize or take the action at a meeting of common unitholders. The general partner will provide notice of any meetings (or of a vote to approve an action without a meeting) to all unitholders of record as of a record date which may not be less than 10 or more than 60 days prior to the date of the meeting (or, where approvals are sought without a meeting, the date by which common unitholders must submit approvals).	Special meetings of Midstream unitholders may be called by the general partner or by unitholders owning 20% or more of Midstream's outstanding units in accordance with the procedures set forth in Midstream's partnership agreement. Subject to certain exceptions, such as the acquisition of units in a transaction with affiliates of the general partner or a transaction approved by the general partner's board, if any person or group (other than the general partner or its affiliates) acquires 20% or more of the outstanding units of Midstream, all of the units owned by such person will not be considered outstanding for purposes of voting at or calling a special meeting. Additionally, upon authorization from the general partner, any action that may be taken at a meeting of unitholders may be taken without a meeting by obtaining approval in writing of the necessary percentage of unitholders that would be required to authorize or take the action at a meeting of unitholders. The general partner will provide notice of any meetings (or of a vote to approve an action without a meeting) to all unitholders of record as of a record date which may not be less than 10 or more than 60 days prior to the date of the meeting (or, where approvals are sought without a meeting, the date by which unitholders must submit approvals).

CEQP	Midstream
Only record holders of CEQP limited partner interests on the record date are entitled to notice of, and to vote at, a meeting of CEQP unitholders (or of a unitholder vote to be taken without a meeting). Each holder of CEQP common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders. CEQP preferred units will have such voting rights as if they were converted into CEQP common units at the then-applicable conversion ratio and shall vote together with the CEQP common units as a single class, except that the CEQP preferred units shall be entitled to vote as a separate class on any matter on which CEQP unitholders are entitled to vote that adversely affects the rights, powers, privileges or preferences of the CEQP preferred units in relation to other classes of partnership interests in CEQP or as required by law. Subject to applicable law, limited partner interests held for a person's account by a broker or other nominee party will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Representation in person or by proxy of a majority of the outstanding limited partner interests of the class for which a meeting has been called will constitute a quorum at a meeting of limited partners of such class or classes (unless a particular action by the limited partners requires approval by a greater percentage of limited partner interests, in which case the quorum shall be such greater percentage). Except for a proposal where approval by a different percentage of the holders of CEQP limited partner interests is required under CEQP's partnership agreement, as amended (in which case the act of the limited partners representing such different percentage shall be required), any action taken by the holders of CEQP limited partner interests representing a majority of CEQP's outstanding units present and entitled to vote at a meeting of CEQP limited partners where a quorum is present will be considered to be the act of all CEQP limited partners.	Only record holders of Midstream's limited partner units on the record date are entitled to notice of, and to vote at, a meeting of Midstream unitholders (or of a unitholder vote to be taken without a meeting). Each holder of Midstream limited partner units is entitled to one vote for each unit on all matters submitted to a vote of the unitholders. Midstream preferred units will have such voting rights as if they were converted into Midstream common units at the then-applicable conversion ratio and shall vote together with the Midstream common units as a single class, except that the Midstream preferred units shall be entitled to vote as a spate class on any matter on which Midstream unitholders are entitled to vote that adversely affects the rights, powers, privileges or preferences of the Midstream preferred units in relation to other classes of partnership interests in Midstream or as required by law. Subject to applicable law, limited partner interests held for a person's account by a broker or other nominee party will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Representation in person or by proxy of a majority of the outstanding limited partner interests of the class for which a meeting has been called will constitute a quorum at a meeting of limited partners of such class or classes (unless a particular action by the limited partners requires approval by a greater percentage of limited partner interests, in which case the quorum shall be such greater percentage). Except for a proposal where approval by a different percentage of the holders of Midstream's limited partner interests is required under Midstream's partnership agreement (in which case the act of the limited partners representing such different percentage shall be required), any action taken by the holders of Midstream limited partner interests representing a majority of Midstream's outstanding units present and entitled to vote at a meeting of Midstream limited partners where a quorum is present will be considered to be the act of all Midstream limited partners.
CEQP common unitholders have no right to elect the general partner or any of its directors on an annual or other continuing basis.	Midstream unitholders have no right to elect the general partner or any of its directors on an annual or other continuing basis.

Transfer of Common Units; Status as a Limited Partner or Assignee

CEQP	Midstream
Each purchaser of CEQP common units must execute a transfer application whereby the purchaser requests admission as a substituted limited partner and makes representations and agrees to provisions stated in the transfer application. Purchasers may hold common units in nominee accounts.	Each transfer of Midstream limited partner interests will not be recognized by Midstream unless certificate(s) representing those limited partnership interests (or other evidence of the issuance of uncertificated units) are surrendered.

Each transfer of CEQP limited partner interests will not be recognized by CEQP unless certificate(s) representing those limited partnership interests (or other evidence of the issuance of uncertificated units) are surrendered and such certificates are accompanied by a duly executed transfer application. Once such transferee has executed and delivered a transfer application in accordance with CEQP's partnership agreement, as amended, the transferee of common units is an assignee. Such assignee makes representations and agrees to be bound by the terms and conditions of CEQP's partnership agreement, as amended and gives the consents and approvals and makes the waivers contained in the partnership agreement. An assignee will become a limited partner in respect of the transferred common units upon the consent of the general partner and the recordation of the name of the assignee on CEQP's books and records. Such consent may be withheld in the sole discretion of the general partner.
Any transferee of limited partnership interests makes representations and agrees to be bound by the terms and conditions of Midstream's partnership agreement and gives the consents and approvals and makes the waivers contained in the partnership agreement. A transferee will become a limited partner in respect of the transferred common units upon the reflection in the books and records of the Partnership of such transfer and such transferee becoming the record holder of the limited partnership interest so transferred.

DESCRIPTION OF CEQP COMMON UNITS

        Generally, the common units represent limited partner interests in CEQP. The holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under CEQP's partnership agreement. Please also read "Where You Can Find More Information."

  Transfer Agent and Registrar

  Duties

        American Stock Transfer & Trust Company, LLC serves as the registrar and transfer agent for the common units. CEQP will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by CEQP's common unitholders:

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  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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  special charges for services requested by a holder of a common unit; and

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  other similar fees or charges.

        There is no charge to CEQP's common unitholders for disbursements of CEQP's cash distributions. CEQP will indemnify each of the transfer agent, its agents and their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may resign, by notice to CEQP, or be removed by CEQP. The resignation or removal of the transfer agent will become effective upon CEQP's appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, CEQP's general partner may act as the transfer agent and registrar until a successor is appointed.

  Transfer of Common Units

        Upon the transfer of a common unit in accordance with CEQP's partnership agreement, the transferee of the common unit will be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in CEQP's books and records. Each transferee:

  •
  represents that the transferee has the capacity, power and authority to become bound by CEQP's partnership agreement;

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  automatically becomes bound by the terms and conditions of, and is deemed to have executed, CEQP's partnership agreement; and

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  gives the consents, waivers and approvals contained in CEQP's partnership agreement.

        In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in CEQP's partnership for the transferred common units. A transferee will become a substituted limited partner of CEQP's partnership for the transferred common units automatically upon the recording of the transfer on CEQP's books and records. CEQP's general partner will cause any transfers to be recorded on CEQP's books and records no less frequently than quarterly.

        Until a common unit has been transferred on CEQP's books, CEQP and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

        CEQP may, at CEQP's discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities, and any transfers of common units are subject to the laws governing the transfer of securities.

  Class A Units

        Class A units represent limited partner interests in CEQP. The rights and obligations of Class A units are identical to the rights and obligations of common units except that the Class A units (i) do not have the right to vote on, approve or disapprove, or otherwise consent or not consent with respect to any matter (including mergers, share exchanges and similar statutory authorizations) except as otherwise required by any non-waivable provision of law and (ii) do not share in (a) any income, gains, losses, deductions and credits which are attributable to CEQP's ownership of, or sale or other disposition of, the shares of common stock of IPCH Acquisition Corp. ("IPCH") and the membership interests of Crestwood Partners LLC ("Crestwood Partners") or (b) any cash and cash equivalents on hand derived from or attributable to CEQP's ownership of, or sale or other disposition of, the shares of common stock of IPCH and the membership interests of Crestwood Partners.

  Subordinated Units

        The subordinated units represent limited partner interests in CEQP. The rights and obligations of the subordinated units are identical to the rights and obligations of common units except that the subordinated units are subordinate to common units with respect to distribution.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following is a discussion of the material U.S. federal income tax consequences of the merger that may be relevant to Midstream unitholders and CEQP unitholders. Unless otherwise noted, the description of the law and the legal conclusions set forth in the discussion relating to the consequences of the merger are the opinion of Vinson & Elkins L.L.P., as to the material U.S. federal income tax consequences relating to those matters. This discussion is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Neither CEQP nor Midstream has sought a ruling from the IRS with respect to any of the tax consequences discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.

        This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the merger. Moreover, the discussion focuses on Midstream unitholders and CEQP unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes) and has only limited application to corporations, estates, trusts, nonresident aliens, other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, or IRAs, real estate investment trusts, or REITs, or mutual funds, traders in securities that elect to mark-to-market, or persons who hold Midstream units or CEQP units as part of a hedge, straddle or conversion transaction. Also, the discussion assumes that the Midstream units and CEQP units are held as capital assets at the time of the merger. Accordingly, Midstream and CEQP strongly urge each Midstream unitholder and CEQP unitholder to consult with, and depend upon, such unitholder's tax advisor in analyzing the U.S. federal, state, local and foreign tax consequences of the merger particular to such unitholder.

Tax Opinions Required as a Condition to Closing

        No ruling has been or will be requested from the IRS with respect to the tax consequences of the merger. Instead, CEQP and Midstream will rely on the opinions of Vinson & Elkins L.L.P. regarding the tax consequences of the merger.

        It is a condition of CEQP's obligation to complete the merger that CEQP receive an opinion of its counsel, Vinson & Elkins L.L.P, to the effect that for U.S. federal income tax purposes:

  •
  90% or more of the combined gross income of CEQP and Midstream for the most recent four complete calendar quarters ending before the closing date for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and

  •
  no gain or loss should be recognized by existing CEQP unitholders as a result of the merger (other than gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code).

        It is a condition of Midstream's obligation to complete the merger that Midstream receive an opinion of Vinson & Elkins L.L.P., to the effect that for U.S. federal income tax purposes no gain or loss should be recognized by Midstream unitholders as the result of receipt of new CEQP units in the merger (other than any income or gain resulting from (i) any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code or (ii) any cash received in lieu of any fractional CEQP units).

        The opinions of counsel will assume that the merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the merger agreement and described in this proxy statement/prospectus.

        In addition, the tax opinions delivered to CEQP and Midstream at closing will be based on certain factual representations made by CEQP, Midstream and their respective general partners. If either CEQP or Midstream waives the receipt of the requisite tax opinion as a condition to closing and the changes to the tax consequences would be material, then this proxy statement/prospectus will be amended and recirculated and unitholder approval will be resolicited.

        Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, no assurance can be given that the above-described opinions and the opinions and statements made hereafter in this proxy statement/prospectus will be sustained by a court if contested by the IRS.

Tax Consequences of the Merger to Midstream and the Midstream Unitholders

        Except as discussed below, no gain or loss should be recognized by the Midstream unitholders solely as a result of the merger, other than gain resulting from (i) any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code and (ii) any cash received in lieu of any fractional new CEQP units.

        To the extent the amount of any deemed cash distribution received by a Midstream unitholder as a result of a decrease in partnership liabilities under Section 752 exceeds the unitholder's basis in his Midstream units, such unitholder will recognize gain in an amount equal to such excess. Based on the prices at which the Midstream units have been issued and traded (including units of Midstream, Inergy Midstream, L.P. and Quicksilver Gas Services LP) and the distributions and allocations with respect to such units, CEQP and Midstream do not expect any Midstream unitholders who acquired their units in Midstream (or its predecessors) in exchange for cash to recognize gain in this manner, except to the extent such Midstream unitholders purchased units of Quicksilver Gas Services LP, between October 2008 and March 2009, when its units were trading at depressed levels.

        To the extent a Midstream unitholder receives cash in lieu of fractional new CEQP units in the merger, such cash generally will, for U.S. federal income tax purposes, be treated as consideration for the sale of a portion of such holder's Midstream units to CEQP. In which case, such a holder of Midstream units will recognize gain or loss equal to the difference between the cash received and the unitholders' adjusted tax basis allocated to such fractional new CEQP units.

Classification of CEQP and Midstream for U.S. Federal Income Tax Purposes

        If CEQP were treated as a corporation for U.S. federal income tax purposes at the time of the merger, the merger would be a fully taxable transaction to a Midstream unitholder. The discussion below assumes that CEQP will be classified as a partnership for U.S. federal income tax purposes at the time of the merger. Read the discussion of the opinion of Vinson & Elkins L.L.P. that CEQP is classified as a partnership for U.S. federal income tax purposes under "U.S. Federal Income Tax Consequences of Ownership of CEQP Units—Partnership Status" below.

        The discussion below also assumes that Midstream will be classified as a partnership for U.S. federal income tax purposes at the time of the merger. Following the merger, a Midstream unitholder that receives CEQP units will be treated as a partner in CEQP regardless of the U.S. federal income tax classification of Midstream.

Possible Taxable Gain to Certain Midstream Unitholders from Reallocation of Nonrecourse Liabilities

        As a partner in Midstream, a Midstream unitholder is entitled to include the nonrecourse liabilities of Midstream attributable to his Midstream units in the tax basis of his Midstream units. As a partner in CEQP after the merger, a former Midstream unitholder will be entitled to include the nonrecourse liabilities of CEQP attributable to the CEQP units received in the merger in the tax basis of such units received. For this purpose, all liabilities of Midstream and CEQP are considered nonrecourse liabilities. The nonrecourse liabilities of CEQP will include the nonrecourse liabilities of Midstream after the merger. The amount of nonrecourse liabilities attributable to a Midstream unit or a CEQP unit is determined under complex regulations under Section 752 of the Internal Revenue Code.

        If the nonrecourse liabilities attributable to the CEQP units received by a Midstream unitholder in the merger exceed the nonrecourse liabilities attributable to the Midstream units surrendered by the unitholder in the merger, the former Midstream unitholder's tax basis in the CEQP units received will be correspondingly higher than the unitholder's tax basis in the Midstream units surrendered. If the nonrecourse liabilities attributable to the CEQP units received by a Midstream unitholder in the merger are less than the nonrecourse liabilities attributable to the Midstream units surrendered by the Midstream unitholder in the merger, the former Midstream unitholder's tax basis in the CEQP units received will be correspondingly lower than the unitholder's tax basis in the Midstream units surrendered. Please read "—Tax Basis and Holding Period of the CEQP Units Received" below.

        If any resulting reduction in a Midstream unitholder's share of nonrecourse liabilities exceeds such unitholder's tax basis in the Midstream units surrendered, such unitholder will recognize taxable gain in an amount equal to such excess. CEQP and Midstream do not expect any Midstream unitholders to recognize gain in this manner.

Tax Basis and Holding Period of the CEQP Units Received

        A Midstream unitholder's initial tax basis in his Midstream units consisted of the amount the unitholder paid for the Midstream units plus the unitholder's share of Midstream's nonrecourse liabilities. That basis has been and will be increased by the unitholder's share of income and by any increases in the unitholder's share of nonrecourse liabilities. That basis has been and will be decreased, but not below zero, by distributions, by the unitholder's share of losses, by any decreases in the unitholder's share of nonrecourse liabilities and by the unitholder's share of expenditures that are not deductible in computing taxable income and are not required to be capitalized.

        A Midstream unitholder's initial aggregate tax basis in CEQP units the unitholder will receive in the merger will be equal to the unitholder's adjusted tax basis in the Midstream units exchanged therefor, decreased by (i) the unitholder's share of Midstream's nonrecourse liabilities and (ii) any basis allocable to fractional CEQP units if such holder receives cash in lieu of the distribution of fractional CEQP units in the merger, and increased by the unitholder's share of CEQP's nonrecourse liabilities immediately after the merger. In addition, a Midstream unitholder's tax basis in the CEQP units received will be increased by the amount of any income or gain recognized by the unitholder pursuant to the transactions contemplated by the merger (other than gain recognized with respect to cash received by such unitholder in lieu of fractional CEQP units).

        The holding period in the CEQP units received in the merger will include the holding period for the Midstream units exchanged therefor.

Partner Status

        Following the merger, a Midstream unitholder who receives CEQP units will be treated as a partner in CEQP. For a discussion of the material U.S. federal income tax consequences of owning and disposing of CEQP units received in the merger, please read "U.S. Federal Income Tax Consequences of Ownership of CEQP Units."

Effect of the Merger on the Anticipated Ratio of Taxable Income to Cash Distributions for Midstream Unitholders

        CEQP and Midstream estimate that if the merger is completed, all Midstream unitholders will experience a short term increase in the amount of taxable income (or decrease in the amount of taxable loss) as a result of the anticipated constructive termination of Midstream's tax partnership. However, based upon projections for unitholders who acquired their units in Midstream (or its predecessors) in exchange for cash, and assuming such holders receive CEQP units in the merger and hold such units through December 31, 2017 (the "Projection Period"), CEQP and Midstream do not anticipate a material increase to any such unitholder's ratio of taxable income to distributions. Specifically, CEQP and Midstream do not anticipate that any such unitholder's ratio of taxable income to distributions for the Projection Period will increase by more than         percentage points as a result of the merger.

        The amount and effect of the increase or decrease in net income, or increase or decrease in net loss, allocated to a former Midstream unitholder resulting from the merger, and the impact of the merger upon such unitholder's ratio of taxable income to distributions will depend upon the unitholder's particular situation, including when and how the unitholder acquired its Midstream units, and the ability of the unitholder to utilize any suspended passive losses. Depending on these factors, any particular unitholder may, or may not, be able to offset all or a portion of any increased net income allocated to such unitholder.

        The estimates above are based upon many assumptions, including (i) that the merger is completed in August 2015, (ii) that approximately 498,114,127 million new CEQP units will be issued to the Midstream unitholders in completion of the merger, and (iii) other assumptions with regard to income, valuations, capital expenditures, cash flow, net working capital and anticipated cash distributions. In addition, these estimates are based on current tax law and tax reporting positions that CEQP and Midstream have adopted or will adopt and with which the IRS could disagree. These estimates are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties over which CEQP has no control. Accordingly, neither CEQP nor Midstream can assure Midstream unitholders that these estimates will prove to be correct

U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP OF CEQP UNITS

        This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective CEQP unitholders following the merger and is based upon current provisions of the Internal Revenue Code, existing and proposed Treasury regulations thereunder (the "Treasury Regulations"), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below. Unless the context otherwise requires, references in this section to "CEQP" are references to CEQP and its subsidiaries.

        Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by CEQP and Midstream to them for this purpose. However, this section does not address all federal income tax matters that affect CEQP or its unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships (including entities treated as partnerships for federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts ("IRAs"), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, CEQP encourages each unitholder to consult the unitholder's own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

        CEQP will rely on the opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for CEQP units and the prices at which CEQP units trade. In addition, our costs of any contest with the IRS will be borne indirectly by CEQP unitholders because the costs will reduce CEQP's cash available for distribution. Furthermore, the tax consequences of an investment in CEQP may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read "—Tax Consequences of Unit Ownership—Treatment of Securities Loans"); (2) whether CEQP's monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Units—Allocations Between Transferors and Transferees"); and (3) whether CEQP's method for taking into account Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Partnership Status

        CEQP expects to be treated as a partnership for federal income tax purposes and, therefore, generally will not be liable for entity-level federal income taxes. Instead, as described below, each of CEQP's unitholders will take into account its respective share of CEQP's items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if no cash distributions are made to the unitholder. Distributions by us to a unitholder generally will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed to a unitholder exceeds the unitholder's adjusted tax basis in its units.

        Section 7704 of the Internal Revenue Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership's gross income for every taxable year it is publicly traded consists of "qualifying income," the partnership may continue to be treated as a partnership for federal income tax purposes (the "Qualifying Income Exception"). Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, storage and marketing of any mineral or natural resource. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. CEQP estimates that less than    % of CEQP's current gross income is not qualifying income; however, this estimate could change from time to time.

        Based upon factual representations made by CEQP and its general partner regarding the composition of its income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that CEQP will be treated as a partnership and each of our non-corporate subsidiaries will be treated as a partnership or will be disregarded as an entity separate from us for federal income tax purposes. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by CEQP and its general partner. The representations made by CEQP and its general partner upon which Vinson & Elkins L.L.P. has relied include, without limitation:

          (a)   Neither CEQP nor any of its partnership or limited liability company subsidiaries other than Crestwood Gas Services GP LLC has elected to be treated as a corporation for federal income tax purposes; and

          (b)   For each taxable year, more than 90% of CEQP's gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is "qualifying income" within the meaning of Section 7704(d) of the Code.

        CEQP believes that these representations are true and will be true in the future.

        If CEQP fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require CEQP to make adjustments with respect to its unitholders or pay other amounts), CEQP will be treated as transferring all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which it fails to meet the Qualifying Income Exception, in return for stock in that corporation and then distributing that stock to its unitholders in liquidation of its units. This deemed contribution and liquidation generally will not result in the recognition of taxable income by CEQP's unitholders or CEQP so long as its liabilities do not exceed the tax basis of its assets. Thereafter, CEQP would be treated as an association taxable as a corporation for federal income tax purposes.

        The present U.S. federal income tax treatment of publicly traded partnerships, including CEQP, or an investment in its units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. For example, the Obama administration's budget proposal for fiscal year 2016 recommends that certain publicly traded partnerships earning income from activities related to fossil fuels be taxed as corporations beginning in 2021. From time to time, members of Congress propose and consider such substantive changes to the existing federal income tax laws that affect publicly traded partnerships. If successful, the Obama administration's proposal or other similar proposals could eliminate the qualifying income exception to the treatment of all publicly-traded partnerships as corporations upon which CEQP relies for its treatment as a partnership for U.S. federal income tax purposes. On May 5, 2015, the U.S. Treasury Department and the IRS released proposed regulations (the "Proposed Regulations") regarding qualifying income under Section 7704(d)(1)(E) of the Code. The Proposed Regulations provide an exclusive list of industry-specific activities that generate qualifying income for the purposes of the Qualifying Income Exception, including the activities that constitute the transportation, storage, processing or marketing of a natural resource. Although the Proposed Regulations adopt a narrow interpretation of the activities that generate qualifying income, CEQP does not anticipate any material impact on its ability to satisfy the qualifying income test if the Proposed Regulations were finalized as proposed. However, there can be no assurances that the Proposed Regulations, when adopted as final regulations, will not take a position that is contrary to CEQP's interpretation of Section 7704 of the Code. If the Proposed Regulations were to treat any material portion of CEQP's income as non-Qualifying income, CEQP anticipates being able to treat that income as qualifying income for ten years under special transition rules provided in the Proposed Regulations. Any modification to the U.S. federal income tax laws may be applied retroactively and could make it more difficult or impossible for CEQP to meet the exception for certain publicly traded partnerships to be treated as partnerships for U.S. federal income tax purposes. CEQP is unable to predict whether any of these changes or other proposals will ultimately be enacted or adopted. Any such changes could negatively impact the value of an investment in CEQP's units.

        If for any reason CEQP is taxable as a corporation in any taxable year, its items of income, gain, loss and deduction would be taken into account in determining the amount of its liability for federal income tax, rather than being passed through to its unitholders. CEQP's taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of its units. Any distribution made to a unitholder at a time CEQP is treated as a corporation would be (i) a taxable dividend to the extent of its current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder's tax basis in its units, and thereafter (iii) taxable capital gain.

        The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that CEQP will be treated as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of CEQP as a result of the merger will be treated as partners of CEQP for U.S. federal income tax purposes. Also, unitholders whose CEQP units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their CEQP units, will be treated as partners of CEQP for U.S. federal income tax purposes. As there is no direct authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.'s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of CEQP units who does not execute and deliver a transfer application may not receive some U.S. federal income tax information or reports furnished to record holders of CEQP units unless the CEQP units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those CEQP units.

        For a discussion related to the risks of losing partner status as a result of short sales, please read "—Treatment of Securities Loans." Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

Tax Consequences of CEQP Unit Ownership

        Flow-through of Taxable Income.    Subject to the discussion below under "—Entity-Level Collections of Unitholder Taxes" with respect to payments CEQP may be required to make on behalf of our unitholders, CEQP will not pay any federal income tax. Rather, each unitholder will be required to report on its income tax return its share of CEQP's income, gains, losses and deductions for CEQP's taxable year or years ending with or within its taxable year without regard to whether CEQP makes cash distributions to such unitholder. Consequently, CEQP may allocate income to a unitholder even if that unitholder has not received a cash distribution.

        Treatment of Distributions.    Distributions made by CEQP to a unitholder generally will not be taxable to the unitholder, unless such distributions are of cash or marketable securities that are treated as cash and exceed the unitholder's tax basis in its units, in which case the unitholder will recognize gain taxable in the manner described below under "—Disposition of Units."

        Any reduction in a unitholder's share of CEQP's nonrecourse liabilities will be treated as a distribution by CEQP of cash to that unitholder. A decrease in a unitholder's percentage interest in CEQP because of CEQP's issuance of additional units will decrease the unitholder's share of CEQP's nonrecourse liabilities. For purposes of the foregoing, a unitholder's share of CEQP's nonrecourse liabilities generally will be based upon that unitholder's share of the unrealized appreciation (or depreciation) in CEQP's assets, to the extent thereof, with any excess liabilities allocated based on the unitholder's share of CEQP's profits. Please read "—Disposition of Units."

        A non-pro rata distribution of money or property (including a deemed distribution described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder's share of CEQP's "unrealized receivables," including depreciation recapture and substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code ("Section 751 Assets"). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with CEQP in return for an allocable portion of the non-pro rata distribution. This latter deemed exchange generally will result in the unitholder's realization of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

        Basis of CEQP Units.    Please read "Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to Midstream and the Midstream unitholders—Tax Basis and Holding Period of the CEQP Units Received" for a discussion of how to determine the initial tax basis of CEQP units received in the merger. That tax basis will be increased by such unitholder's share of CEQP's income and gains and by any subsequent increases in his share of CEQP's nonrecourse liabilities. That basis generally will be (i) increased by the unitholder's share of CEQP's income and any increases in such unitholder's share of CEQP's "nonrecourse liabilities" (liabilities for which no partner, including CEQP's general partner, bears the economic risk of loss), and (ii) decreased, but not below zero, by distributions to it, by its share of CEQP's losses, any decreases in its share of CEQP's nonrecourse liabilities and its share of CEQP's expenditures that are neither deductible nor required to be capitalized.

        Limitations on Deductibility of Losses.    A CEQP unitholder may not be entitled to deduct the full amount of loss CEQP allocates to it because its share of CEQP's losses will be limited to the lesser of (i) the unitholder's tax basis in its units and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be "at risk" with respect to CEQP's activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder's share of CEQP's liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder's share of nonrecourse liabilities) cause the unitholder's at risk amount to be less than zero at the end of any taxable year.

        Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder's tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used and will not be available to offset a unitholder's salary or active business income.

        In addition to the basis and at risk limitations, passive activity loss limitations generally limit the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from "passive activities" (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses CEQP generates will only be available to offset CEQP's passive income generated in the future and will not be available to offset income from other passive activities or investments, including any dividend or interest income CEQP derives or from CEQP's investments or investments in other publicly-traded partnerships or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income CEQP generates may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

        A unitholder's share of CEQP's net income may be offset by any of CEQP's suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

        There is no guidance as to whether suspended passive activity losses of Midstream common units will be available to offset passive activity income that is allocated to a former Midstream common unitholder from CEQP after the merger. The IRS may contend that since CEQP is not the same partnership as Midstream, the passive loss limitation rules would not allow use of such losses until such time as all of such unitholder's CEQP common units are sold. A CEQP unitholder may take the position, however, that CEQP should be deemed a continuation of Midstream for this purpose such that any suspended Midstream losses would be available to offset CEQP taxable income allocated to such unitholder. Because of the lack of guidance with respect to this issue and the application of the passive loss limitation rules to tiered publicly traded partnerships, Vinson & Elkins LLP is unable to opine as to whether suspended passive activity losses arising from Midstream activities will be available to offset CEQP taxable income allocated to a former Midstream common unitholder following the merger. If a unitholder has losses with respect to Midstream common units, it is urged to consult its own tax advisor.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a CEQP unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. A unitholder's share of a publicly traded partnership's portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

        Entity-Level Collections.    If CEQP is required or elects under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or its general partner, CEQP is authorized to pay those taxes and treat the payment as a distribution of cash to the relevant unitholder. Where the relevant unitholder's identity cannot be determined, CEQP is authorized to treat the payment as a distribution to all current unitholders. CEQP is authorized to amend its partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under its partnership agreement is maintained as nearly as is practicable. Payments by CEQP as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment CEQP makes on their behalf.

        Allocation of Income, Gain, Loss and Deduction.    In general, if CEQP has a net profit, its items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in CEQP. If CEQP has a net loss for the entire year, that loss will be allocated first among our unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and thereafter to our general partner.

        Specified items of CEQP's income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for any difference between the tax basis and fair market value of CEQP's assets at the time such assets are contributed to CEQP and at the time of any subsequent offering of CEQP units (a "Book-Tax Disparity"). Holders of CEQP units received by the Midstream unitholders will receive the Section 704(c) allocations that otherwise would have been allocated to Midstream pursuant to Section 704(c). For example, under these rules, in the event that CEQP divests itself of certain assets formerly owned by Midstream following the merger, all or a portion of any gain recognized as a result of a divestiture of such assets may be required to be allocated to the pre-merger Midstream unitholders.

        In the event CEQP issues additional CEQP units or engages in certain other transactions in the future, "reverse Section 704(c) Allocations," similar to the Section 704(c) Allocations described above, will be made to all of CEQP's unitholders immediately prior to such issuance or other transactions to account for any Book-Tax Disparity at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although CEQP does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of CEQP's income and gain will be allocated in such amount and manner as is needed to eliminate the negative balance as quickly as possible.

        An allocation of items of CEQP's income, gain, loss or deduction, generally must have "substantial economic effect" as determined under Treasury Regulations. If an allocation does not have substantial economic effect, it will be reallocated to CEQP's unitholders on the basis of their interests in CEQP, which will be determined by taking into account all the facts and circumstances, including:

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  the partners' relative contributions to CEQP;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of CEQP Units—Allocations Between Transferors and Transferees," allocations under CEQP's partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

        Treatment of Securities Loans.    A unitholder whose units are loaned (for example, a loan to "short seller" to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, (i) any of CEQP's income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

        Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read "—Disposition of CEQP Units—Recognition of Gain or Loss."

        Tax Rates.    Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the maximum U.S. federal income tax rate for net capital gains of an individual is 20% if the asset disposed of was a capital asset held for more than 12 months at the time of disposition. These rates are subject to change by new legislation at any time.

        In addition, a 3.8% Medicare tax, or NIIT, applies to certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder's allocable share of CEQP's income and gain realized by a unitholder from a sale of CEQP units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) the undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Unitholders are urged to consult with their own tax advisors as to the impact of the NIIT on an investment in CEQP units.

        Section 754 Election.    CEQP has made the election permitted by Section 754 of the Internal Revenue Code that permits CEQP to adjust the tax bases in its assets as to specific purchased units under Section 743(b) of the Code to reflect the unit purchase price. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment does not apply to a person who purchases units directly from CEQP. For purposes of this discussion, a unitholder's basis in CEQP's assets will be considered to have two components: (1) its share of the tax basis in CEQP's assets as to all unitholders ("common basis") and (2) its Section 743(b) adjustment to that tax basis (which may be positive or negative).

        Under Treasury Regulations, a Section 743(b) adjustment attributable to property depreciable under Section 168 of the Code may be amortizable over the remaining cost recovery period for such property, while a Section 743(b) adjustment attributable to properties subject to depreciation under Section 167 of the Code, must be amortized straight-line or using the 150% declining balance method. As a result, if CEQP owned any assets subject to depreciation under Section 167 of the Code, the amortization rates could give rise to differences in the taxation of unitholders purchasing units from CEQP and unitholders purchasing from other unitholders.

        Under CEQP's partnership agreement, CEQP is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these or any other Treasury Regulations. Please read "—Uniformity of Units." Consistent with this authority, CEQP intends to treat properties depreciable under Section 167, if any, in the same manner as properties depreciable under Section 168 for this purpose. These positions are consistent with the methods employed by other publicly traded partnerships but are inconsistent with the existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach.

        The IRS may challenge CEQP's position with respect to depreciating or amortizing the Section 743(b) adjustment CEQP takes to preserve the uniformity of units due to lack of controlling authority. Because a unitholder's tax basis for its units is reduced by its share of CEQP's items of deduction or loss, any position we take that understates deductions will overstate a unitholder's basis in CEQP's units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of CEQP Units—Recognition of Gain or Loss." If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to CEQP's assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than o CEQP's tangible assets. CEQP cannot assure any unitholder that the determinations it makes will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in CEQP's opinion, the expense of compliance exceed the benefit of the election, CEQP may seek permission from the IRS to revoke its Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    CEQP uses the year ending December 31 as its taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income his share of CEQP's income, gain, loss and deduction for CEQP's taxable year or years ending within or with his taxable year. In addition, a unitholder who has a taxable year different than CEQP's taxable year and who disposes of all of his CEQP units following the close of CEQP's taxable year but before the close of his taxable year must include his share of CEQP's income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of CEQP's income, gain, loss and deduction. Please read "—Disposition of CEQP Units—Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    CEQP uses the tax basis of its assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of CEQP's assets and their tax basis immediately prior to the time of an offering will be borne by CEQP unitholders immediately prior to the offering. In addition, the U.S. federal income tax burden associated with all or a portion of the difference between the fair market value of Midstream's assets as of the time of the merger and their tax basis as of the time of the merger will be borne by the per-merger Midstream unitholders. Please read "—Tax Consequences of CEQP Unit Ownership—Allocation of Income, Gain, Loss and Deduction." To the extent allowable, CEQP may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Property CEQP subsequently acquires or constructs may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If CEQP disposes of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a CEQP unitholder who has taken cost recovery or depreciation deductions with respect to property CEQP owns will likely be required to recapture some, or all, of those deductions as ordinary income upon a sale of his interest in CEQP s. Please read "—Tax Consequences of CEQP Unit Ownership—Allocation of Income, Gain, Loss and Deduction," and "—Disposition of CEQP Units—Recognition of Gain or Loss."

        The costs incurred in selling CEQP units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon CEQP's termination. There are uncertainties regarding the classification of costs as organization expenses, which CEQP may amortize, and as syndication expenses, which CEQP may not be able to amortize. The underwriting discounts and commissions CEQP incurs will be treated as syndication expenses.

        Valuation and Tax Basis of CEQP's Properties.    The U.S. federal income tax consequences of the ownership and disposition of CEQP units will depend in part on CEQP's estimates of the relative fair market values, and the tax bases, of its assets. Although CEQP may from time to time consult with professional appraisers regarding valuation matters, CEQP will make many of the relative fair market value estimates itself. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of CEQP Units

        Recognition of Gain or Loss.    A unitholder will be required to recognize gain or loss on a sale of CEQP units equal to the difference between the unitholder's amount realized and the unitholder's tax basis for the CEQP units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of CEQP's nonrecourse liabilities attributable to the CEQP units sold. Because the amount realized includes a unitholder's share of CEQP's nonrecourse liabilities, the gain recognized on the sale of CEQP units could result in a tax liability in excess of any cash received from the sale.

        Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, primarily depreciation recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership.

        Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify CEQP units transferred with an ascertainable holding period to elect to use the actual holding period of the CEQP units transferred. Thus, according to the ruling discussed above, a CEQP unitholder will be unable to select high or low basis CEQP units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific CEQP units sold for purposes of determining the holding period of CEQP units transferred. A unitholder electing to use the actual holding period of CEQP units transferred must consistently use that identification method for all subsequent sales or exchanges of CEQP units. A unitholder considering the purchase of additional CEQP units or a sale of CEQP units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, CEQP's taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of CEQP units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which is referred to in this discussion as the "Allocation Date." However, gain or loss realized on a sale or other disposition of CEQP's assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring CEQP units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. The U.S. Department of the Treasury and the IRS have issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Vinson & Elkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, CEQP's taxable income or losses might be reallocated among the unitholders. CEQP is authorized to revise its method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns CEQP units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of CEQP's income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Notification Requirements.    A unitholder who sells or purchases any CEQP units is generally required to notify CEQP in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction). Upon receiving such notifications, CEQP is required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify CEQP of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

        Constructive Termination.    CEQP will be considered to have terminated its partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in CEQP's capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of CEQP's taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of CEQP's taxable year may result in more than twelve months of CEQP's taxable income or loss being includable in such unitholder's taxable income for the year of termination.

        A constructive termination occurring on a date other than December 31 will result in CEQP filing two tax returns for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. However, pursuant to an IRS relief procedure the IRS may allow, among other things, a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. CEQP would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of CEQP's deductions for depreciation. A termination could also result in penalties if CEQP was unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject CEQP to, any tax legislation enacted before the termination.

Uniformity of CEQP Units

        Because CEQP cannot match transferors and transferees of CEQP units and for other reasons, it must maintain uniformity of the economic and tax characteristics of the CEQP units to a purchaser of these units. In the absence of uniformity, CEQP may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the CEQP units. Please read "—Tax Consequences of CEQP Unit Ownership—Section 754 Election."

        If necessary to preserve the uniformity of CEQP units, CEQP's partnership agreement permits its general partner to take positions in filing its tax returns even when contrary to a literal application of regulations like the one described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. The general partner does not anticipate needing to take such positions, but if they were necessary, Vinson & Elkins L.L.P. would be unable to opine as to validity of such filing positions in the absence of direct and controlling authority.

        A unitholder's basis in units is reduced by its share of CEQP's deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of CEQP Units—Recognition of Gain or Loss" above and "—Tax Consequences of CEQP Unit Ownership—Section 754 Election" above. The IRS may challenge one or more of any positions CEQP takes to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans and other tax-exempt organizations as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, "Non-U.S. Unitholders") raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in CEQP units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of CEQP's income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

        Non-U.S. Unitholders are taxed by the United States on income effectively connected with a U.S. trade or business ("effectively connected income") and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty. Non-U.S. Unitholders will be considered to be engaged in business in the United States because of their ownership of CEQP units. Furthermore, it is probable that they will be deemed to conduct such activities through permanent establishments in the U.S. within the meaning of applicable tax treaties. Consequently, they will be required to file federal tax returns to report their share of CEQP's income, gain, loss or deduction and pay federal income tax on their share of CEQP's net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to CEQP's transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes.

        In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of CEQP's income and gain as adjusted for changes in the foreign corporation's "U.S. net equity" to the extent reflected in the corporation's effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS interpreting the scope of "effectively connected income," gain recognized by a Non-U.S. Unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be "effectively connected" with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder's gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder's indirect U.S. trade or business constituted by its investment in CEQP. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or indirectly constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of CEQP's worldwide real property interests and its other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate, including land, improvements, and associated personal property, and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. More than 50% of CEQP's assets may consist of U.S. real property interests. Therefore, Non-U.S. Unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

        Information Returns and Audit Procedures.    CEQP intends to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes each unitholder's share of its income, gain, loss and deduction for CEQP's preceding taxable year. In preparing this information, which will not be reviewed by counsel, CEQP will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. CEQP cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither CEQP nor Vinson & Elkins LLP can assure the unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the CEQP units.

        The IRS may audit CEQP's U.S. federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to CEQP's returns as well as those related to CEQP's returns.

        Partnerships generally are treated as separate entities for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. CEQP's partnership agreement names its general partner as CEQP's Tax Matters Partner.

        The Tax Matters Partner has made and will make some elections on CEQP's behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in CEQP's returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in CEQP to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action. A unitholder must file a statement with the IRS identifying the treatment of any item on his U.S. federal income tax return that is not consistent with the treatment of the item on CEQP's return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in CEQP as a nominee for another person are required to furnish the following information to it:

          (a)   the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (b)   a statement regarding whether the beneficial owner is

            (1)   a person that is not a United States person,

            (2)   a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

            (3)   a tax-exempt entity;

          (c)   the amount and description of CEQP units held, acquired or transferred for the beneficial owner; and

          (d)   specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on CEQP units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to CEQP. The nominee is required to supply the beneficial owner of the CEQP units with the information furnished to CEQP.

        Accuracy-Related Penalties.    Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. CEQP does not anticipate that any accuracy-related penalties will be assessed against CEQP.

State, Local, Foreign and Other Tax Considerations

        In addition to U.S. federal income taxes, a unitholder likely will be subject to other taxes, including state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which CEQP does business or owns property or in which a unitholder is a resident. Although an analysis of those various taxes is not presented here, each unitholder should consider their potential impact on his investment in CEQP. CEQP currently owns property or does business in a number of states, virtually all of which impose a personal income tax and many impose an income tax on corporations and other entities. CEQP may also own property or do business in other states in the future.

        A unitholder may be required to file income tax returns and pay income taxes in some or all of the jurisdictions in which CEQP does business or own property, though such unitholder may not be required to file a return and pay taxes in certain jurisdictions because its income from such jurisdictions falls below the jurisdiction's filing and payment requirement. Further, a unitholder may be subject to penalties for a failure to comply with any filing or payment requirement applicable to such unitholder. Some of the jurisdictions may require CEQP, or CEQP may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in CEQP. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, or non-U.S. tax consequences of an investment in CEQP. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all tax returns that may be required of the unitholder.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL UNITHOLDER MEETING

        Holders of Midstream common units are being asked to approve a proposal that will give Midstream GP authority to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting (the "Adjournment Proposal"). If this proposal is approved, the special meeting could be adjourned to any date. If the special meeting is adjourned, holders of Midstream common units who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval of the merger agreement but do not indicate a choice on the Adjournment Proposal, your units will be voted in favor of the Adjournment Proposal. If, however, you indicate that you wish to vote against the approval of the merger agreement, your units will not be voted in favor of the Adjournment Proposal unless you indicate you wish to vote in favor of the Adjournment Proposal. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting, holders of a majority of the outstanding Midstream common units entitled to vote and represented in person or by proxy at the special meeting must vote in favor of the proposal. Accordingly, abstentions will have the same effect as votes "AGAINST" approval and if you fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee and are otherwise represented in person or by proxy, it will have the same effect as a vote "AGAINST" the proposal.

        The Midstream Board unanimously recommends that you vote "FOR" the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting.

UNITHOLDER PROPOSALS

        Under applicable Delaware law and Midstream's partnership agreement, Midstream is not required to hold an annual meeting of its unitholders (limited partners). Ownership of Midstream common units does not entitle Midstream unitholders to make proposals at the special meeting. Midstream's partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of Midstream. Doing so would jeopardize the limited partners' limited liability under the Delaware Act or the law of any other state in which Midstream is qualified to do business.

LEGAL MATTERS

        The validity of CEQP common units to be issued in the merger will be passed upon for CEQP by Andrews Kurth LLP, Houston, Texas. Certain tax matters relating to the CEQP common units to be issued in the merger and certain tax matters relating to the merger will be passed upon for CEQP by Vinson & Elkins LLP, Houston, Texas. Certain tax matters relating to the merger will be passed upon for Midstream by Vinson & Elkins LLP, Houston, Texas.

EXPERTS

        The consolidated financial statements of Crestwood Equity Partners LP as of and for the years ended December 31, 2014 and 2013 appearing in Crestwood Equity Partners LP's Annual Report (Form 10-K) for the year ended December 31, 2014 (including schedules appearing therein), and the effectiveness of Crestwood Equity Partners LP's internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Crestwood Equity Partners LP management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Crestwood Midstream Partners LP as of and for the years ended December 31, 2014 and 2013 appearing in Crestwood Midstream Partners LP's Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of Crestwood Midstream Partners LP's internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Crestwood Midstream Partners LP management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated statements of operations, comprehensive income, partners' capital, cash flows, and related financial statement schedule of Crestwood Equity Partners LP for the year ended December 31, 2012 incorporated in this proxy statement/prospectus by reference from Crestwood Equity Partners LP's Annual Report on Form 10-K for the year ended December 31, 2014 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph on the unaudited pro forma information for the acquisitions of Inergy Midstream, L.P. and Arrow Midstream Holdings LLC presented in Note 3), which is incorporated by reference herein. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated statements of operations, partners' capital, and cash flows of Crestwood Midstream Partners LP for the year ended December 31, 2012 incorporated in this proxy statement/prospectus by reference from Crestwood Midstream Partners LP's Annual Report on Form 10-K for the year ended December 31, 2014 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the acquisition of Crestwood Marcellus Midstream LLC which was accounted for at historical cost as a reorganization of entities under common control as described in Note 10 and an explanatory paragraph on the unaudited pro forma information for the acquisitions of Inergy Midstream, L.P. and Arrow Midstream Holdings LLC presented in Note 3), which is incorporated by reference herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        CEQP and Midstream file annual, quarterly and current reports, and other information with the Commission under the Exchange Act. You may read and copy any document filed with the Commission at its public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information regarding the public reference room. The filings are also available to the public at the Commission's website at http://www.sec.gov. In addition, documents filed by CEQP and Midstream can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        The Commission allows CEQP and Midstream to incorporate by reference information into this proxy statement/prospectus, which means that CEQP and Midstream can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus. Any later information filed (and not furnished) with the Commission by CEQP and Midstream pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act up until the date of the merger closing, including all such information filed (and not furnished) after the date of the initial registration statement and prior to effectiveness of the registration statement, shall be deemed to be incorporated by reference into this proxy statement/prospectus and will automatically update and supersede this information. Therefore, before you vote to approve the merger agreement and the merger, you should always check for reports CEQP and Midstream may have filed with the Commission after the date of this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the documents listed below that CEQP and Midstream have previously filed with the Commission, excluding any information in a Form 8-K furnished pursuant to Item 2.02 or 7.01 (unless otherwise indicated), which is not deemed filed under the Exchange Act.

CEQP's Filings

  •
  Annual Report on Form 10-K for the year ended December 31, 2014 filed on March 2, 2015;

  •
  Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015 filed on May 7, 2015 and the quarter ended June 30, 2015 filed on August 7, 2015;

  •
  Current Report on Form 8-K filed with the Commission on May 6, 2015; and

  •
  The description of CEQP's common units in the registration statement on Form S-3 filed on March 25, 2014, and including any other amendments or reports filed for the purpose of updating such description. You may request a copy of these filings at no cost by making written or telephone requests for copies to: Crestwood Equity Partners LP, 700 Louisiana Street, Suite 2550, Houston, Texas 77002; Telephone: (832) 519-2200.

        CEQP also makes available free of charge on its internet website at http://www.crestwoodlp.com its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Commission. Information contained on CEQP's website is not part of this proxy statement/prospectus.

Midstream's Filings

  •
  Annual Report on Form 10-K for the year ended December 31, 2014 filed on March 2, 2015;

  •
  Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015 filed on May 7, 2014 and the quarter ended June 30, 2015 filed on August 7, 2015; and

  •
  Current Reports on Form 8-K filed with the Commission on March 9, 2015, March 11, 2015, March 27, 2015 and May 6, 2015.

        You may request a copy of these filings at no cost by making written or telephone requests for copies to: Crestwood Midstream Partners LP, 700 Louisiana Street, Suite 2550, Houston, Texas 77002; Telephone: (832) 519-2200.

        Midstream also makes available free of charge on its Internet website at http://www.crestwoodlp.com its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Commission. Information contained on Midstream's website is not part of this proxy statement/prospectus.

 INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus and some of the documents CEQP and Midstream have incorporated herein by reference contain various forward-looking statements and information that are based on the beliefs of CEQP and Midstream and their respective general partners, as well as assumptions made by and information currently available to each of them. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this proxy statement/prospectus or the documents incorporated herein by reference, words such as "anticipate," "project," "expect," "plan," "seek," "goal," "estimate," "forecast," "intend," "could," "should," "will," "believe," "may," "potential," and similar expressions and statements regarding CEQP's or Midstream's plans and objectives for future operations, are intended to identify forward-looking statements. Although CEQP and Midstream and their respective general partners believe that such expectations reflected in such forward-looking statements are reasonable, neither CEQP, Midstream, nor either of their general partners can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, CEQP's and Midstream's actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on CEQP's or Midstream's results of operations and financial condition are:

  •
  cash flow growth and accretion;

  •
  future distribution increases and growth;

  •
  internal growth projects;

  •
  future issuances of debt and equity securities; and

  •
  other objectives, expectations and intentions and other statements that are not historical facts.

        These statements are based on the current expectations and estimates of the management of Equity GP and Midstream GP; actual results may differ materially due to certain risks and uncertainties. Although CEQP, Midstream and their respective general partners believe that the expectations reflected in such forward-looking statements are reasonable, they cannot give assurances that such expectations will prove to be correct. For instance, although CEQP and Midstream have signed a merger agreement, there is no assurance that they will complete the proposed merger. The merger agreement will terminate if Midstream does not receive the necessary approval of its unitholders, and also may be terminated if any conditions to closing are not satisfied or if the merger is not completed by December 31, 2015. Other risks and uncertainties that may affect actual results include:

  •
  the failure to realize a lower long-term cost of capital, anticipated cost savings and other benefits of the proposed merger;

  •
  declines in volumes transported on CEQP's pipelines or barges;

  •
  reduction in demand for natural gas, various grades of crude oil, refined products, NGLs and petrochemicals and resulting changes in pricing conditions or pipeline throughput requirements;

  •
  fluctuations in refinery capacity;

  •
  the success of risk management activities;

  •
  environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves;

  •
  the availability of, and CEQP's ability to consummate, acquisition or combination opportunities;

  •
  the level of capital expenditures CEQP will make and availability of, and the timing of completion of, organic growth projects;

  •
  CEQP's access to capital to fund additional acquisitions and CEQP's ability to obtain debt or equity financing on satisfactory terms;

  •
  maintenance of CEQP's credit rating and ability to receive open credit from its suppliers and trade counterparties;

  •
  unanticipated changes in crude oil market structure and volatility (or lack thereof);

  •
  the impact of current and future laws, rulings and governmental regulations;

  •
  the effects of competition;

  •
  continued creditworthiness of, and performance by, the combined company's counterparties;

  •
  interruptions in service and fluctuations in rates of third party pipelines that affect the combined company's assets;

  •
  increased costs or lack of availability of insurance;

  •
  fluctuations in crude oil, natural gas, NGL and related hydrocarbon prices and production due to weather and other natural and economic forces;

  •
  shortages or cost increases of power supplies, materials or labor;

  •
  weather interference with business operations or project construction;

  •
  terrorist attacks aimed at CEQP's facilities;

  •
  general economic, market or business conditions; and

  •
  other factors and uncertainties discussed in this proxy statement/prospectus and CEQP's and Midstream's respective filings with the SEC, including their Annual Reports on Form 10-K for the year ended December 31, 2014 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015.

        You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review carefully the risk factors described under "Risk Factors" in this proxy statement/prospectus and incorporated by reference into this document.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        Pursuant to the merger agreement, CEQP will acquire all of the outstanding common units and preferred units of Midstream that CEQP and its subsidiaries do not already own (referred to in these pro forma financial statements as "the publicly held units"). At the effective time of the merger, each publicly held Midstream common and preferred unit will be converted into a right to receive 2.75 CEQP common units and 2.75 CEQP preferred units, respectively.

        The unaudited pro forma condensed combined financial information has been developed by applying pro forma adjustments to the historical audited and unaudited consolidated financial statements of CEQP. The historical consolidated financial statements of CEQP consolidate Midstream because CEQP currently controls the entity. The unaudited pro forma condensed combined balance sheet as of June 30, 2015 of CEQP has been prepared to give effect to the merger as if it had occurred on June 30, 2015. The unaudited pro forma condensed combined statements of operations of CEQP for the six months ended June 30, 2015 and year ended December 31, 2014, have been prepared to give effect to the merger as if it had occurred on January 1, 2014.

        The merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation-Overall-Changes in a Parent's Ownership Interest in a Subsidiary. Because CEQP controls Midstream both before and after the merger and related transactions, the changes in CEQP's ownership interest in Midstream will be accounted for as an equity transaction and no gain or loss will be recognized in CEQP's consolidated statements of operations resulting from the merger. Since the CEQP historical financial information includes the accounts of Midstream, the historical financial information of Midstream has not been shown separately.

        The unaudited pro forma condensed combined financial statements included pro forma adjustments that are (i) directly attributable to the merger; (ii) factually supportable; and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with (i) the historical audited consolidated financial statements and related notes included in the respective Annual Reports on Form 10-K for the year ended December 31, 2014 for CEQP and Midstream; and (ii) the unaudited consolidated financial statements and related notes included in the respective Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2015 for CEQP and Midstream.

        The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that CEQP believes are reasonable under the circumstances. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position that would have been obtained or the financial results that would have occurred if the merger had been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of CEQP. Future results may vary significantly from the results reflected because of various factors. The pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial statements.

Crestwood Equity Partners LP

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2015

(In millions)

	Crestwood Equity Partners LP Historical	Pro Forma Adjustments		Crestwood Equity Partners LP Pro Forma
ASSETS
Current assets	$401.2	$(22.0)	(a)	$379.2
Property, plant and equipment, net	3,853.0	—		3,853.0
Intangible assets, net	1,180.7	—		1,180.7
Goodwill	2,210.8	—		2,210.8
Investment in unconsolidated affiliates	324.2	—		324.2
Other assets	9.8	—		9.8

Total assets	$7,979.7	$(22.0)		$7,957.7

LIABILITIES & PARTNER CAPITAL
Current liabilities	$305.1	$—		$305.1
Long term debt, less current portion	2,507.1	—		2,507.1
Other long-term liabilities	57.3	—		57.3
Partners' capital
Crestwood Equity Partners LP partners' capital	692.6	(22.0)	(a)	4,444.6
		3,774.0	(b)
Preferred units	—	464.4	(b)	464.4
Interest of non-controlling partners in subsidiaries	4,417.6	(4,238.4)	(b)	179.2

Total partners' capital	5,110.2	(22.0)		5,088.2

Total liabilities and partners' capital	$7,979.7	$(22.0)		$7,957.7

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Crestwood Equity Partners LP

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2015

(In millions, except unit and per unit information)

	Crestwood Equity Partners LP Historical	Pro Forma Adjustments		Crestwood Equity Partners LP Pro Forma
Revenues	$1,373.0	$—		$1,373.0
Expenses
Costs of product/services sold (excluding depreciation, amortization and accretion as shown below)	989.2	—		989.2
Operations and maintenance expenses	94.5	—		94.5
General and administrative expenses	58.1	—		58.1
Depreciation, amortization and accretion	149.0	—		149.0
Other operating expenses
Loss on long-lived assets, net	(1.6)	—		(1.6)
Goodwill impairment	(281.0)	—		(281.0)

	1,573.4	—		1,573.4
Operating loss	(200.4)	—		(200.4)
Earnings from unconsolidated affiliates, net	8.4	—		8.4
Interest and debt expense	(69.0)	—		(69.0)
Loss on modification/extinguishment of debt	(17.1)	—		(17.1)
Other income, net	0.3	—		0.3

Loss before income taxes	(277.8)	—		(277.8)
Provision for income taxes	0.1	—		0.1

Net loss	(277.9)	—		(277.9)
Net (income) loss attributable to non-controlling partners	246.2	(257.5)	(c)	(11.3)

Net loss attributable to Crestwood Equity Partners LP	(31.7)	(257.5)		(289.2)
Net income attributable to preferred units	—	(16.7)		(16.7)

Net loss attributable to partners	$(31.7)	$(274.2)		$(305.9)

Subordinated unitholders' interest in net loss	$(0.7)			$(2.0)

Common unitholders' interest in net loss	$(31.0)			$(303.9)

Net loss per limited partner unit
Basic	$(0.17)			$(0.45)

Diluted	$(0.17)			$(0.45)

Weighted average limited partners' units outstanding (in thousands)
Basic	182,820	498,160	(d)	680,980
Dilutive units	4,388			4,388

Diluted	187,208			685,368

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Crestwood Equity Partners LP

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2014

(In millions, except unit and per unit information)

	Crestwood Equity Partners LP Historical	Pro Forma Adjustments		Crestwood Equity Partners LP Pro Forma
Revenues	$3,931.3	$—		$3,931.3
Expenses
Costs of product/services sold (excluding depreciation, amortization and accretion as shown below)	3,165.3	—		3,165.3
Operations and maintenance expenses	203.3	—		203.3
General and administrative expenses	100.2	—		100.2
Depreciation, amortization and accretion	285.3	—		285.3
Other operating expenses	59.3	—		59.3

	3,813.4	—		3,813.4
Operating income	117.9	—		117.9
Loss from unconsolidated affiliates, net	(0.7)	—		(0.7)
Interest and debt expense	(127.1)	—		(127.1)
Other income	0.6	—		0.6

Income (loss) before income taxes	(9.3)	—		(9.3)
Provision for income taxes	1.1	—		1.1

Net income (loss)	(10.4)	—		(10.4)
Net (income) loss attributable to non-controlling partners	66.8	(83.6)	(c)	(16.8)

Net income (loss) attributable to Crestwood Equity Partners LP	56.4	(83.6)		(27.2)
Net income attributable to preferred units	—	(17.2)		(17.2)

Net income (loss) attributable to partners	$56.4	$(100.8)		$(44.4)

Subordinated unitholders' interest in net income (loss)	$1.3			$(0.3)

Common unitholders' interest in net income (loss)	$55.1			$(44.1)

Net income (loss) per limited partner unit
Basic	$0.30			$(0.06)

Diluted	$0.30			$(0.06)

Weighted average limited partners' units outstanding (in thousands)
Basic	182,009	498,160	(d)	680,169
Dilutive units	4,388			4,388

Diluted	186,397			684,557

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Crestwood Equity Partners LP

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1—Basis of Pro Forma Presentation

        The unaudited pro forma condensed combined financial statements (the "Unaudited Pro Forma Statements") give effect to the merger and related transactions as an equity transaction. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it occurred on June 30, 2015. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2015 and for the year ended December 31, 2014 give effect to the merger as if it occurred on January 1, 2014. The unaudited pro forma statements do not give effect to the termination of the existing CEQP credit facility, which had an outstanding balance of $341.2 million as of June 30, 2015. Management expects to replace the existing CEQP and Midstream credit facilities with a new Midstream credit facility with terms substantially consistent with the existing Midstream credit facility. Prior to the effective time of the merger, CEQP will take all actions necessary or appropriate to defease or call for redemption the CEQP 7% senior notes due 2018, which had an outstanding balance of $10.6 million as of June 30, 2015. These transactions are not reflected in the unaudited pro forma statements.

        These unaudited pro forma statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and the assumptions described below. The unaudited pro forma statements are not necessarily indicative of what the actual results of operations or financial position of CEQP would have been if the merger had in fact occurred on the dates or for the periods indicated, nor do they purport to project the results of operations or financial position of CEQP for any future periods or as of any date. The unaudited pro forma statements do not give effect to any cost savings, operating synergies, or revenue enhancements expected to result from the merger or the costs to achieve these cost savings, operating synergies and revenue enhancements.

Note 2—Pro Forma Adjustments and Assumptions

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

(a)
Reflects estimated transaction costs of $22.0 million directly attributable to the merger. The transaction costs include fees related to financial advisory, legal services and other professional fees to be paid in 2015. As the merger involves the acquisition of non-controlling interests accounted for as an equity transaction, these costs will be recognized as an adjustment to partners' capital during the periods in which services are rendered.

(b)
Reallocates non-controlling interests in Midstream previously reported by CEQP to partners' capital and preferred units.

Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

(c)
Reallocates net income previously allocated to non-controlling interests related to publicly-held Midstream preferred and common units, other than units held by CEQP, to net income attributable to CEQP preferred units and net income attributable to partners.

(d)
Reflects the CEQP limited partner units to be issued in the merger and were outstanding as of January 1, 2014 calculated as follows:

Total Midstream units outstanding(1)	188,308,510
Midstream units owned by CEQP and its subsidiaries	(7,159,438)

Total Midstream units exchanged	181,149,072
Exchange ratio per unit	2.75
Total CEQP units assumed to be issued	498,159,948

(1)
Reflects Midstream units outstanding as of August 7, 2015.

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and among
CRESTWOOD EQUITY PARTNERS LP
CRESTWOOD EQUITY GP LLC
CEQP ST SUB LLC
and
MGP GP, LLC
and
CRESTWOOD MIDSTREAM HOLDINGS LP
and
CRESTWOOD MIDSTREAM PARTNERS LP
and
CRESTWOOD MIDSTREAM GP LLC
and
CRESTWOOD GAS SERVICES GP, LLC
Dated as of May 5, 2015

A-i

A-ii

 ANNEXES

Annex A	Form of CEQP Partnership Agreement Amendment
Annex B	Form of Second Amended and Restated Agreement of Limited Partnership of Crestwood Midstream Partners LP

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of May 5, 2015 (this "Agreement"), is entered into by and among Crestwood Equity Partners LP, a Delaware limited partnership ("CEQP"), Crestwood Equity GP LLC, a Delaware limited liability company and the general partner of CEQP ("Equity GP"), CEQP ST SUB LLC, a Delaware limited liability company and a wholly-owned subsidiary of CEQP ("MergerCo"), MGP GP, LLC, a Delaware limited liability company and wholly-owned subsidiary of CEQP ("MGP GP"), Crestwood Midstream Holdings LP, a Delaware limited partnership ("Midstream Holdings"), Crestwood Midstream Partners LP, a Delaware limited partnership ("Midstream"), Crestwood Midstream GP LLC, a Delaware limited liability company and the general partner of Midstream ("Midstream GP"), and Crestwood Gas Services GP, LLC, a Delaware limited liability company and wholly-owned subsidiary of Midstream GP ("CGS GP"). CEQP, Equity GP, MergerCo, MGP GP, Midstream Holdings, Midstream, Midstream GP and CGS GP are referred to herein individually as a "Party" and collectively as the "Parties."

WITNESSETH:

        WHEREAS, the Parties desire to combine their businesses on the terms and conditions set forth in this Agreement;

        WHEREAS, prior to the execution and delivery of this Agreement, the Midstream Conflicts Committee (as defined herein) and the CEQP Conflicts Committee (as defined herein) determined that the Merger as defined below is fair and reasonable to, and in the best interests of Midstream and the Midstream Unaffiliated Unitholders (as defined herein) and CEQP and the CEQP Unaffiliated Unitholders (as defined herein), respectively, and have each recommended approval of the Merger by the Midstream GP Board and the Equity GP Board, respectively;

        WHEREAS, following such approvals and recommendations by the Midstream Conflicts Committee and CEQP Conflicts Committee and prior to the execution and delivery of this Agreement, the Midstream GP Board (as defined herein) and the Equity GP Board (as defined herein) determined that the Merger and related transactions provided for herein are fair and reasonable to, and in the best interests of, Midstream and its limited partners, and CEQP and its limited partners, respectively, and authorized the execution and delivery of this Agreement;

        WHEREAS, CEQP and CGS GP desires, subject to the terms and conditions set forth herein, to vote all of its Midstream Common Units in favor of the Merger and the approval and adoption of this Agreement and the transactions contemplated hereby; and

        WHEREAS, contemporaneously with the execution and delivery of this Agreement and as a condition to the willingness of the Parties to enter into this Agreement, certain holders of Midstream Common Units (as defined herein) have entered into support agreements (each such agreement a "Support Agreement") in connection with the Merger with respect to, among other things, their agreement to the exchange of CEQP Preferred Units for Midstream Preferred Units and the voting their Midstream Common Units in favor of the Merger and the approval and adoption of this Agreement and the transactions contemplated hereby;

        WHEREAS, contemporaneously with the execution and delivery of this Agreement and as a condition to the willingness of the Parties to enter into this Agreement, the holders of Midstream Preferred Units have advised the Parties in writing that, subject to the conditions set forth therein, they currently intend to support the Merger and the transactions contemplated hereby and, if the merger is approved, to exchange their Midstream Preferred Units for CEOP Preferred Units as contemplated herein;

        WHEREAS, immediately following the Effective Time of the Merger, CEQP will contribute 100% of the equity interests of Crestwood Operations LLC, a Delaware limited liability company

("Crestwood Operations"), to Midstream in exchange for additional limited partner interests in Midstream, such that following the Merger and the related transactions provided for herein, Midstream GP will be a direct, wholly-owned subsidiary of CEQP and continue to be the sole general partner of Midstream, and CEQP and CGS GP will own a 99.9% limited partner interest and a 0.1% limited partner interest, respectively, in Midstream, as the Surviving Entity; and

        WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

        NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I.
CERTAIN DEFINITIONS

        Section 1.1    Certain Definitions.     As used in this Agreement, the following terms shall have the meanings set forth below:

        "Acquisition Proposal" shall mean any proposal or offer from or by any Person other than CEQP, Equity GP, and MergerCo relating to (i) any direct or indirect acquisition of (A) more than 20% of the assets of Midstream and its Subsidiaries, taken as a whole, (B) more than 20% of the outstanding equity securities of Midstream or (C) a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of Midstream and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 20% of the outstanding equity securities of Midstream; or (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Midstream, other than the Merger.

        "Action" shall have the meaning set forth in Section 6.13(a).

        "Affiliate" shall have the meaning set forth in Rule 405 of the Securities Act, unless otherwise expressly stated herein.

        "Agreement" shall have the meaning set forth in the introductory paragraph to this Agreement and Plan of Merger.

        "Amendment No. 3" shall mean Amendment No. 3 to the Midstream Partnership Agreement, dated as of June 17, 2014.

        "Book-Entry Units" shall have the meaning set forth in Section 3.1(d).

        "Business Day" shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York.

        "CEQP" shall have the meaning set forth in the introductory paragraph to this Agreement.

        "CEQP Acquisition Proposal" shall mean any proposal or offer from or by any Person other than Midstream and its Subsidiaries relating to (i) any direct or indirect acquisition of (A) more than 35% of the assets of CEQP and its Subsidiaries, taken as a whole, (B) more than 35% of the outstanding equity securities of CEQP or (C) a business or businesses that constitute more than 50% of the cash flow, net revenues, net income or assets of CEQP and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 50% of the outstanding equity securities of CEQP; or (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving CEQP other than the Merger.

        "CEQP Certificate of Limited Partnership" shall mean the Certificate of Limited Partnership of Inergy, L/P. dated March 7, 2001, as modified by the Certificate of Correction of Certificate of Limited Partnership of Inergy, L.P. dated March 4, 2003, as amended by the Amendment to Certificate of Limited Partnership of Crestwood Equity Partners LP (f/k/a Inergy, L.P.) dated as of October 7, 2013, as amended from time to time.

        "CEQP Class A Units" shall mean the units representing limited partner interests in CEQP having the rights and obligations specified with respect to Class A Units in the CEQP Partnership Agreement.

        "CEQP Common Units" shall mean the common units representing limited partner interests in CEQP having the rights and obligations specified with respect to Common Units in the CEQP Partnership Agreement.

        "CEQP Conflicts Committee" shall mean the Conflicts Committee of the Board of Directors of Equity GP, consisting (as of the date hereof) of Randy Moeder and John Somerhalder.

        "CEQP Disclosure Letter" means the disclosure letter delivered by CEQP to Midstream prior to the execution of this Agreement setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all provisions of this Agreement; provided that (i) disclosure in any section of such CEQP Disclosure Letter shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such CEQP Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, an Material Adverse Effect.

        "CEQP LTIP" shall mean the Crestwood Equity Partners LP Long Term Incentive Plan (formerly the Inergy Long Term Incentive Plan) as Amended and Restated effective February 11, 2010.

        "CEQP Partnership Agreement" shall mean the Fifth Amended and Restated Agreement of Limited Partnership of CEQP, dated as of January 1, 2013, as amended from time to time.

        "CEQP Partnership Agreement Amendment" shall mean the First Amendment to Fifth Amended and Restated Agreement of Limited Partnership of CEQP in the form attached hereto as Annex A as adopted by the Equity GP Board as set forth in Section 6.18.

        "CEQP Phantom Units" shall mean CEQP Phantom Units as defined in and awarded under Section 5 of the CEQP LTIP.

        "CEQP Preferred Units" shall mean the preferred units representing limited partner interests in CEQP having the rights and obligations specified with respect to Preferred Units in the CEQP Partnership Agreement, including the CEQP Partnership Agreement Amendment.

        "CEQP Restricted Common Unit" shall mean a Restricted Common Unit as defined in, and awarded under Section 6.1 of the CEQP LTIP.

        "CEQP Subordinated Unit" shall mean a Subordinated Unit as defined in the CEQP Partnership Agreement.

        "CEQP Unaffiliated Unitholders" shall mean the holders of CEQP Common Units other than Equity GP and its Affiliates, officers and directors.

        "Certificate" shall have the meaning set forth in Section 3.1(d).

        "Certificate of Merger" shall have the meaning set forth in Section 2.1(b).

        "CGS GP" shall have the meaning set forth in the introductory paragraph to this Agreement.

        "Claim" shall have the meaning set forth in Section 6.13(a).

        "Class A Purchase Agreement" shall mean the Class A Preferred Unit Purchase Agreement, dated as of June 17, 2014, among Midstream and the Purchasers party thereto.

        "Closing" shall have the meaning set forth in Section 2.2.

        "Closing Date" shall have the meaning set forth in Section 2.2.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Common Merger Consideration" shall have the meaning set forth in Section 3.1(b).

        "Compensation and Benefit Plans" shall mean all material bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee unit ownership, unit bonus, unit purchase, restricted unit and unit option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing, including all "employee benefit plans" as defined in ERISA Section 3(3).

        "Confidentiality Agreement" shall mean a confidentiality agreement of the nature generally used in similar circumstances, as determined by Midstream in its reasonable business judgment; provided, however, that such Confidentiality Agreement shall (i) have a term of not less than one year and (ii) provide that CEQP is a third party beneficiary with respect to any breach thereof; provided further, that Midstream may amend or waive the terms of such Confidentiality Agreement in its discretion, except that CEQP shall have the right to approve or consent to any amendment or waiver of (a) the one-year term of the Confidentiality Agreement or (b) of CEQP's ability to enforce its rights as a third party beneficiary to such Confidentiality Agreement.

        "Crestwood Operations" shall have the meaning assigned to such term in the recitals.

        "DLLCA" shall mean the Delaware Limited Liability Company Act, 6 Del.C. §18-101 et seq.

        "DRULPA" shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. §17-101 et seq.

        "Effective Time" shall have the meaning set forth in Section 2.1(b).

        "Equity GP" shall have the meaning set forth in the introductory paragraph to this Agreement.

        "Equity GP Board" shall mean the board of directors of Equity GP.

        "Equity GP Interest" shall mean the non-economic (0.0%) general partner interest of Equity GP in CEQP.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Exchange Agent" shall mean such entity as may be selected by CEQP subject to the reasonable approval of Midstream.

        "Exchange Fund" shall have the meaning set forth in Section 3.3(a).

        "Existing Confidentiality Agreement" shall mean that certain Confidentiality Agreement, dated April 22, 2015 between CEQP and Midstream.

        "Existing Units" shall have the meaning set forth in Section 5.1(b). In the event of a unit split, unit distribution, or any change in the Midstream Common Units by reason of any split-up, reverse unit split, recapitalization, combination, reclassification, exchange of units or the like, the term "Existing Units" shall be deemed to refer to and include such units as well as all such unit distributions and any securities into which or for which any or all of such units may be changed or exchanged or which are received in such transaction.

        "Expenses" shall have the meaning set forth in Section 9.1(f).

        "Full Funding Date" shall have the meaning assigned to such term in Amendment No. 3.

        "Governmental Authority" shall mean any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over Midstream or CEQP, as the case may be, or any of their respective properties or assets.

        "Incentive Distribution Rights" shall have the meaning set forth in the Midstream Partnership Agreement.

        "Indemnification Expenses" shall have the meaning set forth in Section 6.13(a).

        "Indemnified Parties" shall have the meaning set forth in Section 6.13(a).

        "Indemnitees" shall have the meaning set forth in the Midstream Partnership Agreement and, as the context requires, persons entitled to indemnification under the Midstream GP LLC Agreement.

        "Law" shall mean any law (including common law), rule, regulation, directive, ordinance, code, governmental determination, guideline, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.

        "Lien" shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

        "Material Adverse Effect" shall mean, with respect to either Midstream or CEQP, any effect that (x) is or would reasonably be expected to be material and adverse to the financial position, results of operations, business or assets of Midstream and its Subsidiaries taken as a whole, or CEQP and its Subsidiaries taken as a whole, respectively, or (y) materially impairs or would reasonably be expected to materially impair the ability of Midstream or CEQP, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include any of the following or the impact thereof: (a) circumstances affecting the natural gas production, processing, gathering, transportation, pipeline compression and natural gas marketing industries generally (including the price of natural gas or natural gas liquids and the costs associated with its production, processing, gathering, compression or marketing), or in any region in which Midstream or CEQP, respectively, operates, (b) any general market, economic, financial or political conditions, or outbreak or hostilities or war, in the United States or elsewhere, (c) changes in Law, (d) earthquakes, hurricanes, floods, or other natural disasters, (e) any failure of Midstream or CEQP to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period, (f) changes in the market price or trading volume of Midstream Common Units or CEQP Common Units, (g) the announcement or pendency of this Agreement or the matters contemplated thereby or the compliance by any party with the provisions of this Agreement, or (h) with respect to CEQP only, any effect to the extent resulting from a fact, event or circumstance that has a Material Adverse Effect with respect to Midstream under clause (x) of this definition; provided, that, in the case of clauses (a), (b), or (c), the impact on Midstream or CEQP is not disproportionately adverse as compared to others in the industry.

        "Meeting" shall have the meaning set forth in Section 6.2(a).

        "Merger" shall mean the merger of MergerCo, MGP GP and Midstream Holdings with and into Midstream, with Midstream being the Surviving Entity.

        "Merger Consideration" shall have the meaning set forth in Section 3.1(c).

        "MergerCo" shall have the meaning set forth in the introductory paragraph in this Agreement.

        "MergerCo Certificate of Formation" shall mean the certificate of formation of MergerCo as filed with the Delaware Secretary of State on May 1, 2015, as amended from time to time.

        "MergerCo LLC Agreement" shall mean the Limited Liability Company Agreement of MergerCo dated May 5, 2015, as amended from time to time.

        "Merger Transactions" shall have the meaning set forth in Section 5.1(l).

        "MGP GP" shall have the meaning set forth in the introductory paragraph of this Agreement.

        "MGP GP Certificate of Formation" shall mean the Certificate of Formation of MGP GP dated November 14, 2011, as amended from time to time.

        "MGP GP LLC Agreement" shall mean the Limited Liability Company Agreement of MGP GP dated November 14, 2011, as amended from time to time.

        "Midstream" shall have the meaning set forth in the introductory paragraph of this Agreement.

        "Midstream Certificate of Limited Partnership" shall mean the Certificate of Limited Partnership of Inergy Midstream, L.P. dated November 14, 2011, as amended by the Amendment to Certificate of Limited Partnership of Crestwood Midstream Partners LP (f/k/a Inergy Midstream, L.P.) dated October 7, 2013, as amended from time to time.

        "Midstream Change in Recommendation" shall have the meaning set forth in Section 6.7(c).

        "Midstream Common Units" shall mean the units representing common limited partner interests in Midstream having the rights and obligations specified with respect to Common Units in the Midstream Partnership Agreement.

        "Midstream Compensation Committee" shall mean the Compensation Committee of the Midstream GP Board, consisting (as of the date hereof) of David Wood and Warren Gfeller.

        "Midstream Conflicts Committee" shall mean the Conflicts Committee of the Midstream GP Board, consisting (as of the date hereof) of Philip Gettig and David Lumpkins.

        "Midstream Disclosure Letter" means the disclosure letter delivered by Midstream to CEQP prior to the execution of this Agreement setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all provisions of this Agreement; provided that (i) disclosure in any section of such Midstream Disclosure Letter shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Midstream Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, an Material Adverse Effect.

        "Midstream Escrow Agent" shall mean an escrow agent as appointed by Midstream and CEQP, in their reasonable discretion, for the benefit of Midstream for certain payments under Article IX.

        "Midstream GP" shall have the meaning set forth in the introductory paragraph to this Agreement.

        "Midstream GP Board" shall mean the Board of Directors of Midstream GP and/or a committee thereof, as applicable.

        "Midstream GP Certificate of Formation" shall mean the Certificate of Formation of NRGM GP, LLC dated November 14, 2011, as amended by the Certificate of Amendment of Crestwood Midstream GP LLC dated October 7, 2013, as amended from time to time.

        "Midstream GP LLC Agreement" shall mean the Amended and Restated Limited Liability Company Agreement of NRGM GP, LLC, dated December 21, 2011, as amended by Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of Crestwood Midstream GP LLC dated October 7, 2013, as amended from time to time.

        "Midstream Holdings" shall have the meaning set forth in the introductory paragraph of this Agreement.

        "Midstream Holdings Certificate of Limited Partnership" shall mean the Certificate of Limited Partnership of Crestwood Midstream Holdings LP dated November 14, 2011, as amended from time to time.

        "Midstream Holdings Partnership Agreement" shall mean the Agreement of Limited Partnership of Inergy Midstream Holdings, L.P. dated November 14, 2011, as amended from time to time.

        "Midstream LTIP" shall mean the Crestwood Midstream Partners LP Long Term Incentive Plan (formerly the Inergy Midstream, L.P. Long Term Incentive Plan), effective December 21, 2011.

        "Midstream Partnership Agreement" shall mean the First Amended and Restated Agreement of Limited Partnership of Midstream, dated as of December 21, 2011, as amended by Amendment No. 1 thereto, dated September 27, 2013, as further amended by Amendment No. 2 thereto, dated as of October 7, 2013, as further amended by Amendment No. 3 thereto, dated as of June 17, 2014, and as it may be further amended from time to time.

        "Midstream Phantom Units" means Midstream Phantom Units as defined in and awarded under Section 5 of the Midstream LTIP.

        "Midstream PIK Units" means Midstream Preferred Units issued as PIK Units (as such term is defined in Amendment No. 3) pursuant to the terms of the Midstream Partnership Agreement.

        "Midstream Preferred Units" shall mean the units representing preferred limited partner interests in Midstream having the rights and obligations specified with respect to Class A Preferred Units in the Midstream Partnership Agreement.

        "Midstream Recommendation" shall have the meaning set forth in Section 6.2(b).

        "Midstream Restricted Common Unit" shall mean a Restricted Common Unit as defined in, and awarded under Section 6.1 of the Midstream LTIP.

        "Midstream Unaffiliated Unitholders" means the holders of Midstream Common Units and Midstream Preferred Units other than (i) CEQP and Affiliates of CEQP and (ii) the officers and directors of Midstream GP that are also officers or directors of Equity GP or Affiliates of such officers and directors.

        "Midstream Unitholder Approval" shall have the meaning set forth in Section 7.1.

        "Midstream Units" shall mean the Midstream Common Units and the Midstream Preferred Units.

        "New CEQP Common Unit Issuance" shall mean the issuance of the New CEQP Common Units as part of the Merger Consideration pursuant to this Agreement.

        "New CEQP Common Units" shall have the meaning set forth in Section 3.1(b).

        "New CEQP Preferred Unit Issuance" shall mean the issuance of the New CEQP Preferred Units as part of the Merger Consideration pursuant to this Agreement.

        "New CEQP Preferred Units" shall have the meaning set forth in Section 3.1(c).

        "New CEQP Units" shall mean the New CEQP Common Units and the New CEQP Preferred Units.

        "Notice of Proposed Recommendation Change" shall have the meaning set forth in Section 6.7(c).

        "Party" and "Parties" shall have the meaning set forth in the introductory paragraph to this Agreement.

        "Person" or "person" shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust, unincorporated organization or "group" (as defined in Section 13(d) of the Exchange Act).

        "Preferred Merger Consideration" shall have the meaning set forth in Section 3.1(c).

        "Proxy Statement" shall have the meaning set forth in Section 6.4(a).

        "Purchasers" shall have the meaning assigned to such term in the Class A Purchase Agreement.

        "Receiving Party" shall have the meaning set forth in Section 6.7(a).

        "Registration Statement" shall have the meaning set forth in Section 6.4(a).

        "Regulatory Authorities" shall mean any federal or state Governmental Authority.

        "Representatives" shall mean with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

        "Rights" shall mean, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, equity securities of such person.

        "Rule 145 Affiliate" shall have the meaning set forth in Section 6.8(a).

        "SEC" shall mean the Securities and Exchange Commission.

        "SEC Documents" shall have the meaning set forth in Section 5.1(g).

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Subsidiary" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act, except that, (i) in the case of CEQP, none of Midstream GP, Midstream and their respective Subsidiaries shall be deemed to be Subsidiaries of CEQP (unless otherwise specifically provided in this Agreement) and (ii) with respect to Article IV and Article V, in the case of Midstream shall exclude the Unrestricted Subsidiaries.

        "Superior Proposal" shall mean any bona fide Acquisition Proposal (except that references to 20% within the definition of "Acquisition Proposal" shall be replaced by "35%") made by a third party on terms that the Midstream Conflicts Committee determines, in its good faith judgment and after consulting with its financial advisor(s) and outside legal counsel, and taking into account the financial, legal, regulatory and other aspects of the Acquisition Proposal (including, without limitation, any conditions to and the expected timing of consummation and any risks of non-consummation), to be more favorable to the holders of both the Midstream Common Units and the Midstream Preferred Units, provided, that, to the extent any Acquisition Proposal includes a CEQP Acquisition Proposal, it shall not be a Superior Proposal without the consent of the CEQP Conflicts Committee.

        "Surviving Entity" shall have the meaning set forth in Section 2.1(a).

        "Takeover Law" shall mean any "fair price," "moratorium," "control share acquisition," "business combination" or any other anti-takeover statute or similar statute enacted under state or federal law.

        "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not.

        "Tax Law" shall mean any Law relating to Taxes.

        "Tax Returns" shall have the meaning set forth in Section 5.1(i).

        "Termination Date" shall have the meaning set forth in Section 8.1(b).

        "TPH" shall have the meaning set forth in Section 5.1(n).

        "Transfer" means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by operation of law or otherwise).

        "Unaffiliated Midstream Common Unitholders" shall have the meaning set forth in Section 5.1(n).

        "Unrestricted Subsidiaries" shall mean Tres Palacios Holdings LLC, Powder River Basin Industrial Complex, LLC, Crestwood Niobrara LLC and their respective Subsidiaries.

ARTICLE II.
THE MERGER; EFFECTS OF THE MERGER

        Section 2.1    The Merger.

          (a)    The Surviving Entity.    Subject to the terms and conditions of this Agreement, at the Effective Time, MergerCo, MGP GP and Midstream Holdings shall merge with and into Midstream, the separate existence of MergerCo, MGP GP and Midstream Holdings shall cease and Midstream shall survive and continue to exist as a Delaware limited partnership (Midstream, as the surviving entity in the Merger, sometimes being referred to herein as the "Surviving Entity").

          (b)    Effectiveness and Effects of the Merger.    Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the later to occur of the filing in the office of the Secretary of State of the State of Delaware of a properly executed certificate of merger (the "Certificate of Merger") or such later date and time as may be set forth in the Certificate of Merger (the "Effective Time"), in accordance with the DRULPA and the DLLCA. The Merger shall have the effects prescribed in the DRULPA and the DLLCA.

          (c)    Midstream, MGP GP, Midstream Holdings and MergerCo Governing Documents.    At the Effective Time, the MergerCo Certificate of Formation, MGP GP Certificate of Formation and Midstream Holdings Certificate of Limited Partnership shall each be cancelled and the Midstream Certificate of Limited Partnership shall be the certificate of limited partnership of the Surviving Entity, until duly amended in accordance with applicable Law. At the Effective Time, the Midstream Partnership Agreement shall be amended and restated in the form attached hereto as Annex B, and shall be the limited partnership agreement of the Surviving Entity until duly amended in accordance with the terms thereof and applicable Law.

        Section 2.2    Closing.     Subject to the satisfaction or waiver of the conditions as set forth in Article VII in accordance with this Agreement, the Merger and the other transactions contemplated hereby (the "Closing") shall occur on (a) the third Business Day after the day on which the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which the parties may agree in writing. The date on which the Closing occurs is referred to as the "Closing Date." The Closing of the transactions contemplated by this Agreement shall take place at the offices of Andrews Kurth LLP, 600 Travis Street, Suite 4200, Houston, Texas at 9:00 a.m. Central Time on the Closing Date.

ARTICLE III.
MERGER CONSIDERATION; EXCHANGE PROCEDURES

        Section 3.1    Merger Consideration.     Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of CEQP, MGP GP, MergerCo, Midstream Holdings, Midstream, Midstream GP, any holder of Midstream Preferred Units or any holder of Midstream Common Units:

          (a)   The general partner interest in Midstream Holdings, the limited partner interest in Midstream Holdings, the limited liability company interests in MGP GP and the Incentive Distribution Rights issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist.

          (b)   Each Midstream Common Unit issued and outstanding immediately prior to the Effective Time (other than Midstream Common Units held by CEQP, CGS GP or their respective Subsidiaries, if any) shall be converted into the right to receive 2.7500 CEQP Common Units (the "Common Merger Consideration"), which CEQP Common Units shall be duly authorized and validly issued in accordance with applicable Laws and the CEQP Partnership Agreement, fully paid (to the extent required under the CEQP Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) (such CEQP Common Units described in this clause (b) shall be referred to herein as the "New CEQP Common Units"). All of the Midstream Common Units issued and outstanding immediately prior to the Effective Time held by CEQP and its Subsidiaries (including CGS GP) shall remain outstanding in the Surviving Entity as set forth in the Midstream Partnership Agreement, and CEQP and CGS GP shall continue as a limited partners of the Surviving Entity, and no consideration shall be delivered to CEQP and CGS GP in respect thereof.

          (c)   Each Midstream Preferred Unit issued and outstanding immediately prior to the Effective Time (other than Midstream Preferred Units held by CEQP or its Subsidiaries, if any) shall be converted into the right to receive 2.7500 CEQP Preferred Units (the "Preferred Merger Consideration," and together with the Common Merger Consideration, the "Merger Consideration"), which CEQP Preferred Units shall be duly authorized and validly issued in accordance with applicable Laws and the CEQP Partnership Agreement, fully paid (to the extent required under the CEQP Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) (such

  CEQP Preferred Units described in this clause (c) shall be referred to herein as the "New CEQP Preferred Units"). In addition, if the Effective Time occurs after the end of a calendar quarter but before Midstream has paid distributions with respect to such calendar quarter with respect to the Midstream Preferred Units, then (i) such distributions with respect to the Midstream Preferred Units for such calendar quarter shall be treated as having been paid in Midstream PIK Units immediately prior to the Effective Time, (ii) such Midstream PIK Units shall be treated as if they were a Midstream Preferred Unit issued and outstanding immediately prior to the Effective Time (other than Midstream Preferred Units held by CEQP or its Subsidiaries, if any), (iii) each such Midstream PIK Unit shall at the Effective Time be converted into the right to receive the Preferred Merger Consideration, and (iv) such distributions with respect to the Midstream Preferred Units for such calendar quarter shall be deemed satisfied in all respects as a result of the treatment specified in this sentence.

          (d)   All Midstream Common Units and Midstream Preferred Units, when converted in the Merger, shall cease to be outstanding and shall automatically be cancelled and cease to exist. At the Effective Time, each holder of a certificate representing Midstream Units (each a "Certificate") and each holder of non-certificated Midstream Units represented by book-entry ("Book-Entry Units") shall cease to have any rights with respect thereto, except (A) the right to receive distributions in accordance with Section 3.2, and (B) the right to receive (i) the applicable Merger Consideration (or, in the case of Midstream Common Units held by CEQP, CGS GP or their respective Subsidiaries, if any, Surviving Entity Common Units as provided herein), (ii) any cash to be paid in lieu of any fractional New CEQP Common Unit or New CEQP Preferred Unit in accordance with Section 3.3(e) and (iii) any distributions in accordance with Section 3.3(c), and in each case to be issued or paid in consideration therefor in accordance with Section 3.3.

        Section 3.2    Rights As Unitholders; Unit Transfers.     At the Effective Time, holders of Midstream Common Units (other than Midstream Common Units held by CEQP, CGS GP or their respective Subsidiaries, if any) and Midstream Preferred Units shall cease to be, and shall have no rights as, limited partners of Midstream, other than to receive (a) any distribution with respect to such Midstream Units, as applicable, with a record date occurring prior to the Effective Time that may have been declared by Midstream on such Midstream Units in accordance with the terms of this Agreement and the Midstream Partnership Agreement and which remains unpaid at the Effective Time and (b) the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the unit transfer books of Midstream with respect to the Midstream Units.

        Section 3.3    Exchange of Certificates.

          (a)    Exchange Agent.    Promptly after the Effective Time (and in any event within two Business Days thereafter) CEQP shall deposit or shall cause to be deposited with the Exchange Agent for the benefit of the holders of Midstream Common Units and Midstream Preferred Units, for exchange in accordance with this Article III, through the Exchange Agent, the New CEQP Common Units, New CEQP Preferred Units and cash as required by this Article III. CEQP agrees to make available to the Exchange Agent, from time to time after the Effective Time as needed, cash sufficient to pay any distributions pursuant to Section 3.3(c) and to make payments in lieu of any fractional New CEQP Common Units and New CEQP Preferred Units pursuant to Section 3.3(e). Any cash, New CEQP Common Units and New CEQP Preferred Units deposited with the Exchange Agent (including as payment for any fractional New CEQP Units in accordance with Section 3.3(e) and any distributions in accordance with Section 3.3(c)) shall hereinafter be referred to as the "Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for Midstream Common Units (other than those held by CEQP, CGS GP or their respective Subsidiaries, if any) and Midstream Preferred Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Section 3.3(c) and 3.3(e), the Exchange Fund shall not be used for any other purpose.

          (b)    Exchange Procedures.    Promptly after the Effective Time, CEQP shall instruct the Exchange Agent to mail to each record holder of Midstream Common Units (other than CEQP, CGS GP or their respective Subsidiaries, if any) and Midstream Preferred Units (i) a letter of transmittal (which shall specify that in respect of certificated units, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in customary form and agreed to by CEQP and Midstream prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of the Midstream Common Units (other than those held by CEQP, CGS GP or their respective Subsidiaries, if any) or Midstream Preferred Units represented by such Certificates or Book-Entry Units. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be required pursuant to such instructions, the holders of Midstream Common Units (other than CEQP, CGS GP or their respective Subsidiaries, if any) and Midstream Preferred Units shall be entitled to receive in exchange therefor (A) New CEQP Units, as applicable, representing, in the aggregate, the whole number of New CEQP Units that such holder has the right to receive pursuant to this Article III (after taking into account all Midstream Units then held by such holder) and (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including distributions pursuant to Section 3.3(c) and cash payable in lieu of any fractional New CEQP Units pursuant to Section 3.3(e). No interest shall be paid or accrued on any Merger Consideration or on any unpaid distributions payable to holders of Certificates or Book-Entry Units. In the event of a transfer of ownership of Midstream Units that is not registered in the transfer records of Midstream, the Merger Consideration payable in respect of such Midstream Units may be paid to a transferee, if the Certificate representing such Midstream Units or evidence of ownership of the Book-Entry Units are presented to the Exchange Agent, and in the case of both certificated and book-entry Midstream Units, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Midstream Units, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until the required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.3, each Certificate or Book-Entry Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the Midstream Units (including any cash in lieu of fractional units pursuant to Section 3.3(e)) and any distributions to which such holder is entitled pursuant to Section 3.3(c).

          (c)    Distributions with Respect to Unexchanged Midstream Common Units and Midstream Preferred Units.    No distributions declared or made with respect to CEQP Common Units or CEQP Preferred Units with a record date after the Effective Time shall be paid to (i) the holder of any Midstream Units with respect to the New CEQP Units that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional New CEQP Units shall be paid to any such holder until such holder shall deliver the required documentation and surrender any Certificate as contemplated by this Section 3.3 or (ii) CEQP, CGS GP or their respective Subsidiaries, if any, in respect of Midstream Common Units held immediately prior to the Effective Time. Subject to applicable Law, following compliance with the requirements of Section 3.3(b), there shall be paid to such holder of the New CEQP Units issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional New CEQP Units to which such holder is entitled pursuant to Section 3.3(e) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to the New CEQP Units and payable with respect to such New CEQP Units, and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such compliance payable with respect to such New CEQP Units; provided, however, in no event will any such distribution be paid in respect of Surviving Entity Common Units.

          (d)    Further Rights in Midstream Common Units and Midstream Preferred Units.    Except for Surviving Entity Common Units issued at the Effective Time upon conversion of Midstream Common Units held by CEQP, CGS GP or their respective Subsidiaries, the Merger Consideration issued upon conversion of a Midstream Common Unit or Midstream Preferred Unit in accordance with the terms hereof and any cash paid pursuant to Section 3.2, Section 3.3(c) or Section 3.3(e) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Midstream Common Unit or Midstream Preferred Unit.

          (e)    Fractional CEQP Common Units and CEQP Preferred Units.    No certificates or scrip of the New CEQP Units representing fractional New CEQP Units or book entry credit of the same shall be issued upon the exchange of Midstream Units in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any New CEQP Units. Notwithstanding any other provision of this Agreement, each holder of Midstream Common Units and Midstream Preferred Units exchanged in the Merger who would otherwise have been entitled to receive a fraction of a New CEQP Common Unit or New CEQP Preferred Unit (after taking into account all Midstream Units exchanged by such holder) shall receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to, (A) with respect to a New CEQP Common Unit, the product of (i) the closing sale price of the CEQP Common Units on the NYSE as reported by The Wall Street Journal on the trading day immediately preceding the date on which the Effective Time shall occur and (ii) the fraction of a New CEQP Common Unit that such holder would otherwise be entitled to receive pursuant to this Article III, and (B) with respect to a New CEQP Preferred Unit, the product of (i) the closing sale price of the CEQP Common Units on the NYSE as reported by The Wall Street Journal on the trading day immediately preceding the date on which the Effective Time shall occur, (ii) the number of CEQP Common Units into which one New CEQP Preferred Unit would be convertible if the New CEQP Preferred Units were convertible as of the Effective Time at the Conversion Rate (as such term is defined in the CEQP Partnership Agreement Amendment), and (iii) the fraction of a New CEQP Preferred Unit that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify CEQP, and CEQP shall, or shall cause the Surviving Entity to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

          (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund constituting New CEQP Units or cash that remains undistributed to the holders of Midstream Units after 180 days following the Effective Time shall be delivered to CEQP upon demand and, from and after such delivery, any former holders of Midstream Units who have not theretofore complied with this Article III shall thereafter look only to CEQP for the Merger Consideration payable in respect of such Midstream Units, any cash in lieu of fractional New CEQP Units to which they are entitled pursuant to Section 3.3(e) and any distributions with respect to the New CEQP Units to which they are entitled pursuant to Section 3.3(c), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Midstream Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of CEQP, free and clear of any Liens, claims or interest of any Person previously entitled thereto.

          (g)    No Liability.    None of CEQP, Equity GP, Midstream, Midstream GP, or the Surviving Entity shall be liable to any holder of Midstream Units for any CEQP Common Units or CEQP Preferred Units (or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          (h)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by CEQP, the posting by such Person of a bond, in such reasonable amount as CEQP may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Midstream Units represented by such Certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.2.

          (i)    Withholding.    Each of CEQP, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Midstream Units such amounts as CEQP, the Surviving Entity or the Exchange Agent are required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment; provided, however, that CEQP, the Surviving Entity or the Exchange Agent, as the case may be, shall provide reasonable notice to the applicable holders of Midstream Units prior to withholding any amounts pursuant to this Section 3.3(i) . To the extent that amounts are so deducted and withheld by CEQP, the Surviving Entity or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Midstream Units in respect of whom such deduction and withholding was made by CEQP, the Surviving Entity or the Exchange Agent, as the case may be.

          (j)    Book Entry and Admission of Holders of New CEQP Common Units and New CEQP Preferred Units as Additional Limited Partners of CEQP.    Upon the issuance of New CEQP Common Units to the holders of Midstream Common Units or New CEQP Preferred Units to the holders of Midstream Preferred Units in accordance with this Section 3.3 and the compliance by such holders with the requirements of Section 10.3 of the CEQP Partnership Agreement, Equity GP shall consent to the admission of such holders as limited partners of CEQP and reflect such admission on the books and records of CEQP.

        Section 3.4    Anti-Dilution Provisions.     In the event of any subdivisions, reclassifications, recapitalizations, splits, combinations or distributions in the form of equity interests with respect to the Midstream Common Units, the CEQP Common Units, the Midstream Preferred Units or the CEQP Preferred Units (in each case, as permitted pursuant to Section 4.1(c) or Section 4.2(c)), the number of New CEQP Common Units and New CEQP Preferred Units to be issued in the Merger, and the average closing sales prices of the CEQP Common Units determined in accordance with Section 3.3(e), will be correspondingly adjusted.

        Section 3.5    Midstream LTIP Restricted Common Units and Phantom Units.

          (a)   At the Effective Time, each Midstream Restricted Common Unit and each Midstream Phantom Unit credited to a participant under the Midstream LTIP immediately prior to the Effective Time shall be converted into 2.7500 CEQP Restricted Common Units or 2.7500 CEQP Phantom Units, respectively, credited under the CEQP LTIP, which the Midstream Compensation Committee has determined is the equivalent in economic value of each Midstream Restricted Common Unit and each Midstream Phantom Unit, respectively, except that if the aggregate number of CEQP Restricted Common Units or CEQP Phantom Units that would be credited to a participant after such conversion would result in such participant being credited with a fractional CEQP Restricted Common Unit, then, in lieu thereof, such participant shall be entitled to receive cash (without interest rounded up to the nearest whole cent), in an amount calculated as provided in Section 3.3(e).

          (b)   Prior to, or as of, the Effective Time, the Midstream GP Board shall take all necessary actions, if any, pursuant to, in accordance with, and to the extent authorized under the terms of the Midstream LTIP and the grant agreements evidencing the Midstream Restricted Common Units or Midstream Phantom Units, as the case may be, to provide for the automatic conversion on the Effective Time of the Midstream Restricted Common Units and Midstream Phantom Units into CEQP Restricted Common Units or CEQP Phantom Units, respectively, under the CEQP LTIP in accordance with this Section 3.5, without the consent of the holders of the Midstream Restricted Common Units or Midstream Phantom Units.

          (c)   (i)    On, or as soon as reasonably practicable after, the Effective Time, CEQP shall deliver to each affected participant in the Midstream LTIP a new grant agreement setting forth the terms of such participant's CEQP Restricted Common Units or CEQP Phantom Units, as the case may be, credited under the CEQP LTIP as a result of the automatic conversion of the participant's Midstream Restricted Common Units or Midstream Phantom Units as provided herein, which grant agreement shall continue the same terms applicable to the Midstream Restricted Common Units or Midstream Phantom Units credited under the Midstream LTIP, subject to adjustment made pursuant to Section 3.5(b) above.

             (ii)  CEQP shall take all necessary actions on, or prior to, the Effective Time, to authorize and reserve for issuance a sufficient number of CEQP Common Units for delivery with respect to the CEQP Restricted Common Units and CEQP Phantom Units credited under the CEQP LTIP on the conversion of the Midstream Restricted Common Units or Midstream Phantom Units in accordance with this Section 3.5.

            (iii)  The Midstream LTIP shall be terminated on, or immediately following, the Effective Time.

        Section 3.6    Tax Characterization of Merger.     CEQP and Midstream each acknowledges and agrees that for federal income Tax purposes the exchange of Midstream Units for New CEQP Units pursuant to the Merger shall qualify as an exchange to which Section 721(a) of the Code applies. Each of CEQP and Midstream agrees to prepare and file all U.S. federal income Tax Returns in accordance with the foregoing qualification and treatment and shall not take any position inconsistent therewith on any such Tax Return, or in the course of any audit, litigation or other proceeding with respect to U.S. federal income Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or other final administrative decision by an applicable Governmental Authority.

ARTICLE IV.
ACTIONS PENDING MERGER

        Section 4.1    Conduct of Business by Midstream.     From the date hereof until the Effective Time (or the earlier termination of this Agreement), except as expressly contemplated by this Agreement or, as set forth in the Midstream Disclosure Letter, (a) without the prior written consent of the CEQP Conflicts Committee (which consent shall not be unreasonably withheld, delayed or conditioned), Midstream and Midstream GP will not, and will cause each of Midstream's Subsidiaries not to:

          (a)   conduct its business and the business of Midstream's Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would have a Material Adverse Effect with respect to Midstream;

          (b)   other than with respect to grants of equity or other Rights made in the ordinary and usual course pursuant to the Midstream LTIP, the conversion of any Midstream Preferred Units into Midstream Common Units in accordance with the terms of the Midstream Partnership Agreement or the issuance by Midstream of additional Midstream Preferred Units in accordance with Article 2.02 of the Class A Purchase Agreement or Midstream PIK Units in accordance with Amendment No. 3, (a) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity, any appreciation rights or any Rights, (b) enter into any agreement with respect to the foregoing or (c) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee rights;

          (c)   (i)    make, declare or pay any distribution on or in respect of, or declare or make any distribution on, any of its equity securities (except regular quarterly cash distributions of Available Cash (as defined in the Midstream Partnership Agreement)), in the ordinary course consistent with past practice in amounts no greater than distributions per Midstream Common Unit declared with respect to the first quarter of 2015;

             (ii)  split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests; or

            (iii)  repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any partnership interests, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing Compensation and Benefit Plan;

          (d)   sell, lease, dispose of or discontinue any portion of its assets, business or properties, which is material to it and such Subsidiaries taken as a whole, or acquire, by merger or otherwise, or lease (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) any assets or all or any portion of, the business or property of any other entity which, in either case, is material to it and such Subsidiaries taken as a whole, or would be likely to have a Material Adverse Effect with respect to Midstream;

          (e)   amend the Midstream Partnership Agreement, except as contemplated by Section 2.1(c)) or the Midstream GP LLC Agreement;

          (f)    implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by Law or generally accepted accounting principles;

          (g)   fail to use commercially reasonable efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past;

          (h)   (i)    change in any material respect its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;

             (ii)  settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or

            (iii)  change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

          (i)    (a)   incur, assume or guarantee any indebtedness for borrowed money issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities of others, (b) enter into any material lease (whether operating or capital), (c) create any Lien on its property or the property of its Subsidiaries in connection with any pre-existing indebtedness, new indebtedness or lease, or (d) make or commit to make any capital expenditures, in each case in excess of $100,000,000 in the aggregate;

          (j)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

          (k)   except as permitted by Sections 6.2 and 6.7, knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (b) any of the conditions set forth in Article VII not being satisfied, (c) any material delay or prevention of the consummation of the Merger or (d) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law; or

          (l)    agree or commit to do anything prohibited by Sections 4.1(a) through 4.1(k).

        Section 4.2    Conduct of Business by CEQP.     From the date hereof until the Effective Time (or the earlier termination of this Agreement) except as expressly contemplated by this Agreement or as set forth in the CEQP Disclosure Letter, without the prior written consent of the Midstream Conflicts Committee (which consent shall not be unreasonably withheld, delayed or conditioned), CEQP and Equity GP will not, and will cause each of CEQP's Subsidiaries not to:

          (a)   conduct its and the business of the CEQP Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would have a Material Adverse Effect with respect to CEQP;

          (b)   other than with respect to grants of equity or other Rights made in the ordinary and usual course pursuant to the CEQP LTIP, (a) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity, any appreciation rights or any Rights, (b) enter into any agreement with respect to the foregoing or (c) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee rights;

          (c)   except as contemplated by Section 6.19,

              (i)  make, declare or pay any distribution on or in respect of, or declare or make any distribution on, any of its equity securities (except regular quarterly cash distributions of Available Cash (as defined in the CEQP Partnership Agreement), in the ordinary course consistent with past practice in amounts no greater than distributions per CEQP Common Unit and CEQP Class A Unit by CEQP declared by CEQP with respect to the first quarter of 2015);

             (ii)  split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests; or

            (iii)  repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any partnership interests, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing Compensation and Benefit Plan;

          (d)   subject to Section 6.7(f) sell, lease, dispose of or discontinue any portion of its assets, business or properties, which is material to it and such Subsidiaries taken as a whole, or acquire, by merger or otherwise, or lease (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) any assets or all or any portion of, the business or property of any other entity which, in either case, is material to it and such Subsidiaries taken as a whole, or would be likely to have a Material Adverse Effect with respect to CEQP, (ii) merge, consolidate or enter into any other business combination transaction with any Person or make any acquisition or disposition that would be likely to have a Material Adverse Effect with respect to CEQP, or (iii) enter into a definitive agreement with respect to a CEQP Acquisition Proposal;

          (e)   amend the CEQP Partnership Agreement, except as contemplated by this Agreement;

          (f)    implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by Law or generally accepted accounting principles;

          (g)   fail to use commercially reasonable efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past;

          (h)   (i)    change in any material respect its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;

             (ii)  settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or

            (iii)  change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

          (i)    (a)    incur, assume or guarantee any indebtedness for borrowed money, issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities, (b) enter into any material lease (whether operating or capital), (c) create any Lien on its property or the property of its Subsidiaries in connection with any pre-existing indebtedness, new indebtedness or lease, or (d) make or commit to make any capital expenditures, in each case in excess of $100,000,000 in the aggregate;

          (j)    (i)    enter into any material contract or agreement or terminate or amend in any material respect any material contract or agreement to which it is a party or waive any material rights under any material contract or agreement to which it is a party or (ii) enter into any contract, agreement or commitment with any affiliate of CEQP or its Subsidiaries;

          (k)   purchase any securities of or make any investment in any Person (other than (i) ordinary-course overnight investments of such Party, (ii) investments in wholly owned Subsidiaries, (iii) purchases and investments in addition to those contemplated by (i) and (ii) of this clause (k) up to an aggregate amount of $20,000,000;

          (l)    (i)    settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assesses damages in excess of $20,000,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), to the extent reserved against in the CEQP financial statements, or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (ii) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have a Material Adverse Effect with respect to CEQP;

          (m)  fail to file on a timely basis all applications and other documents necessary to maintain, renew or extend any permit, license, variance or any other approval required by any Governmental Authority for the continuing operation of its business, which failure would, individually or in the aggregate, have a Material Adverse Effect with respect to CEQP;

          (n)   grant any increases in the equity compensation of any of its officers, employees or independent contractors, except in the ordinary course of business not materially inconsistent with past practices;

          (o)   authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

          (p)   except as permitted by Section 6.2 and 6.7, knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (b) any of the conditions set forth in Article VII not being satisfied, (c) any material delay or prevention of the consummation of the Merger or (d) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law; or

          (q)   agree or commit to do anything prohibited by Sections 4.2(a) through Section 4.2(p).

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

        Section 5.1    Representations and Warranties.     Except as set forth in its SEC Documents (other than with respect to Sections 5.1(a) and 5.1(b)) filed and publicly available prior to the date hereof (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents) or Article V of the Midstream Disclosure Letter, Midstream hereby represents and warrants (and to the extent necessary with respect to any representations by Midstream herein, Midstream GP also represents and warrants) to CEQP, and except as disclosed in its SEC Documents (other than with respect to Sections 5.1(a) and 5.1(b)) filed and publicly available prior to the date hereof (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents) or Article V of the CEQP Disclosure Letter, CEQP, MergerCo, MGP GP and Midstream Holdings hereby represent and warrant (and to the extent necessary with respect to any representations by CEQP, MergerCo, MGP GP and Midstream Holdings herein, Equity GP also represents and warrants) to Midstream, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

          (a)    Organization, Standing and Authority.    Such party is a limited partnership or limited liability company, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Such party (i) is duly qualified to do business and is in good standing in the states and sovereign tribal territories of the United States where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (ii) has in effect all federal, state, local, tribal and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

          (b)    Capitalization.

              (i)  In the case of Midstream, as of the date hereof, there are 187,423,322 Midstream Common Units issued and outstanding, 868,526 Midstream Restricted Units issued and outstanding, 161,043.1109 Midstream Phantom Units issued and outstanding, 18,332,195 Midstream Preferred Units issued and outstanding and the Incentive Distribution Rights issued and outstanding, and all such Midstream Common Units, Midstream Preferred Units and Incentive Distribution Rights and the limited partner interests represented thereby were duly authorized and are validly issued in accordance with the Midstream Partnership Agreement and are fully paid (to the extent required under the Midstream Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA), and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights).

             (ii)  As of the date hereof, Midstream GP owns a non-economic (0.0%) general partner interest in Midstream, and such general partner interest was duly authorized and validly issued in accordance with the Midstream Partnership Agreement.

            (iii)  In the case of CEQP, as of the date hereof, there are 181,204,695 CEQP Common Units, 4,867,252 CEQP Class A Units, 4,387,889 Subordinated Units, 1,633,654 CEQP Restricted Units issued and outstanding, 362,876.3789 CEQP Phantom Units issued and outstanding and no CEQP Preferred Units issued and outstanding, and all of such CEQP Common Units and CEQP Class A Units and the limited partner interests represented thereby were duly authorized and validly issued in accordance with the CEQP Partnership Agreement and are fully paid (to the extent required under the CEQP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA). As of the date hereof, Equity GP owns the Equity GP Interest and such Equity GP Interest was duly authorized and validly issued in accordance with the CEQP Partnership Agreement. The New CEQP Common Units and New CEQP Preferred Units will be duly authorized and validly issued in accordance with the CEQP Partnership Agreement, and will be fully paid (to the extent required under the CEQP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

            (iv)  As of the date hereof, CEQP owns 100% of the limited liability company interests in MGP GP and 100% of the limited partner interests in Midstream Holdings, and MGP GP owns a non-economic (0.0%) general partner interest in Midstream Holdings.

             (v)  As of the date hereof, CEQP owns 7,137,841 Midstream Common Units (the "CEQP Existing Units") and CGS GP owns 21,597 Midstream Common Units (the "CGS Existing Units," and collectively with the CEQP Existing Units, the "Existing Units"). CEQP has and, except with respect to the CEQP Existing Units to be contributed to CGS GP in accordance with Section 6.17, will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 6.3, and sole power to agree to all of the matters set forth in Section 6.3, in each case with respect to all of the CEQP Existing Units. CGS GP has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 6.3, and sole power to agree to all of the matters set forth in Section 6.3, in each case with respect to all of the CGS GP Existing Units and, at all times after CEQP has contributed a portion of the CEQP Existing Units to CGS GP in accordance with Section 6.17, with respect to such portion of the CEQP Existing Units.

            (vi)  As of the date hereof, other than, (A) in the case of Midstream, (i) Midstream Restricted Common Units granted under the Midstream LTIP and (ii) Midstream Common Units reserved for issuance upon the conversion of Midstream Preferred Units, and (B) in the case of CEQP, Restricted Common Units granted under the CEQP LTIP, there are no interests of a party's equity securities authorized and reserved for issuance, such party does not have any Rights issued or outstanding with respect to its equity securities, and such party does not have any commitment to authorize, issue or sell any such equity securities or Rights, except pursuant to this Agreement.

          (c)    Subsidiaries.

              (i)  (A) Such party owns, directly or indirectly, all of the equity interests of each of its Subsidiaries (B) no equity interests of any of its Subsidiaries are or may become required to be issued by reason of any Rights, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity interests of any such Subsidiaries, (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such equity interests, and (E) all of the equity interests of each such Subsidiary held by it or its Subsidiaries are fully paid and nonassessable and are owned by it or its Subsidiaries free and clear of any Liens.

             (ii)  Each of such party's Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization and (A) is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (B) has in effect all federal, state, local, tribal and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

          (d)    Partnership or Limited Liability Company Power.    Such party and each of its Subsidiaries has the partnership or limited liability company power and authority to carry on its business as it is now being conducted and to own or lease, as applicable, all its properties and assets; and it has the partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e)    Authority.    Subject to Midstream Unitholder Approval in the case of Midstream, this Agreement and the transactions contemplated hereby have been authorized by all necessary partnership or limited liability company, as applicable, action, and this Agreement has been duly executed and delivered and is a legal, valid and binding agreement of it, enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f)    No Defaults.    Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and the NYSE, and the approvals contemplated by Article VII, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, in the case of Midstream, the Midstream Partnership Agreement or Midstream Certificate of Limited Partnership, and in the case of CEQP, the CEQP Partnership Agreement or CEQP Certificate of Limited Partnership, (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to it or any of its Subsidiaries, (iv) result in the creation of any Lien on any of its assets or its Subsidiaries' assets other than in connection with any indebtedness obtained in connection with the transactions contemplated by this Agreement, or (v) cause the transactions contemplated by this Agreement to be subject to Takeover Laws, except in the case of (i), (iii), (iv) and (v), any such breach, violation, default, termination, right, cancellation, acceleration, contravention, conflict, Lien or subjection that would not have, individually or in the aggregate, a Material Adverse Effect.

          (g)    Financial Reports and SEC Documents.    Its annual report on Form 10-K for the fiscal year ended December 31, 2014, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2014 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, its "SEC Documents"), with the SEC (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in partners' equity and cash flows in such SEC Documents (including any related notes and schedules thereto) fairly presents the results of operations, changes in partners' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except as and to the extent set forth on its balance sheet as of December 31, 2014, as of such date, neither it nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied.

          (h)    No Brokers.    No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of Midstream, fees to be paid to TPH, and, in the case of CEQP, fees to be paid to Evercore Group, L.L.C. and Citi, in every case pursuant to letter agreements, the fee provisions of which have been heretofore disclosed to the other party.

          (i)    Tax Matters.

              (i)  All material returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign Tax Laws ("Tax Returns") with respect to such party or any of its Subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired;

             (ii)  all Tax Returns filed by such party are complete and accurate in all material respects;

            (iii)  all Taxes shown to be due on such Tax Returns and all other Taxes, if any, required to be paid by such party or its Subsidiaries for all periods ending through the date hereof have been paid or adequate reserves have in accordance with generally accepted accounting principles been established for the payment of such Taxes;

            (iv)  no material (A) audit or examination or (B) refund litigation with respect to any Tax Return of such party is pending. As of the date hereof, neither such party nor any of its Subsidiaries (x) has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns nor (y) is a party to any Tax sharing or Tax indemnity agreement;

             (v)  such party and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code;

            (vi)  such party is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation; and

           (vii)  no written claim has been made by any Tax authority in a jurisdiction where such party or any of its Subsidiaries does not currently file a Tax Return that such party or any of its Subsidiaries is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by such party or any of its Subsidiaries.

          (j)    Regulatory Approvals.    No approval of any Governmental Authority is necessary to consummate the transactions contemplated by this Agreement (other than filings under the Securities Act).

          (k)    The Midstream GP Board Recommendation.    The Midstream GP Board delegated to the Midstream Conflicts Committee the authority of the Midstream GP Board to negotiate the terms and conditions of the Merger, subject to final approval by the Midstream GP Board, and to determine whether to approve the Merger by Special Approval (as defined in the Midstream Partnership Agreement). The Midstream Conflicts Committee has determined that the Merger, this Agreement and the transactions contemplated hereby are fair and reasonable to, and in the best interests of, Midstream and the Midstream Unaffiliated Unitholders, and approved and declared the advisability of the Merger and this Agreement and recommended approval of same by the Midstream GP Board. The Midstream GP Board has determined that the Merger, this Agreement and the transactions contemplated hereby are fair and reasonable to, and in the best interests of, Midstream and the Midstream limited partners, and approved and declared the advisability of the Merger and this Agreement, and resolved to recommend that the holders of Midstream Common Units and Midstream Preferred Units (voting on an "as-converted" basis), voting together as a single class, approve the Merger, this Agreement and the transactions contemplated hereby.

          (l)    The Equity GP Board Recommendation.    The Equity GP Board delegated to the CEQP Conflicts Committee the authority of the Equity GP Board to negotiate the terms and conditions of the Merger, subject to final approval by the Equity GP Board, and to determine whether to approve the Merger by Special Approval (as defined in the CEQP Partnership Agreement). The CEQP Conflicts Committee has determined that this Agreement and the transactions contemplated hereby, including the Merger, the New CEQP Common Unit Issuance, the execution and effectiveness of the CEQP Partnership Agreement Amendment, and the New CEQP Preferred Unit Issuance (collectively, the "Merger Transactions") are fair and reasonable to, and in the best interests of, CEQP and the CEQP Unaffiliated Unitholders, and approved and declared the advisability of this Agreement and the Merger Transactions. The Equity GP Board has determined that this Agreement and the transactions contemplated hereby, including the Merger Transactions are fair and reasonable to, and in the best interests of, CEQP and its limited partners, and has approved and declared the advisability of this Agreement and the Merger Transactions.

          (m)    Operations of MergerCo.    In the case of CEQP, MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

          (n)    Opinion to the Midstream Conflicts Committee.    Tudor, Pickering, Holt & Co. Advisors, LLC ("TPH") has delivered to the Midstream Conflicts Committee its opinion (which will subsequently be confirmed in writing) to the effect that, as of the date the Midstream Conflicts Committee recommended that the Midstream GP Board approve this Agreement and subject to the assumptions, qualifications, limitations and other matters considered by TPH in connection with the preparation of its opinion, the Common Merger Consideration to be received by the holders of Midstream Common Units other than (i) CEQP and its affiliates and (ii) the officers and directors of Midstream GP that are also officers or directors of Equity GP or affiliates of such officers and directors (collectively the "Unaffiliated Midstream Common Unitholders") was fair, from a financial point of view, to the Unaffiliated Midstream Common Unitholders.

          (o)    Opinion to the CEQP Conflicts Committee.    Evercore Group L.L.C. has delivered to the CEQP Conflicts Committee its opinion (which will be subsequently confirmed in writing) to the effect that, as of the date the CEQP Conflicts Committee recommended that the Equity GP Board approve this Agreement and subject to certain assumptions, qualifications, limitations and other matters set forth in its opinion, the Merger Consideration to be paid by CEQP is fair, from a financial point of view, to the CEQP Unaffiliated Unitholders.

          (p)    No Material Adverse Effect.    In the case of CEQP, there has not occurred a Material Adverse Effect with respect to CEQP between January 1, 2015 and the date of this Agreement. In the case of Midstream, there has not occurred a Material Adverse Effect with respect to Midstream between January 1, 2015 and the date of this Agreement.

ARTICLE VI.
COVENANTS

        Midstream hereby covenants to and agrees with CEQP, and CEQP hereby covenants to and agrees with Midstream, that:

        Section 6.1    Commercially Reasonable Efforts.     Subject to the terms and conditions of this Agreement, it shall use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to permit consummation of the Merger promptly and otherwise to enable consummation of the transactions contemplated hereby, including, without limitation, obtaining (and cooperating with the other parties hereto to obtain) any third party approval that is required to be obtained by Midstream or CEQP or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end, and shall furnish to the other party copies of all correspondence, filings and communications between it and its Affiliates and any Regulatory Authority with respect to the transactions contemplated hereby. In complying with the foregoing, neither it nor its Subsidiaries shall be required to take measures that would have a Material Adverse Effect on it and such Subsidiaries taken as a whole.

        Section 6.2    Equityholder Approval.

          (a)   Subject to the terms and conditions of this Agreement, Midstream shall take, in accordance with applicable Law, applicable stock exchange rules and the Midstream Partnership Agreement, all action necessary to call, hold and convene an appropriate meeting of the holders of Midstream Common Units and Midstream Preferred Units to consider and vote upon the approval of the Merger, this Agreement, and any other matters required to be approved by Midstream's unitholders for consummation of the Merger (including any adjournment or postponement, the "Meeting"), promptly after the date hereof.

          (b)   Subject to Section 6.7(c), the Midstream GP Board shall recommend approval of the Merger, this Agreement and the transactions contemplated hereby to the holders of Midstream Units (the "Midstream Recommendation"), and Midstream shall take all reasonable lawful action to solicit such approval by the holders of Midstream Units.

        Section 6.3    Agreement to Support.

          (a)   Contemporaneously with the execution and delivery of this Agreement. CEQP and CGS GP have executed and delivered a Support Agreement.

          (b)   Each of CEQP and CGS GP hereby covenant and agree that, except for the Support Agreement to which it is a party it (a) has not entered into, and shall not enter into at any time while this Section 6.3 remains in effect, any voting agreement or voting trust with respect to its Existing Units and (b) has not granted, and shall not grant at any time while this covenant remains in effect, a proxy, consent or power of attorney with respect to its Existing Units.

          (c)   This Section 6.3 shall remain in effect until the earliest to occur of (i) the Effective Time, (ii) a Midstream Change in Recommendation, (iii) the termination of this Agreement in accordance with its terms and (iv) the written agreement of Midstream and CEQP to terminate this Section 6.3. After the occurrence of such applicable event, this Section 6.3 shall terminate and be of no further force and effect.

        Section 6.4    Registration Statement.

          (a)   Each of CEQP and Midstream agrees to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") (including the proxy statement and other proxy solicitation materials of Midstream and prospectus of CEQP constituting a part thereof (the "Proxy Statement") and all related documents) to be filed by CEQP with the SEC in connection with the issuance of New CEQP Common Units and New CEQP Preferred Units in the Merger as contemplated by this Agreement. Provided Midstream has cooperated as required above, CEQP agrees to file the Registration Statement with the SEC as promptly as practicable. Each of Midstream and CEQP agrees to use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. CEQP also agrees to use commercially reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Each of CEQP and Midstream agrees to furnish to the other party all information concerning CEQP, Equity GP and its Subsidiaries or Midstream and Midstream GP, as applicable, and the officers, directors and unitholders of CEQP and Midstream and any applicable Affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing.

          (b)   Each of Midstream and CEQP agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to unitholders and at the time of the Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Midstream and CEQP further agrees that if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement.

          (c)   CEQP will advise Midstream, promptly after CEQP receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the New CEQP Common Units and New CEQP Preferred Units for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

          (d)   Each of CEQP and Midstream will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Midstream unitholders as soon as practicable after the effective date of the Registration Statement.

        Section 6.5    Press Releases.     Prior to a Midstream Change in Recommendation, if any, neither Midstream nor CEQP will, without the prior approval of the Midstream Conflicts Committee in the case of Midstream and the CEQP Conflicts Committee in the case of CEQP, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable Law or the rules of the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.

        Section 6.6    Access; Information.

          (a)   Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to, afford the other parties and their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such Person and its representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that Midstream or CEQP or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable Law) and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Midstream nor CEQP nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

          (b)   CEQP and Midstream, respectively, will not use any information obtained pursuant to this Section 6.6 or Section 6.7 (to which it was not entitled under Law or any agreement other than this Agreement) for any purpose unrelated to (i) the consummation of the transactions contemplated by this Agreement or (ii) the matters contemplated by Section 6.7 in accordance with the terms thereof, and will hold all information and documents obtained pursuant to this Section 6.6 or Section 6.7 in confidence. No investigation by either such party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either such party's obligation to consummate the transactions contemplated by this Agreement.

        Section 6.7    Acquisition Proposals; Change in Recommendation.

          (a)   None of Midstream GP, Midstream and its Subsidiaries shall, and they shall use their commercially reasonable efforts to cause their Representatives not to, directly or indirectly, (i) knowingly initiate, solicit or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Acquisition Proposal. Notwithstanding the foregoing, but subject to the limitations in Section 6.7(b), nothing contained in this Agreement shall prohibit Midstream and Midstream GP from furnishing any information to, including information pertaining to CEQP or its Subsidiaries, or entering into or participating in discussions or negotiations with, any person that makes an unsolicited written Acquisition Proposal that did not result from a knowing and intentional breach of this Section 6.7 (a "Receiving Party"), if (i) the Midstream GP Board, after consultation with its outside legal counsel and financial advisors, determines in good faith (A) that such Acquisition Proposal constitutes or is likely to result in a Superior Proposal, and (B) that failure to take such action would be inconsistent with its fiduciary duties under the Midstream Partnership Agreement and applicable Law and (ii) prior to furnishing any such non-public information to such Receiving Party, Midstream receives from such Receiving Party an executed Confidentiality Agreement, provided, however, that if Midstream receives an Acquisition Proposal that includes a CEQP Acquisition Proposal, Midstream may, in its discretion, respond to a Receiving Party to indicate that Midstream cannot entertain an Acquisition Proposal that includes a CEQP Acquisition Proposal.

          (b)   Midstream shall not provide any Receiving Party with any non-public information or data pertaining to CEQP.

          (c)   Except as otherwise provided in this Section 6.7(c), the Midstream GP Board shall not (1) (a) withdraw, modify or qualify in any manner adverse to CEQP the Midstream Recommendation or (b) publicly approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any action described in this clause (1) being referred to as a "Midstream Change in Recommendation"); or (2) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Midstream or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Midstream Unitholder Approval, the Midstream GP Board may make a Midstream Change in Recommendation if it has concluded in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make a Midstream Change in Recommendation would be inconsistent with its fiduciary duties under the Midstream Partnership Agreement and applicable Law; provided, however, that the Midstream GP Board shall not be entitled to exercise its right to make a Midstream Change in Recommendation pursuant to this sentence unless Midstream and Midstream GP have: (i) complied in all material respects with this Section 6.7, (ii) provided to CEQP and the CEQP Conflicts Committee two (2) Business Days prior written notice (such notice, a "Notice of Proposed Recommendation Change") advising CEQP that the Midstream GP Board intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any Superior Proposal that is the basis of the proposed action and the identity of the Person making the proposal and contemporaneously providing a copy of all relevant proposed transaction documents for such Superior Proposal (it being understood and agreed that any amendment to the terms of any such Superior Proposal shall require a new Notice of Proposed Recommendation Change and an additional two (2) Business Day period), (iii) during such period, Midstream and its Representatives shall negotiate in good faith with CEQP and its Representatives to amend this Agreement so as to enable the Midstream GP Board and/or the Midstream Conflicts Committee to proceed with the Midstream Recommendation and at the end of such period, maintain the Midstream Recommendation (after taking into account any agreed modification to the terms of this Agreement), and (iv) if applicable, provided to CEQP all materials and information delivered or made available to the Person or group of persons making any Superior Proposal in connection with such Superior Proposal (to the extent not previously provided). Any Midstream Change in Recommendation shall not change the approval of this Agreement or any other approval of the Midstream GP Board, including in any respect that would have the effect of causing any Takeover Law to be applicable to the transactions contemplated hereby or thereby, including the Merger. Notwithstanding any provision in this Agreement to the contrary, CEQP and Equity GP shall maintain, and cause their Representatives to maintain, the confidentiality of all information received from Midstream pursuant to this Section 6.7, subject to the exceptions contained in the Existing Confidentiality Agreement.

          (d)   In addition to the obligations of Midstream set forth in this Section 6.7, Midstream shall as promptly as practicable (and in any event within 24 hours after receipt) advise CEQP orally and in writing of any Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. Midstream shall keep CEQP informed on a reasonably current basis of material developments with respect to any such Acquisition Proposal.

          (e)   Nothing contained in this Agreement shall prevent Midstream or the Midstream GP Board from taking and disclosing to the holders of Midstream Common Units and Midstream Preferred Units a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to limited partners) or from making any legally required disclosure to unitholders. Any "stop-look-and-listen" communication by Midstream or the Midstream GP Board to the limited partners of Midstream pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the limited partners of Midstream) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to CEQP of, all or a portion of the Midstream Recommendation.

          (f)    Nothing in this Agreement is intended or shall be construed to restrict CEQP GP, CEQP or their Representatives from initiating, soliciting or encouraging the submission of any CEQP Acquisition Proposal or participating in any discussions or negotiations regarding, or furnishing to any person any non-public information with respect to any Acquisition Proposal, provided that CEQP shall not take any of the actions referred to in Section 4.2(d) prior to the termination of this Agreement.

        Section 6.8    Affiliate Arrangements.

          (a)   Not later than the 15th day after the mailing of the Proxy Statement, Midstream shall deliver to CEQP a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Meeting, deemed to be an "affiliate" of Midstream (a "Rule 145 Affiliate") as that term is used in Rule 145 under the Securities Act.

          (b)   Midstream shall use its commercially reasonable efforts to cause its Rule 145 Affiliates not to sell any securities received under the Merger in violation of the registration requirements of the Securities Act, including Rule 145 thereunder.

        Section 6.9    Takeover Laws.     No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any rights plan adopted by such party or any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

        Section 6.10    No Rights Triggered.     Each of Midstream and CEQP shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any Rights to any person (a) in the case of Midstream under the Midstream Partnership Agreement, and in the case of CEQP under the CEQP Partnership Agreement or (b) under any material agreement to which it or any of its Subsidiaries is a party.

        Section 6.11    New CEQP Common Units Listed.     In the case of CEQP, CEQP shall use its commercially reasonable efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the New CEQP Common Units.

        Section 6.12    Third Party Approvals.

          (a)   CEQP and Midstream and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as expeditiously as practicable. Each of CEQP and Midstream shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Regulatory Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and promptly. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

          (b)   Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement or any filing, notice or application made by or on behalf of such other party or any of such Subsidiaries to any Regulatory Authority in connection with the transactions contemplated hereby.

        Section 6.13    Indemnification; Directors' and Officers' Insurance.

          (a)   Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Midstream Partnership Agreement, the Midstream GP LLC Agreement, or this Agreement or, if applicable, similar organizational documents or agreements of any of Midstream's Subsidiaries, from and after the Effective Time, CEQP and the Surviving Entity, jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the date of the Effective Time serving as a director or officer of Midstream or any of its Subsidiaries (including, for the avoidance of doubt, Midstream GP) or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the "Indemnified Parties") to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within ten (10) days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of CEQP and the Surviving Entity pursuant to this Section 6.13(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of Midstream or any of its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) after the date hereof and shall inure to the benefit of such person's heirs, executors and personal and legal representatives. As used in this Section 6.13: (x) the term "Claim" means any threatened, asserted, pending or completed action, whether instituted by any party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism ("Action"), arising out of or pertaining to matters that relate to such Indemnified Party's duties or service as a director or officer of Midstream, any of its Subsidiaries, or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing at or prior to the Effective Time; and (y) the term "Indemnification Expenses" means reasonable attorneys' fees and all other reasonable costs, expenses and obligations (including experts' fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.13(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither CEQP nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

          (b)   Without limiting the foregoing, CEQP and Midstream agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the Midstream Partnership Agreement (and, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Midstream's Subsidiaries including, without limitation, the Midstream GP LLC Agreement) and indemnification agreements of Midstream or any of its Subsidiaries shall be assumed by the Surviving Entity, CEQP and Equity GP in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

          (c)   For a period of six (6) years from the Effective Time, the CEQP Partnership Agreement shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the CEQP Partnership Agreement as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law; provided, however, that any such modification shall be prospective only and shall not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to modification; and provided further that all rights to indemnification in respect of any Action pending or asserted or any Claim made within such period continue until the disposition of such Action or resolution of such Claim.

          (d)   CEQP shall, or shall cause the Surviving Entity to, maintain for a period of at least six (6) years following the Effective Time, the current policies of directors' and officers' liability insurance maintained by Midstream and its Subsidiaries (including, for the avoidance of doubt, Midstream GP) (provided, that the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of Midstream than the terms and conditions of such existing policy from carriers with the same or better rating as the carrier under the existing policy provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time) with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Merger and the transactions contemplated by this Agreement; provided, that CEQP shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Midstream prior to the date hereof but in such case shall purchase as much coverage as reasonably practicable for such amount.

          (e)   The provisions of Section 6.13(d) shall be deemed to have been satisfied if prepaid "tail" policies have been obtained by the Surviving Entity for purposes of this Section 6.13 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement, which policies provide such directors and officers with the coverage described in Section 6.13(d) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Merger and the transactions contemplated by this Agreement.

          (f)    If CEQP, Equity GP, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of CEQP, Equity GP and the Surviving Entity assume the obligations set forth in this Section 6.13.

          (g)   CEQP and Equity GP shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 6.13.

          (h)   This Section 6.13 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and shall be binding on CEQP, Equity GP, the Surviving Entity and their respective successors and assigns.

        Section 6.14    Notification of Certain Matters.     Each of Midstream and CEQP shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b) any change in its condition (financial or otherwise) or business or any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings, individually or in the aggregate, results in, or would reasonably be expected to result in, a Material Adverse Effect with respect to it.

        Section 6.15    Rule 16b-3.     Prior to the Midstream Unitholder Approval, Midstream and CEQP shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Midstream equity securities (including derivative securities) and acquisitions of CEQP equity securities pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Midstream and any Person who may be deemed to be a "director by deputization" under applicable securities laws to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

        Section 6.16    Distribution of Limited Liability Company Interest of Midstream GP.     After the Midstream Unitholder Approval and prior to the Effective Time, Midstream Holdings shall distribute the limited liability interests of Midstream GP to CEQP, such that Midstream GP shall be a direct, wholly-owned subsidiary of CEQP.

        Section 6.17    Contribution of Midstream Common Units to CGS GP.     After the Midstream Unitholder Approval and prior to the Effective Time, CEQP will contribute or cause to be contributed a number of the Midstream Common Units that it owns directly to CGS GP, so that after giving effect to the Merger and the contribution referred to in Section 6.22 CEQP and CGS GP will hold Midstream limited partner interests in Midstream equal to 99.9% and 0.1% respectively, of the total Midstream limited partner interests then outstanding, and immediately thereafter but prior to the Effective Time shall cause CGS GP to be treated as a corporation for U.S. federal income tax purposes.

        Section 6.18    CEQP Preferred Unit Designation.     Equity GP shall execute and make effective at or prior to the Effective Time the CEQP Partnership Agreement Amendment.

        Section 6.19    Issuance of Additional Midstream Preferred Units; PIK Unit Election.     Prior to the first to occur of (a) not less than three Business Days prior to the Effective Time and (b) September 30, 2015, the Full Funding Date shall have occurred. Prior to the earlier of the Effective Time and the termination of this Agreement, Midstream GP shall cause all distributions paid by Midstream to holders of the outstanding Midstream Preferred Units pursuant to the Midstream Partnership Agreement shall be paid in additional Midstream PIK Units (and cash in lieu of any fractional Midstream PIK Unit) in accordance with Section 5.12(c) of Amendment No. 3.

        Section 6.20    CEQP Operating Surplus.     Equity GP shall execute and make effective at or prior to the Effective Time an amendment to the CEQP Partnership Agreement providing for, among other things, a change in the definition of "Operating Surplus" to provide that such term shall include an amount equal to the operating surplus of Midstream immediately prior to the Effective Time.

        Section 6.21    CEQP Defeasance or Call For Redemption of Senior Notes Due 2018.     Prior to the Effective Time CEQP shall take all actions necessary or appropriate to defease or call for redemption the issued and outstanding CEQP 7% Senior Notes due 2018, which redemption shall be effected in accordance with Section 3.07 of the Indenture dated as of September 27, 2010, as supplemented by the First Supplemental Indenture, Second Supplemental Indenture and Third Supplemental Indenture thereto among CEQP, CEQP Finance Corp., each of the Guarantors thereof and U.S. Bank National Association, as trustee.

        Section 6.22    Contribution to CMLP of Crestwood Operations.     Immediately after the Effective Time CEQP will contribute to Midstream 100% of the issued and outstanding equity interests of Crestwood Operations as an additional contribution to Midstream's capital in exchange for additional limited partner interests in Midstream.

ARTICLE VII.
CONDITIONS TO CONSUMMATION OF THE MERGER

        The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing of each of the following:

        Section 7.1    Unitholder Vote.    This Agreement, the Merger and transactions contemplated hereby shall have been approved and adopted by the affirmative vote of holders of a majority of the Midstream Common Units and Midstream Preferred Units (voting together as a single class, with the Midstream Preferred Units voting on an "as-converted" basis) outstanding and entitled to vote at the Meeting ("Midstream Unitholder Approval").

        Section 7.2    Governmental Approvals.     All filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Regulatory Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on CEQP or Midstream.

        Section 7.3    No Actions.     No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby, and no action, proceeding or investigation by any Regulatory Authority with respect to the Merger or the other transactions contemplated hereby shall be pending that seeks to restrain, enjoin, prohibit, delay or make illegal the consummation of the Merger or such other transaction or to impose any material restrictions or requirements thereon or on CEQP or Midstream with respect thereto; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 6.1.

        Section 7.4    Representations, Warranties and Covenants of CEQP and Equity GP.     In the case of Midstream's obligation to consummate the Merger:

          (a)   each of the representations and warranties contained herein of CEQP and Equity GP shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case, in all material respects, except for any representations and warranties that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects.

          (b)   each and all of the agreements and covenants of CEQP and Equity GP to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

          (c)   Midstream shall have received a certificate signed by the Chief Executive Officer of the Equity GP, dated the Closing Date, to the effect set forth in Section 7.4(a) and Section 7.4(b).

        Section 7.5    Representations, Warranties and Covenants of Midstream and Midstream GP.     In the case of CEQP's obligation to consummate the Merger:

          (a)   each of the representations and warranties contained herein of Midstream and Midstream GP shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case, in all material respects, except for any representations and warranties that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects.

          (b)   each and all of the agreements and covenants of Midstream and Midstream GP to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

          (c)   CEQP shall have received a certificate signed by the Chief Financial Officer of Midstream GP, dated the Closing Date, to the effect set forth in Section 7.5(a) and Section 7.5(b).

        Section 7.6    Effective Registration Statement.     The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        Section 7.7    Tax Opinion of CEQP's Counsel.     In the case of CEQP's obligation to consummate the Merger, CEQP shall have received an opinion, and provided a copy to the CEQP Conflicts Committee, from Vinson & Elkins LLP or another nationally-recognized tax counsel dated as of the Closing Date in form and substance reasonably satisfactory to CEQP and a copy of which shall have been provided to Midstream to the effect that, for U.S. federal income tax purposes, (a) no gain or loss should be recognized by existing CEQP Unitholders as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (b) 90% or more of the combined gross income of CEQP and Midstream for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as "qualifying income" within the meaning of Section 7704(d) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations and covenants as to such matters as such counsel may reasonably request including those contained in certificates of officers of Equity GP and others and opinions of Delaware counsel reasonably satisfactory in form and substance to such counsel.

        Section 7.8    Tax Opinion of Midstream's Counsel.     In the case of Midstream's obligation to consummate the Merger, Midstream shall have received an opinion, and provided a copy to the Midstream Conflicts Committee, from Vinson & Elkins LLP or another nationally-recognized tax counsel dated as of the Closing Date in form and substance reasonably satisfactory to Midstream and a copy of which shall have been provided to CEQP to the effect that, for U.S. federal income tax purposes, no gain or loss should be recognized by Midstream Unitholders as a result of the receipt of New CEQP Units in the Merger (other than any income or gain resulting from (a) any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code; and (b) cash received in lieu of fractional New CEQP Units pursuant to Section 3.3(e)). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations and covenants as to such matters as such counsel may reasonably request including those contained in certificates of officers of Midstream and others and opinions of Delaware counsel reasonably satisfactory in form and substance to such counsel.

        Section 7.9    NYSE Listing.     The New CEQP Common Units shall have been approved for listing on the NYSE, subject to official notice of issuance.

        Section 7.10    CEQP Preferred Unit Designation.     In the case of Midstream's obligation to consummate the Merger, Equity GP shall have executed and made effective at or prior to the Effective Time the CEQP Partnership Agreement Amendment.

        Section 7.11    No Material Adverse Effect.     In the case of Midstream's obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to CEQP between the date of this Agreement and the Closing Date. In the case of CEQP's obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to Midstream between the date of this Agreement and the Closing Date.

ARTICLE VIII.
TERMINATION

        Section 8.1    Termination.     Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after Midstream Unitholder Approval of this Agreement:

          (a)   By the mutual consent of CEQP and Midstream in a written instrument.

          (b)   By either CEQP or Midstream upon written notice to the other, if:

              (i)  the Merger has not been consummated on or before December 31, 2015 (the "Termination Date"); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

             (ii)  any Regulatory Authority has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or any of the Merger Transactions or making the Merger or any of the Merger Transactions illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating party is not then in breach of Section 6.1);

            (iii)  Midstream fails to obtain the Midstream Unitholder Approval at the Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to Midstream where the failure to obtain the Midstream Unitholder Approval shall have been caused by the action or failure to act of Midstream and such action or failure to act constitutes a material breach by Midstream of this Agreement;

            (iv)  there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the other parties (treating CEQP and Equity GP as one party for the purposes of this Section 8.1 and treating Midstream and Midstream GP as one party for the purposes of this Section 8.1), which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iv) unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of representation or warranty by CEQP or Equity GP) or Section 7.5 (in the case of a breach of representation or warranty by Midstream or Midstream GP); or

             (v)  if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any other party, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(v) unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of covenants or agreements by CEQP or Equity GP) or Section 7.5 (in the case of a breach of covenants or agreements by Midstream or Midstream GP).

          (c)   By CEQP, upon written notice to Midstream, in the event that a Midstream Change in Recommendation has occurred.

          (d)   By Midstream, upon written notice to CEQP, in the event that (i) a Midstream Change in Recommendation has occurred, (ii) Midstream has not knowingly and intentionally materially breached Section 6.7 and (iii) Midstream has paid CEQP's Expenses pursuant to Section 9.1(b) and Section 9.1(e).

          (e)   By CEQP, at any time prior to obtaining the Midstream Unitholder Approval, upon written notice to Midstream, in the event that the CEQP GP Board determines to abandon the transactions contemplated herein.

        Section 8.2    Effect of Termination.     In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 8.2 and Section 9.13, this Agreement (other than Article IX) shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of CEQP, Equity GP, MergerCo, Midstream GP or Midstream, except as set forth in Section 9.1 of this Agreement and except with respect to the requirement to comply with Section 6.6(b); provided that nothing herein shall relieve any party from any liability or obligation with respect to any fraud or intentional breach of this Agreement.

ARTICLE IX.
MISCELLANEOUS

        Section 9.1    Fees and Expenses.

          (a)   Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in Section 9.1(b), Section 9.1(c), Section 9.1(d) and Section 9.1(f).

          (b)   If this Agreement is terminated by CEQP pursuant to Section 8.1(c) or by Midstream pursuant to Section 8.1(d), then Midstream shall pay to CEQP the Expenses incurred by CEQP.

          (c)   In the event that (i) an Acquisition Proposal with respect to Midstream has been publicly proposed by any Person (meaning, for the purpose of this Section 9.1(c), a Person other than CEQP, Equity GP and MergerCo) or any Person has publicly announced its intention (whether or not conditional) to make such an Acquisition Proposal or such an Acquisition Proposal or such intention has otherwise become publicly known to Midstream's unitholders generally and in any event such proposal or intention is not subsequently withdrawn prior to the termination of this Agreement, (ii) thereafter this Agreement is terminated by either Midstream or CEQP pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by CEQP pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v) and (iii) within 12 months after the termination of this Agreement, Midstream or any of its Subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal with respect to Midstream or any of its Subsidiaries is consummated, then Midstream shall pay to CEQP, if and when consummation of such Acquisition Proposal occurs, all of the Expenses of CEQP less the Expenses of CEQP previously paid to CEQP, if any; provided that for purposes of this Section 9.1(c), "35%" shall be substituted for "20%" in the definition of Acquisition Proposal.

          (d)   If this Agreement is terminated by Midstream pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v), or by CEQP pursuant to Section 8.1(e), then CEQP shall pay to Midstream the Expenses of Midstream. If this Agreement is terminated by (i) CEQP pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v) or (ii) Midstream or CEQP pursuant to Section 8.1(b)(iii), then Midstream shall pay to CEQP the Expenses of CEQP.

          (e)   Except as otherwise provided herein, any payment of Expenses pursuant to this Section 9.1 shall be made by wire transfer of immediately available funds to an account designated by CEQP or an account designated by Midstream, as applicable, within one Business Day after such payment becomes payable; provided, however, that any payment by Midstream of the Expenses of CEQP as a result of termination under Section 8.1(d) shall be made prior to or concurrently with termination of this Agreement; provided, however, that any payment of the Expenses of CEQP pursuant to Section 9.1(c) shall be made contemporaneously with the consummation of the Acquisition Proposal as provided in clause (iii) of Section 9.1(c). The Parties acknowledge that the agreements contained in this Section 9.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement.

          (f)    (i) Expenses incurred in connection with filing, printing and mailing the Proxy Statement and the Registration Statement shall be paid by CEQP and (ii) any filing fees payable pursuant to regulatory Laws and other filing fees incurred in connection with this Agreement shall be paid by the party incurring the fees. As used in this agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the Registration Statement and the solicitation of unitholder approvals and all other matters related to the transactions contemplated hereby; provided that the amount of Expenses payable by one party to another under this Section 9.1 shall not exceed $10.0 million.

          (g)   This Section 9.1 shall survive any termination of this Agreement.

        Section 9.2    Waiver; Amendment.     Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) waived in writing by the party benefited by the provision and approved by the CEQP Conflicts Committee in the case of CEQP and by the Midstream Conflicts Committee in the case of Midstream and executed in the same manner as this Agreement, or (b) amended or modified at any time, whether before or after the Midstream Unitholder Approval, by an agreement in writing between the parties hereto approved by the CEQP Conflicts Committee in the case of CEQP and by the Midstream Conflicts Committee in the case of Midstream and executed in the same manner as this Agreement, provided, that after the Midstream Unitholder Approval, no amendment shall be made that requires further Midstream Unitholder Approval without such approval.

        Section 9.3    Counterparts.     This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

        Section 9.4    Governing Law.     This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal or Delaware law govern).

        Section 9.5    Confidentiality.     Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, Section 6.6(b).

        Section 9.6    Notices.     All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

        If to CEQP, Equity GP, MergerCo, MGP GP, Midstream Holdings or CGS GP, to:

    Crestwood Equity Partners LP
    700 Louisiana Street, Suite 2550
    Houston, TX 77002
    Attention: General Counsel

        With copies (which shall not constitute proper notice hereunder) to:

    Andrews Kurth LLP
    600 Travis Street, Suite 4200
    Houston, TX 77002
    Fax: (713) 220-4285
    Attn: Mike O'Leary and Mark Young

    and

    Crestwood Equity Partners LP
    700 Louisiana Street, Suite 2550
    Houston, TX 77002
    Attention: Chairman of the Conflicts Committee

    and

    Locke Lord LLP
    600 Travis, Suite 2800
    Houston, TX 77002
    Fax: (713) 229-2565
    Attn:    Bill Swanstrom and
                 David Taylor

        If to Midstream or Midstream GP, to:

    Crestwood Midstream Partners LP
    700 Louisiana Street, Suite 2550
    Houston, TX 77002
    Attention: Chairman of the Conflicts Committee

        With copies (which shall not constitute proper notice hereunder) to:

    Paul Hastings LLP
    600 Travis Street, 58th Floor
    Houston, Texas 77002
    Fax: (713) 353-3100
    Attn: Gislar Donnenberg and Douglas Getten

        Section 9.7    Entire Understanding; No Third Party Beneficiaries.     This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except as contemplated by Section 6.13, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        Section 9.8    Severability.     Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

        Section 9.9    Headings.     The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

        Section 9.10    Jurisdiction.     The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.6 shall be deemed effective service of process on such party.

        Section 9.11    Waiver of Jury Trial.     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 9.12    Specific Performance.     The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.

        Section 9.13    Survival.     All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the parties in Sections 3.3, 3.5, 6.13 and Article IX shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Section 6.6(b), Section 8.2, and Article IX shall survive such termination.

[Remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CRESTWOOD MIDSTREAM PARTNERS LP
By:	Crestwood Midstream GP LLC, its general partner
	By:	/s/ ROBERT G. PHILLIPS
		Name:	Robert G. Phillips
		Title:	Chief Executive Officer
CRESTWOOD MIDSTREAM GP LLC
	By:	/s/ ROBERT G. PHILLIPS
		Name:	Robert G. Phillips
		Title:	Chief Executive Officer
CRESTWOOD EQUITY PARTNERS LP
By:	Crestwood Equity GP LLC, its general partner
	By:	/s/ ROBERT G. PHILLIPS
		Name:	Robert G. Phillips
		Title:	Chief Executive Officer
CRESTWOOD EQUITY GP LLC
	By:	/s/ ROBERT G. PHILLIPS
		Name:	Robert G. Phillips
		Title:	Chief Executive Officer
CEQP ST SUB LLC
	By:	/s/ ROBERT G. PHILLIPS
		Name:	Robert G. Phillips
		Title:	Chief Executive Officer
MGP GP LLC
	By:	/s/ ROBERT G. PHILLIPS
		Name:	Robert G. Phillips
		Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

CRESTWOOD MIDSTREAM HOLDINGS LP
By:	MGP GP LLC, its general partner
	By:	/s/ ROBERT G. PHILLIPS
		Name:	Robert G. Phillips
		Title:	Chief Executive Officer
CRESTWOOD GAS SERVICES GP, LLC
	By:	/s/ ROBERT G. PHILLIPS
		Name:	Robert G. Phillips
		Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

ANNEX A

FORM OF CEQP PARTNERSHIP AGREEMENT AMENDMENT

Annex A

FIRST AMENDMENT
TO
FIFTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
CRESTWOOD EQUITY PARTNERS LP

        This First Amendment (this "Amendment") to the Fifth Amended and Restated Agreement of Limited Partnership of Crestwood Equity Partners LP, a Delaware limited partnership (the "Partnership"), dated as of April 11, 2014, and entered into as of January 1, 2013 (the "Partnership Agreement"), is entered into effective as of [    •    ], 2015 at the direction of Crestwood Equity GP LLC, as the general partner of the Partnership (the "General Partner"), pursuant to authority granted to it in Section 13.1 of the Partnership Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Partnership Agreement.

RECITALS

        WHEREAS, Section 5.4(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Securities for any Partnership purpose at any time and from time to time to such Persons and for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners;

        WHEREAS, Section 5.4(b) of the Partnership Agreement provides that the Partnership Securities authorized to be issued by the Partnership pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities) as shall be fixed by the General Partner in the exercise of its sole discretion;

        WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may amend any provision of the Partnership Agreement that, in the discretion of the General Partner, is necessary or advisable in connection with the creation, authorization or issuance of any class or series of Partnership Securities pursuant to Section 5.4 of the Partnership Agreement; and

        WHEREAS, the General Partner deems it advisable and in the best interest of the Partnership to effect this Amendment to provide for (i) the creation of a new class of Units to be designated as Preferred Units and to fix the preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Preferred Units, including, without limitation, the conversion of the Preferred Units into Common Units in accordance with the terms described herein, (ii) the issuance of the Preferred Units pursuant to the terms of the Merger Agreement (as hereinafter defined) in exchange for Midstream Preferred Units (as hereinafter defined), and (iii) such other matters as are provided herein.

A-A-1

        NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the General Partner does hereby amend the Partnership Agreement as follows:

A.
Amendment.    The Partnership Agreement is hereby amended as follows:

        1.     Article I is hereby amended to add or restate, as applicable, the following definitions in the appropriate alphabetical order:

        "Adjusted Conversion Amount" means a number of Common Units to be issued upon conversion of each Preferred Unit pursuant to Section 5.8(b)(iii) equal to the greater of (i) the Conversion Ratio and (ii) the quotient of (A) 150% multiplied by the Preferred Unit Price divided by (B) the Adjustment Ratio multiplied by the lower of (x) the closing price of a Common Unit on the National Securities Exchange on which the Common Units are listed or admitted to trading on the last trading day prior to exercise of the Partnership's conversion right pursuant to Section 5.8(b)(iii) and (y) the VWAP Price calculated over the 10 consecutive trading days ending immediately prior to the date of exercise of the Partnership's conversion right pursuant to Section 5.8(b)(iii).

        "Adjustment Ratio" means 0.96, provided, however, that the Adjustment Ratio shall be 1.00 (i) at all times prior to June 17, 2017, and (ii) at any time, on or after June 17, 2017, that the VWAP Price for the 10 consecutive trading days ending immediately prior to the date of exercise of the Partnership's conversion right pursuant to Section 5.8(b)(iii) exceeds the quotient of (A) 125% of the Preferred Unit Price, divided by (B) the then-applicable Conversion Ratio.

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For avoidance of doubt, for purposes of this Agreement, (i) the Partnership, on the one hand, and the Unit Purchasers, on the other hand, shall not be considered Affiliates; (ii) any fund or account managed, advised or sub-advised, directly or indirectly, by GSO Capital Partners LP or its Affiliates shall be considered an Affiliate of GSO Capital Partners LP; and (iii) any fund or account managed, advised or sub-advised, directly or indirectly, by Magnetar Financial LLC or its Affiliates, shall be considered an Affiliate of Magnetar Financial LLC.

        "Board Representation and Standstill Agreement" means that certain Board Representation and Standstill Agreement, dated as of [    •    ], 2015, by and among the Partnership, the General Partner and the Unit Purchasers.

        "Cash COC Conversion Premium" means (i) prior to June 17, 2015, 115%, (ii) during the period commencing on June 17, 2015 and ending on June 16, 2016, 110%, (iii) during the period commencing on June 17, 2016 and ending on June 16, 2017, 105%, and (iv) thereafter, 101%.

        "Cash COC Event" means any transaction pursuant to which (i) the General Partner or any Affiliate of the General Partner exercises its rights to purchase all of the Outstanding Common Units pursuant to Section 15.1 of this Agreement or (ii) any Person or group of Persons acquires in one or more series of related transactions all of the Outstanding Common Units, in each case where the consideration received by the holders of Common Units is comprised of at least 90% cash.

        "Change of Control" means the occurrence of any of the following events: (i) (a) First Reserve Fund XI, L.P. or an Affiliate of First Reserve Fund XI, L.P. has ceased, directly or indirectly, in one or more series of related transactions, to control the General Partner (the Person, if any, acquiring such control of the General Partner, and each Person, if any, that subsequently acquires control of the General Partner, is hereinafter referred to as a "New GP Owner") and (b) Robert G. Phillips has ceased to be the Chief Executive Officer of the General Partner; (ii) the Common Units are no longer listed or admitted for trading on the New York Stock Exchange or another National Securities

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Exchange; (iii) a Cash COC Event; (iv) any direct or indirect sale, lease, transfer, conveyance or other disposition, in one or more series of related transactions, of all or substantially all of the properties or assets of the Partnership to any Person; or (v) any dissolution or liquidation of the Partnership (other than in connection with a bankruptcy proceeding or a statutory winding up); provided, if a Change of Control under clause (i) of this definition has occurred, and one or more Preferred Holders has elected, pursuant to Section 5.8(e)(ii)(C), to continue to hold Preferred Units, then, with respect to each such Preferred Holder, a Change of Control shall also mean the occurrence of any of the following events: (a) a New GP Owner has ceased, directly or indirectly, in one or more series of related transactions, to control the General Partner; or (b) if there is no New GP Owner, any merger, consolidation or other combination of the Partnership with another entity in which the Partnership is not the surviving entity.

        "COC Election" has the meaning set forth in Section 5.8(b)(i).

        "Common Unit" means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to the Common Units in this Agreement, but does not include Class A Units, Subordinated Units or Preferred Units (prior to their conversion into Common Units pursuant to the terms hereof).

        "Conversion Date" means, with respect to each Preferred Unit, the date on which the Partnership has completed the conversion of such Preferred Unit pursuant to Section 5.8(b).

        "Conversion Ratio" means 1.00, as adjusted from time to time pursuant to Sections 5.8(b)(iv) and (xi).

        "Crestwood Indentures" means (i) that certain Indenture dated as of November 8, 2013 by and among Midstream, Crestwood Midstream Finance Corp., the other guarantors party thereto and U.S. Bank National Association, as trustee, (ii) that certain Indenture dated as of April 1, 2011 by and among Midstream, Crestwood Midstream Finance Corp., the other guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, (iii) that certain Indenture dated as of March 23, 2015 by and among Midstream, Crestwood Midstream Finance Corp., the other guarantors party thereto and U.S. Bank National Association, as trustee, and (iv) that certain indenture dated as of December 7, 2012, by and among Inergy Midstream, L.P., NRGM Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee.

        "Deficiency Rate" has the meaning set forth in Section 5.8(c)(i)(B).

        "Effective Time" means the effective time of the merger pursuant to the Merger Agreement.

        "First Reserve" has the meaning set forth in Section 4.7(e)(iii).

        "Full Funding" means, with respect to each Unit Purchaser, payment in full by such Unit Purchaser of that portion of the total Funding Amount set forth opposite such Unit Purchaser's name on Exhibit A to the Preferred Unit Purchase Agreement (or, in the event that a Unit Purchaser breaches its obligations under the Preferred Unit Purchase Agreement to fund the total Funding Amount set forth opposite such Unit Purchaser's name on Exhibit A to the Preferred Unit Purchase Agreement after such funding has been properly called in accordance with the terms of the Preferred Unit Purchase Agreement, the date that is three (3) Business Days after such proper call for funding).

        "Full Funding Date" means, with respect to each Unit Purchaser, the first to occur of (i) the date on which Full Funding has occurred; (ii) in connection with a Change of Control in which the Partnership is not the surviving entity, the date of such Change of Control; or (iii) if, in connection with a Change of Control in which the Partnership is the surviving entity, such Unit Purchaser elects to be released from its obligation to fund such Unit Purchaser's remaining unfunded Funding Amount pursuant to the Preferred Unit Purchase Agreement, the date on which such Unit Purchaser delivered written notice to the Partnership of its election to be so released.

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        "Initial Distribution Period" has the meaning set forth in Section 5.8(c)(i)(A).

        "Junior Securities" means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks junior to the Preferred Units, including but not limited to Common Units, Class A Units, Subordinated Units, and General Partner Interests.

        "Limited Partner" means, unless the context otherwise requires, (a) a holder of Common Units, Class A Units, Subordinated Units or Preferred Units, except as otherwise provided herein, each Substituted Limited Partner and each Additional Limited Partner, or (b) solely for purposes of Articles V, VI, VII, and IX, each Assignee; provided, however, that when the term "Limited Partner" is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of Class A Units except as may otherwise be required by any non-waivable provision of law.

        "Limited Partner Interest" means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class A Units, Subordinated Units, Preferred Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term "Limited Partner Interest" is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of Class A Units except as may otherwise be required by any non-waivable provision of law.

        "Liquidation Preference" means, with respect to each Preferred Unit, the sum of the Preferred Unit Price plus all accrued and unpaid distributions on such Preferred Unit to the Liquidation Date.

        "Merger Agreement" means that certain Agreement and Plan of Merger, dated as of May 5, 2015, by and among the Partnership, the General Partner, CEQP ST SUB LLC, MGP GP, LLC, Crestwood Midstream Holdings LP, Crestwood Gas Services GP, LLC, Midstream and Midstream GP.

        "Midstream" means Crestwood Midstream Partners LP, a Delaware limited partnership.

        "Midstream GP" means Crestwood Midstream GP LLC, a Delaware limited liability company and the general partner of Midstream.

        "Midstream Preferred Units" means the Class A Preferred Units of Midstream.

        "Minimum Conversion Amount" means (i) a number of Preferred Units having an aggregate value of $20.0 million, which value is calculated by multiplying the number of Preferred Units to be converted by the Preferred Unit Price or (ii) if the value of the Preferred Units (calculated in accordance with clause (i) above) to be converted by the Preferred Holder requesting conversion does not equal or exceed $20.0 million, then all of the Preferred Units held by such Preferred Holder.

        "Offering Notice" has the meaning set forth in Section 4.7(e)(iii).

        "Outstanding" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the Managing General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by any non-waivable provision of law), calculating required votes, determining the presence of a quorum or for

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other similar purposes under this Agreement; provided, further, that the foregoing limitation shall not apply (i) to any Outstanding Partnership Securities of any class then Outstanding acquired directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any then Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) to any Person or Group who acquired 20% or more of any then Outstanding Partnership Securities of any class then Outstanding with the prior approval of the General Partner. For the avoidance of doubt, the limitations set forth herein shall apply to any Preferred Holder with respect to its ownership of the Preferred Units (including the Common Units issued upon conversion thereof) or exercising voting rights with respect thereto; provided, however, that such limitations shall not apply (x) with respect to matters as to which the Preferred Units vote as a separate class, and (y) with respect to matters as to which the Preferred Units vote together with the Common Units as a single class, provided that, with respect to clause (y) above, such Preferred Holder would not beneficially own 20% or more of the Outstanding Common Units, determined on an as converted basis at the then-applicable Conversion Ratio. For the avoidance of doubt, for purposes of determining if a Preferred Holder would beneficially own 20% or more of the Outstanding Common Units, on an as converted basis, beneficial ownership shall be determined in accordance with Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act.

        "Parity Securities" means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities of cash or property and distributions upon liquidation of the Partnership (taking into account the intend effects of the allocation of gains and losses as provided in this Agreement), ranks pari passu with the Preferred Units.

        "Partnership Security" means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units, Class A Units, Preferred Units or Subordinated Units.

        "PIK Unit" means a Preferred Unit issued pursuant to a Preferred Unit Distribution in accordance with Section 5.8(c).

        "Preferred Holder" means a holder of a Preferred Unit.

        Preferred Investor" means a Preferred Holder, together with all Affiliates of such Preferred Holder that hold Preferred Units.

        "Preferred Pro Rata Distribution" means, in respect of any Parity Security, the distribution permitted to be made on such Parity Security in the event that the Partnership fails to pay, after the Initial Distribution Period, in full in cash any distribution (or portion thereof) which any Preferred Holder accrues and is entitled to receive, which is equal to the distribution payable in respect of such Parity Security as of such date, multiplied by a fraction (i) the numerator of which is the most recent distribution paid in cash in respect of each Preferred Unit and (ii) the denominator of which is the distribution accumulated and payable on each Preferred Unit immediately prior to the payment of the most recent such distribution.

        "Preferred Unit" means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to a Preferred Unit in the Partnership Agreement, as amended by this Amendment, including PIK Units, provided that such PIK Units shall be subject to such restrictions as are set forth herein. A Preferred Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

        Preferred Unit Distribution" has the meaning assigned to such term in Section 5.8(c)(i)(A).

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        "Preferred Unit Distribution Amount" has the meaning assigned to such term in Section 5.8(c)(i)(A).

        "Preferred Unit Price" means $[        ]1 per Preferred Unit.

        "Preferred Unit Purchase Agreement" means the Class A Convertible Preferred Unit Purchase Agreement, dated as of June 17, 2014, between Midstream and the Unit Purchasers.

        "Proposed Transaction" has the meaning set forth in Section 4.7(e)(iii).

        "Registration Rights Agreement" means the Registration Rights Agreement dated [    •    ], 2015 by and among the Partnership and the Unit Purchasers.

        "ROFO Interest" has the meaning set forth in Section 4.7(e)(iii).

        "ROFO Response" has the meaning set forth in Section 4.7(e)(iii).

        "Senior Securities" means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities of cash or property and distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks senior to the Preferred Units.

        "Special Conversion Amount" means a number of Common Units to be issued upon conversion of each Preferred Unit equal to the sum of (a) the quotient of (i) the aggregate Preferred Unit Distribution Amount, as adjusted by the then-applicable Conversion Ratio, that would have been paid on such Preferred Units (assuming that all such distributions would have been paid in cash), between the date of the exercise of the Partnership's conversion right pursuant to Section 5.8(b)(iii) and the distribution payable for the Quarter ending June 30, 2017, divided by (ii) the Preferred Unit Price, plus (b) the Adjusted Conversion Amount.

        "Substantially Equivalent Unit" has the meaning set forth in Section 5.8(e)(ii)(B).

        "Super-Majority Interest" means at least two-thirds (2/3) of the Outstanding Preferred Units.

        "Unit" means a Partnership Security that is designated as a "Unit" and shall include Common Units, Class A Units, Subordinated Units and Preferred Units, but shall not include a General Partner Interest; provided, however, that when the term "Unit" is used herein in the context of any vote or other approval, including without limitation Article XIII and Article XIV, such term shall not, solely for such purpose, include any holder of Class A Units except as otherwise required by any non-waivable provision of law.

        "Unit Purchasers" means each of the Persons named on Exhibit A hereto.

        "VWAP Price" as of a particular date means the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Common Unit on the National Securities Exchange on which the Common Units are then listed or admitted to trading.

        2.     Article IV is hereby amended to add a new Section 4.7(e) implementing certain transfer restrictions on the Preferred Units:

1
To be an amount equal to $25.10, divided by the greater of (a) 2.75 and (b) the number of CEQP Common Units to be exchanged for each Midstream Common Unit at the Effective Time (the greater of (a) and (b), the "Adjustment Rate"); provided, however, that if any event(s) described in Section 5.8(b)(xi) as provided in Section 5 hereof occurs at either Midstream or the Partnership between the execution of the Merger Agreement and the Effective Time, an appropriate adjustment shall be made to the Adjustment Rate to cause the holders of the Midstream Preferred Units to be economically no worse off with respect to the exchange of Midstream Preferred Units for Preferred Units than if such event(s) had not occurred.

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        Section 4.7(e). Transfer Restrictions on Preferred Units.

            (i)  Prior to June 17, 2017, neither such Unit Purchaser nor any assignee of such Unit Purchaser shall transfer any Preferred Units held by such Unit Purchaser or assignee without the approval of the General Partner (such approval not to be withheld unless the proposed transferee fails to agree to be bound by the standstill provisions set forth on Exhibit B hereto), except as provided in Section 4.7(e)(iv).

           (ii)  From and after June 17, 2017, each Preferred Holder may transfer any Preferred Units held by it to any other Person or Persons other than to any Person or group (as defined by Section 13D of the Securities Exchange Act) that after giving effect to such transfer would own more than 15% of the Outstanding Common Units, including the number of Common Units into which such Preferred Units are then convertible, except as provided in Section 4.7(e)(iv), provided that the foregoing restriction shall not apply to any transfer of Preferred Units to any investment bank or similar institution that assists in the brokering or marketing of the Preferred Units on behalf of any Preferred Holder.

          (iii)  Until the earlier of (i) June 17, 2019, and (ii) the date on which First Reserve Fund XI, L.P. or an Affiliate of First Reserve Fund XI, L.P. has ceased to directly or indirectly control the General Partner, at any time prior to the sale or transfer of any Preferred Units by a Preferred Holder to a Person or group (as defined by Section 13D of the Securities Exchange Act) other than an Affiliate of such Preferred Holder or another Preferred Holder who agrees in writing that the ROFO Interests (as defined below) remain subject to this Section 4.7(e)(iv) (a "Proposed Transaction"), such selling Preferred Holder shall first provide written notice (the "Offering Notice") to First Reserve Management, L.P. of its intention to enter into a Proposed Transaction. First Reserve Management, L.P. and its affiliates ("First Reserve") shall then have a right of first offer with respect any or all of such Preferred Units (the "ROFO Interest"). The Offering Notice shall include any material terms, conditions and other details as would be reasonably necessary for First Reserve to make a responsive offer to enter into the Proposed Transaction with such Preferred Holder, which terms, conditions and details shall include any material terms, condition or other details that such Preferred Holder would propose to provide to non-Affiliates in connection with the Proposed Transaction. First Reserve shall have 10 days following receipt of the Offering Notice to propose an offer to enter into the Proposed Transaction with such Preferred Holder (the "ROFO Response"). The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price First Reserve proposes to pay for the ROFO Interest and the other terms of the purchase) pursuant to which First Reserve would be willing to enter into a binding agreement for the Proposed Transaction. If a ROFO Response is not delivered by First Reserve and received by the Preferred Holder within such 10-day period, then First Reserve shall be deemed to have waived its right of first offer with respect to such ROFO Interest, and such Preferred Holder shall be free to enter into a Proposed Transaction with any third person on terms and conditions determined in the sole discretion of such Preferred Holder. If First Reserve submits a ROFO Response, but First Reserve and the Preferred Holder do not agree on the terms of the purchase within 5 Business Days following the receipt of the ROFO Response by the Preferred Holder, then the Preferred Holder may reach agreement as to the transfer of the ROFO Interest to any third Person on terms generally no less favorable to the Preferred Holder within the next 90 days, subject to this Article IV. Notwithstanding anything to the contrary contained herein, with respect to any matter as to which the Preferred Units are entitled to vote as a separate class, if at any time First Reserve shall beneficially own more than 20% of the then Outstanding Preferred Units, then none of such Preferred Units beneficially owned by First Reserve in excess of 20% of the Outstanding Preferred Units may (A) be voted on such matter or (B) be considered Outstanding Preferred Units when calculating required votes, determining the presence of a quorum or for other similar purposes

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  under this Agreement with respect to such matter; provided, however, that such restrictions shall no longer apply when First Reserve ceases to directly or indirectly, control the General Partner.

          (iv)  Notwithstanding anything to the contrary contained herein, a Preferred Holder shall at all times from and after the Effective Time be permitted to transfer any Preferred Units held by such Preferred Holder to an Affiliate of such Preferred Holder or another Unit Purchaser or its Affiliates, provided that any such transfer would not result in the Partnership being considered terminated for purposes of Section 708 of the Code.

           (v)  Notwithstanding anything to the contrary contained herein, no Preferred Holder shall transfer any Preferred Units to any person or entity that (a) is an operating company (and not a financial institution) and (b) engages in the midstream energy business or otherwise provides similar services or engages in similar business as the Partnership at any time during the twelve months preceding the proposed transfer.

          (vi)  Notwithstanding anything to the contrary contained herein, (A) in connection with any transfer of Preferred Units, the transferring Preferred Holder must transfer to the transferee of such Preferred Units all PIK Units issued as distributions thereon, and (B) in connection with any transfer of PIK Units, the transferring Preferred Holder must transfer to the transferee of such PIK Units all Preferred Units in connection with which such PIK Units were distributed; provided, however, that in the event that compliance with this Section 4.7(e)(vi) would result in the transfer of any fractional Preferred Unit or PIK Unit, the number of Preferred Units or PIK Units to be transferred shall be rounded down to the nearest whole Preferred Unit or PIK Unit, as the case may be.

        3.     Section 5.3(a) is hereby amended and restated as follows:

           (a)  The Partnership shall maintain for each Limited Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement (including, with respect to the Preferred Units, the net amount of cash contributed for the Preferred Units by the holders thereof pursuant to the Preferred Unit Purchase Agreement) and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all distributions of cash or property (other than PIK Units) made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. In connection with the foregoing, the Partnership shall adopt the methodology set forth in the noncompensatory option regulations under Treasury Regulation Sections 1.704-1 and 1.721-2 with respect to the issuance and conversion of Preferred Units, unless otherwise required by applicable law.

        4.     Section 5.3(d)(i) is hereby amended and restated as follows:

          (d)   (i)    Consistent with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)
  and 1.704-1(b)(2)(iv)(s), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, or the conversion of a Preferred Unit in accordance with Section 5.8(b), the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance

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  (or, in the case of a Conversion Date, immediately after such Conversion Date) shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance. Any such Unrealized Gain or Unrealized Loss (or items thereof) shall be allocated (A) if the operation of this sentence is triggered by the conversion of a Preferred Unit, first among the Partners holding Common Units as may be necessary to cause the Capital Account attributable to each such Unit to be the same, and (B) any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of the occurrence of a Conversion Date is not sufficient to cause the Capital Account attributable to each Common Unit to be the same, then Capital Account balances shall be reallocated between the Partners holding such Units so as to cause the Capital Account attributable to each such Unit to be the same, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3). In determining Unrealized Gain or Unrealized Loss in connection with the issuance of additional Partnership Interests or a Conversion Date, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or immediately after the conversion of a Preferred Unit) shall be determined by the General Partner using such method of valuation as it may adopt. For this purpose, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, based on the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests (on a fully converted basis) of all Partners at such time and, if before the Conversion Date of any Preferred Units, may adjust the fair market value of all Partnership assets to reflect the difference, if any, between the fair market value of any Preferred Units for which the Conversion Date has not occurred and the aggregate Capital Accounts attributable to such Preferred Units to the extent of any Unrealized Gain or Unrealized Loss that has not been reflected in the Partners' Capital Accounts previously, consistent with the methodology of Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

        5.     Article V is hereby amended to add a new Section 5.8 creating a new series of Units as follows:

        Section 5.8 Establishment of Preferred Units

          (a)   General.    The General Partner hereby designates and creates a series of Units, including any PIK Units issued pursuant to Section 5.8(c), to be designated as "Preferred Units," having the terms and conditions set forth herein.

          (b)   Conversion of Preferred Units

              (i)  One or more Preferred Holders may elect, each in its own discretion, (A) at any time on or after June 17, 2017, to convert all or any portion of the Preferred Units held by such electing Preferred Unit Holder(s) in an aggregate amount equaling or exceeding the Minimum Conversion Amount into Common Units, at the then-applicable Conversion Ratio, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.8(b)(iv), and (B) in the event of (i) a Change of Control prior to June 17, 2017, or (ii) any voluntary liquidation, dissolution or winding up of the Partnership, to convert all or any portion of the Preferred Units held by such Preferred Holder(s), at the then-applicable Conversion Ratio, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.8(b)(iv), in each case, by delivery of:

A-A-9

    (A) written notice to the Partnership, in the form set forth as Exhibit C hereto, setting forth the number of Preferred Units it holds and the number of Preferred Units it is electing to convert, and (B) if such Preferred Units are Certificated, a Preferred Unit Certificate to the Transfer Agent representing an amount of Preferred Units at least equal to the amount such Preferred Holder is electing to convert (or an instruction letter to the Transfer Agent if the Preferred Units are in book-entry form), together with such additional information as may be requested by the Transfer Agent, provided that with respect to any Change of Control, such delivery shall be made by the later of (x) 5 Business Days from receipt of notice from the Partnership of such Change of Control and (y) 20 Business Days prior to the anticipated closing date (which anticipated closing date shall be specified by the Partnership in such notice and shall be based on the Partnership's reasonable best estimate of such anticipated closing date at the time of providing such notice) of such Change of Control (the "COC Election"). Such COC Election shall be irrevocable unless (a) any material terms related to the Change of Control consideration are changed or (b) the expected closing date of the Change of Control is pushed back by more than 20 Business Days; provided, that, any Preferred Holder that made a COC Election shall have until the later of (x) 5 Business Days from receipt of notice from the Partnership of the occurrence of any of the events in clause (a) or (b) or (y) 20 Business Days prior to the new anticipated closing date (which new anticipated closing date shall be specified by the Partnership in such notice and shall be based on the Partnership's reasonable best estimate of such new anticipated closing date at the time of providing such notice) of any Change of Control to provide notice to the Partnership that such Preferred Holder is revoking its COC Election and if such notice is not provided within such period, the COC Election shall be irrevocable. Thereafter, the Partnership shall take all such actions as are necessary or appropriate to complete such conversion in accordance with this Section 5.8(b), provided that such conversion shall be consummated prior to the tenth Business Day following the date of receipt of notice by the Partnership (or, in the event of a Change of Control, prior to such Change of Control). In the case of any Certificate representing Preferred Units which are converted in part only, upon such conversion the Transfer Agent shall authenticate and deliver to the Preferred Holder thereof, at the expense of the Partnership, a new Certificate representing the number of Preferred Units not so converted.

             (ii)  At any time on or after June 17, 2017, and provided that the average daily trading volume of the Common Units on the National Securities Exchange upon which such Common Units are listed or admitted to trading was at least [                ]2 Common Units (subject to appropriate adjustments in accordance with Section 5.8(b)(xi)) for 20-trading days over the 30-trading day period ending on the close of trading on the trading day immediately prior to the date of delivery of notice by the Partnership pursuant to this Section 5.8(b)(ii), if the VWAP Price for 20 trading days over the 30-trading day period ending on the close of trading on the trading day immediately prior to the date of delivery of notice by the Partnership to any Preferred Holder of exercise of its conversion right pursuant to this Section 5.8(b)(ii) is greater than (x) 150% of the Preferred Unit Price divided by (y) the then-applicable Conversion Ratio, the General Partner, in its sole discretion, may convert all or a portion of the Outstanding Preferred Units into Common Units, at the then-applicable Conversion Ratio, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.8(b)(iv); provided that if the General Partner elects to convert less than all of the Outstanding Preferred Units, such conversion shall be effected on a Pro Rata basis among the Outstanding Preferred Units, including any Outstanding PIK Units. The Partnership shall deliver to each Preferred Holder a written notice at least 5 Business Days prior to the date of the expected conversion. Immediately as of the close of business on the

2
To be an amount equal to 425,000, multiplied by the Adjustment Rate

A-A-10

    date of conversion pursuant to this Section 5.8(b)(ii), which date shall be prior to the fifth Business Day following the date of delivery of notice by the Partnership, all or such portion of the Outstanding Preferred Units shall automatically convert into Common Units, at the then-applicable Conversion Ratio, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.8(b)(iv).

            (iii)  If the Full Funding Date occurred prior to the Effective Time, at any time, provided that the average daily trading volume of the Common Units on the National Securities Exchange upon which such Common Units are listed or admitted to trading was at least [                ]3 Common Units (subject to appropriate adjustment in accordance with Section 5.8(b)(xi)) for 20-trading days over the 30-trading day period ending on the close of trading on the trading day immediately prior to the date of delivery of notice by the Partnership pursuant to this Section 5.8(b)(iii), if the VWAP Price for 20 trading days over the 30-trading day period ending on the close of trading on the trading day immediately prior to the date of delivery of notice by the Partnership to any Preferred Holder of exercise of its conversion right pursuant to this Section 5.8(b)(iii) is greater than (x) the Preferred Unit Price divided by (y) the then-applicable Conversion Ratio, the General Partner, in its sole discretion, may convert all, but not less than all, of the Outstanding Preferred Units into a number of Common Units equal to (A) prior to June 17, 2017, the Special Conversion Amount and (B) on or after June 17, 2017, the Adjusted Conversion Amount. The Partnership shall deliver to each Preferred Holder a written notice at least 5 Business Days prior to the date of the expected conversion. Immediately as of the close of business on the date of conversion pursuant to this Section 5.8(b)(iii), which date shall be prior to the fifth Business Day following the date of delivery of notice by the Partnership, all Outstanding Preferred Units shall automatically convert into Common Units, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.8(b)(iv).

            (iv)  The Partnership shall make a cash payment to any Preferred Holder with respect to any Preferred Units converted pursuant to this Section 5.8(b) to account for any accrued but unpaid distributions on such Preferred Units as of the date of such conversion; provided, however, that in satisfaction of the payment of any accrued but unpaid distributions payable in respect of the Initial Distribution Period, the General Partner may elect to cause the Partnership to adjust the Conversion Ratio, with respect to such Preferred Units being converted, such that the number of Preferred Units converted pursuant to this Section 5.8(b) includes a number of additional Common Units equal to the quotient of (a) the aggregate dollar amount of any accrued but unpaid distributions as of the date of such conversion with respect to such Preferred Units for which the adjustment to the Conversion Ratio is to be made pursuant to this Section 5.8(b)(iv) divided by (b) the closing price of a Common Unit on the National Securities Exchange on which the Common Units are listed or admitted to trading on the last trading day immediately prior to the date of conversion.

             (v)  Upon conversion, the rights of a holder of converted Preferred Units as a Preferred Holder shall cease with respect to such converted Preferred Units, including any rights under this Agreement with respect to Preferred Holders, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement. Each Preferred Unit shall, upon its Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Common Unit(s) into which such Preferred Unit converted. Notwithstanding the foregoing, as the result of a conversion, a holder shall not lose or relinquish any claims or rights of action such holder may then or thereafter have as a result of such holder's ownership of the converted Preferred Units.

3
To be an amount equal to 425,000, multiplied by the Adjustment Rate

A-A-11

            (vi)  The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Preferred Units. However, the holder shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder's name. The Transfer Agent may refuse to deliver the Certificate representing Common Units (or notation of book entry) being issued in a name other than the holder's name until the Transfer Agent receives a sum sufficient to pay any tax or duties due because the Units are to be issued in a name other than the holder's name. Nothing herein shall preclude any tax withholding required by law or regulation.

           (vii)  The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Preferred Units into Common Units to the extent provided in, and in accordance with, this Section 5.8(b).

          (viii)  All Common Units delivered upon conversion of the Preferred Units in accordance with this Section 5.8(b) shall be (1) newly issued, (2) duly authorized, validly issued fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or the Partnership Agreement, as amended by this Amendment and (3) with respect to Common Units delivered upon a conversion in accordance with Section 5.8(b)(ii) or (iii), registered for public resale under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to an effective registration statement that is then available for the resale of such Common Units.

            (ix)  The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Preferred Units and, if the Common Units are then listed or quoted on the New York Stock Exchange or any other National Securities Exchange or other market shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Preferred Units to the extent permitted or required by the rules of such exchange or market.

             (x)  Notwithstanding anything to the contrary contained herein, in connection with any conversion of Preferred Units pursuant to Section 5.8(b)(i) or (ii), (A) each Preferred Unit must be converted together with all PIK Units issued as distributions thereon, and (B) each PIK Unit must be converted together with the Preferred Unit in connection with which such PIK Unit was distributed; provided, however, that in the event that compliance with this Section 5.8(b)(x) would result in the conversion of any fractional Preferred Unit or PIK Unit, the number of Preferred Units or PIK Units to be converted shall be rounded down to the nearest whole Preferred Unit or PIK Unit, as the case may be.

            (xi)  If, after the Effective Time, the Partnership (A) makes a distribution on its Common Units in Common Units, (B) subdivides or splits its outstanding Common Units into a greater number of Common Units, (C) combines or reclassifies its Common Units into a smaller number of Common Units or (D) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Conversion Ratio in effect at the time of the Record Date for such distribution or of the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Preferred Units after such time shall entitle the holder to receive the aggregate number of Common Units (or shares of any Partnership Interests into which such shares of Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (C) and (D) above) that such holder would have been entitled to receive

A-A-12

    if the Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.8 relating to the Preferred Units shall not be abridged or amended and that the Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Preferred Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 5.8(b)(xi) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.

          (c)   Distributions.

              (i)  Beginning with the first Quarter ending after the Effective Time, the Preferred Holders as of the applicable Record Date shall be entitled to receive distributions in accordance with the following provisions:

              A)   The Partnership shall pay a cumulative distribution of $[                ]4 per Quarter in respect of each Outstanding Preferred Unit, subject to adjustment in accordance with Sections 5.8(c)(i) and (ii) (the "Preferred Unit Distribution Amount" and such distribution, a "Preferred Unit Distribution"). For the avoidance of doubt, the Preferred Unit Distribution Amount for the first Quarter ending after the Effective Time shall be calculated for a full Quarter, notwithstanding the fact that the Preferred Units may have been issued after the beginning of such Quarter as a result of the Effective Time occurring during such Quarter. For any Quarter in the period beginning with the first Quarter ending after the Effective Time through and including the Quarter ending September 30, 2017 (the "Initial Distribution Period"), such Preferred Unit Distribution shall be paid, in the sole discretion of the General Partner, in additional Preferred Units, in cash, or in a combination of additional Preferred Units and cash. The number of PIK Units to be issued in connection with a Preferred Unit Distribution during the Initial Distribution Period shall be the quotient of (A) the applicable Preferred Unit Distribution Amount divided by (B) the Preferred Unit Price; provided that instead of issuing any fractional PIK Unit, the Partnership shall round the number of PIK Units issued to each Preferred Holder to the nearest whole PIK Unit and pay cash in lieu of any such fractional unit.

4
To be an amount equal to $0.5804, divided by the Adjustment Rate

A-A-13

              B)    Each Preferred Unit Distribution paid for any Quarter after the Initial Distribution Period shall be paid in cash at the Preferred Unit Distribution Amount unless (x) no distribution is made with respect to such Quarter pursuant to Section 6.3 or 6.4 with respect to the Parity Securities and Junior Securities (including the Common Units, the Class A Units, the Subordinated Units or the General Partner Interest) and (y) the Partnership's Available Cash is insufficient to pay the Preferred Unit Distribution; provided, however, that for purposes of this Section 5.8(c)(i)(B), Available Cash shall not include any deduction to provide funds for distributions under Section 6.4 in respect of any one or more of the next four Quarters. If the Partnership fails to pay in full in cash any distribution (or portion thereof) which any Preferred Holder accrues and is entitled to receive pursuant to this Section 5.8(c)(i)(B), then (x) the amount of such accrued and unpaid distributions will accumulate until paid in full in cash, (y) commencing as of the first day of the calendar Quarter that commences immediately following the Quarter with respect to which such distribution was payable, the Preferred Unit Distribution Amount shall be $[                        ]5 per Quarter, subject to adjustment in accordance with Section 5.8(c)(ii) (the "Deficiency Rate"), until such time as all accrued and unpaid distributions are paid in full in cash and (z) the Partnership shall not be permitted to, and shall not, declare or make (i) any distributions in respect of any Junior Securities and (ii) any distributions in respect of any Parity Securities, other than Class A Preferred Pro Rata Distributions, unless and until all accrued and unpaid distributions on the Preferred Units have been paid in full in cash.

             (ii)  If, pursuant to the terms of the Registration Rights Agreement, the Partnership elects to increase the Preferred Unit Distribution Amount, in lieu of registering the offer and resale of the Preferred Units, then the Preferred Unit Distribution Amount will be reset at $[                        ] 6 per Quarter and the Deficiency Rate will be reset at $[                        ]7 per Quarter.

            (iii)  Notwithstanding anything in this Section 5.8(c) to the contrary, with respect to Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to a Preferred Unit Distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date, together with all accrued but unpaid distributions on the converted Preferred Units.

            (iv)  When any PIK Units are payable to a Preferred Holder pursuant to this Section 5.8, the Partnership shall issue the PIK Units to such holder in accordance with Section 5.8(c)(viii) (the date of issuance of such PIK Units, the "PIK Payment Date"). On the PIK Payment Date, the Partnership shall issue to such Preferred Holder a certificate or certificates for the number of PIK Units to which such Preferred Holder shall be entitled, or, at the request of the holder, a notation in book entry form in the books of the Transfer Agent, and all such PIK Units shall, when so issued, be duly authorized, validly issued fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or the Partnership Agreement, as amended by this Amendment.

5
To be an amount equal to $0.7059, divided by the Adjustment Rate

6
To be an amount equal to $0.6118, divided by the Adjustment Rate

7
To be an amount equal to $0.7373, divided by the Adjustment Rate

A-A-14

             (v)  For purposes of maintaining Capital Accounts, if the Partnership issues one or more PIK Units with respect to a Preferred Unit, (i) the Partnership shall be treated as distributing cash with respect to such Preferred Unit in an amount equal to the Preferred Unit Distribution Amount, and (ii) the holder of such Preferred Unit shall be treated as having contributed to the Partnership in exchange for such newly issued PIK Units an amount of cash equal to the Preferred Unit Distribution Amount less the amount of any cash distributed by the Partnership in lieu of fractional PIK Units.

            (vi)  Any accrued and unpaid distributions shall be increased at a rate of 2.8125% per Quarter. Accrued and unpaid distributions in respect of the Preferred Units will not constitute an obligation of the Partnership.

           (vii)  Subject to and without limiting the other provisions of this Section 5.8, each Preferred Unit shall have the right to share in any special distributions by the Partnership of cash, securities or other property (including in connection with any spin-off transaction) and in the form of such cash, securities or other property Pro Rata with the Common Units, as if the Preferred Units had converted into Common Units at the then-applicable Conversion Ratio; provided, however, that at any time there are accrued but unpaid distributions on the Preferred Units, no such special distributions shall be permitted. For the avoidance of doubt, special distributions shall not include regular Quarterly distributions paid in the normal course pursuant to Section 6.3 or 6.4, provided that any such regular Quarterly distribution is not paid at a rate that is in excess of 130% of the Quarterly distribution rate for the immediately preceding Quarter.

          (viii)  All distributions payable on the Preferred Units shall be paid Quarterly, in arrears, on the earlier of: (A) the date that distributions are made on the Common Units for such Quarter pursuant to Section 6.3(a), and (B) the date that is forty-five (45) days after the end of such Quarter.

            (ix)  For the avoidance of doubt, any Available Cash that is distributed pursuant to Section 6.3 or 6.4 shall be distributed in accordance with this Section 5.8(c).

          (d)   Voting Rights.

              (i)  The Preferred Units will have such voting rights pursuant to this Agreement as such Preferred Units would have if they were converted into Common Units, at the then-applicable Conversion Ratio, and shall vote together with the Common Units as a single class, except that the Preferred Units (excluding, if applicable, in accordance with Section 4.7(e)(iii), certain Preferred Units owned by First Reserve or its Affiliates) shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights, powers, privileges or preferences of the Preferred Units in relation to other classes of Partnership Interests or as required by law. Except as otherwise provided herein, (i) if (A) the three (3) largest Class A Preferred Investors collectively constitute a Super-Majority Interest and (B) GSO COF II Holdings Partners LP, Magnetar Financial LLC, and each of their respective Affiliates collectively own at least 35% of the Outstanding Preferred Units, the approval of a Super-Majority Interest of the Outstanding Preferred Units (excluding, if applicable, in accordance with Section 4.7(e)(iii), certain Preferred Units owned by First Reserve or its Affiliates) shall be required to approve any matter for which the Preferred Holders are entitled to vote as a separate class, and (ii) otherwise, the approval of a majority of the Outstanding Preferred Units (excluding, if applicable, in accordance with Section 4.7(e)(iii), certain Preferred Units owned by First Reserve or its Affiliates) shall be required to approve any matter for which the Preferred Holders are entitled to vote as a separate class (each, a "Voting Threshold").

A-A-15

             (ii)  Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement:

              A)   the affirmative vote of the then-applicable Voting Threshold of the Outstanding Preferred Units, voting separately as a class with one vote per Preferred Unit, shall be necessary to amend this Agreement in any manner that (1) alters or changes the rights, powers, privileges or preferences or duties and obligations of the Preferred Units in any material respect, (2) except as contemplated herein, increases or decreases the authorized number of Preferred Units (including without limitation any issuance of additional Preferred Units, other than PIK Units), or (3) otherwise adversely affects the Preferred Units, including without limitation the creation (by reclassification or otherwise) of any class of Senior Securities (or amending the provisions of any existing class of Partnership Interests to make such class of Partnership Interests a class of Senior Securities); provided, however, that the Partnership may, without the affirmative vote of the then-applicable Voting Threshold of the Outstanding Preferred Units (subject to the Restrictions set forth below), create (by reclassification or otherwise) and issue Junior Securities and Parity Securities (including by amending the provisions of any existing class of Partnership Interests to make such class of Partnership Interests a class of Junior Securities or Parity Securities) in an unlimited amount, with respect to Junior Securities, and, with respect to Parity Securities, in an amount not to exceed $300 million in aggregate face value and that shall not be convertible into more than [            ]8 Common Units, subject to appropriate adjustment in accordance with Section 5.8(b)(xi), provided that such Junior Securities (other than Common Units) or Parity Securities will not (x) [be issued if the Full Funding Date of any Unit Purchaser did not occur prior to the Effective Time]9, (y) have a stated date of maturity or be redeemable for cash (other than in connection with a Cash COC Event), or (z) provide for payment of distributions in cash at any time when (i) the Preferred Unit Distributions are not paid in cash or (ii) there are accrued and unpaid distributions on the Preferred Units (collectively, the "Restrictions"), and provided, further, that the Unit Purchasers shall have preemptive rights with respect to any such Parity Securities, which preemptive rights shall be effected on a Pro Rata basis among the Outstanding Preferred Units, including any Outstanding PIK Units, then-owned by the Unit Purchasers and their respective Affiliates;

              B)    to the extent that any proposed amendment to this Agreement having an effect described in clause (1), (2) or (3)  of Section 5.8(d)(ii)(A) above would adversely affect any Preferred Holder in a disproportionate manner as compared to any other Preferred Holder, the consent of such Preferred Holder so adversely and disproportionately affected, in addition to the affirmative vote of the then-applicable Voting Threshold of the Outstanding Preferred Units pursuant to Section 5.8(d)(ii)(A), shall be necessary to effect such amendment;

              C)    the affirmative vote of the then-applicable Voting Threshold of the Outstanding Preferred Units, voting separately as a class with one vote per Preferred Unit, shall be necessary prior to designating the Preferred Units, including the PIK Units, as Designated Preferred Stock (as defined in the Crestwood Indentures) under the Crestwood Indentures or, to the extent applicable, any future indenture of the Partnership or any Subsidiary of the Partnership; and

8
To be an amount equal to 17.5 million, multiplied by the Adjustment Rate

9
Bracketed clause to be deleted if Full Funding Date has occurred prior to the Effective Time

A-A-16

              D)   the unanimous approval of the holders of the Outstanding Preferred Units, voting separately as a class with one vote per Preferred Unit, shall be necessary prior to the Partnership making an election to be treated as a corporation for U.S federal tax law purposes.

          (e)   Change of Control.

              (i)  In the event of a Cash COC Event, the Preferred Holders shall convert the Outstanding Preferred Units into Common Units immediately prior to the closing of the Cash COC Event at a conversion ratio equal to the greater of (A) the Conversion Ratio and (B) the quotient of (1) the product of (a) the Preferred Unit Price, multiplied by (b) the Cash COC Conversion Premium, divided by (2) the VWAP Price for the 10 consecutive trading days ending immediately prior to the date of closing of the Cash COC Event, subject to a $1.00 per unit floor on Common Units received, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.8(b)(iv);

             (ii)  If a Change of Control (other than a Cash COC Event) occurs, then each Preferred Holder shall, at its sole election:

              A)   convert all, but not less than all, Preferred Units held by such Preferred Holder into Common Units, at the then-applicable Conversion Rate, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.8(b)(iv);

              B)    if (1) either (x) the Partnership is not the surviving entity of such Change of Control or (y) the Partnership is the surviving entity of a Change of Control but the Common Units are no longer listed or admitted to trading on the New York Stock Exchange or another National Securities Exchange and (2) the consideration per Common Unit received by the holders of Common Units in such Change of Control exceeds $1.00, then, at the election of such Preferred Holder, the Partnership shall use its best efforts to deliver or to cause to be delivered to the Preferred Holders, in exchange for their Preferred Units upon such Change of Control, a security in the surviving entity that has substantially similar terms, including with respect to economics and structural protections, as the Preferred Units (a "Substantially Equivalent Unit"); provided, however, that, if the Partnership is unable to deliver or cause to be delivered a Substantially Equivalent Unit to any such electing Preferred Holder in connection with such Change of Control, each such Preferred Holder shall be entitled to (x) take any action otherwise permitted by clause (A), (C) or (D) of this Section 5.8(e)(ii), or (y) convert the Preferred Units held by such Preferred Holder immediately prior to such Change of Control (other than (in the case of clauses (1) and (2) below) any PIK Units, which, solely with respect to a Change of Control contemplated by this Section 5.8(e)(ii)(B), shall be extinguished for no consideration upon the closing of such Change of Control) into a number of Common Units equal to, if such Change of Control occurs:

                (1)   prior to June 17, 2017, the quotient of (a) (i) 160% multiplied by the Preferred Unit Price less (ii) the sum of all cash distributions paid as of the effective date of the conversion by the Partnership with respect to the Preferred Units held by such electing Preferred Holder and by Midstream with respect to the Midstream Preferred Units, prior to the Effective Time, held by such electing Preferred Holder or its predecessors in interest, in each case on or prior to the date of the Change of Control, divided by (b) 0.97 multiplied by the VWAP Price for the 10 consecutive trading days ending immediately prior to the date of the closing of such Change of Control, or

A-A-17

                (2)   after June 17, 2017, the quotient of (a) (i) 160% multiplied by the Preferred Unit Price plus (ii) accrued and unpaid distributions as of the effective date of the conversion with respect to the Preferred Units held by such electing Preferred Holder (including any distributions paid at the Deficiency Rate) less (iii) the sum of all cash distributions paid by the Partnership with respect to the Preferred Units held by such electing Preferred Holder during the Initial Distribution Period and by Midstream with respect to the Midstream Preferred Units, prior to the Effective Time, held by such electing Preferred Holder or its predecessors in interest prior to the Initial Distribution Period, divided by (b) 0.97 multiplied by the VWAP Price for the 10 consecutive trading days ending immediately prior to the date of the closing of such Change of Control.

              C)    if the Partnership is the surviving entity of such Change of Control and the consideration per Common Unit received by the holders of Common Units in such Change of Control exceeds $1.00, continue to hold Preferred Units; or

              D)   require the Partnership to redeem the Preferred Units held by such Preferred Holder at a price per Preferred Unit equal to 101% of the Preferred Unit Price plus accrued and unpaid distributions to the date of such redemption with respect to each of the Preferred Units held by such electing Preferred Holder. Any redemption pursuant to this sub-clause D shall, in the sole discretion of the General Partner, be paid in either cash or a number of Common Units equal to quotient of (1) the product of (a) 101% of the Preferred Unit Purchase Price, multiplied by (b) the number of Preferred Units owned by such Preferred Holder that the Partnership has elected to redeem "in kind," divided by (2) the greater of (i) $1.00 and (ii) the product of (x) 0.92 multiplied by (y) the VWAP Price for the 10 consecutive trading days ending immediately prior to such redemption date. Notwithstanding the preceding, the Partnership shall have no obligation to redeem any such Preferred Units in cash unless such redemption complies with the restricted payments covenant in the Indentures.

            (iii)  Notwithstanding any other provision of this Section 5.8(e), any Change of Control in which the consideration to be received by the holders of Common Units has a value of less than $1.00 per Common Unit shall require the affirmative vote of the then-applicable Voting Threshold of the Outstanding Preferred Units, voting separately as a class with one vote per Preferred Unit.

            (iv)  All Common Units delivered upon any conversion or redemption of the Preferred Units in accordance with this Section 5.8(e) shall be (1) newly issued and (2) duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or the Partnership Agreement, as amended by this Amendment.

          (f)    Certificates.

              (i)  If requested by a Preferred Holder, the Preferred Units shall be evidenced by certificates in such form as the Board of Directors may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the Board of Directors determines to assign the responsibility to another Person, the General Partner will act as the Transfer Agent for the Preferred Units. The certificates evidencing Preferred Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.

A-A-18

             (ii)  The certificate(s) representing the Preferred Units may be imprinted with a legend in substantially the following form:

      "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP, AS AMENDED, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES."

            (iii)  In connection with a sale of Preferred Units pursuant to an effective registration statement or in reliance on Rule 144 of the rules and regulations promulgated under the Securities Act, upon receipt by the Partnership of such information as the Partnership reasonably deems necessary to determine that the sale of the Preferred Units is made in compliance with Rule 144, the Partnership shall remove or cause to be removed the restrictive legend from the certificate(s) representing such Preferred Units (or the book-entry account maintained by the Transfer Agent), and the Partnership shall bear all costs associated therewith.

        6.     Section 6.1(a) is hereby amended and restated as follows:

          (a)   Net Income.    Net Income for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Income for such taxable period) shall be allocated:

              (i)  First, to the Managing General Partner until the Net Income allocated to the Managing General Partner pursuant to this Section 6.1(a)(i) and the Net Termination Gain allocated to the Managing General Partner pursuant to Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the Managing General Partner pursuant to Section 6.1(b)(v) for all previous taxable periods and the Net Termination Loss allocated to the Managing General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(C) for the current and all previous taxable periods;

             (ii)  Second, to the Preferred Holders in proportion to the amounts to be allocated to each of them under this Section 6.1(a)(ii) until the Net Income allocated to the Preferred Holders pursuant to this Section 6.1(a)(ii) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the Preferred Holders pursuant to Section 6.1(b)(iii) and (b)(iv) for all previous taxable periods; and

            (iii)  The balance, if any, to the Unitholders other than Preferred Holders, Pro Rata.

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        7.     Section 6.1(b) is hereby amended and restated as follows:

          (b)   Net Loss.    Net Loss for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period) shall be allocated:

              (i)  First, to the Unitholders (other than Preferred Holders), Pro Rata; provided that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any such Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account) as such Adjusted Capital Account would be determined without regard to any Preferred Units then held by such Unitholder;

             (ii)  Second, to the Unitholders in accordance with the positive balances in their Adjusted Capital Accounts as such Adjusted Capital Accounts would be determined without regard to any Preferred Units then held by such Unitholders;

            (iii)  Third, to the Preferred Holders pro rata in accordance with the number of Preferred Units held by them; provided that the Net Loss shall not be allocated pursuant to this Section 6.1(b)(iii) to the extent that such allocation would cause any such Preferred Holder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account);

            (iv)  Fourth, to the Preferred Holders in accordance with the positive balances in their Adjusted Capital Accounts; and

             (v)  The balance, if any, 100% to the Managing General Partner.

        8.     Section 6.1(c) is hereby amended and restated as follows:

          (c)   Net Termination Gains and Losses.    Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss) for each taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 5.8, Section 6.3 and Section 6.4 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

              (i)  Except as provided in Section 6.1(c)(iv), Net Termination Gain shall be allocated:

              A)   First, to the Managing General Partner until the Net Termination Gain allocated to the Managing General Partner pursuant to this Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) and the Net Income allocated to the Managing General Partner pursuant to Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Termination Loss allocated to the Managing General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(C) for all previous taxable periods;

              B)    Second, to the Preferred Holders in proportion to the amounts to be allocated to each of them under this Section 6.1(c)(i)(B) until the Net Termination Gain allocated to such Preferred Holders pursuant to this Section 6.1(c)(i)(B) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the Preferred Holders pursuant to Section 6.1(c)(ii)(C) for all previous taxable periods;

              C)    Third, to all Unitholders holding Common Units and Class A Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding (determined

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      without regard to any Preferred Units then held by them) is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6,4(a)(i)(A), Section 6.4(a)(ii)(A) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant this clause (2) is hereinafter referred to as the "Unpaid MQD" and (3) any then existing Cumulative Common Unit Arrearage;

              D)   Fourth, if such Net Termination Gain is recognized (or is deemed recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof, to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distributions pursuant to Section 6.4(a)(i)(C) and Section 6.4(a)(ii)(C) with respect to such Subordinated Unit for such Quarter, and

              E)    Thereafter, to all Unitholders, Pro Rata (determined without regard to any Preferred Units then held by them).

             (ii)  Except as provided in Section 6.1(c)(iii), Net Termination Loss shall be allocated:

              A)   First, if Subordinated Units remain Outstanding, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

              B)    Second, to the Unitholders holding Common Units or Class A Units, Pro Rata (determined without regard to any Preferred Units then held by them); until the Capital Account in respect of each Common Unit or Class A Unit then Outstanding (and determined without regard to any Preferred Units held by them) has been reduced to zero;

              C)    Third, to the Preferred Holders, pro rata in accordance with the number of Preferred Units held by them until the Capital Account in respect of each Preferred Unit has been reduced to zero; and

              D)   The balance, if any, 100% to the Managing General Partner.

            (iii)  Any Net Termination Loss deemed recognized pursuant to Section 5.3(d) prior to the Liquidation Date shall be allocated:

              A)   First, to the holders of Common Units, Class A Units and Subordinated Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding (determined without regard to any Preferred Units then held by them) is not more than the Common Unit Trading Price; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(A) to any Unitholder to the extent such allocation would cause such Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account and determined without regard to any Preferred Units held by them);

              B)    Second, to all the Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit is not more than the Subordinated Unit Value; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(B) to the extent such allocation would cause any holder of Subordinated Units to have a deficit balance in its Adjusted Capital Account at the end

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      of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

              C)    The balance, if any, to the Managing General Partner.

            (iv)  If a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), any subsequent Net Termination Gain deemed recognized pursuant to Section 5.3(d) prior to the Liquidation Date shall be allocated:

              A)   First, to the Managing General Partner until the aggregate Net Termination Gain allocated to the Managing General Partner pursuant to this Section 6.1(c)(iv)(A) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(C);

              B)    Second, to the Unitholders, in such a manner, as determined by the Managing General Partner, that causes, to the greatest extent possible, the Capital Accounts of the Unitholders to equal the amounts that would have been their Capital Account balances if no Net Termination Loss were previously allocated pursuant to Section 6.1(c)(iii)(A); and

              C)    The balance, if any, pursuant to the provisions of Section 6.1(c)(i).

        9.     Section 6.1(d)(iii)(A) is hereby to add the following language:

Provided, however, this Section 6.1(d)(iii)(A) shall not apply to any Excess Distribution in respect to or measured by a distribution to a Preferred Unit.

        10.   Section 6.1(d) is hereby amended to add a new Section 6.1(d)(xiv):

          (xiii)  Allocations with respect to Preferred Units.

              A)   Items of Partnership gross income shall be allocated to the Preferred Holders in amounts equal to the amount of cash actually distributed in respect of each such holder's Preferred Units, until the aggregate amount of such items allocated pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all cash distributions made to the Preferred Holders pursuant to Section 5.8(c)(i) (and for the avoidance of doubt, without taking into account the cash distributions treated as made to Preferred Holders pursuant to Section 5.8(c)(v)). Unless otherwise required by applicable law, the Partnership agrees that it will not treat a distribution with respect to the Preferred Units as a guaranteed payment.

              B)    Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (A) the Liquidation Date occurs prior to the conversion of the last Outstanding Preferred Unit and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Per Unit Capital Amount of each Preferred Unit does not equal or exceed the Liquidation Preference, then items of income, gain, loss and deduction for such taxable period shall be allocated among the Partners in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Preferred Unit to equal the Liquidation Preference. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Per Unit Capital Amount balances described above, items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs, shall be reallocated from the Unitholders holding Units other than Preferred Units to Unitholders holding Preferred Units. In the event that (i) the Liquidation Date occurs on or before the date (not including any extension of time) prescribed by law for the filing of

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      the Partnership's federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xiv)(B) fails to achieve the Per Unit Capital Amounts described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among all Partners in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xiv)(B), cause the Per Unit Capital Amount in respect of each Preferred Unit to equal the Liquidation Preference.

        11.   Article VI is hereby amended to add a new Section 6.9 as follows:

          Section 6.9 Special Provisions Relating to the Preferred Holders.

              (a)   Except as otherwise provided herein, a Preferred Holder shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of any Preferred Unit into Common Units pursuant to Section 5.8(b), the Unitholder holding a Preferred Unit that is converted shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Preferred Units shall remain subject to the provisions of Section 6.9(b).

              (b)   A Unitholder holding a Preferred Unit that has converted into a Common Unit pursuant to Section 5.8(b) shall not be issued a Common Unit Certificate pursuant to Section 4.1 and shall not be permitted to transfer its converted Preferred Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that upon transfer, each such converted Preferred Unit should have intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, that are the same as the intrinsic economic and U.S. federal income tax characteristics that a Common Unit (other than a converted Preferred Unit) would have to such transferee upon transfer, provided that in all events such determination shall be made within 5 Business Days of the date of conversion or receipt by the Partnership of the notice of transfer, as applicable. The General Partner shall act in good faith and shall make the determinations set forth in this Section 6.9(b) as soon as practicable following a Conversion Date or as earlier provided herein.

              (c)   Upon receipt of a written request from a Preferred Holder, the Partnership shall provide such Preferred Holder with a good faith estimate (and reasonable supporting calculations) of whether there is sufficient Unrealized Gain attributable to the Partnership property such that, if any of such Preferred Holder's Preferred Units were converted to Common Units and such Unrealized Gain was allocated to such Preferred Holder pursuant to Section 5.3(d)(i) of the Partnership Agreement (taking proper account of allocations of higher priority), such Preferred Holder's Capital Account in respect of its Common Units would be equal to the Per Unit Capital Amount for a Common Unit. If at any time a Preferred Holder makes such a request and such Preferred Holder has already made two (2) such requests during a calendar year, then such Preferred Holder shall reimburse the Partnership for all documented third-party expenses reasonably associated with such request.

B.
Agreement in Effect.    Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

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C.
Applicable Law.    This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D.
Severability.    Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

E.
Miscellaneous.    Notwithstanding anything herein to the contrary, all measurements and references related to Unit prices and Unit numbers herein, including all references related to a $1.00 per Unit floor set forth in Section 5.8(e) hereof, shall be, in each instance, appropriately adjusted for unit splits, combinations, distributions and the like.

F.
Ratification of Partnership Agreement.    Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

        [Signatures on following page]

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        IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:
Crestwood Equity GP LLC
By:
Name:
Title:

Signature Page to First Amendment to Fifth Amended and Restated Agreement of Limited Partnership of Crestwood Equity Partners LP

EXHIBIT A

PURCHASERS

Unit Purchaser
MTP Energy Master Fund Ltd
MTP Energy CM LLC
MTP Energy Opportunities Fund LLC
Magnetar Structured Credit Fund, LP
Magnetar Constellation Fund IV LLC
Compass HTV LLC
Magnetar Capital Fund II LP
Blackwell Partners LLC
Magnetar Global Event Driven Fund LLC
Magnetar Andromeda Select Fund LLC
Hipparchus Fund LP
Spectrum Opportunities Fund LP
GSO COF II Holdings Partners LP
GE Structured Finance, Inc.

A-A-A-1

EXHIBIT B

STANDSTILL PROVISIONS

        (a)   During the period commencing at the Effective Time and ending on June 17, 2017, without the prior written consent of the Partnership (provided that such consent shall not be required in the event of fraud or gross negligence on the part of the Partnership or the General Partner), the holders of Preferred Units and their Affiliates will not, directly or indirectly:

            (i)  Enter into any transaction the effect of which would be to "short" any securities of the Partnership;

           (ii)  Call (or participate in a group calling) a meeting of the Limited Partners of the Partnership for the purpose of removing (or approving the removal of) the General Partner as the general partner of the Partnership and/or electing a successor general partner of the Partnership;

          (iii)  "Solicit" any "proxies" (as such terms are used in the rules and regulations of the Securities and Exchange Commission) or votes for or in support of (A) the removal of the General Partner as the general partner of the Partnership or (B) the election of any successor general partner of the Partnership, or take any action the direct effect or purpose of which would be to induce Limited Partners of the Partnership to vote or provide proxies that may be voted in favor of any action contemplated by either of sub-clauses (A) or (B) above;

          (iv)  Seek to advise or influence any person (within the meaning of Section 13(d)(3) of the Securities Exchange Act) with respect to the voting of any Limited Partner Interests of the Partnership in connection with the removal (or approving the removal) of the General Partner as the general partner of the Partnership and/or the election of a successor general partner of the Partnership;

           (v)  Issue, induce or assist in the publication of any press release, media report or other publication in connection with the potential or proposed removal of the General Partner as the general partner of the Partnership and/or the election of a successor general partner of the Partnership;

          (vi)  Instigate or encourage any third party to do any of the foregoing; or

         (vii)  If the General Partner is removed as the general partner of the Partnership, participate in any way in the management, ownership and/or control of the managing general partner or the successor general partner's operation of the Partnership, other than participation by a Purchaser Designated Director or Board Observer, as described in Sections 1 and 2 of the Board Representation and Standstill Agreement.

        (b)   The foregoing shall not in any way limit the right of the Unit Purchasers or their Affiliates to vote their limited partner interests in the Partnership at any meeting of limited partners of the Partnership so long as there has been no breach of clause (a) above; and (ii) for purposes of clause (a) above, "Affiliates" of GSO COF II Holdings Partners LP shall include any fund managed or advised by GSO Capital Partners LP or its Affiliates; provided, however, that, in each such case, such fund falls within the credit business of The Blackstone Group LP.

A-A-B-1

EXHIBIT C

FORM OF NOTICE OF CONVERSION

PREFERRED UNIT CONVERSION NOTICE
(TO BE EXECUTED BY THE [REGISTERED HOLDER] [PARTNERSHIP] IN ORDER
TO CONVERT
PREFERRED UNITS)

[Date]

        The undersigned hereby elects to convert the number of Preferred Units ("Preferred Units") of Crestwood Equity Partners LP, a Delaware limited partnership (the "Partnership"), indicated below into common units ("Common Units") of the Partnership, according to the conditions hereof, as of the date written below. If Common Units are to be issued in the name of a person other than the holder of such Preferred Units, such holder will pay all transfer taxes payable with respect thereto and will deliver such certificates and opinions as may be required by the Partnership or its transfer agent. No fee will be charged to the holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of Preferred Units to be Converted:

Total Amount of Accrued, Accumulated and Unpaid Distribution on the Class A Preferred Units:

Applicable Class A Conversion Ratio:

Number of Common Units to be Issued:

Name in which Certificate for Common Units to be Issued:

Address for Delivery:

[HOLDER] [CRESTWOOD EQUITY PARTNERS LP]
By:
Authorized Officer
Title:

A-A-C-1

ANNEX B

FORM OF SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CRESTWOOD MIDSTREAM PARTNERS LP

Annex B

SECOND AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF

CRESTWOOD MIDSTREAM PARTNERS LP

        THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this "Agreement") of Crestwood Midstream Partners LP (the "Partnership"), dated as of [    •    ], 2015 and effective immediately following the Effective Time (as defined in the Merger Agreement (as defined herein)) (the "Restatement Time") is entered into and executed by Crestwood Midstream GP LLC, a Delaware limited liability company ("Midstream GP"), as "General Partner," and Crestwood Equity Partners LP, a Delaware limited partnership ("CEQP"), and Crestwood Gas Services GP, LLC, a Delaware limited liability company ("CGS GP") as the "Limited Partners" and each a "Limited Partner."

RECITALS

        WHEREAS, CEQP, CGS GP, the Partnership and certain other entities have entered into an Agreement and Plan of Merger dated as of May 5, 2015 (the "Merger Agreement"), which provides, among other things, for the merger of certain entities into the Partnership, for each outstanding common unit representing common limited partner interests of the Partnership (the "Common Units") other than Common Units held by CEQP, CGS GP and their Subsidiaries to be converted into the right to receive 2.7500 common units of CEQP, and for each outstanding preferred unit representing preferred limited partner interests of the Partnership to be converted into the right to receive 2.7500 preferred units of CEQP, all on the terms specified therein;

        WHEREAS, the Merger Agreement provides that, immediately following the Effective Time the Existing Partnership Agreement (as defined herein) will be amended and restated as set forth herein; and

        WHEREAS, this Agreement, effective at the Restatement Time, amends and restates the Existing Partnership Agreement in its entirety, to reflect, among other things, the cancellation of the incentive distribution rights and admission of the Limited Partners as the sole limited partners of the Partnership;

        NOW, THEREFORE, BE IT RESOLVED, in consideration of the covenants, conditions and agreements contained herein, the General Partner and the Limited Partners agree as follows:

ARTICLE I

DEFINITIONS

        The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and polices of a Person, whether through ownership of voting securities.

        "Agreement" has the meaning set forth for such term in the first paragraph of this Agreement.

A-B-1

        "Allocation Regulations" means Treas. Reg. §§ 1.704-1(b), 1.704-2 and 1.703-3 (including any temporary regulations) as such regulations may be amended and in effect from time to time and any corresponding provision of succeeding regulations.

        "Board of Directors" means the board of directors of the General Partner.

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

        "Carrying Value" means (a) with respect to property contributed to the Partnership, the fair market value of such property at the time of contribution reduced (but not below zero) by all depreciation, depletion (computed as a separate item of deduction), amortization and cost recovery deductions charged to the Partners' capital accounts, (b) with respect to any property whose value is adjusted pursuant to the Allocation Regulations, the adjusted value of such property reduced (but not below zero) by all depreciation and cost recovery deductions charged to the Partners' capital accounts and (c) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.

        "CEQP" has the meaning set forth for such term in the first paragraph of this Agreement.

        "Certificate of Limited Partnership" means the Certificate of Limited Partnership of Inergy Midstream, L.P. dated November 14, 2011, as amended by the Amendment to Certificate of Limited Partnership of Crestwood Midstream Partners LP (f/k/a Inergy Midstream, L.P.) dated October 7, 2013, as amended from time to time.

        "CGS GP" has the meaning set forth for such term in the first paragraph of this Agreement.

        "Code" has the meaning set forth for such term in Section 4.1.

        "Conflicts Committee" means a committee of the Board of Directors composed entirely of one or more directors, each of whom (a) is not an officer or employee of the General Partner (b) is not an officer or employee of any Affiliate of the General Partner or a director of any Affiliate of the General Partner (other than any Group Member), (c) is not a holder of any ownership interest in the General Partner or any of its Affiliates, including any Group Member, other than common units in CEQP and awards that are granted to such director under any applicable CEQP benefit plan and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of partnership interests in CEQP are listed or admitted to trading.

        "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.

        "Existing Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 21, 2011, as amended by Amendment No. 1 thereto, dated September 27, 2013, as further amended by Amendment No. 2 thereto, dated as of October 7, 2013, as further amended by Amendment No. 3 thereto, dated as of June 17, 2014.

        "General Partner" has the meaning set forth for such term in the first paragraph of this Agreement.

        "Group Member" means a member of the Partnership Group.

        "Group Member Agreement" means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or

A-B-2

similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

        "Indemnitee" means (a) the General Partner and any former general partner of the Partnership, (b) any Person who is an Affiliate of the General Partner or any former general partner of the Partnership, (c) any Person who is or was serving at the request of the General Partner or any former general partner of the Partnership or any Affiliate of the General Partner any former general partner of the Partnership as a member, partner, director, officer, fiduciary or trustee of the General Partner or any subsidiary or other Affiliate controlled by the Partnership, and (d) any Person the General Partner designates as an "Indemnitee" for purposes of this Agreement.

        "Law" means any applicable constitutional provision, statute, act, code, law, regulation, rule ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretive or advisory opinion or letter of a governmental authority.

        "Limited Partner" or "Limited Partners" has the meaning set forth for such term in the first paragraph of this Agreement.

        "Midstream GP" has the meaning set forth for such term in the first paragraph of this Agreement.

        "Partner" means the General Partner or the Limited Partners.

        "Partnership" has the meaning set forth for such term in the first paragraph of this Agreement.

        "Partnership Group" means, collectively, the Partnership and its Subsidiaries.

        "Person" means an individual or a corporation, firm, limited liability company, partnership, joint venture, unincorporated organization, association, government agency or political subdivision thereof or other entity.

        "Percentage Interest" means, with respect to any Partner, the percentage interest of such Partner in the Partnership as set forth in Section 2.6 of this Agreement.

        "Regulatory Allocation" has the meaning set forth for such term in Section 4.2(b)(ix).

        "Required Interest" means one or more Limited Partners having among them more than 50% of the Percentage Interests of all Limited Partners in their capacities as such.

        "Special Approval" means approval by a majority of the members of the Conflicts Committee.

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership at the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

A-B-3

 ARTICLE II

ORGANIZATIONAL MATTERS

        2.1    Formation.     The General Partner and the Limited Partners hereby continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the Limited Partners hereby enter into this Agreement to set forth the rights and obligations of the Partnership and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

        2.2    Name.     The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, "Crestwood Midstream Partners LP".

        2.3    Principal Office; Registered Office.

          (a)   The principal office of the Partnership shall be at 700 Louisiana Street, Suite 2550, Houston, Texas 77002 or such other place as the General Partner may from time to time designate.

          (b)   Unless and until changed by the General Partner, the address of the Partnership's registered office in the State of Delaware shall be the Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the name of the Partnership's registered agent for service of process at such address shall be The Corporation Trust Company.

        2.4    Term.     The Partnership shall continue in existence until an election to dissolve the Partnership is made by the General Partner.

        2.5    Organizational Certificate.     The Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act.

        2.6    Partnership Interests.     Effective as of the Restatement Time, Midstream GP continues as the sole general partner of the Partnership, CGS GP and CEQP each continue as a limited partner of the Partnership, and the Partners shall have Percentage Interests as set forth below:

General Partner	Percentage Interest
Crestwood Midstream GP LLC	Non-economic (0.0%) general partner interest

Limited Partners	Percentage Interest
Crestwood Gas Services GP, LLC	0.1% limited partner interest
Crestwood Equity Partners LP	99.9% limited partner interest

ARTICLE III

PURPOSE

        The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

ARTICLE IV

CAPITAL ACCOUNT ALLOCATIONS

        4.1    Capital Accounts.     The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the "Code"), and as determined by the General Partner as consistent therewith.

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        4.2    Allocations.

          (a)    General.    After giving effect to the special allocations set forth in Section 4.2(b), for purposes of maintaining the capital accounts and in determining the rights of the Partners among themselves, all items of income, gain, loss and deduction of the Partnership shall be allocated and charged to the Partners' capital accounts in accordance with their respective Percentage Interests.

          (b)    Special Allocations.    Notwithstanding any other provisions of this Section 4.2, the following special allocations shall be made prior to making any allocations provided for in Section 4.2(a) above:

            (i)    Minimum Gain Chargeback.    Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain (as generally defined under Treas. Reg. § 1.704-1 or § 1.704-2) for a taxable year (or if there was a net decrease in Minimum Gain for a prior taxable year and the Partnership did not have sufficient amounts of income and gain during prior years to allocate among the Partners under this subsection 4.2(b)(i), then items of income and gain shall be allocated to each Partner in an amount equal to such Partner's share of the net decrease in such Minimum Gain (as determined pursuant to Treas. Reg. § 1.704-2(g)(2)). It is the intent of the Partners that any allocation pursuant to this subsection 4.2(b)(i) shall constitute a "minimum gain chargeback" under Treas. Reg. § 1.704-2(f) and shall be interpreted consistently therewith.

            (ii)    Partner Nonrecourse Debt Minimum Gain Chargeback.    Notwithstanding any other provision of this Article 4, except subsection 4.2(b)(i), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain (as generally defined under Treas. Reg. § 1.704-1 or § 1.704-2), during any taxable year, any Partner who has a share of the Partner Nonrecourse Debt Minimum Gain shall be allocated such amount of income and gain for such year (and subsequent years, if necessary) determined in the manner required by Treas. Reg. § 1.704-2(i)(4) as is necessary to meet the requirements for a chargeback of Partner Nonrecourse Debt Minimum Gain.

            (iii)    Priority Allocations.    Items of Partnership gross income or gain for the taxable period shall be allocated to the Partners until the cumulative amount of such items allocated to each Partner pursuant to this Section 4.2(b)(iii) for the current and all previous taxable years equals the cumulative amount of distributions made to such Partner pursuant to Section 5.02(a) for the current and all previous taxable years.

            (iv)    Qualified Income Offset.    Except as provided in subsections 4.2(b)(i) and (ii) hereof, in the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. Sections 1.704-1(b)(2)(i)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Allocation Regulations, the deficit balance, if any, in its adjusted capital account created by such adjustments, allocations or distributions as quickly as possible.

            (v)    Gross Income Allocations.    In the event any Partner has a deficit balance in its adjusted capital account at the end of any Partnership taxable period, such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this subsection 4.2(b)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its adjusted capital account after all other allocations provided in this Section 4.2 have been tentatively made as if subsection 4.2(b)(v) were not in the Agreement.

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            (vi)    Partnership Nonrecourse Deductions.    Partnership Nonrecourse Deductions (as determined under Treas. Reg. Section 1.704-2(c)) for any fiscal year shall be allocated among the Partners in proportion to their partnership interests.

            (vii)    Partner Nonrecourse Deductions.    Any Partner Nonrecourse Deductions (as defined under Treas. Reg. Section 1.704-2(i)(2)) shall be allocated pursuant to Treas. Reg. Section 1.704-2(i) to the Partner who bears the economic risk of loss with respect to the partner nonrecourse debt to which it is attributable.

            (viii)    Code Section 754 Adjustment.    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to the Allocation Regulations, to be taken into account in determining capital accounts, the amount of such adjustment to the capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their capital accounts are required to be adjusted pursuant to the Allocation Regulations.

            (ix)    Curative Allocation.    The special allocations set forth in subsections 4.2(b)(i), (ii) and (iv)-(vii) (the "Regulatory Allocations") are intended to comply with the Allocation Regulations. Notwithstanding any other provisions of this Section 4.2, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Partners such that, to the extent possible, the net amount of allocations of such items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each Partner if the Regulatory Allocations had not occurred.

          (c)    Tax Allocations.    For federal income tax purposes, except as otherwise required by the Code, the Allocation Regulations or the following sentence, each item of Partnership income, gain, loss, deduction and credit shall be allocated among the Partners in the same manner as corresponding items are allocated in Sections 4.2(a) and (b). Notwithstanding any provisions contained herein to the contrary, solely for federal income tax purposes, items of income, gain, depreciation, gain or loss with respect to property contributed or deemed contributed to the Partnership by a Partner shall be allocated so as to take into account the variation between the Partnership's tax basis in such contributed property and its Carrying Value in the manner provided under Section 704(c) of the Code and Treas. Reg. § 1.704-3(d) (i.e. the "remedial method").

        4.3    Distributions.     From time to time, but not less often than quarterly, the General Partner shall review the Partnership's accounts to determine whether distributions are appropriate. The General Partner may cause the Partnership to make such cash distribution as the General Partner, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also cause the Partnership to distribute to the Partners other Partnership property, or other securities of the Partnership or other entities. All distributions pursuant to this Section 4.3 shall be made in accordance with the Percentage Interests of the Partners.

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ARTICLE V

MANAGEMENT AND OPERATIONS OF BUSINESS

        Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; the Limited Partners shall not have any power to control or manage the Partnership.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

        The Limited Partners shall have no liability under this Agreement except as provided for herein or in the Delaware Act.

ARTICLE VII

DISSOLUTION AND LIQUIDATION

        7.1    Dissolution.     The Partnership shall be dissolved, and its affairs shall be wound up as provided in Section 2.4.

        7.2    Liquidation and Termination.     On dissolution of the Partnership the General Partner shall act as liquidator or may appoint one or more other Persons as liquidator; provided, however, that if the Partnership dissolves on account of an event of the type described in Section 17-402(a)(4)-(12) of the Delaware Act with respect to the General Partner, the liquidator shall be one or more Persons selected in writing by a Required Interest. The liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided in this Agreement. The costs of liquidation shall be borne as a Partnership expense. Until final distribution, the liquidator shall continue to operate the Partnership properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidator are as follows:

          (a)   as promptly as practicable after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership's assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

          (b)   the liquidator shall pay from Partnership funds all of the debts and liabilities of the Partnership or otherwise make adequate provision for them (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

          (c)   all remaining assets of the Partnership shall be distributed to the Partners as follows:

              (i)  the liquidator may sell any or all Partnership property, including to Partners, and any resulting gain or loss from each sale shall be computed and allocated to the capital accounts of the Partners;

             (ii)  with respect to all Partnership property that has not been sold, the fair market value of that property shall be determined and the capital accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the capital accounts previously would be allocated among the Partners if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

            (iii)  Partnership property shall be distributed among the Partners in accordance with the positive capital account balances of the Partners, as determined after taking into account all

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    capital account adjustments for the taxable year of the Partnership during which the liquidation of the Partnership occurs (other than those made by reason of this clause (iii)); and those distributions shall be made by the end of the taxable year of the Partnership during which the liquidation of the Partnership occurs (or, if later, 90 days after the date of the liquidation).

All distributions in kind to the Partners shall be made subject to the liability of each distributee for its allocable share of costs, expenses, and liabilities previously incurred or for which the Partnership has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee under this Section 7.2. The distribution of cash and/or property to a Partner in accordance with the provisions of this Section 7.2 constitutes a complete return to the Partner of its capital contributions and a complete distribution to the Partner of its partnership interest and all the Partnership's property and constitutes a compromise to which all Partners have consented within the meaning of Section 17-502(b)(1) of the Delaware Act. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.

        7.3    Termination.     On completion of the distribution of Partnership assets as provided in this Agreement, the Partnership is terminated, and the General Partner (or such other Person or Persons as the Delaware Act may require or permit) shall cause the cancellation of the Certificate and any filings made as provided in Section 2.5 and shall take such other actions as may be necessary to terminate the Partnership.

ARTICLE VIII

AMENDMENT OF PARTNERSHIP AGREEMENT

        The General Partner may amend any provision of this Agreement without the consent of the Limited Partners and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE IX

INDEMNIFICATION; STANDARDS OF CONDUCT

        9.1    Indemnification.

          (a)   To the fullest extent permitted by law, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or omitting to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 9.1, the Indemnitee knowingly acted in bad faith, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful. Any indemnification pursuant to this Section 9.1 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

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          (b)   To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 9.1(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership (prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 9.1, the Indemnitee is not entitled to be indemnified) upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 9.1.

          (c)   The indemnification provided by this Section 9.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of outstanding limited partner interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity.

          (d)   The Partnership may purchase and maintain (or reimburse an Indemnitee for the cost of) insurance, on behalf of an Indemnitee as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Indemnitee in connection with the Partnership's activities or such Indemnitee's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

          (e)   For purposes of this Section 9.1, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 9.1(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

          (f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

          (g)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

          (h)   The provisions of this Section 9.1 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

          (i)    No amendment, modification or repeal of this Section 9.1 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 9.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

          (j)    THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 9.1 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON'S NEGLIGENCE, FAULT OR OTHER CONDUCT.

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        9.2    Liability of Indemnitees.

          (a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Partners, any other Persons who acquires an interest in a partnership interest or any other Person who is bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal. The Limited Partners, any other Person who acquires an interest in a partnership interest or any other Person who is bound by this Agreement, each on their own behalf and on behalf of the Partnership, waives any and all rights to claim punitive damages or damages based upon the Federal or State income taxes paid or payable by any such Limited Partner or other Person.

          (b)   The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agent or agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

          (c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, the Partners, any Person who acquires an interest in a partnership interest or any other Person who is bound by this Agreement, any Indemnitee acting in connection with the Partnership's business or affairs shall not be liable, to the fullest extent permitted by law, to the Partnership, to any Partner, to any other Person who acquires an interest in a partnership interest or to any other Person who is bound by this Agreement for its reliance on the provisions of this Agreement.

          (d)   Any amendment, modification or repeal of this Section 9.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 9.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        9.3    Standards of Conduct and Modification of Duties.

          (a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Partners, any other Persons who acquires an interest in a partnership interest or any other Person who is bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal. The Limited Partners, any other Person who acquires an interest in a partnership interest or any other Person who is bound by this Agreement, each on their own behalf and on behalf of the Partnership, waives any and all rights to claim punitive damages or damages based upon the Federal or State income taxes paid or payable by any such Limited Partner or other Person.

          (b)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any fiduciary or other duty existing at law, in

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  equity or otherwise or obligation whatsoever to the Partnership, any Limited Partner, any other Person who acquires an interest in a partnership interest or any other Person who is bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrases, "at the option of the General Partner," "in its discretion" or some variation of those phrases, are used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its partnership interests or refrains from voting or transferring its partnership interests, it shall be acting in its individual capacity. The General Partner's organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner's general partner, if the General Partner is a limited partnership.

          (c)   Whenever a potential conflict of interest exists or arises between the General Partner or any Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, any other Person who acquires an interest in a partnership interest or any other Person who is bound by this Agreement on the other hand, the General Partner may in its discretion submit any resolution or course of action with respect to such conflict of interest for Special Approval. If such course of action or resolution receives Special Approval, then such course of action or resolution shall be conclusively deemed approved by the Partnership, all the Partners, each Person who acquires an interest in a partnership interest and each other Person who is bound by this Agreement, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any fiduciary or other duty existing at law, in equity or otherwise or obligation of any type whatsoever.

          (d)   Notwithstanding anything to the contrary in this Agreement, the General Partner or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use.

          (e)   The Limited Partners, each Person who acquires an interest in a partnership interest and each other Person who is bound by this Agreement, hereby authorize the General Partner, on behalf of the Partnership as a member or partner of a Group Member, to approve actions by the managing member or general partner of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 9.3.

ARTICLE X

TAX MATTERS

        10.1    Tax Returns.     The General Partner shall cause to be prepared and filed all necessary federal and state income tax returns for the Partnership, including making the elections described in Section 10.2. Each Limited Partner shall furnish to the General Partner all pertinent information in its possession relating to Partnership operations that is necessary to enable the Partnership's income tax returns to be prepared and filed.

        10.2    Tax Elections.     The Partnership shall make the following elections on the appropriate tax returns:

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          (a)   to adopt a fiscal year ending on December 31 of each year;

          (b)   to adopt the accrual method of accounting and to keep the Partnership's books and records on the income-tax method;

          (c)   pursuant to section 754 of the Code, to adjust the basis of Partnership properties; and

          (d)   any other election the General Partner may deem appropriate and in the best interests of the Partners.

Neither the Partnership nor any Partner may make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law.

        10.3    Tax Matters Partner.     The General Partner shall be the "tax matters partner" of the Partnership pursuant to section 6231(a)(7) of the Code. The General Partner shall take such action as may be necessary to cause each Limited Partner to become a "notice partner" within the meaning of section 6223 of the Code. The General Partner shall inform each Limited Partner of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice on or before the fifth Business Day after becoming aware of the matter and, within that time, shall forward to each Limited Partner copies of all significant written communications it may receive in that capacity.

ARTICLE XI

GENERAL PROVISIONS

        11.1    Addresses and Notices.     Any notice to the Partnership, the General Partner or the Limited Partners shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a).

        11.2    Binding Effect.     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

        11.3    Integration.     This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

        11.4    Severability.     If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

        11.5    Applicable Law.     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

        11.6    Counterparts.     This Agreement may be executed (by original or telecopied signature) in counterparts and by the different parties hereto in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

[Signature page follows]

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        IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Limited Partners as of the date set forth above.

GENERAL PARTNER:
CRESTWOOD MIDSTREAM GP LLC
By:
Name:
Title:
LIMITED PARTNERS:
CRESTWOOD GAS SERVICES GP, LLC
By:
Name:
Title:
CRESTWOOD EQUITY PARTNERS LP
By:	Crestwood Equity GP LLC, its general partner
By:
Name:
Title:

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ANNEX B

May 5, 2015

Conflicts Committee of the Board of Directors
Crestwood Midstream GP LLC
700 Louisiana St., Suite 2060
Houston, Texas 77002

Dear Members of the Conflicts Committee:

        You have requested our opinion as to the fairness from a financial point of view to the Unaffiliated Holders (as defined below) of the Common Merger Consideration (as defined below) to be received by such Unaffiliated Holders in the Merger (as defined below) pursuant to the Agreement and Plan of Merger (the "Agreement") to be entered into by and among Crestwood Equity Partners LP ("CEQP"), Crestwood Equity GP LLC, the general partner of CEQP ("Equity GP"), CEQP ST SUB LLC, a wholly owned subsidiary of CEQP ("MergerCo"), MGP GP, LLC, a wholly owned subsidiary of CEQP ("MGP GP"), Crestwood Midstream Holdings LP, a wholly owned subsidiary of CEQP ("Midstream Holdings"), Crestwood Midstream Partners LP ("Midstream"), Crestwood Midstream GP LLC, a wholly owned subsidiary of Midstream Holdings and the general partner of Midstream ("Midstream GP"), and Crestwood Gas Services GP, LLC, a wholly owned subsidiary of Midstream GP ("CGS GP"). We understand that pursuant to the Agreement (i) MergerCo, MGP GP and Midstream Holdings will merge with and into Midstream (the "Merger") and (ii) each outstanding unit representing common limited partner interests ("Midstream Common Unit") in Midstream (other than Midstream Common Units held by CEQP, CGS GP or their respective subsidiaries) will be converted into the right to receive 2.7500 units (the "Common Merger Consideration") representing common limited partner interests ("CEQP Common Units") in CEQP. We further understand that, pursuant to the Agreement, (i) prior to the effective time of the Merger, Midstream Holdings will distribute the limited liability interests of Midstream GP to CEQP, such that Midstream GP shall be a direct, wholly-owned subsidiary of CEQP, (ii) at the effective time of the Merger, the Incentive Distribution Rights (as defined in the Midstream Partnership Agreement (as defined below)) will be cancelled and cease to exist and (iii) after giving effect to the Merger and the related transactions contemplated by the Agreement (together with the Merger, the "Transaction"), all of the outstanding Midstream Common Units, units representing general partner interests in Midstream and any other equity interests in Midstream will be directly or indirectly owned by CEQP. For purposes of our analyses and this opinion, "Unaffiliated Holders" means the holders of Midstream Common Units other than (i) CEQP and its affiliates and (ii) the officers and directors of Midstream GP that are also officers or directors of Equity GP or affiliates of such officers and directors.

        You have advised us, and for purposes of our analyses and this opinion we have assumed, that each outstanding unit representing preferred limited partner interests ("Midstream Preferred Units") in Midstream having the rights and obligations specified with respect to Class A Preferred Units in the First Amended and Restated Agreement of Limited Partnership of Midstream, dated as of December 21, 2011, as amended by Amendments No. 1 through 3 thereto (the "Midstream Partnership Agreement") will, as a result of the Merger, be converted into the right to receive units (the "Preferred Merger Consideration") representing preferred limited partner interests ("CEQP Preferred Units") in CEQP, having the rights and obligations specified with respect to Class A Preferred Units in the Fifth Amended and Restated Agreement of Limited Partnership of CEQP, dated as of January 1, 2013 (the "CEQP Partnership Agreement"), as amended pursuant to the First Amendment thereto (the "CEQP Partnership Agreement Amendment") to be effected at or prior to the consummation of the Merger and that such CEQP Preferred Units will constitute Substantially Equivalent Units (as defined in the Midstream Partnership Agreement).

        Tudor, Pickering, Holt & Co. Advisors, LLC ("TPH") and its affiliates, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. TPH and its affiliates also engage in securities trading and brokerage, private equity and investment management activities, equity research and other financial services, and in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Midstream, CEQP, First Reserve Management, L.P. (including private equity and investment funds affiliated or associated therewith and the portfolio companies thereof "First Reserve"), which substantially owns and controls CEQP's general partner, their respective affiliates or any of the other parties that may be involved in the Transaction and (ii) any currency or commodity that may be involved in the Transaction and the other matters contemplated by the Agreement. In addition, TPH and its affiliates and certain of its employees, including members of the team performing services in connection with the Transaction, as well as certain private equity or other investment funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including Midstream, CEQP, First Reserve, other actual or potential transaction participants and their respective affiliates and may have committed to invest in private equity or other investment funds managed or advised by First Reserve, and in portfolio companies of such funds, and may have co-invested with First Reserve or certain of its affiliates, and may do so in the future. We have acted as financial advisor to the Conflicts Committee (the "Committee") of the Board of Directors (the "Board") of Midstream GP in connection with the Transaction. We will receive fees for our services, a portion of which became payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Merger. In addition, Midstream has agreed to reimburse certain of our expenses and indemnify us against certain liabilities arising out of our engagement. TPH and certain of its affiliates have in the past provided and may currently be providing investment banking, financial advisory and other financial services to Midstream, First Reserve and/or certain of their affiliates for which TPH and its affiliates have received, and may receive, compensation, including during the past two years, providing certain advisory services to First Reserve related to exploration and production activity in selected basins in which Midstream operates in January 2015, serving as financial advisor to the Committee in connection with Midstream's acquisition of a majority interest in Tres Palacios Holdings LLC in 2014 and serving as financial advisor to the Conflicts Committee of the Board of Directors of the general partner of Inergy Midstream, L.P. ("Inergy") in connection with Inergy's merger with Midstream in 2013. TPH and certain of its affiliates may provide investment banking, financial advisory and other financial services to Midstream, CEQP, First Reserve, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which TPH and its affiliates may receive compensation.

        In connection with this opinion, we have reviewed, among other things, (i) a draft, dated May 4, 2015, of the Agreement and a draft, received by us on May 5, 2015, of the CEQP Partnership Agreement Amendment, (ii) annual reports to unitholders and Annual Reports on Form 10-K of Midstream and CEQP for each of the years ended 2012, 2013 and 2014; (iii) certain interim reports to unitholders and Quarterly Reports on Form 10-Q of Midstream and CEQP; (iv) certain other communications from Midstream and CEQP to their respective unitholders; (v) certain internal financial information and forecasts for Midstream and CEQP prepared and adjusted by the management of Midstream and CEQP, including with respect to the future financial performance of Midstream on a stand-alone basis (the "Midstream Forecasts"), CEQP on a stand-alone basis (the "CEQP Forecasts") and CEQP after giving effect to the Transaction, including certain estimates of cost savings and other synergies ("Synergies") projected by the management of Midstream and CEQP to result from the Transaction (the "Pro Forma Forecasts"); and (vi) certain publicly available research analyst reports with respect to the future financial performance of Midstream and CEQP, which we discussed with the senior management of Midstream and CEQP. For purposes of certain of our analyses, with your consent, we have treated future distributions on the Midstream Preferred Units that may be payable-in-kind as paid in cash. We also have held discussions with members of the senior management of Midstream and CEQP regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of Midstream and CEQP. In addition, we have reviewed the reported price and trading activity for Midstream Common Units and CEQP Common Units, compared certain financial and stock market information for Midstream and CEQP with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations that we deemed relevant, compared the relative contributions of Midstream and CEQP to certain pro forma financial statistics for CEQP after giving effect to the Transaction, and reviewed such other documents, performed such other studies and analyses, and considered such other factors, as we considered appropriate. We understand that (i) the management of Midstream are employees of Crestwood Operations LLC, a wholly-owned subsidiary of CEQP, (ii) certain members of Midstream's management have responsibilities for managing both Midstream and CEQP and (iii) the Midstream Forecasts, the CEQP Forecasts, the Synergies and the Pro Forma Forecasts were developed by or under the supervision of the senior management of Midstream and CEQP.

        For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by or for us, or publicly available. In that regard, we have assumed with the Committee's consent that the Midstream Forecasts and the CEQP Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Midstream and CEQP with respect to the future financial performance of Midstream and CEQP on a standalone basis and that the Pro Forma Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Midstream and CEQP with respect to the future financial performance of the combined company after giving effect to the Transaction. We express no view or opinion with respect to the Midstream Forecasts, the CEQP Forecasts, the Synergies, the Pro Forma Forecasts or the assumptions on which they are based, and we have assumed, at the Committee's direction, that the Midstream Forecasts, the CEQP Forecasts, the Synergies and the Pro Forma Forecasts provide a reasonable basis upon which to evaluate Midstream, CEQP and the proposed Transaction. We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have also assumed, with the consent of the Committee, that, for U.S. federal income tax purposes, no gain or loss will be recognized by Unaffiliated Holders as a result of the receipt of CEQP Common Units in the Merger (other than any income or gain resulting from any actual or constructive distribution of cash and cash received in lieu of fractional CEQP Common Units pursuant to the Agreement). We have also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the Transaction will be obtained without any effect on Midstream, CEQP, or the expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of any draft documents identified above will not differ in any respect from the drafts of said documents.

        We have not been requested to, and did not, solicit indications of interest from third parties with respect to a potential alternative transaction involving Midstream. We also have assumed that there have been no material changes in the business, operations, financial condition and prospects of Midstream or CEQP since the respective dates of the most recent financial statements and other information provided to us. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Midstream, CEQP or any of their respective affiliates and we have not been furnished with any such evaluation or appraisal.

        Our opinion does not address any accounting, legal, tax or regulatory matters. In addition, our opinion does not address the underlying business decision of the Committee, the Board, Midstream GP or any other party to engage in the Transaction, or the relative merits of the Transaction as compared to any other alternative transaction that might be available to Midstream, CEQP or any other party. This opinion addresses only the fairness from a financial point of view, as of the date hereof, to the Unaffiliated Holders of the Common Merger Consideration to be received by such Unaffiliated Holders in the Merger pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the fairness of the Preferred Merger Consideration to the holders of Midstream Preferred Units, the fairness of the Common Merger Consideration relative to the Preferred Merger Consideration, the allocation of the aggregate consideration to be received by holders of Midstream Preferred Units and Midstream Common Units among the holders of Midstream Preferred Units and Midstream Common Units or groups thereof, the fairness of the Transaction to, or any consideration received in connection therewith by, creditors or other constituencies of Midstream or CEQP; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Midstream or CEQP, or any class of such persons, in connection with the Transaction, whether relative to the Common Merger Consideration, the Preferred Merger Consideration or otherwise. We are not expressing any opinion as to the price at which CEQP Common Units will trade when issued in the Merger or as to prices at which the Midstream Common Units, Midstream Preferred Units, CEQP Common Units or CEQP Preferred Units may be purchased or sold at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Committee (in its capacity as such) in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how the Committee, the Board, Midstream GP, any holder of securities in Midstream or any other person should act or vote with respect to any matter relating to the Transaction or any other matter. The issuance of this opinion has been approved by TPH's fairness opinion committee.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Common Merger Consideration to be received by the Unaffiliated Holders in the Merger pursuant to the Agreement is fair from a financial point of view to such Unaffiliated Holders.

Very truly yours,
/s/ Tudor, Pickering, Holt & Co. Advisors, LLC

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Crestwood Equity GP LLC

        Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of Crestwood Equity GP LLC ("CEQP GP"), the general partner of Crestwood Equity Partners LP, provides that CEQP GP will, to the extent deemed advisable by CEQP GP's board of directors, indemnify any person who is or was an officer or director of CEQP GP, a member of CEQP GP, and any person who is or was an officer, director or affiliate of a member of CEQP GP, from liabilities arising by reason of such person's status, provided that the indemnitee acted in good faith and in a manner which such indemnitee believed to be in, or not opposed to, the best interests of CEQP GP and, with respect to any criminal proceeding, had no reasonable cause to believe such indemnitee's conduct was unlawful. Such liabilities include any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts. Officers and directors of CEQP GP are also indemnified by Crestwood Equity Partners LP, as described below.

        The general effect of the foregoing is to provide indemnification to officers and directors for liabilities that may arise by reason of their status as officers or directors, other than liabilities arising from willful or intentional misconduct, acts or omissions not in good faith, unlawful distributions of corporate assets or transactions from which the officer or director derived an improper personal benefit.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling CEQP GP pursuant to the foregoing provisions, CEQP GP has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Crestwood Equity Partners LP

        Section 17-108 of the Delaware Revised Limited Partnership Act provides that, subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a Delaware limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The partnership agreement of Crestwood Equity Partners LP provides that, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  our general partner;

  •
  any departing general partner;

  •
  any person who is or was an affiliate of our general partner or any departing general partner;

  •
  any person who is or was a member, partner, officer, director employee, agent or trustee of our general partner or any departing general partner or any affiliate of our general partner or any departing general partner; or

  •
  any person who is or was serving at the request of our general partner or any departing general partner or any affiliate of the general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

PART II-1

        The general effect of the foregoing is to provide indemnification to officers and directors for liabilities that may arise by reason of their status as officers or directors, other than liabilities arising from willful or intentional misconduct, acts or omissions not in good faith, unlawful distributions of corporate assets or transactions from which the officer or director derived an improper personal benefit.

        Any indemnification under these provisions will only be out of our assets. Our general partners will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Crestwood Equity Partners LP pursuant to the foregoing provisions, Crestwood Equity Partners LP has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.    Exhibits and Financial Statement Schedules.

        The exhibits required to be filed pursuant to the requirements of Item 601 of Regulation S-K are set forth in the Index to Exhibits accompanying this registration statement.

Item 22.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

PART II-2

          (4)   that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

          (5)   that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (d)   The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of

PART II-3

section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (f)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (g)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(b) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

PART II-4

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 27th day of August, 2015.

CRESTWOOD EQUITY PARTNERS LP
By:	Crestwood Equity GP LLC, its general partner
By:	/s/ ROBERT T. HALPIN
	Name:	Robert T. Halpin
	Title:	Senior Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on the 27th day of August, 2015.

Signature	Title

* Robert G. Phillips	President, Chief Executive Officer and Director Crestwood Equity GP LLC (Principal Executive Officer)
* Robert T. Halpin	Senior Vice President and Chief Financial Officer Crestwood Equity GP LLC (Principal Financial Officer)
* Steven M. Dougherty	Senior Vice President and Chief Accounting Officer Crestwood Equity GP LLC (Principal Accounting Officer)
* Alvin Bledsoe	Director of Crestwood Equity GP LLC
* Michael G. France	Director of Crestwood Equity GP LLC
* Warren H. Gfeller	Director of Crestwood Equity GP LLC
* Arthur B. Krause	Director of Crestwood Equity GP LLC

Signature	Title

* Randy E. Moeder	Director of Crestwood Equity GP LLC
* John J. Sherman	Director of Crestwood Equity GP LLC
* John W. Somerhalder II	Director of Crestwood Equity GP LLC
* David M. Wood	Director of Crestwood Equity GP LLC

*By:	/s/ JOEL C. LAMBERT Joel C. Lambert Attorney-in-Fact

Index to Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of May 5, 2015, by and among Crestwood Equity Partners L.P. ("CEQP"), Crestwood Equity GP LLC, CEQP ST SUB LLC, MGP GP, LLC, Crestwood Midstream Holdings LP, Crestwood Midstream Partners LP, Crestwood Midstream GP LLC and Crestwood Gas Services GP, LLC (incorporated herein by reference to Exhibit 2.1 to CEQP's Form 8-K filed on May 5, 2015)

3.1	Certificate of Limited Partnership of Inergy, L.P. (incorporated herein by reference to Exhibit 3.1 to Inergy, L.P.'s Registration Statement on Form S-1 (Registration No. 333-56976) filed on March 14, 2001)

3.2	Certificate of Correction of Certificate of Limited Partnership of Inergy, L.P. (incorporated herein by reference to Exhibit 3.1 to Inergy, L.P.'s Form 10-Q filed on May 12, 2003)

3.3	Amendment to the Certificate of Limited Partnership of Crestwood Equity Partners LP (f/k/a Inergy, L.P.) dated as of October 7, 2013 (incorporated herein by reference to Exhibit 3.2 to CEQP's Form 8-K filed on October 10, 2013)

3.4	Fifth Amended and Restated Agreement of Limited Partnership of Crestwood Equity Partners dated April 11, 2014 (incorporated herein by reference to Exhibit 3.1 to CEQP's Form 8-K filed on April 11, 2014)

3.5	Certificate of Formation of Inergy GP, LLC (incorporated herein by reference to Exhibit 3.5 to Inergy, L.P.'s Registration Statement on Form S-1/A (Registration No. 333-56976) filed on May 7, 2001)

3.6	Certificate of Amendment of Crestwood Equity GP LLC (f/k/a Inergy GP, LLC) dated October 7, 2013 (incorporated herein by reference to Exhibit 3.3A to CEQP's Form 10-Q filed on November 8, 2013)

3.7	First Amended and Restated Limited Liability Company Agreement of Inergy GP, LLC dated as of September 27, 2012 (incorporated by reference to Exhibit 3.1 to Inergy, L.P.'s Form 8-K filed on September 27, 2012)

3.8	Amendment No. 1 to the First Amended and Restated Limited Liability Company Agreement of Crestwood Equity GP LLC (f/k/a Inergy GP, LLC) entered into effective October 7, 2013 (incorporated herein by reference to Exhibit 3.4A to CEQP's Form 10-Q filed on November 8, 2013)

4.1	Specimen Unit Certificate for Common Units (incorporated herein by reference to Exhibit 4.3 to Inergy L.P.'s Registration Statement on Form S-1/A (Registration No. 333-56976) filed on May 7, 2001)

4.2	Indenture dated February 2, 2009, by and among Inergy, L.P., Inergy Finance Corp., the Subsidiary Guarantors named therein and U.S. Bank National Association, as trustee (incorporated herein by reference to Exhibit 4.1 to Inergy, L.P.'s Form 8-K filed on February 3, 2009)

4.3	First Supplemental Indenture and Amendment-Subsidiary Guarantee dated November 5, 2010, to the Indenture, dated February 2, 2009 (incorporated herein by reference to Exhibit 10.4 to Inergy, L.P.'s Form 8-K filed on November 5, 2010)

4.4	Indenture dated September 27, 2010, by and among Inergy, L.P., Inergy Finance Corp., the Subsidiary Guarantors named therein and U.S. Bank National Association, as trustee (incorporated herein by reference to Exhibit 4.1 to Inergy, L.P.'s Form 8-K filed on September 28, 2010)

Exhibit Number		Description
4.5		First Supplemental Indenture and Amendment-Subsidiary Guarantee dated November 5, 2010, to the Indenture dated September 27, 2010 (incorporated herein by reference to Exhibit 10.5 to Inergy, L.P.'s Form 8-K filed on November 5, 2010)

4.6		Indenture dated as of February 2, 2011, by and among Inergy, L.P., Inergy Finance Corp., the Subsidiary Guarantors named therein and U.S. Bank National Association, as trustee (incorporated herein by reference to Exhibit 4.3 to Inergy, L.P.'s Form 8-K filed on February 3, 2011)

4.7		Second Supplemental Indenture dated July 17, 2012, to the Indenture dated September 27, 2010 (incorporated herein by reference to Exhibit 4.1 to Inergy, L.P.'s Form 8-K filed on July 19, 2012)

4.8		Second Supplemental Indenture dated July 17, 2012, to the Indenture dated February 2, 2011 (incorporated herein by reference to Exhibit 4.2 to Inergy, L.P.'s Form 8-K filed on July 19, 2012)

4.9		Third Supplemental Indenture dated August 1, 2012, to the Indenture dated September 27, 2010 (incorporated herein by reference to Exhibit 4.1 to Inergy, L.P.'s Form 8-K filed on August 3, 2012)

4.10		Third Supplemental Indenture dated August 1, 2012, to the Indenture dated February 2, 2011 (incorporated herein by reference to Exhibit 4.2 to Inergy, L.P.'s Form 8-K filed on August 3, 2012)

4.11		Second Supplemental Indenture dated August 1, 2012, to the Indenture dated February 2, 2009 (incorporated herein by reference to Exhibit 4.3 to Inergy, L.P.'s Form 8-K filed on August 3, 2012)

4.12		Registration Rights Agreement dated June 19, 2013, by and among Inergy, L.P., John J. Sherman, Crestwood Holdings LLC and Crestwood Gas Services Holdings LLC (incorporated herein by reference to Exhibit 4.1 to Inergy, L.P.'s Form 8-K filed on June 19, 2013)

5.1	**	Opinion of Andrews Kurth LLP as to the legality of the securities being registered

8.1	*	Form of Opinion of Vinson & Elkins L.L.P. as to certain tax matters

10.1		Support Agreement, dated as of May 5, 2015, by and among Crestwood Equity Partners L.P., Crestwood Midstream Partners LP and CGS GP (incorporated herein by reference to Exhibit 10.1 to CEQP's Form 8-K filed on May 5, 2015)

10.2		Support Agreement, dated as of May 5, 2015, by and among Crestwood Equity Partners L.P., Crestwood Midstream Partners LP, Crestwood Holdings LLC and Crestwood Gas Services Holdings LLC (incorporated herein by reference to Exhibit 10.2 to CEQP's Form 8-K filed on May 5, 2015)

10.3		Form of Letter Agreement Regarding Change of Control Election (incorporated herein by reference to Exhibit 10.2 to CEQP's Form 8-K filed on May 5, 2015)

12.1		Computation of ratio of earnings to fixed charges (incorporated herein by reference to Exhibit 12.1 to CEQP's Form 10-K filed on March 2, 2015 and 10-Q filed on May 7, 2015)

23.1	*	Consent of Ernst & Young LLP with respect to Crestwood Equity Partners LP

23.2	*	Consent of Ernst & Young LLP with respect to Crestwood Midstream Partners LP

23.3	*	Consent of Deloitte & Touche LLP

23.4	**	Consent of Andrews Kurth LLP (contained in Exhibit 5.1 hereto)

23.5	*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)

Exhibit Number		Description
24.1	**	Power of Attorney (included on the signature page)

99.1	*	Consent of Tudor, Pickering, Holt & Co. Advisors, LLC

99.2	*	Form of Proxy Card for Crestwood Midstream Partners LP Special Meeting

*
Filed herewith.

**
Previously filed.